As filed with the Securities and Exchange Commission on August 10, 2007

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DLI HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	2844	20-1811670
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

726 RexCorp Plaza, P.O. Box 9357 Uniondale, NY 11553-9357

(516) 844-2020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joseph Sinicropi

Chief Financial Officer

DLI Holding Corp.

726 RexCorp Plaza, P.O. Box 9357 Uniondale, NY 11553-9357

(516) 844-2020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Peter J. Loughran, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	Marc D. Jaffe, Esq. Latham & Watkins LLP 885 Third Avenue New York, New York 10022 (212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of Registration Fee
Common Stock, $0.01 par value	$200,000,000	$6,140
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933, as amended. Includes shares of common stock subject to the underwriters’ option.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated August 10, 2007

Prospectus

                     shares

DLI Holding Corp.

Common stock

This is an initial public offering of shares of common stock of DLI Holding Corp., which we refer to in this prospectus as “DLI Holding.”

The selling stockholders identified in this prospectus are offering all of the shares in this offering. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $             and $            . We intend to apply to list the common stock on The NASDAQ Global MarketSM under the symbol DLIH.

See “ Risk factors” on page 12 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Initial public offering price	$	$

Underwriting discount	$	$

Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than              shares of common stock, the underwriters have the option to purchase up to an additional              shares from the selling stockholders at the initial public offering price less the underwriting discount. The underwriters may exercise this option for 30 days following the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2007.

JPMorgan	Bear, Stearns & Co. Inc.

                , 2007.

[Inside front cover artwork]

Prospectus summary

This summary highlights information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including the section entitled “Risk factors” beginning on page 12 and our financial statements and notes to those financial statements included elsewhere in this prospectus before making any investment decision. Unless the context otherwise requires, in this prospectus, “DLI Holding” means DLI Holding Corp., the issuer of the shares of common stock being offered in this offering, and “Del” means Del Laboratories, Inc. Del is our primary operating company and a direct wholly owned subsidiary of DLI Holding II Corp., which is wholly-owned by DLI Holding. “We,” “us” and “our” mean DLI Holding and its consolidated subsidiaries, including Del.

Our company

We are a leading developer, manufacturer and marketer of cosmetics and over-the-counter, or OTC, pharmaceuticals. Our product portfolio comprises several market leading brands, including Sally Hansen nail care products, Sally Hansen/La Cross beauty implements, N.Y.C. New York Color value cosmetics and Orajel oral treatment products. We also have other OTC pharmaceutical brands that are leaders in their respective product categories. We believe that our market leading positions have been achieved due to the treatment benefits provided by most of our products, our history of product innovation, our focused marketing and promotional strategies, and our excellent and longstanding customer relationships. In 2006, we generated approximately 75% of our domestic gross sales from products that are either #1 or #2 in their respective product categories.

Our cosmetics business, accounting for approximately 80% of our 2006 net sales, is focused on nail color, nail treatment, bleaches and hair removal products, or depilatories, beauty implements and value cosmetics. Sally Hansen, our flagship cosmetics brand, is the market leader in total nail care, which includes nail color and nail treatment. Our Sally Hansen brand is uniquely positioned because its high quality products combine treatment and cosmetic benefits. In our Sally Hansen line, we also lead the market with our comprehensive line of bleaches and depilatories. Sally Hansen/La Cross offers consumers a full range of beauty implements, while N.Y.C. New York Color is a well recognized brand of value cosmetics offering a broad collection of high quality products at opening price points. We believe our success in the cosmetics business is due to our ability to provide a broad range of consumers with quality products at attractive prices, while continually evaluating cosmetic trends and consumer preferences and updating our product offerings accordingly.

Our OTC pharmaceutical business, accounting for approximately 20% of our 2006 net sales, is focused on oral analgesics, children’s toothpaste and sore throat relief and specialty OTC products. Orajel, our flagship OTC pharmaceuticals brand, is the number one product in the total oral analgesics category, which includes toothache pain and teething pain. We have grown our Orajel business by successfully developing new market segments and introducing products targeted at the specific needs of consumers. We have expanded our Orajel brand into additional complementary areas, including children’s toothpaste and sore throat relief. For our Orajel products focused on infants and children, we have obtained licenses to feature well-recognized characters on those products that we believe appeal to infants and children, including Little Bear,

Thomas the Tank Engine, Scooby Doo and Baby Pooh. In addition to our Orajel products, we have market leading brands in other areas, including our Dermarest brand for psoriasis and eczema and our Gentle Naturals brand of naturally-based creams and lotions targeted at specialty infant healthcare needs.

In the United States, we primarily sell our products to mass merchandisers such as Wal-Mart Stores, Inc., or “Wal-Mart,” and Target Corporation, or “Target,” major drug store chains such as Walgreen Co., or “Walgreens,” CVS Caremark Corporation, or “CVS,” and Rite-Aid Corp., or “Rite-Aid”, and select food retailers. We believe our products provide attractive profit margins for retailers and enjoy significant retail shelf space. Our products are available in more than 60,000 retail locations domestically. Internationally, we have experienced strong growth from our direct operations in Canada, the United Kingdom, Puerto Rico and Mexico and through distributors, licensees and joint venture relationships in approximately 60 countries.

Our goal is to enter markets where we have an opportunity to leverage our product development capabilities and retail relationships to deliver quality products at attractive prices. We have focused our efforts around our core brands and have been able to achieve market-leading positions for most of our targeted product categories. The following table sets forth market position and market share data for our core brands by category or category segment.

Brand	Category or category segment	Market position(1)	Market share(1)

Cosmetics:
Sally Hansen	Total nail care	#1	24.3%
	Nail color	#1	41.4%
	Nail treatment	#1	48.1%
	Bleaches and depilatories	#1	37.6%
Sally Hansen/La Cross	Beauty implements	#3	14.8%
N.Y.C. New York Color	Value cosmetics	#2	38.9%
OTC Pharmaceuticals:
Orajel	Total oral analgesics	#1	32.0%
	Toothache pain	#1	56.5%
	Teething pain	#1	61.6%
	Children’s toothpaste	#3	19.2%
	Mouth sores	#5	5.7%
Dermarest	Psoriasis, Eczema	#2	19.2%

(1)	Market position and market share data is based on data for mass merchandisers, drug store chains and food retailers for the period January 1, 2007 through March 25, 2007, excluding Wal-Mart, as reported by Information Resources, Inc., or “IRI.”

Competitive strengths

We believe the following competitive strengths position us for continued, sustainable growth in the future:

Portfolio of well-recognized brands with leading market positions

Our principal brands, including Sally Hansen, Sally Hansen/La Cross and N.Y.C. New York Color in our cosmetics business, and Orajel in our OTC pharmaceuticals business, are among the most widely recognized brands in their respective product categories and often define the product category because of their market leadership and innovative products. We also own several other established OTC pharmaceutical brands, including Dermarest, Gentle Naturals, Stye, Pronto, Auro-Dri, Skin Shield and Boil-Ease, which compete in niche markets in which we are often the market leader and at times offer the only branded product in the relevant product category.

Sally Hansen is the market leader in total nail care. Through our differentiated product offerings, distinctive marketing strategy and history of innovative product lines, we have developed #1 market positions in two major nail care subcategories (nail color and nail treatment) with market shares more than three times that of our nearest competitors. Our market share in the nail color and nail treatment categories grew by 5 percentage points and 3 percentage points, respectively, for the three months ended March 31, 2007 compared with the three months ended March 31, 2006.

Orajel is the market leader in the oral analgesics market and continues to drive new product development in this market. Orajel products, which provide specific oral treatment benefits across a variety of categories, hold #1 market positions in toothache pain and teething pain, with over 50% market share in each. Additionally, we have developed strong positions in the children’s toothpaste category in which we have experienced double digit market share growth in each of the last four years.

Our brands have held leading market positions for several years. We believe we have a stable and loyal consumer base that is attracted to both the overall value of our products and the treatment benefits that they generally provide. We believe our brands have a reputation for innovation and high-quality, leading to repeat purchases and providing retailers with strong sell-through. In addition, we believe our brands enjoy significant retail shelf space and favorable store placement due to their important role in increasing consumer traffic in both the cosmetics and OTC pharmaceuticals areas of retail stores. We support our brands through advertising campaigns designed to be visually striking and memorably communicate a unique selling proposition to the consumer and by designing promotional programs through collaborative efforts with our retailers. We also leverage our core brands to expand into new product lines and categories that are either complementary to our existing products or provide new avenues for growth.

History of innovation and successful product launches

We consider ourselves a leading product innovator, with a rapid and efficient new product development process that is responsive to both retailers and consumers. We dedicate significant resources to product innovation and consumer research in order to develop differentiated products with new and distinctive features, and we strive to be first-to-market with these products. We develop all of our Sally Hansen nail care products, as well as most of our other Sally Hansen cosmetics products, to provide a treatment benefit to our consumers.

We have a history of successfully developing new and innovative products and quickly introducing them into the marketplace. In 2007, we introduced Sally Hansen Complete Care 4-in-1 Nail Treatment, a formula designed to reinforce, hydrate and shield nails, which has become one of our top selling products. Other examples of innovative cosmetics product launches include Nail Growth Miracle, No Chip 10 Day Nail Color and Salon Nail Color. In OTC

pharmaceuticals, we have developed several new product categories through the launch of our Orajel Tooth Desensitizer, Orajel Protective Mouth Sore Discs and Orajel Toddler Toothpaste products. In 2006, we continued our expansion into new product categories with our Just Feet and Lip Inflation introductions in our cosmetics business and Orajel Kids Sore Throat Relief Strips, in our OTC pharmaceutical business.

We believe our product development capabilities allow us to identify and respond to consumer trends in a timely fashion, enabling us to better serve our consumers, as evidenced through our numerous awards from well-known publications such as Women’s Wear Daily, Allure, Glamour, Cosmopolitan, Essence and Bride’s and organizations such as Cosmetics Executive Women.

Excellent, longstanding customer relationships

We have developed excellent, longstanding relationships with our customers by creating a culture focused on responsiveness. We have had relationships with a number of our major customers for over 30 years. We believe that our longstanding customer relationships are the result of our ability to provide high-quality products that are regularly updated with new introductions, that are supported with meaningful advertising and promotional activity, and that provide attractive profit margins to retailers.

We believe our focused marketing, in-store promotional programs and value-added services, such as our category management and shelf space optimization services provided to retailers, give us a competitive advantage. As a result, we believe that our products and services in both cosmetics and OTC pharmaceuticals present retailers with attractive profit margins and sales per square foot while improving sell-through.

Experienced management team

We have an experienced senior management team averaging ten years with our company and approximately 24 years of industry experience. Our management team has a history of successfully implementing revenue building and cost savings programs. Since 2005, they have been responsible for product line enhancements and rationalization, consolidating manufacturing and distribution facilities, improving operational efficiencies, developing outsourcing initiatives overseas, improving the effectiveness of advertising and promotional expenditures, and implementing process improvements in sales and operations.

Strategies

We intend to expand our position as a leading developer, manufacturer and marketer of cosmetics and OTC pharmaceuticals by pursuing the following strategies:

Continue to grow core brands and expand into new categories and distribution channels

Our well-recognized cosmetics and OTC pharmaceutical brands, leading market shares and proven ability to develop and launch innovative new products create opportunities for us to grow our core brands and expand into strategically aligned new categories in which we do not currently have a significant presence. Our recent successful launches of Sally Hansen Lip Inflation and Just Feet and Orajel Kids Sore Throat Relief Strips and Therapeutic Mouth Sore Rinse demonstrate our ability to effectively leverage the Sally Hansen and Orajel brands.

We plan to capitalize on our strong brand names, longstanding customer relationships and product innovation experience to expand in our current product categories, grow under-developed product categories such as foot care and toddler care, and increase our presence in the mouth sore category. Additionally, we believe there are significant opportunities to further penetrate new distribution channels, including dollar stores, club stores and convenience stores, and to increase the presence of cosmetics in food stores.

Expand our international presence

We plan to expand our efforts internationally by broadening our penetration within markets where we already have distribution and by entering significant new markets. Our international sales and distribution strategy is to establish additional direct operations in selected foreign markets such as Mexico and the United Kingdom. At the same time, we plan to use distributors to expand our presence in existing markets, such as Russia and Germany, and enter into new markets such as France, India, Brazil and China, which we believe together represent the most significant opportunities for expanding our global presence. We believe that international expansion presents an opportunity to capitalize on our internationally recognized Sally Hansen and Orajel brands. Additionally, we believe there is significant opportunity to expand the N.Y.C. New York Color cosmetics brand internationally by positioning it as a mass market, ”masstige” brand. International sales have grown 22% since the beginning of 2005 and accounted for approximately 17% of our net sales in 2006.

Continue to strengthen our relationships with retailers

We believe our longstanding customer relationships are a significant competitive advantage. As such, we are well positioned to continue to provide our retailers with innovative products that deliver enhanced features, benefits, convenience and value. We intend to continue to strengthen our relationships through improved service levels, enhanced category management and effective merchandising programs, all designed to provide our retailers with enhanced sales productivity, attractive profit margins and improved sell-through.

Increase profitability and continue operational improvements

We will continue to focus on increasing our profitability and improving the overall efficiency of our operations. We have undertaken initiatives designed to improve our sales mix towards higher margin products and reduce customer returns, and we continue to consolidate facilities, pursue outsourcing initiatives and explore additional cost savings opportunities. In addition, we continue to implement sales and operational process initiatives designed, among other things, to improve sales forecasting, demand planning and production scheduling, and the efficiency level of our manufacturing facilities. We expect to continue to realize cost savings over the course of the next two years both from initiatives we have implemented to date and those to be implemented in the near term. Our gross margin improved by 3.2 percentage points in the first quarter of 2007 compared to the first quarter of 2006.

Pursue strategic acquisitions

We intend to evaluate and selectively pursue acquisitions or license agreements that we believe are strategically important to us. We will evaluate acquisitions at attractive valuation levels based on established selected financial criteria. We intend to pursue highly complementary market leading brands that we can further expand by leveraging our existing distribution platform, innovation expertise, and marketing and advertising capabilities. We will continue to pursue licensing patented technologies with application to our product categories as well as other licensing opportunities.

Principal and selling stockholders

Investment funds affiliated with Kelso & Company, L.P., or the “Kelso affiliates,” through their ownership interests in DLI Holding LLC, or “DLI LLC,” beneficially own approximately 97.6% of our outstanding common stock, and will own approximately         % following the completion of this offering. Kelso & Company, L.P., or “Kelso,” is a New York-based investment firm founded in 1971. Since 1980, Kelso has acquired over 90 companies with total initial capital at closing of approximately $50 billion. Of the four members of our board of directors, one is a principal of Kelso and one is a transaction professional of Kelso.

* * * *

DLI Holding is incorporated under the laws of the state of Delaware. Our corporate headquarters are located at 726 RexCorp Plaza, P.O. Box 9357, Uniondale, New York 11553-9357. Our telephone number is (516) 844-2020.

The offering

Common stock offered	shares of common stock, par value $0.01 per share, of DLI Holding.

Shares of common stock offered by the selling stockholders	shares of our common stock.

Shares of common stock outstanding after the offering	shares of our common stock.

Option to purchase additional shares of common stock:	The selling stockholders have granted the underwriters a 30-day option to purchase up to shares of our common stock.

Use of proceeds	All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. We will not receive any proceeds from the sale of our common stock by the selling stockholders.

Dividend policy	We do not expect to pay dividends on our common stock for the foreseeable future.

The NASDAQ Global Market proposed symbol	DLIH.

Unless we specifically state otherwise, all share information in this prospectus:

•	reflects a -for- split of our common stock to be effected prior to the consummation of the offering contemplated by this prospectus;

•	excludes shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $ per share; and

•	assumes no exercise of the underwriters’ option to purchase additional shares from the selling stockholders.

Risk factors

You should consider carefully all of the information set forth in this prospectus and, in particular, the information under the heading “Risk factors” beginning on page 12 for risks involved in investing in our common stock.

Summary financial data

The following tables present summary historical and as adjusted consolidated financial data for our business. The summary consolidated financial data as of December 31, 2006 and for the year then ended, for the periods February 1, 2005 to December 31, 2005, or the “2005 Successor Period,” and January 1, 2005 to January 31, 2005, or the “2005 Predecessor Period,” and for the year ended December 31, 2004 have been derived from our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus. The summary consolidated financial data for the three-month periods ended March 31, 2007 and 2006 and as of March 31, 2007 have been derived from our unaudited consolidated financial statements and the related notes thereto included elsewhere in this prospectus.

On July 1, 2004, DLI Holding and its subsidiary, DLI Acquisition Corp., entered into a merger agreement with Del. On January 27, 2005, DLI Acquisition Corp. merged with and into Del with Del being the surviving corporation. This transaction is referred to herein as the “Merger.” DLI Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company” and Del and its subsidiaries prior to the Merger are referred to collectively herein as the “Predecessor Company.” Since the actual results between the period January 28, 2005 and January 31, 2005 were not material to the Successor Company, we have utilized January 31, 2005 as the acquisition date. We applied Statement of Financial Accounting Standards, or “SFAS,” No. 141, “Business Combinations,” on the acquisition date and, as a result, the Merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company. As a result of the application of “purchase” accounting, the capital structure of and the basis of accounting for the Company differs from that of the Predecessor Company. Therefore, the Successor Company’s financial data generally will not be comparable to the Predecessor Company’s financial data. See “Management’s discussion and analysis of financial condition and results of operations—Accounting for the Merger.”

You should read the following summary historical and as adjusted consolidated financial data in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including “Capitalization,” “Selected consolidated financial data” and “Management’s discussion and analysis of financial condition and results of operations.” The financial data reflect the restatement by Del of certain of its previously issued financial statements. See “Management’s discussion and analysis of financial condition and results of operations—Restatement.”

	Predecessor Company		Successor Company
(Dollars in thousands except per share data)	Year ended December 31, 2004	January 1, 2005 – January 31, 2005	February 1, 2005 – December 31, 2005	Year ended December 31, 2006 (1)	Three months ended
					March 31, 2006	March 31, 2007

Statement of operations data:
Net sales	$395,174	$18,206	$379,358	$425,935	$93,170	$104,015
Cost of goods sold (2)	198,425	9,718	211,014	242,378	48,528	50,921

Gross profit	196,749	8,488	168,344	183,557	44,642	53,094
Selling and administrative expenses	167,078	11,475	158,562	178,252	41,419	45,774
Gain on pension curtailment	—	—	—	(994)	—	(5,420)
Severance expenses	20	—	3,250	632	146	759
Merger expenses	1,415	18,974	4,711	—	—	—

Income (loss) from operations	28,236	(21,961)	1,821	5,667	3,077	11,981
Other income (expense), net
Interest expense, net	(3,584)	(264)	(27,661)	(37,132)	(8,843)	(9,439)
Loss on early extinguishment of debt	—	—	(6,449)	—	—	—
Gain (loss) on sale of property	(146)	—	555	41	—	—
Other, net	331	(232)	531	313	9	4

Other expense, net	(3,399)	(496)	(33,024)	(36,778)	(8,834)	(9,435)

Earnings (loss) before income taxes	24,837	(22,457)	(31,203)	(31,111)	(5,757)	2,546
Income tax expense (benefit)	10,159	(24,434)	(15,359)	(11,377)	(2,104)	1,067

Net earnings (loss)	$14,678	$1,977	$(15,844)	$(19,734)	$(3,653)	$1,479

Weighted average shares outstanding
Basic
Diluted
Net earnings (loss) per share
Basic			$	$	$	$
Diluted			$	$	$	$
Other financial data:
Depreciation and amortization	$17,472	$1,512	$20,217	$26,093	$5,912	$6,927
Credit Agreement EBITDA (3)	47,937	(1,374)	55,042	48,452	11,578	14,801
Net cash provided by (used in) operating activities	7,209	190	(28,446)	17,299	(13,095)	(5,505)

	Historical		As adjusted (4)
	As of
(Dollars in thousands)	December 31, 2006 (1)	March 31, 2007 (1)	As of March 31, 2007

Balance sheet data:
Cash and cash equivalents	$42	$1,275
Working capital (5)	105,255	114,387
Property, plant and equipment, net	44,647	41,400
Total assets	684,884	679,703
Long term debt (including current portion)	370,404	378,889
Shareholders’ equity	112,714	111,063

(1)	Our consolidated financial statements as of December 31, 2006 and for the year then ended and as of March 31, 2007 have been revised to correct an immaterial error in our accounting for display fixture reimbursement costs. See note 2 to both our audited consolidated financial statements and unaudited consolidated financial statements included elsewhere in this prospectus.

(2)	Included in cost of goods sold for the year ended December 31, 2006 is a fourth quarter charge of $25.1 million relating to the provision for excess and slow moving inventory. Included in cost of goods sold for the period February 1, 2005 to December 31, 2005 is $8.1 million related to the step-up of inventory recorded under purchase accounting and amortized during the year.

(3)	Credit Agreement EBITDA as presented herein is a financial measure that is used in the credit agreement for Del’s asset based revolving credit facility, or the “ABL credit facility.” Credit Agreement EBITDA is not a defined term under U.S. GAAP and should not be considered as an alternative to operating income or net income, as a measure of operating results or cash flows or as a measure of liquidity. Credit Agreement EBITDA differs from the term “EBITDA” as it is commonly used. Credit Agreement EBITDA, as used in this prospectus, means “Consolidated EBITDA,” as that term is defined in Del’s ABL credit facility and used as part of the calculation of the term “Consolidated Fixed Charge Coverage Ratio” which is used in the credit agreement’s financial condition covenant and affects Del’s ability to incur additional indebtedness in specified circumstances. Credit Agreement EBITDA consists of consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions developed by us in conjunction with Synergetics Installations Worldwide, Inc., or “Synergetics,” certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, certain losses relating to the disposition of excess, surplus or obsolete inventory, and certain sponsor monitoring fees. Borrowings under the ABL credit facility are a key source of Del’s liquidity, and Del’s ability to borrow thereunder will depend on Del’s compliance with the covenants under the credit agreement. Failure to comply with these covenants would result in a violation of the credit agreement which, absent a waiver or an amendment, would permit the lenders to accelerate borrowings thereunder. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Financial covenants” and “Description of certain indebtedness.”

The calculation of Credit Agreement EBITDA for the periods indicated is set forth below. Credit Agreement EBITDA for periods prior to the Merger is calculated as if the credit agreement were in effect with respect to such periods.

	Predecessor Company		Successor Company
(Dollars in thousands)	Year ended December 31, 2004	January 1, 2005 – January 31, 2005	February 1, 2005 – December 31, 2005	Year ended December 31, 2006 (1)	Three months ended
					March 31, 2006	March 31, 2007

Net earnings (loss)	$14,678	$1,977	$(15,844)	$(19,734)	$(3,653)	$1,479
Income tax expense (benefit)	10,159	(24,434)	(15,359)	(11,377)	(2,104)	1,067
Interest expense, net	3,584	264	27,661	37,132	8,843	9,439
Loss on early extinguishment of debt	—	—	6,449	—	—	—
Depreciation and amortization	17,472	1,512	20,217	26,093	5,912	6,927
Purchase accounting	—	—	8,083	—	—	—
Losses related to inventory impairment (a)	—	—	5,000	5,000	—	—
Little Falls facility closure costs	—	—	—	4,768	1,134	—
Synergetics fees and expenses	—	—	1,227	3,278	700	—
Non-cash stock compensation charges	—	—	311	770	223	168
Unusual, non-recurring and other	2,044	19,307	11,804	2,522	523	(4,279)
Specified credit agreement add-backs	—	—	5,493	—	—	—

Credit Agreement EBITDA (a)(b)	$47,937	$(1,374)	$55,042	$48,452	$11,578	$14,801

(a)	We recorded a $25.1 million provision for excess and slow moving inventory in the fourth quarter of 2006. The credit agreement limits the add-back of losses related to the disposition of excess, surplus or obsolete inventory to $5.0 million for each fiscal year and $15.0 million in the aggregate, commencing with the fourth quarter of 2005. Credit Agreement EBITDA for 2006 would have been $68.5 million if it had been adjusted for the additional $20.1 million fourth quarter 2006 provision for excess and slow moving inventory that is not added back to net earnings (loss) pursuant to the terms of the credit agreement. See “Management’s discussion and analysis of financial condition and results of operations—Recent developments—Operational initiatives.”

(b)	For additional information regarding the above adjustments to net earnings (loss) pursuant to the terms of the credit agreement, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Financial covenants.”

(4)	Represents historical balance sheet data as of March 31, 2007 as adjusted for the payment of a financial advisory agreement termination fee and accrued and unpaid advisory fees, and expenses in connection with this offering. See “Capitalization.”

(5)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt and short-term debt).

Risk factors

Our business is subject to a number of important risks and uncertainties, some of which are described below. The risks described below, however, are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial position, results of operations and/or cash flows. In such a case, you may lose all or part of your investment in our common stock.

Risks related to our business

Our substantial leverage may impair our financial condition and prevent us from fulfilling our debt obligations.

We have a substantial amount of debt. As of March 31, 2007, our total debt was $378.9 million, consisting primarily of $185.0 million aggregate principal amount of Del’s senior secured floating rate notes, or the “senior secured notes,” $175.0 million principal amount of Del’s senior subordinated notes, or the “senior subordinated notes,” and $18.0 million of senior debt outstanding under Del’s asset based revolving credit facility, or the “ABL credit facility.” As of March 31, 2007, we had $66.0 million of unutilized commitments under the ABL credit facility and $60.3 million of availability thereunder.

Our substantial debt could have important consequences, including:

•	making it more difficult for us to satisfy our obligations with respect to our debt;

•	increasing our vulnerability to general adverse economic and industry conditions by making it more difficult for us to react quickly to changing conditions;

•	limiting our ability to realize expected cost savings and operational improvements;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions, and general corporate requirements;

•

exposing us to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

•	limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate; and

•	placing us at a competitive disadvantage compared with our competitors that have less debt.

Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

Subject to specified limitations, the indenture governing the senior secured notes, the credit agreement governing the ABL credit facility and the indenture governing the senior subordinated notes permit Del and its subsidiaries to incur substantial additional debt. DLI

Holding is not a party to any of these debt instruments and thus not subject to limitations on its ability to incur indebtedness. If new debt is added to our and our subsidiaries’ current debt levels, the risks described above could intensify.

Covenant restrictions under our indebtedness may limit our ability to operate our business.

The indenture governing the senior secured notes, the credit agreement governing the ABL credit facility and the indenture governing the senior subordinated notes do, and our future debt agreements may, contain covenants that may restrict our ability to finance future operations or capital needs or to engage in other business activities. The ABL credit facility and the indentures restrict, among other things, the ability of Del and its subsidiaries to:

•	borrow money;
•	incur liens;
•	pay dividends or make other distributions;
•	make other restricted payments and investments;
•	issue preferred stock;
•	enter into transactions with affiliates;
•	merge or consolidate; and
•	transfer or sell assets.

In addition, the ABL credit facility requires Del to satisfy a minimum fixed charge coverage ratio test if excess availability falls below specified levels. Events beyond our control, including changes in general economic and business conditions, may affect our ability to comply with the covenants in our debt instruments. A breach of any of these covenants would result in a default under the ABL credit facility and could result in a default under the indentures. The indentures provide for payment cross-default and cross-acceleration to specified other indebtedness. If an event of default under the ABL credit facility occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If the debt under the ABL credit facility and indentures is accelerated, there can be no assurance provided that we would have sufficient assets to pay amounts due under the ABL credit facility, the senior secured notes, the senior subordinated notes or other debt then outstanding.

We will require a significant amount of cash, and our ability to generate sufficient cash flow from operations depends upon many factors, some of which are beyond our control.

Our ability to make payments on and refinance our debt and to fund working capital needs and planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative, and regulatory factors and other factors that are beyond our control. For example, our need to stock substantial inventory could increase our working capital needs. If we are unable to generate sufficient cash flow from operations in the future to service our debt and meet our other needs, we may have to refinance all or a portion of our existing debt or obtain additional financing or reduce expenditures that we deem necessary to our business. There can be no assurance that any refinancing of this kind would be possible or that any additional financing could be obtained. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations under the ABL credit facility, the senior secured notes and the senior subordinated notes. We expect that our total expenditures for machinery and equipment and display fixtures will be approximately $22.0 million in 2007. We anticipate that our debt service requirements in 2007 will be approximately $34.6 million.

We may not successfully implement our business strategies or realize all of the expected cost savings.

We may not be able to fully implement the business strategies described under “Business— Strategies” or realize, in whole or in part within the time frames anticipated, the expected cost savings and efficiency improvements. Our business strategies include realizing approximately $6.0 million of additional annualized cost savings in 2007 from operational efficiency improvements by completing the implementation of a number of sales and operational process initiatives designed to improve sales forecasting, demand planning and production scheduling, and continuing to improve the efficiency level of the manufacturing facilities and the process of identifying, evaluating and selling promotional products. Our business strategies, including ongoing efficiency improvements that are currently being implemented, are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Therefore, we may not fully achieve our expected cost savings and efficiency improvements. Our business strategy may also change from time to time. As a result, we may not be able to achieve our expected results of operations.

The high level of competition in our industry could materially adversely affect our business.

The business of selling branded consumer products in both the cosmetics and OTC pharmaceuticals markets is highly competitive. These markets include numerous manufacturers, distributors, marketers and retailers that actively compete for consumers’ business both in the United States and abroad. Some of these competitors are larger, have substantially greater resources than we have and are less leveraged. Therefore, these companies may be able to grow more quickly through strategic acquisitions, to spend more aggressively on advertising and marketing and to respond more flexibly to changing business and economic conditions than us.

We compete on the basis of numerous factors, including brand recognition, product quality, performance, price and product availability at retail stores. Advertising, promotion, merchandising, packaging, the availability of wall display space, the timing of new product introductions and line extensions also have a significant impact on customer’s buying decisions and, as a result, on our sales. The structure and quality of our sales force, as well as consumer consumption of our products, affects in-store position, wall display space and inventory levels in retail outlets. Our markets also are highly sensitive to the introduction of new products, which may rapidly capture a significant share of the market. In addition, our products may become obsolete due to new product introductions, medical advances or new technologies. An increase in the amount of competition that we face could have a material adverse effect on our operating results.

In addition, competitors may attempt to gain market share by offering products at prices at or below those typically offered by us. Competitive pricing may require price reductions by us, may decrease our profitability, and may result in lost sales. There can be no assurance that future price or product changes by our competitors will not have a material adverse effect on us or that we will be able to react with price or product changes of our own to maintain our current market position.

Certain of our products are manufactured by a limited number of third party suppliers, which limits our control of the manufacturing process and may cause variations in quality or delays in our ability to fill orders.

Certain of the products we sell are manufactured for us under contract by a limited number of suppliers located in China, Pakistan, Taiwan, Dubai, India, Germany and Canada. Third party contract manufacturers represented approximately 22% of our domestic production volume for the year ended December 31, 2006. We depend on these suppliers to deliver products that are free from defects, that comply with our specifications, that meet our delivery requirements, that comply with all applicable regulatory requirements and that are competitive in cost. If our suppliers deliver products that are not free from defects or that otherwise do not meet our specifications or applicable regulatory requirements, our product failure and return rates may increase, we and our suppliers may be exposed to product liability or regulatory enforcement actions and the reliability and reputation of our products may suffer. In addition, if our suppliers do not meet our delivery requirements or cease doing business with us for any reason (including, for example, because of a supplier’s financial failure or bankruptcy), we might miss our customers’ delivery requirements, which could in turn cause our customers to cancel orders, refuse to accept deliveries, demand reduced prices or reduce future orders. The process of attempting to locate and secure acceptable alternative suppliers is likely to disrupt our business and there can be no assurance that we will be able to secure alternative suppliers on acceptable terms, which could adversely affect our results of operations and financial condition. Extended unavailability of necessary components or finished goods could cause us to cease marketing one or more of our products for a period of time. See “—Our success depends on our quality control and on our ability to deliver products in a timely manner,” “—We and our products are subject to extensive regulatory requirements that could have a significant negative effect on our business and financial results,” and “—Product liability claims could hurt our business.”

Imported products, including especially those from China, have recently been a particular focus of regulatory concern. If imported products do not meet or do not appear to meet Food and Drug Administration, or FDA, and other regulatory requirements, they may be refused admission to the United States, and, if already in the United States, may be subject to recall and may expose manufacturers and distributors to enforcement action. Approximately 26% of total material purchases for the year ended December 31, 2006 were sourced from China.

Adverse occurrences at our Rocky Point facility could negatively impact our business and financial results.

We operate a facility in Rocky Point, North Carolina, which serves as the main manufacturing and distribution facility. In comparison to our total distribution network, the distribution needs of the customers we serve are heavily dependent on products manufactured at and/or delivered through our Rocky Point facility. If operational complications arise with our Rocky Point facility or if our Rocky Point facility is severely damaged or destroyed by severe weather or other natural disaster, or is otherwise forced to limit or curtail its operations or shut down, our other manufacturing and distribution facilities will not be able to support the resulting additional distribution and manufacturing demands. Our customers expect quick response time on product orders and any such developments could adversely affect our ability to deliver products to our customers on a timely basis or that are free from defects. If we miss our customers’ delivery requirements or if our products fail to meet their specifications, our relationships with our customers could suffer and we could lose market share. Any such adverse developments could have a material adverse impact on our financial results. See “—Our success depends on our quality control and on our ability to deliver products in a timely manner” and “—In the event of a catastrophic loss of any one or more key manufacturing and distribution facilities, our business would be materially adversely affected.”

We depend on a limited number of customers for a large portion of our sales and the loss of one or more of these customers could reduce our sales.

We depend on our core customer relationships for a large portion of our sales, including our relationships with Wal-Mart, Walgreens and CVS. For the year ended December 31, 2006, Wal-Mart accounted for approximately 26.5%, Walgreens accounted for approximately 11.9% and CVS accounted for approximately 11.6% of our gross sales. The loss of one or more of our top customers, that individually or in the aggregate account for a significant portion of our sales, or any significant decrease in sales to those customers, or any significant decrease in our retail display space in any one or more of those customers’ stores, could reduce our sales and therefore could have a material adverse effect on our business, financial condition and results of operations.

In addition, our business is based upon purchase orders. Accordingly, our customers could cease buying our products from us at any time and for any reason. The fact that we do not have long-term contracts with our customers means that we have no recourse in the event a customer no longer wants to purchase products from us. If any significant customer or any significant number of our customers elect not to purchase products from us, our business, prospects, financial condition and results of operations could be materially adversely affected.

We may be materially adversely affected by fluctuations in buying decisions of mass merchandisers, the trend toward retail trade consolidation, and changing policies and demands of our retail trade customers.

We sell our products principally to mass merchandisers in the United States. Consequently, our sales are affected by fluctuations in the buying patterns of these customers. These fluctuations may result from economic conditions or other factors. In addition, with the growing trend towards retail consolidation, we are increasingly dependent upon a few leading retailers, such as Wal-Mart, Walgreens, CVS, Target and Rite-Aid, whose bargaining strength continues to grow due to their size. Such retailers have demanded, and may continue to demand, increased service and order accommodations as well as incremental promotional investments. As a result, we may face increased expenses to meet these demands, which would reduce our margins. We also may be negatively affected by changes in the policies and demands of our retail trade customers relating to service levels, inventory destocking, limitations on access to wall display space, radio frequency identification tagging of products and other conditions.

Our success depends on our ability to anticipate and respond in a timely manner to changing consumer demands.

Our success depends on our products’ appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to change. If our current products do not meet consumer demands, our sales may decline. In addition, our growth depends upon our ability to develop new products, product line extensions and product improvements, which involve numerous risks. We may not be able to accurately identify consumer preferences or translate our knowledge into consumer-accepted products or successfully integrate those products with our existing product platform or operations. We may also experience increased expenses incurred in connection with product development, marketing and advertising that are not subsequently supported by a sufficient level of sales, which would negatively affect our margins. Furthermore, product development may divert management’s attention from other business concerns, which could cause sales of our existing products to suffer. There can be no assurance provided that we will be able to successfully develop new products in the future or that newly developed products will contribute favorably to our operating results.

Consumers may reduce discretionary purchases of our products as a result of a general economic downturn.

We believe that consumer spending on cosmetics products is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism affecting consumer purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers’ stores which may, in turn, result in reduced sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to protect our intellectual property rights, our ability to compete could be negatively impacted.

Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, results of operations or financial condition. In addition, there can be no assurance provided that our intellectual property rights will receive the same degree of protection in foreign countries as they would in the United States.

The market for our products depends to a significant extent upon the goodwill associated with our trademarks and trade names. We own the material trademarks and trade name rights used in connection with the packaging, marketing and sale of our products. Therefore, trademark and trade name protection is critical to our business. There can be no assurance provided that all of our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. If our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Further, there can be no assurance provided that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks.

We own a small number of patents that relate to certain of our products. The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Further, there can be no assurance provided that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

A substantial portion of the intellectual property used in our products, particularly patented technology, is licensed from third parties. There can be no assurance provided that these third parties can successfully maintain their patents and other intellectual property rights. In addition, the sale of these products relies on our ability to maintain and extend our licensing agreements with third parties, and there can be no assurance provided that we will be successful in maintaining these licensing agreements or extending them on acceptable terms or at all. Any significant impairment of the intellectual property covered by these licenses, or in our rights to use intellectual property, may cause our sales to decline.

Other parties may infringe on our intellectual property rights. Any such infringement of our intellectual property rights would also likely result in a commitment of our time and resources to protect our rights through litigation or otherwise. There can be no assurance provided that we will have the resources to enforce our intellectual property rights, or that we will be successful in doing so.

We face the risk of claims that we have infringed third parties’ intellectual property rights. Any claims of intellectual property infringement, even those without merit, could be expensive and time consuming to defend; cause us to cease making, licensing or using products that incorporate the challenged intellectual property; require us to redesign, reengineer or rebrand our products or packaging, if feasible; divert management’s attention and resources; or require us, if possible, to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property.

We and our products are subject to extensive regulatory requirements that could have a significant negative effect on our business and financial results.

We and our products are subject to extensive regulation by governmental authorities at the national, state and local levels in the United States and in other countries, including, in the United States, the FDA, the Federal Trade Commission, or the FTC, the Environmental Protection Agency and the Consumer Product Safety Commission. The design, formulation, manufacturing, testing, packaging, labeling, registration, advertising, distribution, importation, sale and storage of our OTC pharmaceutical and cosmetic products are subject to extensive regulation by various federal agencies, including the FDA and the FTC, and by various agencies of the states, localities and foreign countries in which our products are manufactured, distributed and sold. Failure to comply with applicable requirements could result in, among other things, warning letters, untitled letters, fines and other monetary penalties, product recalls, product seizures, suspension of production or distribution, delays or refusals to approve pending applications, injunctions, criminal prosecution, limiting or eliminating the claims we can make about our products and/or administrative or judicial orders. Any of these actions could materially adversely affect our financial results. In addition, the adoption of new laws or regulations or changes in the interpretations of existing laws or regulations may result in significant compliance costs or discontinuation of product sales and may materially adversely affect the marketing of our products, resulting in significant loss of sales.

Many of our products are drugs that are marketed pursuant to the FDA’s over-the-counter drug review, or “OTC review,” and therefore do not have or now require pre-market approval. Some of these, including Orajel for toothache, are marketed pursuant to portions of the OTC review that have not yet been completed. We therefore face the risk that the FDA could finalize those portions of the OTC review with conditions that our products do not meet. Such changes could require us to stop marketing the affected product or products, to revise our labeling or formulation which we may not be able to do, or to obtain pre-market approval of the product. In addition, because the FDA has not reviewed our products as part of a pre-market approval process, there is potential for misunderstanding about issues such as whether a particular drug as formulated and labeled is legitimately part of the OTC review and whether the formulation and labeling of a drug are consistent with the FDA’s application of the OTC review. We face the risk that such issues could force us to withdraw from the market or change the formulation and labeling of one or more of our products.

The majority of our products are cosmetics, which do not require FDA approval prior to marketing. However, an express or implied claim that a cosmetic will treat or prevent disease or that it affects the structure or function of the body may cause the FDA to view the product as a drug rather than as a cosmetic. We face the risk that the FDA will view one or more of our cosmetic products as drugs, and require us to stop sale of the product or limit the claims we make for it.

In addition, our failure to comply with FTC or state laws and regulations that cover our product claims and advertising, including direct claims and advertising by us, may result in enforcement actions and imposition of penalties or otherwise materially adversely affect the distribution and sale of our products. For example, we are subject to a FTC order which prohibits certain claims for Pronto Lice Treatment or similar products, and Baby Orajel Tooth and Gum Cleanser and other topically applied oral cleansing products. Violations of this order could result in civil penalties. Certain regulatory authorities also have the authority to request repair, replacement or the refund of the cost of any product we manufacture or distribute.

Furthermore, we also are subject to a variety of other laws and regulations in various foreign markets. Our failure to comply, or assertions that we fail to comply, with these laws and regulations could have a material adverse effect on our business in a particular market or in general. To the extent we decide to commence or expand operations in additional countries, laws and regulations in those countries, or the cost of complying with such laws and regulations, may prevent or delay entry into or expansion of operations in those markets. In addition, our ability to sustain satisfactory levels of sales in our markets is dependent in significant part on our ability to introduce additional products into the markets. However, government laws and regulations in both our domestic and international markets can delay or prevent the introduction, or require the reformulation or withdrawal, of some of our products.

Our success depends on our quality control and on our ability to deliver products in a timely manner.

If our products are not delivered according to customers’ delivery requirements or are found to be defective or not to specification, our relationship with consumers could suffer, our brands could become diluted and we could lose our market share, experience increased return rates or become subject to liability claims, any of which could have an adverse effect on our business and results of operations. Products found to be defective or not to specification may expose us or our customers to regulatory action. See “—We and our products are subject to extensive regulatory requirements that could have a significant negative effect on our business and financial results.”

Product liability claims could hurt our business.

We may be required to pay for losses or injuries purportedly caused by our products. We have been, and may in the future be, subject to various product liability claims. Claims could be based on allegations that, among other things, our products contain contaminants, include inadequate instructions or provide inadequate warnings concerning side effects or interactions with other substances. In addition, product liability claims may result in negative publicity that may materially adversely affect our sales. Also, if one of our products is found to be defective we may be required to recall it, which may result in substantial expense and adverse publicity and materially adversely affect our sales. For example, in June 2005, we initiated a voluntary recall of all lots of the Orajel Toddler Yellow Manual Toothbrush following receipt of reports of these toothbrushes breaking during use conditions inconsistent with the labeling. Potential product liability claims may exceed the amount of our insurance coverage or potential product liability claims may be excluded under the terms of our policy, which could adversely affect our financial condition. In addition, we may be required to pay higher premiums and accept higher deductibles in order to secure adequate insurance coverage in the future.

In the event of a catastrophic loss of any one or more key manufacturing and distribution facilities, our business would be materially adversely affected.

We face the risk of a catastrophic loss of the use of all or a portion of any of our manufacturing and distribution centers due to accident, terrorist attack, labor issues, weather conditions, other natural disasters or otherwise. Such a catastrophic loss could have a material adverse effect on our business, including our results of operations and financial condition. There can be no assurance provided that our insurance coverage will be adequate to cover all of our losses in the event of a catastrophic loss of any of these facilities. In addition, such insurance, including business interruption insurance, could in the future become more expensive and difficult to maintain and may not be available on commercially reasonable terms or at all.

Our business may be subject to significant environmental investigation, remediation and compliance costs.

We are subject to a broad range of frequently changing federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of, and exposure to, hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that our business operations and facilities are in material compliance with all applicable environmental, health and safety laws and regulations, though future expenditures may continue to be necessary in order to maintain such compliance. However, some of our former facilities are currently involved in environmental investigations and remediations resulting from past releases of hazardous substances or the presence of other contaminants. While we do not believe that any investigation or remediation obligations that we have identified will have a material adverse effect on our operating results or financial condition, there can be no assurance provided that such obligations will not arise in the future. For a discussion of existing environmental issues relating to us, see “Business—Environmental.”

We are subject to the risk associated with doing business outside of the United States.

For the year ended December 31, 2006, our international business accounted for approximately 17% of our net sales. We conduct our international business through certain of our subsidiaries and distributors, licensees and joint venture relationships. Accordingly, we may encounter risks of doing business outside of the United States including:

•	unexpected changes in, or impositions of, laws or regulatory requirements;

•	fluctuations in foreign exchange rates, which could cause fluctuations in the price of our products in foreign markets or cause fluctuations in the cost of certain raw materials purchased by us;

•

delays resulting from difficulty in obtaining export licenses, tariffs and other barriers and restrictions, potentially longer payment cycles, greater difficulty in accounts receivable collection and potentially adverse tax treatment;

•	potential trade restrictions and exchange controls;

•	differences in protection of our intellectual property rights; and

•	the burden of complying with a variety of foreign laws and regulations.

In addition, we will be increasingly subject to general geopolitical risks in foreign countries where we operate, such as political and economic instability and changes in diplomatic and trade relationships, which could affect, among other things, customers’ inventory levels and consumer purchasing, and which could cause our results to fluctuate and our sales to decline. It has not been our practice to engage in foreign exchange hedging transactions to manage the risk of fluctuations in foreign exchange rates because of the limited nature of our past international operations. The potential translation and transaction loss resulting from a hypothetical 10% adverse change in the quoted foreign currency exchange rate amounts to approximately $1.4 million at December 31, 2006.

We depend on our key personnel and the loss of the services provided by any of our executive officers or other key employees could harm our business and results of operations.

Our success depends to a significant degree upon the continued contributions of our senior management, including Charles Hinkaty, our President and Chief Executive Officer, many of whom would be difficult to replace. Generally, these employees may voluntarily terminate their employment with us at any time. In such event, we may not be able to successfully retain existing personnel or identify, hire and integrate new personnel. Accordingly, there can be no assurance that our business would not be materially adversely affected if one or more of these key individuals left. We do not maintain any key-man or similar insurance policies covering any of our senior management or key personnel.

There are material weaknesses in our internal control over financial reporting. Our failure to achieve and maintain effective internal controls could adversely affect our stock price as well our business, financial position, results of operations and/or cash flows.

As a result of the offering, we will be directly subject to reporting and other obligations under the Exchange Act, including the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which will, after a phase-in period, require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm. We will be required to comply with Section 404 in our annual report for the year ended December 31, 2008 (subject to any change in applicable SEC rules). As a public company, we will be required in each of our quarterly and annual reports to report on the effectiveness of our disclosure controls and procedures. These reporting and other obligations will place significant demands on our management and administrative and operational resources, including accounting resources.

Del is a voluntary filer with the SEC in respect of the senior secured notes and the senior subordinated notes. As such, Del files periodic reports with the SEC which include assessments of disclosure controls and procedures. Del’s assessment of its disclosure controls and procedures for the year ended December 31, 2006 revealed three material weaknesses in internal control over financial reporting, two of which resulted in a restatement of Del’s prior consolidated financial statements. These issues resulted in delays in the filing of Del’s Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the three months ended March 31, 2007. These material weaknesses were continuing as of March 31, 2007. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in there being a more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. There can be no assurances that we will be successful in developing and implementing remediation plans to address these material weaknesses and to improve our internal control over financial reporting in these areas. See “Management’s discussion and analysis of financial condition and results of operations—Restatement” and ”—Controls and procedures.”

If we are unable to maintain financial and management controls, reporting systems, information technology and procedures, additional management and other resources of our company may need to be devoted to assist in compliance with the financial reporting requirements and other rules that apply to reporting companies. In addition, if we or our independent registered public accounting firm are unable to conclude that our internal control over financial reporting is effective, investors in our common stock could lose confidence in the accuracy and completeness of our financial reports.

Risks related to our common stock and this offering

DLI Holding is a holding company with no operations of its own that depends on its subsidiaries for cash.

The operations of DLI Holding are conducted entirely through its subsidiaries and its ability to generate cash to pay dividends is highly dependent on the earnings and the receipt of funds from its subsidiaries via dividends or intercompany loans. However, Del is not obligated to make funds available to DLI Holding for the payment of dividends. In addition, payments of dividends and interest among the companies in our group may be subject to withholding taxes. Further, the terms of the indentures governing Del’s senior secured notes and senior subordinated notes and the agreement governing Del’s ABL credit facility significantly restrict the ability of Del and its subsidiaries to pay dividends or otherwise transfer assets to DLI Holding. Furthermore, the subsidiaries of Del may be permitted under the terms of Del’s ABL credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to DLI Holding. In addition, Delaware law may impose requirements that may restrict our ability to pay dividends to holders of our common stock.

There currently exists no market for our common stock. We cannot assure you that an active trading market will develop for our common stock. If our stock price fluctuates after this offering, you could lose all or a significant part of your investment.

This offering is the initial public offering of shares of our common stock. Prior to this offering, there was no public market for shares of our common stock. An active market may not develop following the completion of this offering or, if developed, may not be maintained. We and the selling stockholders negotiated the initial public offering price with the underwriters. The initial public offering price may not be indicative of the price at which our common stock will trade following completion of this offering. The market price of our common stock may also be influenced by many factors, some of which are beyond our control, including:

•	the failure of securities analysts to cover our common stock after this offering, changes in financial estimates by analysts or a downgrade of our stock or our sector by analysts;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	variations in quarterly operating results;

•	loss of a large customer or supplier;

•	general economic conditions;

•	our ability to comply with public company reporting requirements;

•	war, terrorist acts and epidemic disease;

•	future sales of our common stock; and

•	investor perceptions of us and our industry.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the initial public offering price. In addition, the stock market in general has experienced extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies like us. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

A few significant stockholders exercise significant influence over the direction of our business. If the ownership of our common stock continues to be highly concentrated, it will prevent you and other stockholders from influencing significant corporate decisions.

Following the completion of this offering, the Kelso affiliates, through their ownership interests in DLI LLC, will beneficially own approximately         % of the outstanding shares of our common stock assuming that the underwriters do not exercise their option to purchase additional shares. As a result, Kelso will continue to exercise significant influence over matters requiring stockholder approval and our policy and affairs. In addition, we are a “controlled company” within the meaning of the NASDAQ Marketplace Rules and, as a result, currently intend to rely on exemptions from certain corporate governance requirements.

The concentrated holdings of the Kelso affiliates and the presence of these funds’ nominees on our board of directors may result in a delay or the deterrence of possible changes in control of our company, which may reduce the market price of our common stock. The interests of our existing stockholders may conflict with the interests of our other stockholders. We intend to adopt corporate governance guidelines and a code of business conduct which will not, by themselves, prohibit transactions with our principal stockholders.

Our share price may decline due to the large number of shares eligible for future sale.

Sales of substantial amounts of our common stock, or the possibility of such sales, may adversely affect the price of our common stock and impede our ability to raise capital through the issuance of equity securities.

Upon consummation of this offering, there will be              shares of our common stock outstanding. Of these shares, the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining              shares of common stock outstanding will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144 or pursuant to an exemption from registration under Rule 701 under the Securities Act. Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock incentive plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of              million shares of common stock are reserved for issuance under our stock incentive plans.

We, the selling stockholders and our executive officers and directors have agreed to a “lock-up,” meaning that, subject to certain exceptions, neither we nor they will sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus. Following the expiration of this 180-day lock-up period,              of these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. See “Shares eligible for future sale” for a discussion of the shares of common stock that may be sold into the public market in the future. In addition, our existing stockholders have the right under certain circumstances to require that we register their shares for resale. As of                 , 2007, these registration rights apply to the              shares of our outstanding common stock owned by the Kelso affiliates and certain members of our management.

Purchasers of our common stock will experience immediate and substantial dilution resulting in their shares being worth less on a net tangible book value basis than the amount they invested.

The initial public offering price is expected to be significantly higher than the net tangible book value per share of our common stock. Purchasers of our common stock sold in this offering will experience an immediate dilution in net tangible book value of $             per share of common stock purchased. In the past, we issued options to acquire shares of common stock at prices that may be significantly below the initial public offering price. To the extent that these outstanding options are exercised, there may be further dilution to investors. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment.

Our certificate of incorporation and by-laws may discourage takeovers and business combinations that our stockholders might consider in their best interests.

A number of provisions we intend to include, effective upon completion of this offering, in our certificate of incorporation and by-laws may have the effect of delaying, deterring, preventing or rendering more difficult a change in control of DLI Holding that our stockholders might consider in their best interests. These provisions include:

•

granting to the board of directors sole power to set the number of directors and to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	limitations on the ability of stockholders to remove directors;

•

the ability of our board of directors to designate and issue one or more series of preferred stock without stockholder approval, the terms of which may be determined at the sole discretion of the board of directors;

•	the requirement that only our board, our chairman or affiliates of Kelso holding at least 35% of our outstanding common stock may call a special meeting of stockholders;

•	establishment of advance notice requirements for stockholder proposals and nominations for election to the board of directors at stockholder meetings; and

•	prohibiting our stockholders from acting by written consent when affiliates of Kelso beneficially own less than 35% of our outstanding common stock.

These provisions may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future.

Our certificate of incorporation and by-laws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders. See “Description of capital stock” for additional information on the anti-takeover measures applicable to us.

Cautionary note regarding forward-looking statements

This prospectus contains forward-looking statements. You should not place undue reliance on these statements. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies, expected efficiency improvements and expected cost savings. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results and could cause actual results to differ materially from those expressed in the forward-looking statements, including the factors described under “Risk factors” and the following important factors:

•	our substantial amount of debt;

•	delays in introducing new products or failure of consumers to accept new products;

•	actions by competitors which may result in mergers, technology improvement or new product introductions;

•	our ability to realize cost savings and operational improvements;

•

our estimates of required inventory reserves if future economic conditions, the timing of new product introductions, customer inventory levels, retailer consolidations, fashion-oriented color cosmetic trends or competitive conditions differ from expectations;

•	our dependence on certain national chain drug stores, food stores and mass merchandiser relationships due to the concentration of sales generated by such chains;

•	changes in fashion-oriented color cosmetic trends;

•	the effect on sales of lower retailer inventory targets;

•	the effect on sales of political and/or economic conditions;

•	our estimates of costs and benefits, cash flow from operations and capital expenditures;

•	interest rate changes affecting us;

•	regulatory requirements and government regulatory action;

•	failure to maintain satisfactory compliance with good manufacturing practice or requirements;

•	changes in product mix to products which are less profitable;

•	shipment delays;

•	depletion of inventory and increased production costs resulting from disruptions of operations at any of our manufacturing or distribution facilities;

•	foreign currency fluctuations affecting our results of operations and the value of our foreign assets and liabilities;

•	the relative prices at which we sell our products and our competitors sell their products in the same market;

•	our operating and manufacturing costs outside of the United States;

•	changes in the laws, regulations and policies, including changes in accounting standards, that affect, or will affect, us in the United States and/or abroad; and/or

•	trends in the general economy.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained in this prospectus might not prove to be accurate and you should not place undue reliance upon them. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Market and industry data

References in this prospectus to market positions and market share are derived from information reported by Information Resources, Inc., or “IRI,” except that 2005 and 2006 cosmetics data are derived from information reported by the AC Nielsen business of the Nielsen Company B.V., or “ACNielsen.” Market share data is subject to change, however, and is subject to limits on the availability and reliability of raw data, particularly in the case of market research performed by us, the voluntary nature of the data gathering process and other limitation and uncertainties inherent in any statistical survey of market shares.

Trademarks and service marks

We own or have the rights to trademarks, service marks and trade names that we use in connection with the operation of the business. Some of the more important trademarks or service marks that appear in this prospectus are Sally Hansen, Hard as Nails, N.Y.C. New York Color, La Cross, Orajel, Baby Orajel, Dermarest and Gentle Naturals, which are owned by us and are registered trademarks in the United States and may be registered in other jurisdictions. Each trademark, service mark or trade name of any other company appearing in this prospectus belongs to its holder.

Use of proceeds

All of the shares of common stock offered by this prospectus are being sold by the selling stockholders. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Dividend policy

We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings in the foreseeable future will be used for the operation and growth of our business. Our ability to pay dividends to holders of our common stock is limited as a practical matter by Del’s credit agreement and the indentures governing Del’s senior secured notes and senior subordinated notes, insofar as we may seek to pay dividends out of funds made available to us by Del and/or its subsidiaries, because Del’s credit agreement and the indentures governing Del’s senior secured notes and senior subordinated notes directly or indirectly restrict Del’s ability to pay dividends or make loans to us. Any future determination to pay dividends on our common stock is subject to the discretion of our board of directors and will depend upon various factors, including our financial position, results of operations, liquidity requirements, restrictions that may be imposed by applicable law and our contracts and other factors deemed relevant by our board of directors.

Capitalization

The following table sets forth as of March 31, 2007, on a consolidated basis:

•	Our actual capitalization; and

•

Our as adjusted capitalization that gives effect to (i) the sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, (ii) payment of a one-time $             million termination fee and $           million of accrued and unpaid advisory fees to Kelso upon the consummation of this offering and (iii) payment by us of the estimated offering expenses.

You should read the following table in conjunction with the information in this prospectus under the captions “Selected consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and “Description of certain indebtedness” and with the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 31, 2007
(Dollars in thousands, except share data)	Actual	As adjusted

Cash and cash equivalents	$ 1,275	$

Total debt (including current portion):
Senior secured floating rate notes due 2011	$185,000	$
8% senior subordinated notes due 2012, net of unamortized discount of $859	174,141
ABL credit facility(1)	18,000
Other debt	1,748

Total debt	$378,889	$

Shareholders’ equity(2)
Common stock, par value $0.01 per share; 5,000,000 shares authorized actual; 4,224,515 shares outstanding actual; 200,000,000 shares authorized as adjusted; shares outstanding as adjusted	$42	$
Additional paid-in capital	144,367
Accumulated other comprehensive income	2,042
Accumulated deficit	(35,388)

Total shareholders’ equity	$111,063	$

Total capitalization	$489,952	$

(1)	As of March 31, 2007, we had availability of $60.3 million under the ABL credit facility.

(2)	There was no preferred stock outstanding at March 31, 2007 on an actual or as adjusted basis.

Dilution

If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price of the shares of our common stock and the net tangible book value per share after this offering.

Net tangible book value (deficit) per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock then outstanding. Our net tangible book value (deficit) as of March 31, 2007 was $            , or $             per share, based on the                      shares of common stock outstanding as of such date. After giving effect to this offering, after payment by us of the estimated offering expenses and the termination fee and accrued and unpaid advisory fees totaling $             payable to Kelso , our pro forma net tangible book value (deficit) as of March 31, 2007 would have been $            , or $             per share. This represents an immediate increase in the pro forma net tangible book value of $             per share to existing stockholders and an immediate and substantial dilution of $             per share to new investors purchasing shares in this offering. If the initial offering price is higher or lower, the dilution to new investors purchasing our common stock will be greater or less, respectively. The following table illustrates this dilution:

Per share

Assumed initial public offering price	$
Net tangible book value (deficit) as of March 31, 2007
Increase attributable to this offering
Pro forma net tangible book value (deficit) after this offering
Dilution in net tangible book value to new investors	$

The following table summarizes as of March 31, 2007 the total number of shares of common stock purchased from us, the total consideration paid to us, and the weighted average price per share paid by existing stockholders and by new investors purchasing shares from the selling stockholders in this offering at our assumed initial public offering price of $             per share, the midpoint of the range set forth on the cover page of this prospectus, and before deducting underwriting discounts and estimated offering expenses.

	Shares acquired (in millions)		Total consideration (in millions)		Weighted average price per share
	Number	Percent	Amount	Percent

Existing stockholders		%	$	%	$
New investors

Total		100.0%		$100.0%	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) total consideration paid by new investors and the total average price per share by $             and $             respectively, assuming the number of shares offered by the selling stockholders, as set forth on the cover page of this prospectus, remains the same, and without deducting underwriting discounts and commissions and estimated expenses.

The foregoing discussion and tables assume no exercise of outstanding stock options. As of March 31, 2007, there were options outstanding to purchase a total of                      shares of our common stock at a weighted average exercise price of $             per share.

To the extent that any of these stock options are exercised, there may be further dilution to new investors. See “Capitalization,” “Management” and Note 10 to the notes to our audited consolidated financial statements included elsewhere in this prospectus.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

Selected consolidated financial data

The following tables present selected consolidated financial data for our business. The selected consolidated financial data as of and for the fiscal years ended December 31, 2002, 2003 and 2004, for the periods January 1, 2005 to January 31, 2005, or the “2005 Predecessor Period” and February 1, 2005 to December 31, 2005, or the “2005 Successor Period”, and for the fiscal year ended December 31, 2006 have been derived from our audited consolidated financial statements and the related notes thereto. The selected consolidated financial data as of March 31, 2007 and 2006 and for the three months then ended have been derived from our unaudited consolidated financial statements and the related notes thereto, which have been prepared on a basis consistent with the audited consolidated financial statements as of and for the year ended December 31, 2006. In the opinion of management, such unaudited financial data reflect all material adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the operating results to be expected for the full year or any future period. The audited consolidated financial statements as of December 31, 2005 and 2006 and for the year ended December 31, 2004, for the 2005 Predecessor Period and the 2005 Successor Period, and for the year ended December 31, 2006 and the unaudited consolidated financial statements as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 are included elsewhere in this prospectus.

On July 1, 2004, DLI Holding and its subsidiary, DLI Acquisition Corp., entered into a merger agreement with Del. On January 27, 2005, DLI Acquisition Corp. merged with and into Del with Del being the surviving corporation. DLI Holding and its subsidiaries are referred to collectively herein as the “Company” or “Successor Company” and Del and its subsidiaries prior to the Merger are referred to collectively herein as the “Predecessor Company.” Since the actual results between the period January 28, 2005 and January 31, 2005 were not material to the Successor Company, we have utilized January 31, 2005 as the acquisition date.

We applied SFAS No. 141 on the acquisition date and, as a result, the Merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company. As a result of the application of purchase accounting, the capital structure of and the basis of accounting for the Company differs from that of the Predecessor Company. Therefore, the Successor Company’s financial data generally will not be comparable to the Predecessor Company’s financial data. As a result of the acquisition, the consolidated statements of operations of the Successor Company include interest expense and amortization expense related to acquisition indebtedness issuance costs, original issue discount amortization and management fees that did not exist prior to the acquisition. Also, as a result of purchase accounting, the fair values of inventories, identifiable intangibles with finite lives and property, plant and equipment at the date of acquisition became their new basis and depreciation and amortization of these assets for the Successor Company are based upon their newly established basis. Additionally, the fair value of the Predecessor Company’s pension assets and liabilities were adjusted as a result of purchase accounting; therefore pension expense for the Successor Company is based upon the newly established fair values. Also, the deferred tax balances were adjusted as a result of the purchase accounting adjustments. Other effects of purchase accounting to the Successor Company are not considered material. See “Management’s discussion and analysis of financial condition and results of operations—Accounting for the Merger.”

You should read the following selected consolidated financial data in conjunction with the historical financial statements and the related notes thereto and other financial information appearing elsewhere in this prospectus, including “Capitalization” and “Management’s discussion and analysis of financial condition and results of operations.” The financial data reflect the restatement by Del of certain of its previously issued financial statements. See “Management’s discussion and analysis of financial condition and results of operations—Restatement.”

	Predecessor Company				Successor Company
(Dollars in thousands except per share data)	Year ended December 31,			January 1, 2005 – January 31, 2005	February 1, 2005 – December 31, 2005	Year ended December 31, 2006(1)	Three months ended March 31,
	2002	2003	2004				2006	2007

Statement of operations data:
Net sales	$343,502	$383,629	$395,174	$ 18,206	$379,358	$425,935	$93,170	$104,015
Cost of goods sold(2)	171,346	185,772	198,425	9,718	211,014	242,378	48,528	50,921

Gross profit	172,156	197,857	196,749	8,488	168,344	183,557	44,642	53,094
Selling and administrative expenses	145,721	161,168	167,078	11,475	158,562	178,252	41,419	45,774
Gain on pension curtailment	—	—	—	—	—	(994)	—	(5,420)
Severance expenses	45	2,033	20	—	3,250	632	146	759
Merger expenses	—	—	1,415	18,974	4,711	—	—	—

Income (loss) from operations	26,390	34,656	28,236	(21,961)	1,821	5,667	3,077	11,981

Other income (expense), net
Interest expense, net	(4,663)	(4,185)	(3,584)	(264)	(27,661)	(37,132)	(8,843)	(9,439)
Loss on early extinguishment of debt	—	—	—	—	(6,449)	—	—	—
Gain (loss) on sale of property	2,428	—	(146)	—	555	41	—	—
Other, net	(144)	579	331	(232)	531	313	9	4

Other expense, net	(2,379)	(3,606)	(3,399)	(496)	(33,024)	(36,778)	(8,834)	(9,435)

Earnings (loss) before income taxes	24,011	31,050	24,837	(22,457)	(31,203)	(31,111)	(5,757)	2,546
Income tax expense (benefit)	8,645	11,750	10,159	(24,434)	(15,359)	(11,377)	(2,104)	1,067

Net earnings (loss)	$ 15,366	$ 19,300	$ 14,678	$ 1,977	$ (15,844)	$ (19,734)	$ (3,653)	$ 1,479

Weighted average shares outstanding
Basic
Diluted
Net earnings (loss) per share
Basic					$	$	$	$
Diluted					$	$	$	$

Other financial data:
Depreciation and amortization	$ 11,052	$ 14,534	$ 17,472	$1,512	$ 20,217	$ 26,093	$ 5,912	$ 6,927
Credit Agreement EBITDA(3)	38,306	51,723	47,937	(1,374)	55,042	48,452	11,578	14,801

Statement of cash flow data:

Net cash provided by (used in):
Operating activities	$ 13,798	$ 8,740	$ 7,209	$ 190	$ (28,446)	$ 17,299	$ (13,095)	$ (5,505)
Investing activities	(6,138)	(18,025)	(4,714)	(797)	(382,985)	(6,740)	(1,821)	788
Financing activities	(9,833)	11,091	(812)	(868)	411,744	(13,153)	13,569	5,933

	Predecessor Company			Successor Company
	As of December 31,					As of March 31,
(Dollars in thousands)	2002	2003	2004	2005	2006(1)	2006	2007(1)

Balance sheet data:
Cash and cash equivalents	$ 501	$ 2,113	$ 3,873	$ 2,602	$ 42	$ 1,272	$ 1,275
Working capital(4)	73,879	92,271	112,657	121,372	105,255	131,598	114,387
Property, plant and equipment, net	37,434	49,274	46,769	48,993	44,647	48,504	41,400
Total assets	200,622	250,001	271,725	708,964	684,884	713,158	679,703
Long term debt (including current portion)	58,984	72,133	71,734	382,426	370,404	396,308	378,889
Shareholders’ equity	69,283	90,612	105,926	129,972	112,714	126,688	111,063

(1)	Our consolidated financial statements as of December 31, 2006 and for the year then ended and as of March 31, 2007 have been revised to correct an immaterial error in our accounting for display fixture reimbursement costs. See note 2 to both our audited consolidated financial statements and unaudited consolidated financial statements included elsewhere in this prospectus.

(2)	Included in cost of goods sold for the year ended December 31, 2006 is a fourth quarter charge of $25.1 million relating to the provision for excess and slow moving inventory. Included in cost of goods sold for the period February 1, 2005 to December 31, 2005 is $8.1 million related to the step-up of inventory recorded under purchase accounting and amortized during the year.

(3)	Credit Agreement EBITDA as presented herein is a financial measure that is used in the credit agreement for Del’s ABL credit facility. Credit Agreement EBITDA is not a defined term under U.S. GAAP and should not be considered as an alternative to operating income or net income, as a measure of operating results or cash flows or as a measure of liquidity. Credit Agreement EBITDA differs from the term “EBITDA” as it is commonly used. Credit Agreement EBITDA, as used in this prospectus, means “Consolidated EBITDA,” as that term is defined in Del’s ABL credit facility and used as part of the calculation of the term “Consolidated Fixed Charge Coverage Ratio” which is used in the credit agreement’s financial condition covenant and affects Del’s ability to incur additional indebtedness in specified circumstances. Credit Agreement EBITDA consists of consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions developed by us in conjunction with Synergetics, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, certain losses relating to the disposition of excess, surplus or obsolete inventory, and certain sponsor monitoring fees. Borrowings under the ABL credit facility are a key source of Del’s liquidity, and Del’s ability to borrow thereunder will depend on Del’s compliance with the covenants under the credit agreement. Failure to comply with these covenants would result in a violation of the credit agreement which, absent a waiver or an amendment, would permit the lenders to accelerate borrowings thereunder. See “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Financial covenants” and “Description of certain indebtedness.”

The calculation of Credit Agreement EBITDA for the periods indicated is set forth below. Credit Agreement EBITDA for periods prior to the Merger is calculated as if the credit agreement were in effect with respect to such periods.

	Predecessor Company				Successor Company
(Dollars in thousands)	Year ended December 31,			January 1, 2005 – January 31, 2005	February 1, 2005 – December 31, 2005	Year ended December 31, 2006(1)	Three months ended
	2002	2003	2004				March 31, 2006	March 31, 2007

Net earnings (loss)	$15,366	$19,300	$14,678	$1,977	$(15,844)	$(19,734)	$(3,653)	$1,479
Income tax expense (benefit)	8,645	11,750	10,159	(24,434)	(15,359)	(11,377)	(2,104)	1,067
Interest expense, net	4,663	4,185	3,584	264	27,661	37,132	8,843	9,439
Loss on early extinguishment of debt	—	—	—	—	6,449	—	—	—
Depreciation and amortization	11,052	14,534	17,472	1,512	20,217	26,093	5,912	6,927
Purchase accounting	—	—	—	—	8,083	—	—
Losses related to inventory impairment (a)	—	—	—	—	5,000	5,000	—	—
Little Falls facility closure costs	—	—	—	—	—	4,768	1,134	—
Synergetics fees and expenses	—	—	—	—	1,227	3,278	700	—
Non-cash stock compensation charges	—	—	—	—	311	770	223	168
Unusual, non-recurring and other	(1,420)	1,954	2,044	19,307	11,804	2,522	523	(4,279)
Specified credit agreement add- backs	—	—	—	—	5,493	—	—

Credit Agreement EBITDA(a) (b)	$38,306	$51,723	$47,937	$(1,374)	$55,042	$48,452	$11,578	$14,801

(a)	We recorded a $25.1 million provision for excess and slow moving inventory in the fourth quarter of 2006. The credit agreement limits the add-back of losses related to the disposition of excess, surplus or obsolete inventory to $5.0 million for each fiscal year and $15.0 million in the aggregate, commencing with the fourth quarter of 2005. Credit Agreement EBITDA for 2006 would have been $68.5 million if it had been adjusted for the additional $20.1 million fourth quarter 2006 provision for excess and slow moving inventory that is not added back to net earnings (loss) pursuant to the terms of the credit agreement. See “Management’s discussion and analysis of financial condition and results of operations—Recent developments—Operational initiatives.”

(b)	For additional information regarding the above adjustments to net earnings (loss) pursuant to the terms of the credit agreement, see “Management’s discussion and analysis of financial condition and results of operations—Liquidity and capital resources—Financial covenants.”

(4)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding current portion of long-term debt and short-term debt).

Management’s discussion and analysis of

financial condition and results of operations

The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements and related notes thereto included elsewhere in this prospectus, as well as with a general understanding of our business as discussed in “Business.”

Overview

We are a leading developer, manufacturer and marketer of cosmetics and OTC pharmaceuticals. We operate in two segments: cosmetics and pharmaceuticals. Our cosmetics business, which accounted for approximately 80% of our net sales in 2006, is principally focused on nail color, nail treatment, bleaches and depilatories, beauty implements and value cosmetics. Our OTC pharmaceuticals business, which accounted for approximately 20% of our net sales in 2006, is principally focused on oral analgesics, children’s toothpaste and sore throat relief and specialty OTC products.

Our product portfolio comprises several market leading brands, including Sally Hansen nail care products, Sally Hansen/La Cross beauty implements, N.Y.C. New York Color value cosmetics and Orajel oral treatment products. We also have other OTC pharmaceutical brands that are leaders in their respective product categories, including our Dermarest brand for psoriasis and eczema and our Gentle Naturals brand of naturally-based creams and lotions targeted at specialty infant healthcare needs.

In the United States, we primarily sell our products to mass merchandisers such as Wal-Mart and Target, major drug store chains such as Walgreens, CVS and Rite-Aid, and select food retailers. Internationally, we have direct operations in Canada, the United Kingdom, Puerto Rico and Mexico and sell our products through distributors, licensees and joint venture relationships in approximately 60 countries. Our international business accounted for approximately 17% of our net sales in 2006.

Recent developments

Retirement plan amendments

Effective April 1, 2007, we amended our Employees’ Pension Plan, a defined benefit plan which is referred to herein as the “Employees’ Pension Plan,” and redesigned our 401(k) savings plan. We believe these changes will help address the volatility of the defined benefit plan expenses by providing us with the more predictable cost structure of a defined contribution plan and will also provide employees with a retirement program more in line with current trends. The changes included:

(a)	The amendment of the Employees’ Pension Plan, which closed the Employees’ Pension Plan to new employees and discontinued the accrual of future benefits to current employees after April 1, 2007. All retirement benefits that employees earned as of April 1, 2007 were fully preserved. Employees’ ongoing service with us will continue to be credited for vesting purposes.

(b)	The redesigning of our 401(k) savings plan, effective on April 2, 2007, including the following material changes: (i) automatic enrollment for all eligible employees; (ii) company matching contributions of 100% of an employee’s contributions up to 3% of eligible compensation, and 50% of the next 2% contributed; and (iii) an additional automatic company contribution of 3% of eligible compensation for employees who, as of April 1, 2007, were at least 50 years of age and had 10 or more years of vesting service.

The amendment to the Employees’ Pension Plan resulted in a curtailment of the plan. As a result of this curtailment, we recorded a reduction in the benefit obligation of $10.3 million, a reduction in the unrecognized net actuarial loss of $4.9 million and a benefit of $5.4 million during the first quarter of 2007.

Closing of the manufacturing activities at the Canajoharie facility

On February 12, 2007, we announced plans to transfer the manufacturing activities performed at our facility in Canajoharie, New York, to independent contractors in North Carolina. The transfer resulted in the termination of approximately 71 employees, which was conducted in phases which began in mid April 2007, and was completed as of June 30, 2007. We are currently listing the Canajoharie facility for sale and anticipate recording an impairment loss of $0.8 million relating to the facility in the second quarter of 2007. Pursuant to our formal severance policy a charge of $0.6 million for severance costs and related benefits was recorded during the first quarter of 2007 in accordance with FASB Statement No. 112 “Employers’ Accounting for Postemployment Benefits— an amendment of FASB Statements No. 5 and 43,” or “FASB No. 112.” Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in our consolidated financial statements as such severance benefits are earned. We estimate that approximately $0.1 million, all in the cosmetic segment, will be incurred for additional severance costs during 2007. Cash payouts are expected to be completed by the end of 2007. As of March 31, 2007, no employees had been terminated and no severance benefits had been paid.

Operational initiatives

In addition to our focus on realizing cost savings, we are committed to improving the efficiency of our operations. In mid-2005, we engaged Synergetics Installations Worldwide, Inc., or “Synergetics,” a leading management consulting firm specializing in providing supply chain management advice to manufacturing companies, to assist us in realizing previously identified cost savings as well as identifying and implementing additional cost saving opportunities. We have substantially completed the implementation of sales and operational process initiatives designed to improve sales forecasting, demand planning and production scheduling, the efficiency level of the manufacturing facilities, and the process of identifying, evaluating and selling promotional products. We anticipate incremental annualized cost savings in 2007 of approximately $6.0 million. We have incurred consulting fees and implementation costs associated with our 2005 and 2006 cost savings activities of approximately $1.2 million and $3.7 million, respectively.

In the fourth quarter of 2006, we recorded a $25.1 million charge to cost of goods sold to increase our reserves for excess and slow moving inventory. The $25.1 million change in estimate is a result of the execution of various initiatives designed to enhance the value of our brands; specifically Sally Hansen and Orajel. These initiatives are consistent with our revised strategic plan which was approved by senior management and certain members of the board of directors in December 2006. We undertook a process to evaluate our product mix, required inventory levels to support the service level demands of our customers and the appropriateness of our inventory reserves, in relation to the revised strategic plan. This evaluation addressed the usage of existing inventory either within current products, or through the production and sale of promotional inventory or special products. A significant portion of the additional reserve resulted from us (i) exiting non-core product lines, (ii) refining our sales forecasting and demand planning activities, (iii) increasing the volume of finished goods produced at third parties which hindered the usefulness of existing inventory components, (iv) incurring increasing losses on the disposition of certain slow moving products and (v) experiencing changes in market conditions for close-out inventory product offerings.

Provisions and write-downs for excess and slow moving inventories for the twelve months ended December 31, 2006 increased to $35.7 million from $13.3 million and $6.5 million for the 2005 Successor Period and 2004, respectively. Provisions and write-downs for excess and slow moving inventories for the three months ended March 31, 2007 and 2006 were $2.6 million and $1.2 million, respectively.

Inventory reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, retailer consolidations, fashion-oriented color cosmetic trends or competitive conditions differ from expectations.

Stock purchase

On May 18, 2007, certain of our key employees and an advisor purchased from us a total of 40,711 shares of our common stock for an aggregate purchase price of approximately $1.4 million. We expect to incur a non-cash compensation charge related to these transactions of approximately $2.5 million in the second quarter of 2007.

The Merger transactions

The Merger transactions

In January 2005, the following transactions were consummated in connection with the Merger:

•

DLI Acquisition Corp., an indirect, wholly-owned subsidiary of DLI Holding and a direct, wholly-owned subsidiary of DLI Holding II Corp., merged with and into Del, with Del surviving. In connection with the Merger, affiliates of Kelso, a third-party investor and others contributed $138.2 million in cash in exchange for interests in DLI LLC, which in turn holds all of the outstanding shares of common stock of DLI Holding. In addition, certain members of our senior management prior to and following the Merger who we refer to as the “continuing investors,” exchanged stock options of Del with an aggregate spread value of $4.5 million into stock options of DLI Holding with an equivalent spread value.

•

DLI Acquisition Corp. issued the $175.0 million of senior subordinated notes due 2012, or the “senior subordinated notes,” and entered into the senior credit facilities we refer to as the “prior senior credit facilities,” comprised of a $50.0 million revolving credit facility, or the “prior revolver,” and a $200.0 million term loan facility, or the “prior term loan facility.” Concurrently therewith, in connection with the Merger, the rights and obligations of DLI Acquisition Corp. under the senior subordinated notes, the indenture governing the senior subordinated notes, the prior senior credit facilities and related agreements were assumed by Del.

•

The net proceeds from the purchase of interests in DLI LLC by affiliates of Kelso, a third-party investor and the continuing investors, the offering of the senior subordinated notes and the borrowings under the prior senior credit facilities were used, among other things, to fund the cash consideration payable in connection with the Merger to the old stockholders and option holders of Del and repay certain of our indebtedness existing immediately prior to the Merger, including payment of accrued interest and related prepayment premiums thereunder.

Accounting for the Merger

Pursuant to the Merger, all of Del’s outstanding common stock was acquired for $35 a share. The aggregate purchase price paid for all of Del’s outstanding common stock including options exchanged and transaction costs was approximately $416.7 million, comprised of $377.2 million for the acquisition of the outstanding shares and options exercised, $6.9 million representing the fair value of the options exchanged, $18.5 million in severance payments, $1.0 million of prepayment penalties and $13.1 million of transaction related costs.

The Merger was completed on January 27, 2005. Since the actual results for the period between January 28, 2005 and January 31, 2005 were not material to the Successor Company, we have utilized January 31, 2005 as the acquisition date.

We applied SFAS No. 141 on the Merger date and, as a result, the Merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company. As a result of the application of purchase accounting, the capital structure of and the basis of accounting for the Company differs from that of the Predecessor Company. Therefore, the Successor Company’s financial data generally will not be comparable to the Predecessor Company’s financial data. As a result of the acquisition, the consolidated statements of operations of the Successor Company include interest expense and amortization expense related to acquisition indebtedness issuance costs, original issue discount amortization and management fees that did not exist prior to the acquisition. Also, as a result of purchase accounting, the fair values of inventories, identifiable intangibles with finite lives and property, plant and equipment at the date of acquisition became their new basis and depreciation and amortization of these assets for the Successor Company are based upon their newly established basis. Additionally, the fair value of the Predecessor Company’s pension assets and liabilities were adjusted as a result of purchase accounting; therefore pension expense for the Successor Company is based upon the newly established fair values. Also, the deferred tax balances were adjusted as a result of the purchase accounting adjustments. Other effects of purchase accounting to the Successor Company are not considered material.

Refinancing transactions

On October 28, 2005, Del refinanced the prior senior credit facilities with the issuance of $185.0 million of senior secured floating rate notes due November 1, 2011, or the “senior secured notes,” and $27.5 million of borrowings under a new two-year $75.0 million revolving credit facility, or the “interim revolver.”

On December 29, 2005, Del entered into a five-year $85.0 million asset-based revolving credit facility, or the “ABL credit facility.” Upon the closing of the ABL credit facility, all borrowings under the interim revolver were repaid and the interim revolver was terminated.

Summary historical percentages

The following table sets forth certain financial data as a percentage of net sales for the year ended December 31, 2006, the 2005 Successor Period, the 2005 Predecessor Period and the year ended December 31, 2004:

			Successor Company		Predecessor Company
	Three months ended March 31,		Year ended December 31, 2006	February 1, 2005 – December 31, 2005	January 1, 2005 – January 31, 2005	Year ended December 31, 2004
	2007	2006

Statement of operations data:
Net sales	100.0%	100.0%	100.0%	100.0%	100.0	100.0%
Cost of goods sold (1)	49.0	52.2	56.9	55.6	53.4	50.2

Gross profit	51.0	47.8	43.1	44.4	46.6	49.8
Selling and administrative expenses	44.0	44.5	41.9	41.8	63.0	42.3
Gain on pension curtailment	-5.2	0.0	-0.2	0.0	0.0	0.0
Severance expenses	0.7	0.2	0.1	0.9	0.0	0.0
Merger expenses	0.0	0.0	0.0	1.2	104.2	0.4

Operating income (loss)	11.5	3.1	1.3	0.5	-120.6	7.1
Other income (expense), net
Gain (loss) on sale of property	0.0	0.0	0.0	0.2	0.0	0.0
Loss on early extinguishment of debt	0.0	0.0	0.0	-1.7	0.0	0.0
Interest expense, net	-9.1	-9.5	-8.7	-7.3	-1.4	-0.9
Other income (expense), net	0.0	0.0	0.1	0.1	-1.3	0.1

Earnings (loss) before income taxes	2.4%	-6.4%	-7.3%	-8.2%	-123.3%	6.3%

(1)	Included in cost of goods sold for the year ended December 31, 2006 is a fourth quarter charge of $25.1 million relating to the provision for excess and slow moving inventory. Included in cost of goods sold for the 2005 Successor Period is $8.1 million related to the step-up of inventory recorded under purchase accounting and amortized during the year.

Results of operations

As discussed above in “—The Merger transactions—Accounting for the Merger,” our financial data in respect of all reporting periods subsequent to January 31, 2005 reflect the purchase method of accounting. Financial data for the Predecessor Company generally will not be comparable to financial data for the Successor Company. Our financial data reflect the restatement of certain of Del’s previously issued financial statements. See “—Restatement” below.

Three months ended March 31, 2007 compared to three months ended March 31, 2006

The following table sets forth our results of operations for the three months ended March 31, 2007 and 2006.

	Three months ended March 31,
($000)	2007	2006

Net Sales
Cosmetic segment	$80,334	$73,266
Pharmaceutical segment	23,681	19,904

Total net sales	104,015	93,170
Cost of goods sold	50,921	48,528

Gross profit	53,094	44,642
Selling and administrative expenses	45,774	41,419
Gain on pension curtailment	(5,420)	—
Severance expenses	759	146

Operating income	11,981	3,077

Other income (expense):
Interest expense, net	(9,439)	(8,843)
Other income (expense), net	4	9

Earnings (loss) before income taxes	2,546	(5,757)
Provision for (benefit from) income taxes	1,067	(2,104)

Net earnings (loss)	$1,479	$(3,653)

Our net sales for the three months ended March 31, 2007 were $104.0 million, an increase of $10.8 million, or 11.6% compared to net sales of $93.2 million for the three months ended March 31, 2006.

The cosmetic segment of the business generated net sales for the three months ended March 31, 2007 of $80.3 million, an increase of $7.0 million, or 9.6% compared to net sales of $73.3 million for the three months ended March 31, 2006. Net sales increased primarily due to higher shipments of the Sally Hansen nail color, nail treatment and lip product lines, as well as higher international net sales (a 24.8% increase over 2006), partially offset by lower shipments in non-core product lines. As reported by IRI, the Sally Hansen brand remains the number one brand in the mass market nail care category with a 24.3% share of market for the quarter. In nail color, the Sally Hansen brand increased its number one market share position to a 41.4% share of market. Sally Hansen has the number one market share position in nail treatment with a 48.1%

share of market for the quarter, down from 51.1% in the prior year comparable quarter. This decrease is primarily attributable to the significant growth in the anti-fungal category in which we do not aggressively participate. We have increased our number one market share position in bleaches and depilatories to a 37.6% share of market for the quarter. Sally Hansen/La Cross has the number three market share position in nail and beauty implements with a 14.8% share of the market for the quarter, a decrease from the prior year comparable quarter due to the loss of a major mass market customer due to aggressive competitor pricing.

The over-the-counter pharmaceutical segment of the business generated net sales for the three months ended March 31, 2007 of $23.7 million, an increase of $3.8 million, or 19.0% compared to net sales of $19.9 million for the three months ended March 31, 2006. Net sales increased primarily due to higher shipments in the Orajel line of oral analgesics. Orajel, the core brand of the pharmaceutical segment maintained its leadership position in the oral analgesics category with a 32.0% share of market for the first quarter, as reported by IRI.

Cost of goods sold for the three months ended March 31, 2007 was $50.9 million, or 49.0% of net sales compared to $48.5 million or 52.1% of net sales for the three months ended March 31, 2006. This decrease as a percentage of net sales reflects cost savings achieved as a result of continued operational improvements, higher net sales in the pharmaceutical segment and a continued trend in our business towards higher margin products, primarily in the cosmetic segment. Cost of goods sold for the three months ended March 31, 2006 included approximately $1.0 million, or 1.1% of net sales related to unabsorbed overhead costs in connection with the closure of the Little Falls manufacturing facility which were recorded according to the provisions of SFAS No. 151, “Inventory Costs,” or “SFAS No. 151.”

Selling and administrative expenses for the three months ended March 31, 2007 were $45.8 million, or 44.0% of net sales compared to $41.4 million or 44.5% of net sales for the three months ended March 31, 2006.

We recorded a gain on pension curtailment of $5.4 million during the three months ended March 31, 2007 in connection with the amendment of the Employees’ Pension Plan.

Severance expenses for the three months ended March 31, 2007 primarily represent charges recorded in connection with the ceasing of manufacturing activities at the Canajoharie facility.

Net interest expense for the three months ended March 31, 2007 and 2006 of $9.4 million and $8.8 million, respectively, was primarily attributable to interest incurred on the senior secured notes, the senior subordinated notes, and the ABL credit facility. The increase in net interest expense was primarily attributable to an increase in interest rates.

Income tax expense for the three months ended March 31, 2007 of $1.1 million was based on our expected effective tax rate of 41.9% for the year ending December 31, 2007. The income tax benefit for the three months ended March 31, 2006 of $2.1 million was based on our effective tax rate of 36.5% for year ended December 31, 2006. The increase in the effective income tax rate is primarily due to a greater impact of projected permanent items on foreign book income as compared to the previous year.

Twelve months ended December 31, 2006 compared to twelve months ended December 31, 2005

The following table sets forth our results of operations for the year ended December 31, 2006, the 2005 Successor Period and the 2005 Predecessor Period. The table also sets forth the combined Successor Company and Predecessor Company net sales for the twelve months ended December 31, 2005. Our results of operations for the year ended December 31, 2006 have been revised to correct an immaterial error in our accounting for display fixture reimbursement costs. See note 2 to our audited consolidated financial statements included elsewhere in this prospectus.

	Twelve months ended Dec 31, 2006	Twelve months ended Dec 31, 2005
	($000)		($000)
	Jan 1, 2006 – Dec 31, 2006	Feb 1, 2005 – Dec 31, 2005	Jan 1, 2005 – Jan 31, 2005
	Successor Company		Predecessor Company	Combined

Net Sales
Cosmetic segment	$337,691	$300,284	$14,756	$315,040
Pharmaceutical segment	88,244	79,074	3,450	82,524

Total net sales	425,935	379,358	18,206	397,564
Cost of goods sold	242,378	211,014	9,718

Gross profit	183,557	168,344	8,488
Selling and administrative expenses	178,252	158,562	11,475
Gain on pension curtailment	(994)	—	—
Severance expenses	632	3,250	—
Merger expenses	—	4,711	18,974

Operating income (loss)	5,667	1,821	(21,961)

Other income (expense):
Gain on sale of land and building	41	555	—
Loss on early extinguishment of debt	—	(6,449)	—
Interest expense, net	(37,132)	(27,661)	(264)
Other income (expense), net	313	531	(232)

Loss before income taxes	(31,111)	(31,203)	(22,457)
Benefit from income taxes	(11,377)	(15,359)	(24,434)

Net earnings (loss)	$(19,734)	$(15,844)	$1,977

Our net sales for the twelve months ended December 31, 2006 were $425.9 million, an increase of $28.3 million, or 7.1% compared to net sales of $397.6 million for the twelve months ended December 31, 2005.

The cosmetic segment of the business generated net sales for the twelve months ended December 31, 2006 of $337.7 million, an increase of $22.6 million, or 7.2% compared to net sales of $315.1 million for the twelve months ended December 31, 2005. Net sales increased primarily due to $5.8 million of lower returns and allowances as compared to 2005, higher shipments of the Sally Hansen nail color, lip, Just Feet, and the bleaches and depilatories product lines, as well as higher international net sales (a 22.2% increase over 2005), partially offset by lower shipments in Sally Hansen/La Cross, N.Y.C. New York Color and non-core product lines. As reported by ACNielsen, the Sally Hansen brand remained the number one brand in the mass market nail care category with a 24.9% share of market for the year. In nail color, the Sally Hansen brand increased its number one market share position to a 37.5% share of market. Sally Hansen had the number one market share position in nail treatment with a 48.7% share of market for the year, down from 52.4% in the prior year. The decrease is primarily the result of significant growth in the anti-fungal category in which we do not aggressively participate. We had the number one market share position in bleaches and depilatories with a 34.3% share of market for the year, a 2.7% increase in market share from the prior year. Sally Hansen/La Cross had the number two market share position in nail and beauty implements with a 16.1% share of the market for the year, a decrease of 4.8% in market share resulting from the loss of a major mass market customer due to aggressive competitor pricing.

The over-the-counter pharmaceutical segment of the business generated net sales for the twelve months ended December 31, 2006 of $88.2 million, an increase of $5.7 million, or 6.9% compared to net sales of $82.5 million for the twelve months ended December 31, 2005. Net sales increased primarily due to higher shipments in the Orajel line of oral analgesics. Orajel, the core brand of the pharmaceutical segment, increased its leadership position in the oral analgesics category with a 32.6% share of market for the year, as reported by IRI.

Cost of goods sold for the twelve months ended December 31, 2006 was $242.4 million, or 56.9% of net sales. Cost of goods sold for the twelve months ended December 31, 2006 includes a provision and write-down for excess and slow moving inventories of $35.7 million, an increase of $22.4 million over the comparable prior year period. See “—Recent developments—Operational initiatives.” In addition, in accordance with SFAS No. 151, we recorded a charge to cost of goods sold of $5.6 million, or 1.3% of net sales of which $4.4 million related to unabsorbed overhead costs in connection with the closure of the Little Falls manufacturing facility and $1.2 million related to manufacturing inefficiencies at our Rocky Point facility due principally to transition and training costs. Cost of goods sold for the 2005 Successor Period was $211.0 million, or 55.6% of net sales. Cost of goods sold for the period includes approximately $8.1 million, or 2.1% of net sales related to the amortization of the inventory step-up to fair value as a result of purchase accounting and a charge of $13.3 million, or 3.5% of net sales for the provision and write-down for excess and slow moving inventories. Excluding the impact of these charges in both periods, the improvement in cost of goods sold reflects cost savings achieved as a result of continued operational improvements and a continued trend in our business towards higher margin products, primarily in the cosmetic segment.

Cost of goods sold for the 2005 Predecessor Period was $9.7 million, or 53.4% of net sales.

Selling and administrative expenses for the twelve months ended December 31, 2006 was $178.3 million, or 41.9% of net sales. Additional costs included in selling and administrative expenses for the twelve months ended December 31, 2006 over the prior year combined period were $3.3 million related to our Management Incentive Plan, $2.1 million of incremental consulting fees and expenses associated with Synergetics and $1.2 million of increased display fixtures amortization.

Selling and administrative expenses for the 2005 Successor Period was $158.6 million, or 41.8% of net sales. Fuel surcharges and higher shipping costs due to an increase in expedited shipments negatively impacted selling and administrative charges by approximately $1.1 million.

Selling and administrative expenses for the 2005 Predecessor Period was $11.5 million, or 63.0% of net sales. Whereas selling and administrative expenses remain fairly constant on a monthly basis, net sales for the monthly period January 1, 2005 to January 31, 2005 represent approximately 5% of sales for the combined period.

Merger expenses for the 2005 Successor Period of $4.7 million were primarily related to change of control payments and legal and advisory fees and expenses incurred in connection with the Merger.

Merger expenses for the 2005 Predecessor Period of $19.0 million, were primarily related to the payment of $18.8 million issued upon closing of the transaction on January 27, 2005 in connection with the separation agreement with the former Chairman, and approximately $0.2 million of legal and advisory fees and expenses incurred in connection with the Merger.

On January 13, 2006, we announced the ceasing of manufacturing activities at our facility in Little Falls, New York. We transferred a majority of these manufacturing operations to our Rocky Point, North Carolina manufacturing facility and outsourced the remainder. We have converted the Little Falls facility to a warehouse to store a portion of our inventory and are in the process of closing several of our short-term leased warehouse facilities in upstate New York. Pursuant to our formal severance policy, a charge of $1.2 million for severance costs and related benefits for approximately 289 employees was recorded in December 2005. Additional severance benefits for future services by employees being terminated are being recognized as a charge in the consolidated financial statements as such severance benefits are earned. During the year ended 2006, a charge of $0.2 million was recorded for such earned benefits and for an adjustment to the initial accrual. Remaining cash payments relating to severance costs and related benefits of approximately $0.2 million were made through the end of the second quarter of 2007. As a result of the closure of the Little Falls facility, there was a partial curtailment of the Employees’ Pension Plan, resulting in the recording of a benefit of $1.0 million during the third quarter of 2006. Additional severance costs of $0.4 million were recorded during the year ended 2006 as a result of workforce reductions.

We recorded severance costs totaling $3.3 million during the 2005 Successor Period relating to the closure of the Little Falls manufacturing facility and other workforce reduction programs.

Net interest expense for the twelve months ended December 31, 2006 of $37.1 million was primarily attributable to interest incurred on the senior secured notes, the senior subordinated notes and the ABL credit facility.

Net interest expense for the 2005 Successor Period of $27.7 million was primarily attributable to interest incurred on the $200.0 million prior term loan facility and the senior subordinated notes. As a result of the refinancing on October 28, 2005, we incurred a non-cash charge, reflected as a loss on early extinguishment of debt, of $6.5 million due to the write-off of deferred finance charges related to the prior senior credit agreement.

Net interest expense for the 2005 Predecessor Period of $0.3 million was attributable to debt existing prior to the Merger.

We recorded an income tax benefit of $11.4 million for 2006 based upon our annual effective tax rate of 36.6% for the year ended December 31, 2006.

We recorded an income tax benefit of $15.4 million for the 2005 Successor Period. The income tax benefit was based on our effective tax rate of 35.3% for the 2005 Successor Period, as well as the recording of a benefit of $4.3 million relating to a reduction of the net deferred tax liabilities due to a change in the New York State tax laws.

Income tax benefit for the 2005 Predecessor Period of $24.4 million was comprised of an anticipated income tax refund (received on October 27, 2005) of approximately $11.3 million attributable to the utilization of a net operating loss carryback, the recording of deferred tax assets of approximately $13.4 million attributable to net operating loss carryforwards, and the recording of approximately $0.3 million of deferred tax expense related to temporary differences.

Net earnings for the 2005 Predecessor Period of $2.0 million were attributable to the recording of the income tax benefit of $24.4 million discussed above, which offset the $22.4 million loss before income taxes.

Twelve months ended December 31, 2005 compared to twelve months ended December 31, 2004

The following table sets forth the results of operations for the 2005 Successor Period, the 2005 Predecessor Period and the year ended December 31, 2004. The table also sets forth the Combined Successor Company and Predecessor Company net sales for the twelve months ended December 31, 2005.

	Twelve months ended Dec 31, 2005			Twelve months ended Dec 31, 2004
	($000)			($000)

	Feb 1, 2005 – Dec 31, 2005	Jan 1, 2005 – Jan 31, 2005		Jan 1, 2004 – Dec 31, 2004
	Successor Company	Predecessor Company	Combined	Predecessor Company

Net Sales
Cosmetic segment	$300,284	$14,756	$315,040	$314,094
Pharmaceutical segment	79,074	3,450	82,524	81,080

Total net sales	379,358	18,206	397,564	395,174
Cost of goods sold	211,014	9,718		198,425

Gross profit	168,344	8,488		196,749
Selling and administrative expenses	158,562	11,475		167,078
Severance expenses	3,250	—		20
Merger expenses	4,711	18,974		1,415

Operating income (loss)	1,821	(21,961)		28,236

Other income (expense):
Gain (loss) on sale of property	555	—		(146)
Loss on early extinguishment of debt	(6,449)	—		—
Interest expense, net	(27,661)	(264)		(3,584)
Other income (expense), net	531	(232)		331

Earnings (loss) before income taxes	(31,203)	(22,457)		24,837
Provision for (benefit from) income taxes	(15,359)	(24,434)		10,159

Net earnings (loss)	$(15,844)	$1,977		$14,678

Our net sales for the twelve months ended December 31, 2005 were $397.6 million, an increase of $2.4 million, or 0.6% compared to net sales of $395.2 million for the twelve months ended December 31, 2004.

The cosmetic segment of the business generated net sales for the twelve months ended December 31, 2005 of $315.1 million, an increase of $1.0 million, or 0.3% compared to net sales of $314.1 million for the twelve months ended December 31, 2004. The increase in net sales was principally due to higher shipments, offset by an increase in returns and sales incentives of $5.1 million.

The over-the-counter pharmaceutical segment of the business generated net sales for the twelve months ended December 31, 2005 of $82.5 million, an increase of $1.4 million, or 1.8% compared to net sales of $81.1 million for the twelve months ended December 31, 2004.

Cost of goods sold for the 2005 Successor Period was $211.0 million, or 55.6% of net sales. Cost of goods sold for the 2005 Successor Period includes approximately $8.1 million, or 2.1% of net sales related to the amortization of the inventory step-up to fair value as a result of purchase accounting and a charge of $13.3 million or 3.5% of net sales for the provision and write-down for excess and slow moving inventories. During 2005, we incurred approximately $3.9 million (1.0% of net sales) of incremental inbound freight charges principally associated with fuel surcharges, rate increases and inefficiencies associated with outsourced manufacturing. Cost of goods sold as a percentage of net sales was also negatively impacted by higher returns and sales incentives, as discussed above.

Cost of goods sold for the twelve months ended December 31, 2004 was $198.4 million, or 50.2% of net sales. Cost of goods includes a charge of $6.5 million or 1.6% of net sales for the provision and write-down for excess and slow moving inventories.

Selling and administrative expenses for the 2005 Successor Period was $158.6 million, or 41.8% of net sales. Selling and administrative expenses for the 2005 Successor Period include approximately $4.8 million or 1.3% of net sales related to the amortization of intangible assets arising from the Merger, $1.1 million of management fees and $1.2 million of consulting fees and expenses associated with Synergetics. Fuel surcharges and higher shipping costs due to an increase in expediting shipments negatively impacted selling and administrative charges by approximately $1.1 million.

Selling and administrative expenses for the twelve months ended December 31, 2004 was $167.1 million, or 42.3% of net sales.

Merger expenses for the 2005 Successor Period of $4.7 million are primarily related to change of control payments and legal and advisory fees and expenses incurred in connection with the Merger.

Merger expenses for the 2005 Predecessor Period of $19.0 million are primarily related to the payment of $18.8 million upon the closing of the transaction on January 27, 2005 in connection with the separation agreement with Del’s former chairman in connection with the Merger, and approximately $0.2 million of legal and advisory fees and expenses incurred in connection with the Merger.

Merger expenses for the twelve months ended December 31, 2004 were $1.4 million consisting principally of legal and advisory fees and expenses incurred in connection with the Merger.

As part of our efforts to streamline our organization and reduce costs, we completed a workforce reduction program in September 2005. The program entailed an assessment of our workforce requirements across all of our major departments and resulted in the elimination of 55 positions at various levels. The workforce reduction was anticipated to save approximately $6.7 million annually. In connection with the workforce reduction program, a one-time severance charge of $2.0 million (approximately $1.5 million due to the terms of the severance agreement with our former president and chief executive officer, William McMenemy) was recorded in September 2005. Additionally, we recorded a charge of $1.2 million for severance costs and related benefits associated with the ceasing of manufacturing activities at our facility in Little Falls, New York.

Net interest expense for the 2005 Successor Period of $27.7 million was primarily attributable to interest incurred on the prior senior credit agreement and the senior subordinated notes issued on January 27, 2005 in connection with the Merger. As a result of the refinancing on October 28, 2005, we incurred a non-cash charge, reflected as a loss on early extinguishment of debt, of $6.5 million due to the write-off of deferred finance charges related to the prior senior credit agreement.

Net interest expense for the twelve months ended December 31, 2004 of $3.6 million was primarily attributable to outstanding borrowings of the Predecessor Company under its 9.5% senior notes, its revolving credit facility and outstanding mortgages on the North Carolina and the Barrie, Ontario facilities.

We recorded an income tax benefit of $15.4 million for the 2005 Successor Period. The income tax benefit was based on our effective tax rate of 35.3% for the 2005 Successor Period, as well as the recording of a benefit of $4.3 million relating to a reduction of the net deferred tax liabilities due to a change in the New York State tax laws.

The income tax benefit for the 2005 Predecessor Period of $24.4 million was comprised of an anticipated income tax refund (received on October 27, 2005) of approximately $11.3 million attributable to the utilization of a net operating loss carryback, the recording of deferred tax assets of approximately $13.4 million attributable to net operating loss carryforwards, and the recording of approximately $0.3 million of deferred tax expense related to temporary differences.

Income taxes for the twelve months ended December 31, 2004 of $10.2 million were based on our annual effective tax rate of 40.9%.

Net loss for the 2005 Successor Period of $15.8 million is primarily attributable to net interest expense.

Net earnings for the twelve months ended December 31, 2004 of $14.7 million are primarily attributable to the operating income generated by the Predecessor Company.

We believe that inflation has had no significant impact on earnings from operations during the last three years.

Liquidity and capital resources

Our liquidity needs arise primarily from debt service on our substantial indebtedness and from funding of capital expenditures, ongoing operating costs and working capital.

In connection with the Merger in January 2005, substantially all of Del’s then outstanding indebtedness was redeemed, repurchased or otherwise repaid and replaced. Del issued $175.0 million of its senior subordinated notes, and closed on the prior senior credit facilities which provided for aggregate maximum borrowings of $250.0 million, consisting of the $200.0 million prior term loan facility and the $50.0 million prior revolver. On October 28, 2005, Del refinanced and terminated the prior senior credit facilities through the issuance of $185.0 million of its senior secured notes and the $75.0 million interim revolver. The interim revolver was used as interim financing until December 29, 2005, when it was replaced with the $85.0 million ABL credit facility.

Principal and interest payments under the senior secured notes, the senior subordinated notes and the ABL credit facility will represent significant liquidity requirements for us. We expect that cash flow from operating activities and expected available borrowings under the ABL credit facility will provide sufficient working capital to operate our business, to fund expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on our outstanding debt. Our ability to borrow under the ABL credit facility is subject to a borrowing base consisting of a percentage of eligible accounts receivable and eligible inventory. No assurance can be given, however, that our business will, in fact, generate sufficient cash flows or that future borrowings will, in fact, be available in an amount sufficient to enable us to service our debt or to fund our other liquidity needs.

The senior secured notes and senior subordinated notes

The senior secured notes bear interest at a rate per annum equal to three-month LIBOR plus 5.0%. The senior secured notes are guaranteed by certain of the existing and future domestic subsidiaries of Del. The senior secured notes and guarantees are secured by a first priority security interest in substantially all of Del’s and the guarantors’ assets, other than inventory, receivables, equity interest in Del’s subsidiaries and other specified excluded assets and by a second priority security interest in substantially all of Del’s and the guarantors’ inventory, receivables and other specified liquid assets. The senior secured notes and guarantees rank equally with all existing and future senior indebtedness and rank senior to all existing and future subordinated indebtedness, including the senior subordinated notes and related guarantees. Interest on the senior secured notes is payable quarterly on February 1, May 1, August 1 and November 1.

The senior secured notes contain covenants that, among, other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, distributions from certain subsidiaries, the issuance of preferred stock by the guarantors, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfers of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture. See “Description of certain indebtedness—Senior secured notes.”

The senior subordinated notes bear interest at 8% and are guaranteed by certain of the existing and future domestic subsidiaries of Del. The senior subordinated notes and guarantees are unsecured senior subordinated obligations and rank equally with all future subordinated indebtedness and are subordinated to the current and future senior indebtedness and other liabilities of Del and its subsidiaries. Interest on the senior subordinated notes is payable semi-annually on February 1 and August 1.

The senior subordinated notes contain covenants that, among other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, the distributions from certain subsidiaries, the issuance of preferred stock by the guarantors, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfers of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture. See “Description of certain indebtedness—Senior subordinated notes.”

On June 20, 2007, Del received (i) a notice of default from Wells Fargo, National Association, as trustee under the indenture governing the senior secured notes, or the “senior secured notes indenture,” and (ii) a notice of default from Wells Fargo, National Association, as trustee under the indenture governing the senior subordinated notes, or the “senior subordinated notes indenture” and, together with the senior secured notes indenture, the “indentures.”

Under Section 4.03(a) of the indentures, Del was required to file its Quarterly Report on Form 10-Q for the three months ended March 31, 2007 within the time period specified by the SEC’s rules and regulations. The trustee for each of the indentures provided the notice of default to notify Del that it was in violation of Section 4.03(a) of the respective indenture as a result of the delay in the filing its Form 10-Q for the three months ended March 31, 2007, as described in Note 6 to the unaudited consolidated financial statements included elsewhere in this prospectus, and to demand that Del remedy the default.

Each indenture provides that Del has 30 days from receipt of a notice of default to cure such default before an event of default occurs under such indenture. If an event of default occurs, the respective trustee or the holders of 25% in aggregate principal amount of the senior secured notes or the senior subordinated notes, as the case may be, may declare the applicable notes to be due and payable immediately. Del cured the default with respect to each indenture as of July 6, 2007 by filing its Form 10-Q for the three months ended March 31, 2007.

The ABL credit facility

The ABL credit facility, which was subsequently amended on February 23, 2006 and November 29, 2006, matures on December 29, 2010 and provides for aggregate maximum borrowings of $85.0 million. The ABL credit facility is guaranteed by DLI Holding II Corp. and by certain of Del’s existing and future domestic subsidiaries. The ABL credit facility is an asset-based facility with a first priority security interest in substantially all accounts receivable and inventory and a second priority security interest in substantially all tangible and intangible assets. The ABL credit facility is also secured on a first priority basis by the capital stock of Del’s domestic subsidiaries. Also, the guarantee by DLI Holding II Corp. is secured by a pledge of all of its assets. Del and the subsidiary guarantors, the credit facility collateral agent and the Trustee for the senior secured notes and the note collateral agent entered into an intercreditor agreement.

Borrowings under the ABL credit facility are determined by a formula which provides eligibility of up to 85% of the net book value of domestic accounts receivable and a range of 35% to 65% of domestic inventory. Borrowings under the ABL credit facility bear interest at our option at either: (i) an alternate base rate which is equal to the higher of 0.50% per year above the federal funds effective rate and the base rate announced by the ABL credit facility’s administrative agent as its prime rate plus an applicable margin ranging from 0.25% to 0.75% (0.25% at March 31, 2007) based on Del’s borrowing base availability, or (ii) an adjusted LIBOR rate plus an applicable margin ranging from 1.25% to 1.75% (1.25% at March 31, 2007) based on Del’s borrowing base availability. The terms of the ABL credit facility include a commitment fee of .375% based on unused commitments of the lenders, letter of credit fees on the aggregate face amount of outstanding letters of credit and underwriting and administrative fees.

The ABL credit facility includes covenants, that among other things, limit or restrict Del’s and its subsidiaries’ abilities to dispose of assets, incur additional indebtedness, prepay other indebtedness, pay dividends, create liens, make investments, modify the terms of the documents governing the indebtedness, engage in mergers or make capital expenditures or engage in certain transactions with affiliates. The ABL credit facility also requires Del to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges whenever excess borrowing availability is less than $10.0 million on any day. See “Description of Certain Indebtedness—ABL Credit Facility.” As of March 31, 2007, we had $18.0 million of senior debt and $1.0 million of letters of credit outstanding under the ABL credit facility, $66.0 million of unutilized commitments and $60.3 million of availability thereunder. As of July 31, 2007, we had $24.0 million of senior debt and $1.0 million of letters of credit outstanding under the ABL credit facility, $60.0 million of unutilized commitments and $60.0 million of availability thereunder.

The ABL credit facility requires Del to enter into interest rate protection agreements to provide interest rate protection for a minimum of 45% of Del’s consolidated funded indebtedness for two years. Effective February 1, 2006, Del entered into a cap/floor collar agreement, or the “collar,” with JPMorgan Chase Bank, N.A to provide the required interest rate protection and to manage its exposure to changes in LIBOR. The collar is for a notional amount of $100.0 million expiring on February 1, 2009 and has a cap rate of 5.5% and a floor rate of 4.29%. The collar has been designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and has been deemed to be highly effective. Accordingly, we record the fair value of the collar as an asset or liability on our consolidated balance sheet, and any unrealized gain or loss is included in accumulated other comprehensive income (loss). As of December 31, 2006, we recorded an asset of $3 thousand on our consolidated balance sheet and recorded an after-tax net gain of $2 thousand in accumulated other comprehensive income (loss) during the year ended December 31, 2006. No hedge ineffectiveness was recorded during the year ended December 31, 2006. As of March 31, 2007, we recorded a liability of $132 thousand on our consolidated balance sheet and recorded an after-tax net loss of $83 thousand and an after-tax net gain of $169 thousand in accumulated other comprehensive income during the three months ended March 31, 2007 and 2006, respectively. No hedge ineffectiveness was recorded during the three months ended March 31, 2007 and 2006.

Financial covenants

Borrowings under the ABL credit facility are subject to certain conditions and limitations described above. The indentures governing the senior secured notes and the senior subordinated notes contain significant financial and operating covenants, including prohibitions on Del’s ability to incur certain additional indebtedness or to pay dividends. The ABL credit facility contains borrowing conditions and customary events of default, including nonpayment of interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events.

On March 31, 2007, Del entered into a waiver and consent to the ABL credit facility. Among other things, the waiver and consent (i) waived certain defaults or events of default relating to any potential restatement or revision of Del’s consolidated financial statements delivered prior to the date of the waiver and consent, and (ii) extended the date on which audited financial statements with respect to the fiscal year ended December 31, 2006, and certain other documents under the ABL credit facility, were required to be delivered to April 30, 2007 from March 31, 2007. Del delivered the documents required to be delivered under the ABL credit facility by April 30, 2007 to its lenders on April 30, 2007.

On May 15, 2007 and June 15, 2007, Del entered into a second waiver and consent and third waiver and consent to the ABL credit facility. Among other things, these waivers and consents (i) waived certain defaults or events of default relating to any potential restatement or revision of Del’s consolidated financial statements delivered prior to the date of such waivers and consents, and (ii) extended the date on which unaudited financial statements for the three months ended March 31, 2007, and certain other documents under the ABL credit facility, were required to be delivered to June 15, 2007 from May 15, 2007 and subsequently from June 15, 2007 to July 10, 2007. Del delivered its unaudited financial statements for the three months ended March 31, 2007 and all other required documents under the ABL credit facility to it lenders on July 6, 2007.

The ABL credit facility has a minimum fixed charge coverage ratio financial covenant that is effective if the minimum excess availability under the ABL credit facility is less than specified levels. Under the terms of the ABL credit facility, the minimum fixed charge coverage ratio test would not have applied as of March 31, 2007 as borrowing availability under the ABL credit facility would have exceeded the specified threshold. The minimum fixed charge coverage ratio test requires Del to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges of at least 1:1 whenever excess availability is less than $10.0 million (which amount will be increased in proportion to any increase in commitments under the ABL credit facility). Borrowings under the ABL credit facility are a key source of Del’s liquidity, and Del’s ability to borrow thereunder will depend on Del’s compliance with the covenants under the credit agreement. Failure to comply with these covenants would result in a violation of the credit agreement which, absent a waiver or an amendment, would permit the lenders to accelerate borrowings thereunder.

Credit Agreement EBITDA as presented herein is a financial measure that is used in the credit agreement for Del’s ABL credit facility. Credit Agreement EBITDA is not a defined term under U.S. GAAP and should not be considered as an alternative to operating income or net income, as a measure of operating results or cash flows or as a measure of liquidity. Credit Agreement EBITDA differs from the term “EBITDA” as it is commonly used. Credit Agreement EBITDA, as used in this prospectus, means “Consolidated EBITDA,” as that term is defined in Del’s ABL credit facility and used as part of the calculation of the term “Consolidated Fixed Charge Coverage Ratio” which is used in the credit agreement’s financial condition covenant and affects Del’s ability to incur additional indebtedness in specified circumstances. Credit Agreement EBITDA consists of consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions developed by us in conjunction with Synergetics, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, certain losses relating to the disposition of excess, surplus or obsolete inventory, and certain sponsor monitoring fees. See “Description of Certain Indebtedness.”

The calculation of Credit Agreement EBITDA for the periods indicated is set forth below. Credit Agreement EBITDA for periods prior to the Merger is calculated as if the credit agreement were in effect with respect to such periods.

	Predecessor Company		Successor Company
(Dollars in thousands)	Year ended December 31, 2004	January 1, 2005 – January 31, 2005	February 1, 2005 – December 31, 2005	Year ended December 31, 2006	Three months ended
					March 31, 2006	March 31, 2007

Net earnings (loss)	$14,678	$1,977	$(15,844)	$(19,734)	$(3,653)	$1,479
Income tax expense (benefit)	10,159	(24,434)	(15,359)	(11,377)	(2,104)	1,067
Interest expense, net	3,584	264	27,661	37,132	8,843	9,439
Loss on early extinguishment of debt	—	—	6,449	—	—	—
Depreciation and amortization	17,472	1,512	20,217	26,093	5,912	6,927
Purchase accounting	—	—	8,083	—	—
Losses related to inventory impairment(1)	—	—	5,000	5,000	—	—
Little Falls facility closure costs(2)	—	—	—	4,768	1,134	—
Synergetics fees and expenses	—	—	1,227	3,278	700	—
Non-cash stock compensation charges	—	—	311	770	223	168
Unusual, non-recurring and other(3)	2,044	19,307	11,804	2,522	523	(4,279)
Specified credit agreement add-backs(4)	—	—	5,493	—	—	—

Credit Agreement EBITDA(1)	$47,937	$(1,374)	$55,042	$48,452	$11,578	$14,801

(1)	We recorded a $25.1 million provision for excess and slow moving inventory in the fourth quarter of 2006. The credit agreement limits the add-back of losses related to the disposition of excess, surplus or obsolete inventory to $5.0 million for each fiscal year and $15.0 million in the aggregate, commencing with the fourth quarter of 2005. Credit Agreement EBITDA for 2006 would have been $68.5 million if it had been adjusted for the additional $20.1 million fourth quarter 2006 provision for excess and slow moving inventory that is not added back to net earnings (loss) pursuant to the terms of the credit agreement. See “—Recent developments—Operational initiatives.”

(2)	Represents unabsorbed overhead costs charged to cost of goods sold, in accordance with SFAS No. 151, and implementation costs in connection with the closure of the Little Falls manufacturing facility. See “—Results of operations—Twelve months ended December 31, 2006 compared to twelve months ended December 31, 2005.”

(3)	Represents unusual or non-recurring items, and other permitted add-backs pursuant to the terms of the credit agreement, including merger expenses, severance payments, Kelso advisory fees and a benefit of $1.0 million and $5.4 million recorded during 2006 and the first quarter of 2007, respectively, relating to curtailments of our Employees’ Pension Plan. Other amounts include a $3.6 million provision in 2005 for excess and slow moving inventory recorded prior to the fourth quarter of 2005 and the execution of the credit agreement.

(4)	Represents specified add-backs of $5.5 million as set forth in the credit agreement.

Operating activities

Three months ended March 31, 2007 and 2006

Net cash used in operating activities for the three months ended March 31, 2007 of $5.5 million was principally the result of $9.0 million in cash generated (net earnings of $1.5 million plus depreciation and amortization of $4.2 million, amortization of display fixtures of $2.7 million, the provision for excess and slow moving inventory of $2.6 million and deferred income taxes of $3.4 million, less the pension curtailment gain of $5.4 million) and a decrease in accounts receivable of $5.6 million, offset by an increase in inventories of $9.5 million, an increase in other assets of $2.7 million and a decrease in accounts payable and accrued liabilities of $7.6 million. Accounts receivable decreased due to the timing of shipments and receipt of payment from shipments which occurred during the fourth quarter of 2006. Inventories increased due to the purchase of materials to support projected 2007 sales levels. Other assets increased primarily due to the purchase and shipment of display fixtures to customers. Accounts payable and accrued liabilities decreased due to the timing of payments and purchases of material.

Net cash used in operating activities for the three months ended March 31, 2006 of $13.1 million was principally the result of $0.2 million in cash generated (pre-tax loss of $5.8 million plus depreciation and amortization of $3.7 million and amortization of display fixtures of $2.3 million), offset by increases in accounts receivable of $5.7 million, other assets of $3.7 million and a decrease in accounts payable of $3.2 million. Other assets increased due to the purchase and shipment of display fixtures to customers. Accounts payable decreased due to the timing of payments related to material purchases.

Year ended December 31, 2006, 2005 successor period, 2005 predecessor period and year ended December 31, 2004

Net cash provided by operating activities for the year ended December 31, 2006 of $17.3 million was principally the result of $30.7 million in cash generated (pre-tax loss of $31.1 million plus the provision for excess and slow moving inventory of $35.7 million, depreciation and amortization of $15.7 million and amortization of display fixtures of $10.4 million), as well as an increase in accounts payable and accrued expenses of $13.4 million offset by an increase in accounts receivable of $10.2 million, inventories of $8.4 million and other assets of $8.9 million. Accounts payable and inventories increased due to the timing of material purchases to support projected sales levels. Accounts receivable increased due to the timing of shipments during the fourth quarter. Accrued liabilities increased primarily due to increases in accruals for salaries, wages and other employee related benefits and an increase in the accrual for management fees. Other assets increased primarily due to the purchase and shipment of display fixtures to customers.

Net cash used in operating activities of $28.4 million for the 2005 Successor Period was due to an increase in deferred income taxes of $16.9 million, a net loss of $15.8 million, a decrease in accrued liabilities of $8.5 million and an increase in other assets of $9.0 million partially offset by a decrease in income taxes receivable of $10.2 million, depreciation and amortization of $11.8 million and the early extinguishment of debt of $6.5 million. Accrued liabilities decreased primarily as a result of the $18.5 million separation payment to Del’s former chairman in connection with the Merger, offset by increases in interest, severance and pension. Other assets increased due mainly to the capitalization of deferred financing fees as a result of the refinancing.

Net cash provided by operating activities for the 2005 Predecessor Period of $0.2 million was primarily due to a decrease in accounts receivable of $6.0 million, partially offset by an increase in inventories of $6.1 million. The increase in accrued liabilities of $21.7 million is primarily related to $18.5 million for a payment due under a separation agreement with Del’s former chairman in connection with the Merger and approximately $2.8 million for advertising and promotion. The increase in income taxes receivable/payable of $11.6 million is primarily related to the recording of an anticipated income tax refund of approximately $11.4 million attributable to the utilization of a net operating loss carryback. The recording of deferred tax assets of approximately $13.0 million is primarily attributable to net operating loss carryforwards.

Net cash provided by operating activities for the year ended December 31, 2004 was $7.2 million, due primarily to net earnings of $14.7 million, depreciation and amortization of $8.5 million, amortization of display fixtures of $9.0 million, a provision for excess and slow moving inventory of $6.5 million and an increase in accounts payable of $6.5 million. This cash provided by operating activities was partially offset by an increase in inventories of $24.3 million, an increase in other assets of $9.8 million and a decrease in accrued liabilities of $4.1 million. The increase in inventories and accounts payable is due to the timing of material purchases to support projected sales levels. The increase in other assets is primarily related to display fixtures shipped to customers. The decrease in accrued liabilities is due primarily to a reduction in bonus liabilities, and a reduction in the severance liability related to the relocation of the Farmingdale, N.Y. plant to Rocky Point, N.C.

Investing activities

Three months ended March 31, 2007 and 2006

Net cash provided by investing activities of $0.8 million for the three months ended March 31, 2007 was primarily related to net proceeds of $2.8 million from the sale of the property in Little Falls, New York, offset by $2.0 million of capital spending for tooling, plates and dies, and manufacturing machinery and equipment. We currently expect that total expenditures for capital and display fixtures for 2007 will be approximately $22.0 million.

Net cash used in investing activities of $1.8 million for the three months ended March 31, 2006 was primarily related to capital spending for tooling, plates and dies, and manufacturing machinery and equipment.

Year ended December 31, 2006, 2005 successor period, 2005 predecessor period and year ended December 31, 2004

Net cash used in investing activities of $6.7 million for the year ended December 31, 2006 was primarily related to capital spending for tooling, plates and dies, and manufacturing machinery and equipment.

Net cash used in investing activities of $383.0 million for the 2005 Successor Period was primarily due to $377.2 million used for the purchase of outstanding common stock and stock options of Del in connection with the Merger.

Net cash used in investing activities for the 2005 Predecessor Period of $0.8 million was primarily related to capital spending for tooling, plates and dies, and manufacturing machinery and equipment.

Net cash used in investing activities for the year ended December 31, 2004 was $4.7 million. Approximately $9.5 million was used for capital spending primarily related to manufacturing machinery and equipment, and $4.8 million was provided from the sale of land and buildings.

Financing activities

Three months ended March 31, 2007 and 2006

Net cash provided by financing activities for the three months ended March 31, 2007 of $5.9 million was primarily due to borrowings under the ABL credit facility of $8.0 million to support seasonal working capital requirements and a $2.0 million payment to a former director to repurchase options and stock. Cash paid for interest during the three months ended March 31, 2007 was $12.1 million. We anticipate that our debt service requirements in 2007 will be approximately $34.6 million.

Net cash provided by financing activities for the three months ended March 31, 2006 of $13.6 million was primarily due to borrowings under the ABL credit facility.

Year ended December 31, 2006, 2005 successor period, 2005 predecessor period and year ended December 31, 2004

Net cash used in financing activities for the year ended December 31, 2006 of $13.2 million was primarily for repayments under our ABL credit facility. Cash paid for interest during the year ended December 31, 2006 was $34.2 million.

Net cash provided by financing activities for the 2005 Successor Period of $411.7 million was primarily due to proceeds of $185.0 million received from the issuance of the senior secured notes, proceeds of $173.8 million received from the issuance of the senior subordinated notes at 99.34%, proceeds of $138.2 million contributed by affiliates of Kelso, the continuing investors and a third party investor and proceeds of $22.0 million from borrowings under the ABL credit facility. Proceeds of $69.3 million were used to repay existing debt, $30.6 million was used to pay financing, legal, advisory, accounting and certain other fees incurred in connection with the Merger and $7.2 million was used to pay financing, legal, advisory, accounting and certain other fees incurred in connection with the issuance of the ABL credit facility.

Net cash used in financing activities for the 2005 Predecessor Period of $0.9 million was primarily to reduce a portion of the outstanding balance on the revolving credit agreement.

Net cash used in financing activities of $0.8 million for the year ended December 31, 2004 was due to the acquisition of treasury stock of $0.7 million in connection with the exercise of stock options, principal payments under mortgages of $0.4 million and payment of capital lease obligations of $0.1 million, partially offset by the receipt of proceeds of $0.4 million from the exercise of stock options.

We do not use any off-balance sheet financing arrangements. We anticipate that we may, from time to time, purchase our debt securities through the open market.

Disclosures about contractual obligations

In order to aggregate all contractual obligations as December 31, 2006, we have included the following table:

	Payments due by period
(Dollars in thousands)	Total	Less 1 Year	1 – 2 Years	2 – 3 Years	3 – 5 Years	After 5 Years

Senior secured notes(a)(b)	$185,000	$—	$—	$—	$185,000	$—
Senior subordinated notes, including interest(a)	252,000	14,000	14,000	14,000	28,000	182,000
ABL credit facility(c)	10,000	—	—	—	10,000	—
Mortgage on land and buildings, including interest	1,359	133	133	1,093	—	—
Capital leases, including interest	110	108	2	—	—	—
Financial advisory fee to Kelso(d)	3,000	3,000	—	—	—	—
Operating leases	30,937	4,904	4,630	3,612	7,174	10,617

Total contractual obligations(e)(f)(g)	$482,406	$22,145	$18,765	$18,705	$230,174	$192,617

(a)	Del is required to offer to repurchase the senior secured notes and senior subordinated notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date under some circumstances involved upon the occurrence of a change in control. Del must also repurchase the senior secured notes and senior subordinated notes at a price equal to par, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, if Del sells assets under certain circumstances.

(b)	The amounts stated do not include interest costs. The interest rate assessed on the senior secured notes varies quarterly based on three-month LIBOR plus 5.0%. Based on an interest rate of 10.37125% as of December 31, 2006, our annual interest obligation would be approximately $19.2 million.

(c)	The amounts stated do not include interest costs. The ABL credit facility bears interest based upon a margin over referenced rates established within a specified pricing grid. The marginal rates will vary based upon Del’s borrowing base availability. The applicable base rate and the effective LIBOR rate were 8.5% and 6.62%, respectively, as of December 31, 2006.

(d)	Under the terms of a financial advisory agreement with Kelso, we are required to pay Kelso an annual advisory fee of $1.2 million. As of December 31, 2006, accrued and unpaid advisory fees owed to Kelso were $1.8 million ($0.6 million relating to 2005 and $1.2 million relating to 2006). Kelso has agreed to receive the accrued and unpaid advisory fees upon the consummation of this offering. Prior to the completion of this offering, we will enter into a termination agreement with Kelso under which we will agree to pay Kelso a one-time fee of $ million payable upon the consummation of this offering.

(e)	We expect to contribute approximately $3.0 million in fiscal year 2007 to fund our defined benefit pension plans. These expected defined benefit pension contributions are not included in the above table. For further information regarding defined benefit pension contributions, see Note 9(a) of the Notes to audited consolidated financial statements included elsewhere in this prospectus.

(f)	On December 16, 2005, we entered into two agreements with a third party. The first agreement stipulated that we sell inventory in exchange for $1.0 million in cash. The second agreement stipulated that we are to purchase approximately $6.4 million of advertising from the third party during a period not to extend beyond March 2009. The inventory sold was deemed to have no value. We recognized a deferred liability in connection with the transaction in the amount of $1.0 million, which was reflected on the consolidated balance sheet as of December 31, 2005. The deferred liability is being recognized ratably as a reduction to advertising expense as the advertising is incurred.

(g)	We expect that our total expenditures for machinery and equipment and display fixtures will be approximately $22.0 million in 2007. These expenditures are not included in the above table.

Discussion of critical accounting policies and estimates

We make estimates and assumptions in the preparation of our financial statements in conformity with U.S. generally accepted accounting principles. Actual results could differ significantly from those estimates under different assumptions and conditions. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and which require management’s most difficult and subjective judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Note 2 of the Notes to the audited consolidated financial statements included elsewhere in this prospectus includes a summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements. The following is a brief discussion of the more critical accounting policies employed by us.

Business acquisitions

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Stock-based compensation

With the adoption of SFAS No. 123(R), “Share-Based Payment” on January 1, 2006, we were required to record the fair value of stock-based compensation awards as an expense. In order to determine the fair value of these awards on the date of grant, we used the Black-Scholes option-pricing model to value the Service Options and the Operating Units and used a lattice-based valuation model to value the Exit Options and the Value Units. Inherent in these models are assumptions related to expected stock-price volatility, option/unit life, risk-free interest rate and dividend yield. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option/unit life assumptions require a greater level of judgment which makes them critical accounting estimates.

Because our common stock is not publicly traded, we used an expected stock-price volatility assumption that was determined based on an examination of the historical volatility of the stock price of the Predecessor Company, the historical and implied volatility of stock prices of selected comparable companies and the nature of those companies, and other relevant factors. We used a stock-price volatility of 45% for stock options and Override Units granted during the year ended December 31, 2006.

With respect to the weighted-average option/unit life assumption, we considered Kelso’s investment behavior relating to other comparable investments (exit strategy, return on investment and holding period). We used a weighted-average expected option/unit life assumption of 3.8 years for the Service Options and Exit Options and 3.99 years for the Operating Units and Value Units during the year ended December 31, 2006. For the lattice-based valuation models, we used an early exercise factor at the time at which Kelso would sell us to generate a multiple of 2.8 times their initial investment.

Revenue recognition

We sell our products to chain drug stores, mass volume retailers, supermarkets, wholesalers and overseas distributors. Sales of such products are denominated in U.S. dollars, Canadian dollars,

British pounds and Euros. Our accounts receivable reflect the granting of credit to these customers. We generally grant credit based upon analysis of the customer’s financial position and previously established buying and selling patterns. We do not bill customers for shipping and handling costs and, accordingly, classify such costs as selling and administrative expense. Sales are recognized when revenue is realized or realizable and has been earned. Revenues are recognized and discounts are recorded when merchandise is shipped. Net sales are comprised of gross revenues less expected returns, various promotional allowances, display fixture reimbursement costs, markdowns, coupons and trade discounts and allowances. We allow customers to return their unsold products when they meet certain criteria as outlined in our sales policies.

We regularly review and revise, as deemed necessary, our estimates of reserves for future sales returns and allowances and markdowns based primarily upon actual return rates by product, planned product discontinuances, new product launches, and information provided by major customers regarding their inventory levels. We record estimated reserves for future sales returns and allowances as a reduction of sales, cost of sales and accounts receivable. We record estimated reserves for future markdowns as a reduction of sales and accounts receivable. Returned products which are recorded as inventories are valued based on estimated realizable value. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as estimated realizable values of returned products, may differ significantly, either favorably or unfavorably, from estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from our estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from our estimates and expectations.

Promotional allowances and cooperative advertising

We have various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to our products. These sales incentives, offered voluntarily by us to customers, without charge, can be used in or are exercisable by a customer as a result of a single exchange transaction, are recorded as a reduction of net sales at the later of the sale or the offer, and primarily allow customers to take deductions against amounts owed to us for product purchases. We also have cooperative advertising arrangements with retail customers to reimburse them for all or a portion of their advertising of our products. The estimated liabilities for these cooperative advertising arrangements are recorded as advertising expense as incurred, or in the period the related revenue is recognized, depending on the terms of the arrangement, and are included in selling and administrative expenses, since we receive an identifiable benefit from retail customers for an amount equal to or less than the fair value of such advertising cost. These arrangements primarily allow retail customers to take deductions against amounts owed to us for product purchases. We regularly review and revise the estimated accruals for these promotional allowance and cooperative advertising programs. Actual costs incurred by us may differ significantly, either favorably or unfavorably, from estimates if factors such as the level and success of the retailers’ programs or other conditions differ from our expectations.

Accounts receivable

In estimating the collectibility of our trade receivables, we evaluate specific accounts when we become aware of information indicating that a customer may not be able to meet its financial obligations due to deterioration of its financial condition, lower credit ratings or bankruptcy. We also review the related aging of past due receivables in assessing the realization of these receivables. The allowance for doubtful accounts are determined based on the best information available on specific accounts and is also developed by using percentages applied to certain receivables.

Inventories

Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. We record an inventory obsolescence reserve to the cost of inventories based upon our forecasted plans to sell or scrap, historical and projected disposal rates and the physical condition and age of the inventories. This reserve is calculated using an estimated obsolescence percentage applied to the inventories based on age, historical trends and requirements to support forecasted sales. In addition, we may establish specific reserves for future known or anticipated events. These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, retailer consolidations, fashion-oriented color cosmetic trends or competitive conditions differ from our expectations. However, once established, a reserve is not reduced or eliminated until the related inventory has been disposed of.

Property, plant and equipment and other long-lived assets

Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the lease term. Changes in circumstances, such as technological advances, changes to our business model or changes in our capital strategy could result in the actual useful lives differing from our estimates. In those cases where we determine that the useful life of property, plant and equipment should be shortened, we would depreciate the net book value in excess of the salvage value, over its revised remaining useful life, thereby increasing depreciation expense. Factors such as changes in the planned use of equipment, fixtures, software or planned closing of facilities could result in shortened useful lives.

We construct and purchase display fixtures to be used in the stores of our cosmetic segment retail customers to attract customer attention and to display products available under our various brands. The display is included in inventory by us until it is shipped to the retail customer, at which time it is reclassified from inventory to other assets and amortized as a selling expense over the estimated useful life of twenty four months from date of shipment.

Intangible assets with determinable lives and other long-lived assets, other than goodwill, are reviewed by us for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimates of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance.

Goodwill and other indefinite long lived assets must be tested annually for impairment. Goodwill is tested at the reporting unit level. Our reporting units are our cosmetic and pharmaceutical segments. If an indication of impairment exists, we are required to determine if such reporting unit’s implied fair value is less than its carrying value in order to determine the amount, if any, of the impairment loss required to be recorded. Indefinite long lived assets would be impaired if the fair value of the assets is less than its carrying value. Subsequent to the Merger, we established January 1, as our annual impairment testing date. The annual testing performed as of January 1, 2007, indicated that there was no impairment to goodwill or indefinite long lived assets.

The remaining useful lives of intangible assets subject to amortization are evaluated each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset should be amortized prospectively over that revised remaining useful life.

Pension benefits

We sponsor pension and other retirement plans in various forms covering all eligible employees. Several statistical and other factors which attempt to anticipate future events are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets and rate of future compensation increases as determined by us, within certain guidelines and in conjunction with our actuarial consultants. In addition, the actuarial valuation incorporates subjective factors such as withdrawal and mortality rates to estimate the expense and liability related to these plans. The actuarial assumptions used by us may differ significantly, either favorably or unfavorably, from actual results due to changing market and economic conditions, higher or lower withdrawal rates or longer or shorter life spans of participants.

Our results of operations include the impact of significant pension benefits that are measured using actuarial valuations. Inherent in these valuations are key assumptions, including assumptions about discount rates and expected return on plan assets. These assumptions are updated on an annual basis at the beginning of each fiscal year or more often upon the occurrence of significant events. Changes in the related pension costs may occur due to changes in the assumptions. Our net pension cost was $3.2 million (including the effect of a pension curtailment gain of $1.0 million), $3.9 million, $0.4 million and $4.8 million for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. These amounts are included in the calculation of operating income or loss.

The expected rate of return on pension plan assets used to develop pension cost was 8.50% for the Employees’ Pension Plan and 6.50% for the LaCross Pension Plan for 2006, the 2005 Successor Period, the 2005 Predecessor Period, and 2004. We plan to use an expected rate of return of 8.00% for the Employees’ Pension Plan and 5.00% for the LaCross Pension Plan during fiscal 2007.

The discount rate used to determine pension cost was 5.50%, 5.75%, 5.75% and 6.25% for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. The discount rate is determined at the beginning of the period. We plan to use a discount rate of 6.00% for fiscal 2007. Changes in the discount rate were due to declining long-term interest rates on high quality corporate bonds (e.g. Moody AA bonds). The discount rate is also somewhat volatile because it is determined based upon the prevailing rate as of the measurement date. A lower discount rate increases the plan obligations and increases net pension cost for those plans.

The expected rate of return on pension assets and the discount rate as well as the amortization of unrecognized actuarial gains and losses were determined in accordance with consistent methodologies, as described in Note 9 to our audited consolidated financial statements included elsewhere in this prospectus and as required under SFAS No. 87, “Employers Accounting for Pensions.” The salary growth assumptions reflect long-term actual experience and future and near-term outlook.

Holding all other assumptions constant, a 0.5% increase or decrease in the discount rate would have decreased or increased the fiscal 2006 net pension cost by approximately $0.4 million, not including any change in the curtailment gain recognized during the quarter ended September 30, 2006. The impact in the discount rate is different if the resulting actuarial gains and losses are subject to amortization. A 0.5% increase or decrease in the expected return on plan assets would have decreased or increased the fiscal 2006 pension cost by approximately $0.2 million.

We do not expect to record any significant pension costs in 2007 related to the Employees’ Pension Plan due to an amendment of the plan that was effective April 1, 2007. As a result of this amendment, the plan is closed to new employees and the accrual of future benefits to current employees has been discontinued. All retirement benefits that employees earned as of April 1, 2007 have been fully preserved. Employees’ ongoing service with us will continue to be credited for vesting purposes. Our discount rate for pension plans reflects the market rates for high-quality corporate bonds currently available. Our discount rate was determined by considering the average pension yield curves constructed of a large population of high quality corporate bonds. The resulting discount rate reflects the matching of plan liability cash flows to the yield curves.

Our funding requirements consist of annual contributions at a rate that provides for future plan benefits and maintains appropriate funded percentages. Such contributions are not less than the minimum required by the Employee Retirement Income Security Act of 1974, and subsequent pension legislation and are not more than the maximum amount deductible for income tax purposes.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R),” or “SFAS No. 158.” SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, measure a plan’s assets and its obligations as of the end of the employer’s fiscal year-end and recognize changes in the funded status in the year in which the changes occur through comprehensive income. Effective December 31, 2006, we adopted the recognition and disclosure provisions of SFAS No. 158 and recognized the funded status of the pension plans and supplemental executive retirement plan we sponsor. As a result of the adoption of SFAS No. 158, we recorded a decrease of $2.6 million to our pension liability, an increase of $1.0 million to our net deferred tax liabilities and an increase of $1.6 million to our shareholders’ equity through the accumulated other comprehensive income account.

We maintain a defined contribution 401(k) plan. The 401(k) plan was amended effective April 2, 2007 to provide for company matching contributions of employee’s contributions up to 3% of eligible compensation, and 50% of the next 2% contributed, and a company additional automatic contribution of 3% of eligible compensation for employees who on April 1, 2007 were at least 50 years of age and had 10 or more years of vesting service.

Income taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial accounting and reporting of income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The realization of tax benefits of deductible temporary differences and operating loss or tax credit carryforwards will depend on whether we will have sufficient taxable income of an appropriate character within the carryback and carryforward period permitted by the tax law to allow for utilization of the deductible amounts and carryforwards. Without sufficient taxable income to offset the deductible amounts and carryforwards, the related tax benefits would expire unused. A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. In the event we were to determine that we would not be able to realize some portion or all of our deferred tax assets in the future, an adjustment to our deferred tax assets would be charged to earnings in the period such determination was made. There was no valuation allowance as of December 31, 2006 and 2005 as we believe it is more likely than not that the deferred tax assets will be realized.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB No. 109” or “FIN No. 48.” FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN No. 48 effective January 1, 2007. As a result of the adoption of FIN No. 48, the Company recorded a $1.3 million increase in the net liability for unrecognized tax benefits, which as required, was accounted for as an increase to the January 1, 2007 accumulated deficit.

New accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of FASB Statement No. 115,” or “SFAS No. 159.” SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The provisions of SFAS No. 159 are effective as of the beginning of the first fiscal year that begins after November 15, 2007. We are currently evaluating the impact, if any, that the adoption of SFAS No. 159 will have on our consolidated financial statements.

In November 2006, the FASB issued Emerging Issues Task Force, or “EITF,” Issue No. 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements,” or “EITF No. 06-10,” which is effective for calendar year companies on January 1, 2008. The task force concluded that an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or Accounting Principles Board Opinion No. 12 based on the substantive agreement with the employee. The task force also concluded that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. We are currently evaluating the impact, if any, that the adoption of EITF No. 06-10 will have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” or “SFAS No. 157.” SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on our consolidated financial statements.

Quantitative and qualitative disclosures about market risk

The market risk inherent in our market risk sensitive instruments is the potential loss arising from material adverse changes in interest rates and foreign currency exchange rates.

Interest rate risk

Del’s borrowings at March 31, 2007 under the senior secured notes and the ABL credit facility expose earnings to changes in short-term interest rates. Interest rates on the underlying obligations are either variable or fixed for such a short period of time as to effectively become variable. Effective February 1, 2006, Del entered into a collar with JPMorgan Chase Bank, N.A. for a notional amount of $100.0 million to hedge its exposure to changes in interest rates on a portion of the senior secured notes. For the year ended December 31, 2006, we believe that a hypothetical 10% increase in interest rates would increase annual interest expense by approximately $0.6 million and that a hypothetical 10% decrease in interest rates would decrease annual interest expense by approximately $1.0 million.

Foreign exchange risk

We are subject to risk from changes in the foreign exchange rate for our foreign subsidiaries which use a foreign currency as their functional currency and is translated into U.S. dollars. Such changes result in cumulative translation adjustments which are included in shareholders’ equity and in the determination of other comprehensive income (loss). Intercompany transactions between us and our foreign subsidiaries are recorded by the foreign subsidiaries in their functional currency. The potential translation and transaction loss resulting from a hypothetical 10% adverse change in the quoted foreign currency exchange rate amounts to approximately $1.4 million at December 31, 2006.

Restatement

Del has restated certain of its previously issued annual and interim financial statements principally as a result of (a) an error in Del’s income tax provision for the 2005 Successor Period that overstated the net loss and (b) understatements of certain customer liabilities relating to prior financial periods (certain other errors previously considered immaterial individually and in the aggregate were also corrected). The error in the income tax provision related to the use of an incorrect estimated state income tax rate due to a change in New York State tax laws. This error resulted in an understatement of the benefit from income taxes for the 2005 Successor Period and a corresponding overstatement of the net deferred state tax liability as of December 31, 2005. Del corrected this error by restating its consolidated financial statements as of December 31, 2005 and for the 2005 Successor Period.

The understatements of customer liabilities pertained to reserves required for future sales returns and markdowns due to incorrect assumptions and methodology and an accrual required for cooperative and promotional advertising programs. Accordingly, Del restated its predecessor balance of shareholders’ equity as of December 31, 2003, its consolidated financial statements for the year ended December 31, 2004 and its consolidated shareholders’ equity as of January 31, 2005 to record these additional liabilities and related income tax effect, and restated its consolidated financial statements as of December 31, 2005 and for the 2005 Successor Period to record additional changes in these liabilities and related income tax effect including the revised fair market values of assets acquired and liabilities assumed included in goodwill in connection with the acquisition. See Note 17 in the notes to the audited financial statements included elsewhere in this prospectus.

Controls and procedures

In connection with the preparation of Del’s annual financial statements for the year ended December 31, 2006 and the related audit by our independent registered public accounting firm, KPMG LLP, we identified the following material weaknesses in our internal control over financial reporting as of December 31, 2006 which material weaknesses continued as of March 31, 2007. Due to those material weaknesses, our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended), were not effective at a reasonable assurance level as of March 31, 2007. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in there being a more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

(1) We did not maintain sufficient personnel with an appropriate level of technical accounting knowledge, experience and training in the application of generally accepted accounting principles commensurate with our financial accounting and reporting requirements. This deficiency resulted in a material error in the accounting for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” In addition, we did not effectively perform and document procedures to annually test goodwill and indefinite long lived assets for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”

(2) We did not maintain effective policies and procedures relating to the computation of the sales return reserve. Specifically, our policies and procedures did not provide for sufficient review and validation of the underlying assumptions and methodologies utilized in determining the adequacy of the reserve.

(3) We had inadequate review controls over the accounting for and reporting of non-routine transactions and complex accounting matters. This deficiency resulted in the recording of an audit adjustment to the 2006 consolidated financial statements in connection with the computation of the fourth quarter incremental inventory reserve.

These deficiencies caused and have the potential to cause a material misstatement and/or inadequate disclosures in our consolidated financial statements.

The material weaknesses identified in (1) and (2) above resulted in a restatement of Del’s prior consolidated financial statements and caused a delay in the filing of Del’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three months ended March 31, 2007.

We are currently in the process of developing and implementing remediation plans to address our material weaknesses. Specific remedial actions that have or will be taken for each of the material weaknesses described above are as follows:

(1) Technical accounting knowledge, experience and training in the application of generally accepted accounting principles

•

Engaged outside tax experts, under the supervision of the Chief Financial Officer and Treasurer, to assist with the preparation of the tax provision in accordance with SFAS No. 109 and to supplement our overall level of tax expertise.

•	Implementing new policies and procedures to ensure that the tax provision is properly prepared and reviewed on a timely basis.

•	Assessing the technical accounting capabilities of our personnel to ensure the right complement of knowledge, skills and training.

(2) Computation of the sales return reserve

•	Created an enhanced database that more closely measures sales returns to the periods of original sale.

•	Implemented new policies and procedures requiring a detailed and comprehensive review of the underlying information supporting the amounts and estimates used to compute the reserve.

•	Enhanced communication and collaboration between the accounting department and the sales department.

•	Hired a financial analyst within the sales department to focus on customer liabilities relating to the cosmetic business segment.

•	Assigning monitoring and control activities to the Treasurer and upgraded the accounting function through the hiring of additional accountants with relevant experience.

(3) Review controls over the accounting for and reporting of non-routine transactions and complex accounting matters

•	Hired additional technical accounting personnel to address complex accounting and financial reporting requirements.

•	Assessing the technical accounting capabilities of our personnel to ensure the right complement of knowledge, skills and training.

•	Implementing a process that ensures the timely review and approval of complex accounting transactions by qualified accounting personnel.

•	Requiring analyses of all significant non-routine transactions be reviewed by senior management.

•	Developing improved monitoring controls in the accounting department.

We are continuing to perform the systems and process evaluation testing of our internal control over financial reporting.

Business

Overview

We are a leading developer, manufacturer and marketer of cosmetics and OTC pharmaceuticals. Our product portfolio comprises several market leading brands, including Sally Hansen nail care products, Sally Hansen/La Cross beauty implements, N.Y.C. New York Color value cosmetics and Orajel oral treatment products. We also have other OTC pharmaceutical brands that are leaders in their respective product categories. We believe that our market leading positions have been achieved due to the treatment benefits provided by most of our products, our history of product innovation, our focused marketing and promotional strategies, and our excellent and longstanding customer relationships. In 2006, we generated approximately 75% of our domestic gross sales from products that are either #1 or #2 in their respective product categories.

Our cosmetics business, accounting for approximately 80% of our 2006 net sales, is focused on nail color, nail treatment, bleaches and depilatories, beauty implements and value cosmetics. Sally Hansen, our flagship cosmetics brand, is the market leader in total nail care, which includes nail color and nail treatment. Our Sally Hansen brand is uniquely positioned because its high quality products combine treatment and cosmetic benefits. In our Sally Hansen line, we also lead the market with our comprehensive line of bleaches and depilatories. Sally Hansen/La Cross offers consumers a full range of beauty implements, while N.Y.C. New York Color is a well recognized brand of value cosmetics offering a broad collection of high quality products at opening price points. We believe our success in the cosmetics business is due to our ability to provide a broad range of consumers with quality products at attractive prices, while continually evaluating cosmetic trends and consumer preferences and updating our product offerings accordingly.

Our OTC pharmaceutical business, accounting for approximately 20% of our 2006 net sales, is focused on oral analgesics, children’s toothpaste and sore throat relief and specialty OTC products. Orajel, our flagship OTC pharmaceuticals brand, is the number one product in the total oral analgesics category, which includes toothache pain and teething pain. We have grown our Orajel business by successfully developing new market segments and introducing products targeted at the specific needs of consumers. We have expanded our Orajel brand into additional complementary areas, including children’s toothpaste and sore throat relief. For our Orajel products focused on infants and children, we have obtained licenses to feature well-recognized characters on those products that we believe appeal to infants and children, including Little Bear, Thomas the Tank Engine, Scooby Doo and Baby Pooh. In addition to our Orajel products, we have market leading brands in other areas, including our Dermarest brand for psoriasis and eczema and our Gentle Naturals brand of naturally-based creams and lotions targeted at specialty infant healthcare needs.

In the United States, we primarily sell our products to mass merchandisers such as Wal-Mart and Target, major drug store chains such as Walgreens, CVS and Rite-Aid, and select food retailers. We believe our products provide attractive profit margins for retailers and enjoy significant retail shelf space. Our products are available in more than 60,000 retail locations domestically. Internationally, we have experienced strong growth from our direct operations in Canada, the United Kingdom, Puerto Rico and Mexico and through distributors, licensees and joint venture relationships in approximately 60 countries.

Our goal is to enter markets where we have an opportunity to leverage our product development capabilities and retail relationships to deliver quality products at attractive prices. We have focused our efforts around our core brands and have been able to achieve market-leading positions for most of our targeted product categories. The following table sets forth market position and market share data for our core brands by category or category segment.

Brand	Category or category segment	Market position(1)	Market share(1)

Cosmetics:
Sally Hansen	Total nail care	#1	24.3%
	Nail color	#1	41.4%
	Nail treatment	#1	48.1%
	Bleaches and depilatories	#1	37.6%
Sally Hansen/La Cross	Beauty implements	#3	14.8%
N.Y.C. New York Color	Value cosmetics	#2	38.9%
OTC Pharmaceuticals:
Orajel	Total oral analgesics	#1	32.0%
	Toothache pain	#1	56.5%
	Teething pain	#1	61.6%
	Children’s toothpaste	#3	19.2%
	Mouth sores	#5	5.7%
Dermarest	Psoriasis, Eczema	#2	19.2%

(1)	Market position and market share data is based on data for mass merchandisers, drug store chains and food retailers for the period January 1, 2007 through March 25, 2007, excluding Wal-Mart, as reported by IRI.

Competitive strengths

We believe the following competitive strengths position us for continued, sustainable growth in the future:

Portfolio of well-recognized brands with leading market positions

Our principal brands, including Sally Hansen, Sally Hansen/La Cross and N.Y.C. New York Color in our cosmetics business, and Orajel in our OTC pharmaceuticals business, are among the most widely recognized brands in their respective product categories and often define the product category because of their market leadership and innovative products. We also own several other established OTC pharmaceutical brands, including Dermarest, Gentle Naturals, Stye, Pronto, Auro-Dri, Skin Shield and Boil-Ease, which compete in niche markets in which we are often the market leader and at times offer the only branded product in the relevant product category.

Sally Hansen is the market leader in total nail care. Through our differentiated product offerings, distinctive marketing strategy and history of innovative product lines, we have developed #1 market positions in two major nail care subcategories (nail color and nail treatment) with market shares more than three times that of our nearest competitors. Our market share in the nail color and nail treatment categories grew by 5 percentage points and 3 percentage points, respectively, for the three months ended March 31, 2007 compared with the three months ended March 31, 2006.

Orajel is the market leader in the oral analgesics market and continues to drive new product development in this market. Orajel products, which provide specific oral treatment benefits across a variety of categories, hold #1 market positions in toothache pain and teething pain, with over 50% market share in each. Additionally, we have developed strong positions in the children’s toothpaste category in which we have experienced double digit market share growth in each of the last four years.

Our brands have held leading market positions for several years. We believe we have a stable and loyal consumer base that is attracted to both the overall value of our products and the treatment benefits that they generally provide. We believe our brands have a reputation for innovation and high-quality, leading to repeat purchases and providing retailers with strong sell-through. In addition, we believe our brands enjoy significant retail shelf space and favorable store placement due to their important role in increasing consumer traffic in both the cosmetics and OTC pharmaceuticals areas of retail stores. We support our brands through advertising campaigns designed to be visually striking and memorably communicate a unique selling proposition to the consumer and by designing promotional programs through collaborative efforts with our retailers. We also leverage our core brands to expand into new product lines and categories that are either complementary to our existing products or provide new avenues for growth.

History of innovation and successful product launches

We consider ourselves a leading product innovator, with a rapid and efficient new product development process that is responsive to both retailers and consumers. We dedicate significant resources to product innovation and consumer research in order to develop differentiated products with new and distinctive features, and we strive to be first-to-market with these products. We develop all of our Sally Hansen nail care products, as well as most of our other Sally Hansen cosmetics products, to provide a treatment benefit to our consumers.

We have a history of successfully developing new and innovative products and quickly introducing them into the marketplace. In 2007, we introduced Sally Hansen Complete Care 4-in-1 Nail Treatment, a formula designed to reinforce, hydrate and shield nails, which has become one of our top selling products. Other examples of innovative cosmetics product launches include Nail Growth Miracle, No Chip 10 Day Nail Color and Salon Nail Color. In OTC pharmaceuticals, we have developed several new product categories through the launch of our Orajel Tooth Desensitizer, Orajel Protective Mouth Sore Discs and Orajel Toddler Toothpaste products. In 2006, we continued our expansion into new product categories with our Just Feet and Lip Inflation introductions in our cosmetics business and Orajel Kids Sore Throat Relief Strips, in our OTC pharmaceutical business.

We believe our product development capabilities allow us to identify and respond to consumer trends in a timely fashion, enabling us to better serve our consumers, as evidenced through our numerous awards from well-known publications such as Women’s Wear Daily, Allure, Glamour, Cosmopolitan, Essence and Bride’s and organizations such as Cosmetics Executive Women.

Excellent, longstanding customer relationships

We have developed excellent, longstanding relationships with our customers by creating a culture focused on responsiveness. We have had relationships with a number of our major customers for over 30 years. We believe that our longstanding customer relationships are the result of our ability to provide high-quality products that are regularly updated with new introductions, that are supported with meaningful advertising and promotional activity, and that provide attractive profit margins to retailers.

We believe our focused marketing, in-store promotional programs and value-added services, such as our category management and shelf space optimization services provided to retailers, give us a competitive advantage. As a result, we believe that our products and services in both cosmetics and OTC pharmaceuticals present retailers with attractive profit margins and sales per square foot while improving sell-through.

Experienced management team

We have an experienced senior management team averaging ten years with our company and approximately 24 years of industry experience. Our management team has a history of successfully implementing revenue building and cost savings programs. Since 2005, they have been responsible for product line enhancements and rationalization, consolidating manufacturing and distribution facilities, improving operational efficiencies, developing outsourcing initiatives overseas, improving the effectiveness of advertising and promotional expenditures, and implementing process improvements in sales and operations.

Strategies

We intend to expand our position as a leading developer, manufacturer and marketer of cosmetics and OTC pharmaceuticals by pursuing the following strategies:

Continue to grow core brands and expand into new categories and distribution channels

Our well-recognized cosmetics and OTC pharmaceutical brands, leading market shares and proven ability to develop and launch innovative new products create opportunities for us to grow our core brands and expand into strategically aligned new categories in which we do not currently have a significant presence. Our recent successful launches of Sally Hansen Lip Inflation and Just Feet and Orajel Kids Sore Throat Relief Strips and Therapeutic Mouth Sore Rinse demonstrate our ability to effectively leverage the Sally Hansen and Orajel brands.

We plan to capitalize on our strong brand names, longstanding customer relationships and product innovation experience to expand in our current product categories, grow under-developed product categories such as foot care and toddler care, and increase our presence in the mouth sore category. Additionally, we believe there are significant opportunities to further penetrate new distribution channels, including dollar stores, club stores and convenience stores, and to increase the presence of cosmetics in food stores.

Expand our international presence

We plan to expand our efforts internationally by broadening our penetration within markets where we already have distribution and by entering significant new markets. Our international sales and distribution strategy is to establish additional direct operations in selected foreign markets such as Mexico and the United Kingdom. At the same time, we plan to use distributors to expand our presence in existing markets, such as Russia and Germany, and enter into new markets such as France, India, Brazil and China, which we believe together represent the most significant opportunities for expanding our global presence. We believe that international expansion presents an opportunity to capitalize on our internationally recognized Sally Hansen and Orajel brands. Additionally, we believe there is significant opportunity to expand the N.Y.C. New York Color cosmetics brand internationally by positioning it as a mass market, “masstige” brand. International sales have grown 22% since the beginning of 2005 and accounted for approximately 17% of our net sales in 2006.

Continue to strengthen our relationships with retailers

We believe our longstanding customer relationships are a significant competitive advantage. As such, we are well positioned to continue to provide our retailers with innovative products that deliver enhanced features, benefits, convenience and value. We intend to continue to strengthen our relationships through improved service levels, enhanced category management and effective merchandising programs, all designed to provide our retailers with enhanced sales productivity, attractive profit margins and improved sell-through.

Increase profitability and continue operational improvements

We will continue to focus on increasing our profitability and improving the overall efficiency of our operations. We have undertaken initiatives designed to improve our sales mix towards higher margin products and reduce customer returns, and we continue to consolidate facilities, pursue outsourcing initiatives and explore additional cost savings opportunities. In addition, we continue to implement sales and operational process initiatives designed, among other things, to improve sales forecasting, demand planning and production scheduling, and the efficiency level of our manufacturing facilities. We expect to continue to realize cost savings over the course of the next two years both from initiatives we have implemented to date and those to be implemented in the near term. Our gross margin improved by 3.2 percentage points in the first quarter of 2007 compared to the first quarter of 2006.

Pursue strategic acquisitions

We intend to evaluate and selectively pursue acquisitions or license agreements that we believe are strategically important to us. We will evaluate acquisitions at attractive valuation levels based on established selected financial criteria. We intend to pursue highly complementary market leading brands that we can further expand by leveraging our existing distribution platform, innovation expertise, and marketing and advertising capabilities. We will continue to pursue licensing patented technologies with application to our product categories as well as other licensing opportunities.

Our products

We currently develop, manufacture and market a diversified portfolio of branded cosmetic and OTC pharmaceutical products. Our principal cosmetic products are nail colors, nail treatments, bleaches and depilatories, beauty implements and value cosmetics. Our principal OTC pharmaceutical products are focused on oral analgesics, children’s toothpaste and sore throat relief and specialty OTC products. See note 16 to the Notes to the audited consolidated financial statements included elsewhere in this prospectus for additional information related to the cosmetic and pharmaceutical segments.

The following table identifies and sets forth certain historical domestic gross sales information with respect to major brands within each of our segments which accounted for over 10% of our gross sales for at least one of the last three fiscal years:

			Percentage of total gross sales for the year ended December 31,
			2006	2005	2004

Cosmetics:	Sally Hansen	(Nail color)	19.6%	17.9%	17.1%

	Sally Hansen	(Nail treatment)	10.7%	12.0%	12.3%

	Sally Hansen/La Cross	(Beauty implements)	8.6%	9.9%	10.1%

OTC Pharmaceuticals	Orajel		13.3%	12.7%	12.5%

Cosmetics

Sally Hansen.    We currently offer the largest portfolio of nail care products in the United States. Since the introduction of our Hard as Nails nail treatment product in 1958, Sally Hansen has been an industry leader in nail care, by providing efficacious treatments to our consumers. Over the past 44 years, we have built upon our core nail care franchise and leveraged the Sally Hansen brand into other product categories including lip, hand, foot and leg treatments and bleaches and depilatories. The Sally Hansen brand is built on the foundation of providing consumers with problem-solving beauty products that combine treatment and cosmetic benefits.

Nail Treatment.    Sally Hansen manufactures and markets a variety of nail treatment products and holds the leading market position in the nail treatment category. Sally Hansen competes in all of the sub-segments of nail treatment with specialty products to address the problems women face to strengthen, grow and maintain their nails. The first Sally Hansen nail treatment, Hard as Nails, was introduced in 1958 to prevent nail breakage. From this one product, the Sally Hansen brand has evolved into the dominant brand in the nail treatment segment through continued innovation and our ability to develop a wide variety of high quality products. In 2006, we launched Miracle Cure, the number one new product in the category. Miracle Cure is formulated using an exclusive micro-mineral formula which fills in cracks to instantly strengthen and reinforce nails, stops peeling, seals the nail plate and bonds layers.

Nail Color.    Sally Hansen manufactures and markets a variety of nail color products that provide a treatment benefit with a variety of fashionable shades. Hard as Nails Strengthening Color, introduced in 1966, was our first product that combined nail color with a nail hardener. Since that launch, we have extended this technology to include a variety of products that address various nail care needs. Hard as Nails Extreme Wear, which combines color with an exclusive formula that prevents nails from chipping, cracking and splitting, and Fire Opals, which adds dimension and radiance through a formulation including real crushed opals, were launched in 2006, helping to drive our share of the market in 2006 to 37.5%.

Bleaches and Depilatories.    Sally Hansen entered the bleaches and depilatories category in 1981. Since that time the brand has expanded into a wide variety of products to address unwanted facial and body hair for women of all ages, lifestyles and ethnicities. The product line includes bleaches which chemically lighten hair, waxes which manually remove hair and depilatories which chemically remove hair. While many of the products launched over ten years ago remain leaders in their respective categories, we have continually brought new products and methods of application to the marketplace. In 2006, new product launches such as Express Wax Hair Remover Kit and Zero Bumps Pads, helped increase our market share to 34.3%.

Other.    We have leveraged the Sally Hansen brand into complementary product categories which include color cosmetics, lip, hand, foot and leg treatments and nail polish removers. Sally Hansen Lip Inflation was the first lip plumping product introduced to the mass market and was the number one lip product in the mass market category in 2006. In 2006, Sally Hansen introduced an anti-aging hand care line and its Just Feet line of complete foot care for women to the mass market.

Sally Hansen/La Cross.    The La Cross brand name was introduced in the early 1900s. We acquired the brand in 1978 and began co-branding the line “A Quality Sally Hansen Product” in the late 1980s and now market La Cross products under Sally Hansen/La Cross. Today, Sally Hansen/La Cross offers the most complete line of precision-crafted eye, nail, foot and grooming implements in the United States mass retailing marketplace. The Sally Hansen/La Cross line includes over 90 beauty tools, from tweezers and eye lash curlers to nail files and manicure scissors.

N.Y.C. New York Color.    We launched N.Y.C. New York Color in 1999 to target value conscious women, ages 16 and older of all lifestyles and ethnicities. Within five years of launch, N.Y.C. New York Color had captured over one-third of the value cosmetic category. We believe this brand rose in popularity because N.Y.C. New York Color offers fashionable shades and advanced formulations of premium quality products at opening price points, ranging from $0.99 to $4.99. N.Y.C. New York Color covers each of the four color cosmetic categories of eye, lip, face and nail. Many of these items are similar in both formula and package to more expensive department store items.

OTC pharmaceuticals

Orajel.    The Orajel family of products is the market leader in both oral pain relief products for adults and oral pain and oral hygiene products for infants and toddlers. Orajel is a well-known brand name which has been trusted by consumers to treat oral pain for over 40 years. Orajel has built its market leadership position through the identification and development of uniquely formulated products for specific types of oral pain or pediatric oral hygiene need. Through an ongoing process of market research and product development, Orajel has become the market leader in toothache pain relief products for adults and teething pain relief and fluoride free oral hygiene products for infants and toddlers. The brand also has meaningful market positions in treatments for mouth sores and denture pain.

Toothache Pain.    Orajel toothache products provide immediate relief from toothache pain as a temporary expedient until consumers are able to reach a dentist. Our Orajel products are available in multiple strengths and applications, including gels, liquids, creams, swabs and powders. Orajel is the number one brand by market share for toothache pain relief with a variety of forms and strengths.

Teething.    Baby Orajel teething products provide immediate relief of teething pain, as compared to other children’s pain relievers which can take up to 30 minutes to work. Baby Orajel is the market leader in teething pain relief and is the number one teething remedy recommended by pharmacists. Baby Orajel offers a variety of products to meet the needs of parents with teething babies.

Mouth Sores.    Orajel provides a full range of products to meet the needs of mouth sore sufferers. Mouth sores are the largest segment of the oral pain relief category and sufferers have different product needs for sores inside versus outside the mouth. We recently launched Orajel Mouth Sore Discs which provide fast pain relief and form a dissolvable oral bandage that blocks irritation for hours, allowing the mouth sore to heal.

Infant and Toddler Tooth Cleansing.    Orajel is the leader in the infant and toddler tooth cleansing category, having created the category with the introduction of Baby Orajel Tooth & Gum Cleanser in 1991 to address the specific needs of babies. Although children from four to forty-eight months need their teeth and gums cleansed regularly, swallowing excessive fluoride can result in a condition known as fluorosis, or white spots on permanent teeth. Since young children lack the motor skills required to spit out the toothpaste after brushing, they should not use a fluoride toothpaste. Orajel’s infant and toddler tooth cleansing products utilize a fluoride-free patented ingredient, Microdent, to clean the teeth and gums and remove the plaque-like film that can form from sugars in food and milk. Microdent is ideal for young children because it cleans teeth and is safe to swallow. We have adapted this technology to satisfy the needs of both infants and toddlers.

Baby Orajel Tooth & Gum Cleanser is formulated for use by children from four to eighteen months old and comes with an easy to use finger cot or infant toothbrush to help parents clean delicate teeth and gums. Baby Orajel Tooth & Gum Cleanser comes in two flavors, Mixed Fruit and Apple-Banana, which we believe are desirable alternatives to mint-flavored products offered by our competitors.

Orajel Toddler Training Toothpaste, introduced in 2001, addresses the needs of toddlers eighteen to forty-eight months old. Children in this age group continue to need the fluoride free benefits of Microdent, while requiring the additional breath freshening this product provides. Orajel Toddler Training Toothpaste comes in three flavors, Fruit Splash, Bubble Burst and Berry Blast, which we believe are desirable alternatives to mint-flavored products offered by our competitors. Berry Blast also contains added breath freshener and calcium. Our Orajel toddler products license Little Bear, a popular character among children two to five years of age, for use in the United States, Puerto Rico and Canada on our packages and in our advertising. In 2006, we expanded the Toddler Training Toothpaste line with a product featuring Thomas the Tank Engine, which comes in a “Tooty Fruity” flavor.

Dermarest.    Dermarest is a leading line of OTC pharmaceutical products for the treatment of psoriasis and eczema and is positioned by us as the skin treatment specialist. We believe Dermarest Psoriasis is the most complete line of scalp and skin OTC pharmaceutical products to meet the needs of approximately seven million psoriasis sufferers. Dermarest Psoriasis products utilize salicylic acid, an ingredient which relieves itching and irritation, prevents the recurrence of symptoms, and helps remove scales so healthy skin can grow. Dermarest Psoriasis products are all coal-tar free so there is no staining or odor and contain a combination of natural extracts and oils that help moisturize psoriatic skin. Dermarest Psoriasis comes in various forms such as shampoos, treatments, mousses and moisturizers. Dermarest Eczema is a leading line of OTC pharmaceutical products to meet the needs of approximately 15 million eczema sufferers. Dermarest Eczema Medicated Lotion contains hydrocortisone to provide fast itch relief, plus a rich moisturizing formula for dry sensitive skin.

Gentle Naturals.    Gentle Naturals, introduced in 2002 in response to the growing trend toward natural healthcare among parents of young children, is a line of naturally based infant care products targeting specific, underserved infant needs. The Gentle Naturals product line addresses a variety of infant care needs, including infant eczema, cradle cap, stomach discomfort, skin irritation, colds, earaches and bug repellency. All of the Gentle Naturals skin care products contain a combination of aloe, calendula, jojoba oil and Vitamins A, D and E to soothe and moisturize irritated skin and to help dry skin heal. During the third quarter of 2006, we began marketing this line with new packaging and advertising, featuring Disney’s Baby Pooh characters.

Other OTC pharmaceuticals.    We market a variety of other OTC pharmaceutical products in targeted categories with strong market share positions, including Pronto Plus, Auro-Dri, Stye, Boil-Ease and Skin Shield. Pronto Plus is a line of lice treatment products including shampoos, conditioners and household sprays. These products, which are available in various forms (mousse, warm oil treatment, hair and scalp masque), include vitamins and are combined with fun fragrances making the treatment process easier and more child friendly. Auro-Dri is a leading product for relieving water clogged ears, a condition that can lead to swimmer’s ear if not taken care of promptly. Stye is the leading medicated eye ointment that is positioned to relieve the symptoms of eye irritations, like styes and other eye irritations. Management believes Boil-Ease is the only branded pain relieving ointment to provide temporary relief from boil pain. Skin Shield is a liquid bandage that is uniquely positioned as the only product of this type to contain both a pain reliever and an antiseptic.

Marketing, sales and distribution

Advertising and promotion

We seek to build brand awareness and expand product usage in both our cosmetics and OTC pharmaceuticals businesses through extensive and cost-effective advertising strategies that emphasize the strengths of our products. Our goal is to increase market share for our brands through focused marketing of our existing products and product line extensions. We advertise our products primarily on television, in magazines and on the radio. We strive to achieve cost efficiencies in our advertising by being opportunistic in our purchase of media while continuously controlling production costs. Advertising media is selected based upon our ability to efficiently and effectively reach the core target audience for each product and is scheduled in line with each brand’s volume potential and seasonality, if applicable. In November 2006, we hired an outside firm to serve as our exclusive advertising agency for creative and production services for all of the Sally Hansen brands.

Additionally, we have various cooperative programs with retailers to further enhance consumer awareness of our products and brands. We work directly with retailers to design the planograms for our brands, as well as to develop in-store displays, special events and promotional activities and campaigns for our products. These programs, which include cooperative advertising, temporary price reductions and in-store displays, are designed to obtain or enhance distribution at the retail level and to provide incentives to consumers at the point-of-purchase. For example, a comprehensive secondary display program is designed to provide multiple locations for key cosmetics and OTC pharmaceutical products at retail outlets. We also utilize consumer promotions such as direct mail programs targeted at specific audiences, like parents, as well as on-package offers to encourage trial and repeat purchase at the point-of-sale.

Our expenditures on advertising, including cooperative advertising programs, were approximately $37.2 million or 8.7% of net sales in 2006, $34.2 million or 9.0% of net sales in the 2005 Successor Period, $2.6 million or 14.2% of net sales in the 2005 Predecessor Period and $36.8 million or 9.3% of net sales in 2004.

Sales and distribution

Our domestic sales efforts are organized into two separate in-house national sales organizations responsible for selling our cosmetics and OTC pharmaceutical product lines. As of March 31, 2007, we employed approximately 100 people in our domestic cosmetics sales organization and 40 people in our domestic OTC pharmaceutical sales organization, which includes sales people, customer marketing and category management personnel. In certain circumstances, we employ brokers where a full-time sales employee is not economically justified or where such brokers can help provide retail merchandising support. Both of our cosmetics and OTC pharmaceutical sales organizations are supported by a sales support department that performs significant customer, consumer and market analysis which helps both our sales people and our customers understand sales patterns and create appropriate promotions and merchandising aids for our products. Our sales organization works in conjunction with our marketing and product development organizations to identify trends and help to develop new products and brand extensions.

Our customers expect quick response times on standard merchandise orders and we do not have a material order backlog. Most of our products, regardless of where they are manufactured, are shipped from our distribution facilities in Rocky Point, North Carolina and Leland, North Carolina. Consistent with the packaged goods industry, we accept authorized returns of unmerchantable, defective or discontinued products. We sell to customers primarily in the food, drug and mass merchandiser channels. Seasonality has not had a significant effect on either our cosmetic or OTC pharmaceutical segments, in each case taken as a whole. See “Risk factors—Risks related to our business—Adverse occurrences at our Rocky Point facility could negatively impact our business and financial results.”

Our international business accounted for approximately 17% of our net sales in 2006, with cosmetics volume constituting approximately 91% of total international net sales. In Canada, which accounted for approximately 53% of our total international net sales in 2006, we operate through operating subsidiaries that employ our own marketing and sales organizations. We have distributor, licensee and joint venture relationships in approximately 60 countries. These relationships accounted for approximately 37% of our total international net sales in 2006. Our United Kingdom and Mexican subsidiaries and branch operations in Puerto Rico account for the balance of our international net sales. Our international sales and distribution strategy is to continue to support in-market sales within the countries presently served and expand the number of countries in which distribution is taking place.

Export net sales (which exclude sales in Canada, Puerto Rico, United Kingdom and Mexico) represented approximately 6%, 5%, 4%, and 4% of our total net sales in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively.

For information regarding our net sales and long-lived assets by geographic region, see note 16 of the audited consolidated financial statements included elsewhere in this prospectus.

For a discussion of risks related to doing business outside of the United States, see “Risk factors—Risks related to our business—We are subject to the risk associated with doing business outside of the United States.”

Customers

Our senior management team and two dedicated sales organizations, one for each of our cosmetics and OTC pharmaceuticals businesses, maintain long-standing relationships with our top 25 customers which represented over 78% of our gross sales for the year ended December 31, 2006. We distribute our products domestically through a well-established, diversified sales platform that includes mass merchandisers, food retailers, drug chains and wholesalers that collectively account for a significant portion of the cosmetics and OTC pharmaceuticals markets. We believe our position in these channels is strong as we are frequently appointed by our customers as the category captain in nail care and the category validator in oral analgesics. A category captain recommends the placement and stocking of all products within a category and a category validator coordinates with a category captain to recommend the placement and stocking of products within a segment of a particular category. Internationally, we have a growing presence and strong sales from our direct operations in Canada, the United Kingdom, Puerto Rico and Mexico and through distributor, licensee and joint venture relationships in approximately 60 countries. For the year ended December 31, 2006, our eight largest customers represented approximately 67.7% of our gross sales, which allows us to target our selling efforts to our key customers and tailor specific programs to meet their needs. Other than Wal-Mart, Walgreens and CVS, which accounted for approximately 26.5%, 11.9% and 11.6%, respectively, of our gross sales for the year ended December 31, 2006, no single customer accounted for more than 10% of our total gross sales for the year ended December 31, 2006.

As is customary in the cosmetic and OTC pharmaceutical industries, we do not enter into long-term or exclusive contracts with our customers. Sales to customers are generally made pursuant to purchase orders. We believe that our long-term customer relationships with our key customers are a result of our ability to provide a quality product offering that is regularly updated with new introductions, to deliver our products on-time and in the specification and quantity ordered and to provide consistent marketing support and value-added services, including category management services and customized promotional programs. See “Risk factors—Risks related to our business—We depend on a limited number of customers for a large portion of our sales and the loss of one or more of these customers could reduce our sales.”

Competition

Our main competitors in the cosmetics market include Revlon, Inc., Procter & Gamble Co. (Cover Girl and Max Factor) and L’Oreal USA (Maybelline and L’Oreal). Our main competitors in the OTC pharmaceuticals market include Wyeth Corp., Procter & Gamble Co., GlaxoSmithKline plc, Colgate-Palmolive Co., Chattem, Inc., Bayer AG and Johnson & Johnson. We compete on the basis of brand name recognition, assortment, quality of product and continuity of merchandise selection, price, reliable order fulfillment and delivery, in-store merchandising support and advertising.

Part of our strategy to offset the level of competition is to develop certain products and brands that focus on niche or sub-segments of larger markets. By focusing on these areas, we believe we are able to limit the degree of competition we face, as many of these smaller markets do not draw the attention of the large multi-national consumer product companies, or they choose not to dedicate resources to these smaller, albeit potentially profitable brands.

New product development

We consider ourselves a leading product innovator, with a rapid and efficient new product development cycle. We cultivate an environment and corporate culture that fosters innovation and creativity as one of our core competencies. Significant resources and attention are dedicated to developing new products and brands, as well as extensions of our existing products. Our intent is to continually deliver new and improved features, benefits, convenience and value to consumers. We have been regularly recognized for our efforts in product innovation and development and have received numerous awards for our achievements. In 2003, we won Women’s Wear Daily’s “Most Innovative Marketer of the Year” award in the mass market category recognizing our continuous flow of innovation in our cosmetics brands. In 2004, we won Allure Magazine’s Best of Beauty “Breakthrough Product of the Year” award and Women’s Wear Daily’s “Breakthrough Product of the Year” award for Sally Hansen Airbrush Legs, an aerosol makeup for legs. Additionally, Orajel Dry Mouth won the Diana Award from the Healthcare Distribution and Manufacturing Association for the best new OTC pharmaceutical product of the year. In 2005, Sally Hansen Diamond Strength Nail Color won the Allure Reader’s Choice Big Breakthrough of the Year and a Cosmopolitan Beauty Award. Nailgrowth Miracle Salon Treatment won the Allure Editor’s Choice Hall of Fame Award and Hard as Nails won CosmoGirl Reader’s Kiss for Best Nail Polish. Continued success in 2006 followed with Extreme Wear Nail Color winning Star’s Superstar Beauty Award, Invisible Lip Liner winning Redbook’s MVP Award, No Chip Top Coat winning Allure’s Best of Beauty, and Diamond Strength and Maximum Plumping Lip Treatment each winning a Seventeen’s Spring Beauty Award.

Our marketing organization works in conjunction with the in-house research and development teams as well as outside product development firms to identify trends, consumer needs and unfulfilled markets. Once identified, these individuals work with the creative services, manufacturing and package development teams to develop, test and manufacture products that meet high quality standards and fulfill these needs. Our research and development teams are located in our Plainview, New York facility.

We have introduced a number of product line extensions, new products and new brands in the past few years. For example, in 2002, we launched Orajel Swabs and the Gentle Naturals product line. Orajel Swabs is a patented unit dose delivery system combining medication and applicator in one. It is currently available for adult toothache and mouth sore applications, as well as for teething. The Gentle Naturals product line addresses a variety of infant care needs, including infant eczema, cradle cap, stomach discomfort, skin irritation, colds, earaches and bug repellency. In 2004, we launched Sally Hansen Airbrush Legs, an aerosol makeup made for legs that simulates pantyhose and helps make legs feel soft and smooth. Sally Hansen also addressed an unmet consumer need with the launch of Just Feet, the first full line of foot care in the mass market designed for the specific needs of women. Comprised of pedicure nail colors, treatments and unique implements, Just Feet has been successful at a major retailer and was rolled out to national distribution in 2006. Sally Hansen Lip Inflation was the first lip plumping product introduced to the mass market and was the number one lip product in the mass market category in 2006.

In the first quarter of 2006, we launched Orajel Protective Mouth Sore Discs, a revolutionary, patent pending product that is placed over a mouth sore to provide immediate symptom relief of mouth sore discomfort and then forms a gel like bandage that blocks irritation for hours, allowing the sore to heal. In June 2006, we entered the market for children’s sore throat relief products with the launch of Orajel Kids Sore Throat Relief Strips with Scooby Doo. Orajel Sore Throat Relief Strips provide effective sore throat relief in an easy to use, good tasting, dissolvable strip form.

Manufacturing and quality control

In 2001, we began the process of consolidating and modernizing our domestic manufacturing and distribution operations. In the context of our consolidation efforts, the Rocky Point facility, originally acquired in 1997, was expanded to 430,000 square feet. It is now a fully integrated, manufacturing, packaging and distribution complex for both our cosmetic and OTC pharmaceutical products and produced approximately 62% of our domestic production volume for the year ended December 31, 2006. As a result of our consolidation efforts and the expansion of the Rocky Point facility, we expect cost savings relating to the elimination of redundant, non-value added activities, reduction of interplant transportation, reduction of outside warehousing costs and simplification of intra-plant workflow, which are expected to reduce material handling costs, as well as the corresponding clerical support functions. The relocation of a significant part of our operations to Rocky Point, North Carolina also resulted in reduced labor, employee benefit, freight and utilities costs and lower state and local taxes.

We also lease a 160,000 square foot facility in Leland, North Carolina which supplements the Rocky Point facility and is used for the production, warehousing and distribution of cosmetics promotional merchandise and supports the returns processing activities of both our cosmetics and OTC pharmaceutical products.

The Little Falls facility, a 163,000 square foot manufacturing and warehouse complex, produced approximately 16% of our domestic production volume for the year ended December 31, 2006. On January 13, 2006, we announced the cessation of manufacturing activities at this facility as part of our ongoing efforts to increase productivity and reduce costs. We transferred a majority of the manufacturing operations performed to our Rocky Point facility, and outsourced the remainder. We have converted the Little Falls facility to a warehouse to store a portion of our inventory and are in the process of closing several of our short-term leased warehouse facilities in upstate New York. In January 2007, we sold the land and buildings located in Little Falls, New York to an unrelated third party for $3.0 million and leased back the properties for a six year term.

A smaller, sister plant in nearby Canajoharie, New York supplied Rocky Point with many components, including bottles, jars, caps, blister packs and displays. On February 12, 2007, we announced plans to transfer the manufacturing activities performed at the Canajoharie facility to independent contractors in North Carolina. The transfer resulted in the termination of approximately 71 employees, which was conducted in phases which began in mid April 2007, and was completed as of June 30, 2007. We are currently listing the Canajoharie facility for sale and anticipate recording an impairment loss of $0.8 million relating to the facility in the second quarter of 2007. Pursuant to our formal severance policy a charge of $0.6 million for severance costs and related benefits was recorded during the first quarter of 2007 in accordance with FASB No. 112. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in our consolidated financial statements as such severance benefits are earned. We estimate that approximately $0.1 million, all in the cosmetic segment, will be incurred for additional severance costs during 2007. Cash payouts are expected to be completed by the end of 2007. As of March 31, 2007, no employees had been terminated and no severance benefits had been paid.

Third party contract manufacturers represented approximately 22% of our domestic production volume for the year ended December 31, 2006. A portion of these products are packaged by third- party manufacturers for resale by us to our customers and the remainder are produced by third-party manufacturers and packaged by us. In recent years, we have increased our use of third party manufacturing because this has produced cost savings and profit improvement opportunities. Going forward, we plan to evaluate and undertake further cost savings opportunities related to third party manufacturing. The balance of our production volume for the year ended December 31, 2006 was manufactured at a facility in Barrie, Ontario, Canada. This facility primarily serves the Canadian market and provides backup for selected products for both the domestic and United Kingdom markets, as necessary. See “Risk factors—Risks related to our business—Certain of our products are manufactured by a limited number of third party suppliers, which limits our control of the manufacturing process and may cause variations in quality or delays in our ability to fill orders.”

The recent expansion of our Rocky Point facility has doubled the square footage of laboratory space for testing and quality control and has enabled us to improve our quality assurance, quality control and regulatory processes. Our Rocky Point facility is equipped with state-of-the-art incoming, analytical and microbiology laboratories. To supplement our in-house quality control efforts, we retain from time to time a third party Good Manufacturing Practice, or “GMP,” auditing company to audit regulatory compliance.

We expended approximately $8.1 million, $7.7 million, $0.6 million and $9.0 million in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively, on clinical and regulatory affairs, quality control and research activities relating to the development of new products, all of which are conducted internally by us.

Raw materials

We purchase the raw materials, components and semi-finished goods used in our manufacturing processes from various third-party manufacturers, paperboard suppliers and packaging component distributors. We have not experienced any difficulty obtaining raw materials and believe that such materials are readily available. We believe that our current sources of supply, together with potential alternative sources, will be adequate to meet future production demands. We continually evaluate opportunities to improve efficiencies and reduce costs by either out-sourcing or in-sourcing the production of certain components and raw materials.

Patents and trademarks

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business. Some of our more important trademarks and service marks that appear in this prospectus include Sally Hansen, Hard as Nails, N.Y.C. New York Color, La Cross, Orajel, Baby Orajel, Dermarest and Gentle Naturals, which are registered in the United States and may be registered in other jurisdictions.

We consider our trademarks to be material assets, and the registration and protection of our trademarks in the aggregate to be important to our business, in that the success of certain of our products is due at least in part to the goodwill associated with our primary brand names. We have registered or applied to register many of these trademarks, both in the United States and in foreign countries. Generally, registered trademarks have a perpetual life, provided that they are renewed on a timely basis and continue to be used properly as trademarks. We intend to maintain our trademark registrations so long as they remain valuable to our business. We have also been issued several United States patents, expiring at various times through 2020 and have licensed certain intellectual property from third parties. Many of the products we refer to as patented in this prospectus utilize patented technology that we license from third parties and do not own. While we believe our patents and patent licenses to be important, we do not consider our business as a whole to be dependent on such patent licenses or patent protection. Other than commercially available software licenses, which are important to our business, and the patent licenses previously mentioned, we do not believe that any of our licenses to third-party intellectual property are material to our business, taken as a whole. We are involved in various intellectual property claims and legal actions arising in the ordinary course of business. While the effect of the final resolutions of these matters is not known, management is of the opinion that they will not have a material adverse effect on our consolidated financial position.

Government regulation

The testing, manufacturing, quality control, packaging, labeling, advertising, distribution, import, export, sale and storage of our OTC pharmaceutical, medical device, dietary supplement and cosmetic products are subject to extensive regulation by various federal agencies, including the FDA and the FTC. Failure to comply with applicable requirements could result in administrative and judicial sanctions including, among other things, warning letters, untitled letters, fines and other monetary penalties, product recalls, product seizures, suspension of production or distribution, delays or refusals to approve pending applications, injunctions, criminal prosecution, limiting or eliminating claims we can make for our products and/or judicial or administrative orders.

OTC pharmaceutical products

Many of our products are regulated as over-the-counter, or OTC, drugs. Under the Federal Food, Drug, and Cosmetic Act, or the “FDCA,” “new drugs” are subject to pre-market approval by the FDA. The FDCA defines a “new drug” as a drug that is not generally recognized among scientifically qualified experts as safe and effective for use under the conditions stated in its labeling. The FDA’s OTC drug review is designed to determine whether certain OTC active ingredients and formulations are generally recognized as safe and effective when marketed for identified indications and appropriately labeled. If so, the OTC drug is not a new drug, and therefore, does not require approval from the FDA prior to marketing. If not, FDA approval is required prior to marketing the drug.

The FDA’s determinations in the OTC review are promulgated as regulations, known as final monographs, for categories of OTC drugs. Prior to making a determination about a category of drugs, the FDA engages in a public process to collect and evaluate information on general recognition of safety and effectiveness. As part of that process, it publishes a proposed regulation, known as a tentative final monograph, or “TFM,” which identifies categories of drugs that it tentatively believes to be safe and effective and not misbranded (“category I”), those about which it does not have enough information to make a determination (“category III”), and those that it believes are not safe and effective (“category II”). Following publication of a TFM, there is an opportunity for the public to provide more information about the drug. The FDA’s tentative determination in a TFM therefore does not always predict its final determination.

Until a monograph becomes final, the FDA generally allows, as a matter of enforcement discretion, the marketing without approval of products that are being considered as part of the OTC review. In some cases, however, the FDA may promulgate, while a monograph process is pending, a final regulation prohibiting the marketing of products in category II, or otherwise determine that, for safety or effectiveness reasons, such products may not be marketed. The FDA does not generally permit the marketing of unapproved OTC drugs that are not the subject of a final monograph or are not being considered as part of the OTC review.

Our products are marketed pursuant to the OTC review, and many of our products are addressed in monographs that have not yet become final. We face the risk that the FDA could finalize any of these TFMs with conditions that our products do not meet. For example, the active ingredients in our Orajel for toothache pain product are currently in category III, and the FDA could finalize the monograph without including it. We also face the risk that the FDA could determine that one or more of our products is not being considered as part of the OTC review. For our OTC pharmaceutical products that are sold according to final monographs, we cannot deviate from the conditions described in the final monograph, such as changes in approved active ingredient levels or labeling claims, unless we obtain pre-marketing approval from the FDA. If any of our products were found not to be in compliance with a final monograph or are not contemplated in any monograph, we would not be able to continue to market the product unless and until we reformulate or re-label the product to meet the conditions of the finalized monograph, which may not be possible, or we obtain approval of a new drug application, or “NDA,” or an abbreviated new drug application, or “ANDA,” to continue to market our existing formulation. The submission of a marketing application would require the preparation and submission of clinical tests, which would be time consuming and expensive, and might not result in approval. If we were not able to reformulate or re-label our product, or obtain FDA approval of an NDA, we would be required to discontinue selling the affected product.

Homeopathic drug products

A few of the Company’s products such as Gentle Naturals Homeopathic Teething Drops, Gentle Naturals Earache Relief Drops and Auro Earache Relief Drops, are marketed as OTC homeopathic drugs, which are also regulated by the FDA under the FDCA. Pursuant to FDA guidance, the FDA exercises enforcement discretion to permit a homeopathic drug to be marketed OTC without pre-market approval if, among other things, it is labeled as homeopathic; it is listed in the Homeopathic Pharmacopeia of the United States, or “HPUS,” an addendum to it, or its supplements; and it meets the standards for strength, quality, and purity set forth in the HPUS. Homeopathic drugs may be marketed OTC without pre-market approval only for self-limiting conditions recognizable by consumers and only if the drugs have been shown by appropriate means to be safe, effective and not misbranded.

Our homeopathic products are marketed pursuant to the guidance. If the FDA were to interpret its guidance differently from us, or if it were to decide to change the conditions of or eliminate the enforcement discretion described in the guidance, we might not be able to continue to market these products unless and until we obtain FDA approval, which could be costly, time-consuming, and uncertain.

Medical devices

We market several products that are regulated as medical devices, such as Orajel Desensitizer. Unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been cleared or approved by the FDA. Our medical devices are marketed either under a 510(k) clearance or under an exemption from the need to obtain FDA clearance or approval.

Dietary supplements

A few of our products, such as Gentle Naturals Tummy Soother, are marketed as dietary supplements, which are regulated by the FDA under the FDCA. A dietary supplement is a product taken by mouth that contains a dietary ingredient intended to supplement the diet, and that is labeled as a dietary supplement. Products represented as conventional foods or as the sole item of a meal do not qualify as dietary supplements, and certain products that might otherwise meet this definition have been defined instead as drugs.

Manufacturers are not required to obtain FDA approval before marketing a dietary supplement. If, however, a dietary supplement contains a dietary ingredient that was not on the market as of October 15, 1994, the manufacturer or distributor may be required to provide information to the FDA showing that the ingredient may reasonably be expected to be safe, and the FDA may conclude that the product should not be marketed.

Dietary supplement products may not make claims related to their effect on diseases or health related conditions. They may include truthful, non-misleading, and substantiated statements of nutritional support. Examples of such claims are statements describing general well-being resulting from consumption of a dietary ingredient, or the role of a nutrient or dietary ingredient in affecting or maintaining a structure or function of the body. Such claims must be accompanied by a statement that the FDA has not evaluated the claims, and the FDA requires companies that include structure/function claims on their labeling to notify the agency of the claim within 30 days of first marketing the dietary supplement with the identified claims. A company that uses a statement of nutritional support in labeling must possess evidence substantiating that the statement is truthful and not misleading.

Cosmetic products

Many of our products are regulated as cosmetics, which are regulated under the FDCA. There are fewer regulatory requirements for cosmetics than for drugs, medical devices or dietary supplements. A cosmetic is any article (other than soap) intended to be rubbed, poured, sprinkled, or sprayed on, introduced into, or otherwise applied to any part of the human body for cleansing, beautifying, promoting attractiveness or altering the appearance. The use of certain ingredients in cosmetics is restricted. All ingredients are required to be safe, and the product must be labeled in accordance with regulations. Cosmetic products and ingredients are not subject to FDA pre-market approval with the exception of color additives. However, an express or implied claim that a cosmetic will diagnose, cure, mitigate, treat or prevent a disease, or that it affects the structure or function of the body, may cause the FDA to view the product as a drug rather than as a cosmetic.

Other FDA requirements

In addition to requirements governing whether products can be marketed, we are subject to various other FDA regulatory requirements. For example, drugs and medical devices are subject to good manufacturing practices, or “GMP,” regulations that govern how manufacturers design and manufacture products and exercise quality control over the manufacturing process. GMP regulations for dietary supplements have been promulgated and will be effective in the near future. The FDA regularly inspects manufacturers to determine compliance with these GMP regulations. Product labeling claims must not be false or misleading and may not promote the product for uses that would require pre-market approval or clearance. For some products, adverse events and product malfunctions that could cause or contribute to injury must be reported.

FTC regulation

Our promotional activities, claims, and materials are regulated by the FTC under the Federal Trade Commission Act, which prohibits unfair and deceptive acts and practices, including claims that are false, misleading, or inadequately substantiated. We are also subject to a FTC order which prohibits certain claims for Pronto Lice Treatment and similar products, and Baby Orajel Tooth and Gum Cleanser and other topically applied oral cleansing products. Violations of this order could result in civil penalties.

Environmental

We are subject to a broad range of frequently changing federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the handling and disposal of, and exposure to, hazardous substances and the investigation and remediation of contamination resulting from the release of hazardous substances. We believe that our business operations and facilities are in material compliance with all applicable environmental, health and safety laws and regulations, though future expenditures may continue to be necessary in order to maintain such compliance. However, some of our former facilities are currently involved in environmental investigations and remediations resulting from past releases of hazardous substances or the presence of other contaminants. While we do not believe that any investigation or remediation obligations that we have identified will have a material adverse effect on our operating results or financial condition, there can be no assurance provided that such obligations will not arise in the future.

Employees

As of March 31, 2007, we had approximately 1,700 employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employee and labor relations to be satisfactory.

Properties

Our corporate and administrative offices are located in approximately 88,000 square feet of leased space in Uniondale, New York.

Our primary research and development facility is located in approximately 21,000 square feet of leased space in Plainview, New York.

Our principal manufacturing facility and distribution center for both the cosmetic and pharmaceutical segments are located in two company-owned buildings containing approximately 430,000 square feet, in Rocky Point, North Carolina. Both buildings are of insulated metal building construction.

We lease approximately 160,000 square feet of space in Leland, North Carolina to supplement the Rocky Point, North Carolina location.

We own property located in Canajoharie, New York, consisting of a two-story brick and steel building with approximately 50,000 square feet of floor space. This building is used by the cosmetic segment. On February 12, 2007, we announced plans to transfer the manufacturing activities performed at the Canajoharie facility to independent contractors in North Carolina. The transfer was conducted in phases which began in mid April 2007 and was completed as of June 30, 2007. We are currently listing the Canajoharie facility for sale.

We own property located in the City of Barrie, Province of Ontario, Canada, consisting of a building with approximately 68,000 square feet of floor space. The facility is used for manufacturing and shipping and contains the administrative offices of our Canadian subsidiaries.

We lease two properties located in the City of Little Falls, New York, consisting of a building with approximately 63,000 square feet of floor space and a second 100,000 square foot facility. As of March 31, 2007, both buildings are being used to warehouse a portion of our inventory.

We also have short-term leases for space in public warehouses used primarily for the cosmetics segment.

We believe that our facilities are adequate to meet operating needs at reasonable levels of production.

Legal proceedings

We are involved in various claims and legal actions arising in the ordinary course of business, including environmental and intellectual property matters. The effect of final resolution of these matters on our results of operations or liquidity in a particular reporting period is not known. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position.

Management

Executives and directors

Set forth below are the names, ages and positions of our executive officers and directors and the individuals who have been elected to serve as directors effective upon completion of this offering.

Name	Age	Position

Charles J. Hinkaty	57	President and Chief Executive Officer, Director

Harvey P. Alstodt	67	President of Del Cosmetics, Director

Joseph Sinicropi	53	Executive Vice President, Chief Financial Officer

Cary C. Newman	58	Executive Vice President, Global Operations

Shawn A. Smith	49	Senior Vice President, General Counsel and Secretary

Philip E. Berney	43	Director

Church M. Moore	35	Director

Mr. Hinkaty has been President and Chief Executive Officer of Del since August 2005. Previously, he had served as Chief Operating Officer since January 2005 and Vice President and President of Del Pharmaceuticals since 1985. He has also served as a director of Del since 1986.

Mr. Alstodt has been President of Del Cosmetics, a division of Del, since August 2005 and a director of Del since January 2005. Previously, he had served as President of Global Business since January 2005 and Executive Vice President of Sales, Cosmetic Division, North America since 1985.

Mr. Sinicropi has served as Executive Vice President and Chief Financial Officer of Del since September 2005. He held various Chief Financial Officer positions since 1995 at IdeaSphere, Inc., a provider of natural and organic supplements, beverages, foods and health and wellness information, Twin Laboratories, Inc., a manufacturer and marketer of nutritional supplements, and SI Corporation, an international marketer and manufacturer of polypropylene fabrics and fibers. Twin Laboratories, Inc. filed a petition for protection under the federal bankruptcy laws in 2003 and was subsequently acquired in an auction process by IdeaSphere, Inc.

Mr. Newman joined Del as Executive Vice President, Global Operations in July 2005. From 2004 through July 2005, he owned SCN Outsourcing, a contract packaging and assembly company. From 1995 to 2003, he was Senior Vice President of Operations of Colomer USA (formerly Revlon Professional), a manufacturer and marketer of personal care products, prior to which he held senior management positions at Herbalife International, Redken Laboratories, Revlon, Procter & Gamble, and Avon.

Ms. Smith rejoined Del as Vice President, General Counsel and Secretary in June 2005 and was promoted to Senior Vice President in August 2006. She previously held the position of Vice

President, General Counsel and Secretary of Del from 1996 through 1999. From 2000 through June 2005, she was Founder and President of Next Level Consulting, LLC, a legal and management consulting firm.

Mr. Berney is a Managing Director at Kelso & Company, an affiliate of Del, having joined Kelso in 1999. Mr. Berney has served as a director of Del since January 2005. Additionally, Mr. Berney is a director of AVSC Holding Corp., Custom Building Products, Inc. and DSW Holdings, Inc.

Mr. Moore is a Vice President at Kelso & Company, an affiliate of Del, having joined Kelso in 1998. Prior to joining Kelso, he worked as an associate at Investcorp International, Inc. Previously, Mr. Moore was an associate in the corporate finance group at BT Securities Corporation. Mr. Moore has served as a director of Del since January 2005. Mr. Moore is a director of DSW Holdings, Inc., Ellis Communications Group, LLC, KAR Holdings, Inc. and U.S. Electrical Services, LLC.

There is no arrangement or understanding between any executive officer and any other person pursuant to which he/she was selected as an officer. No family relationship exists among any of our executive officers and directors.

Composition of our board of directors

Our by-laws provide that the size of the board of directors will be fixed from time to time by resolution of the board, and that a majority of the remaining directors may fill vacancies on the board. Upon the completion of this offering, the board will consist of seven directors. Our directors are elected annually to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

Our board will have an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors has determined that we are a “controlled company” under the NASDAQ Marketplace Rules, and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements of the NASDAQ Marketplace Rules. Pursuant to the “controlled company” exception to the board of directors and committee composition requirements, we will be exempt from the rules that require that (a) our board of directors be comprised of a majority of “independent directors,” (b) our compensation committee be comprised solely of “independent directors” and (c) our nominating and corporate governance committee be comprised solely of “independent directors,” as defined under the rules of the NASDAQ Marketplace Rules. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the audit committee requirements of the Sarbanes-Oxley Act and the NASDAQ Marketplace Rules, which require that our audit committee be composed of at least one independent director at the closing of this offering, a majority of independent directors within 90 days of this offering and all independent directors within a year of this offering.

Prior to the completion of this offering, we intend to appoint three new directors, each of whom will be an “independent director.”

Audit committee

Our audit committee will be comprised of                     ,                      and                     .                      will be chairman of the audit committee. Our board of directors has determined that qualifies as an “audit committee financial expert.” The audit committee’s responsibilities will be to review our accounting and auditing principles and procedures with a view to providing for the safeguard of our assets and the reliability of our financial records by assisting the board of directors in monitoring our financial reporting process, accounting functions and internal controls; to oversee the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm; to recommend to the board of directors the engagement of our independent accountants; to review with the independent accountants the plans and results of the auditing engagement; and to oversee “whistle-blowing” procedures and certain other compliance matters.

Compensation committee

Our compensation committee will be comprised of                     ,                      and                     . The principal responsibilities of the compensation committee will be to establish policies and periodically determine matters involving executive compensation, determine the compensation of the Chief Executive Officer and to approve the compensation of the other named executive officers, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards and provide counsel regarding key personnel selection.

Nominating and corporate governance committee

Our nominating and corporate governance committee will be comprised of                     ,                      and                     . The principal duties of the nominating and corporate governance committee will be to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings and to develop and make recommendations to the board of directors regarding corporate governance matters and practices.

Code of ethics

We have adopted a code of ethics that applies to our executive officers, including, but not limited to, our chief executive and chief financial officers and to other members of management. Following the completion of the offering contemplated by this prospectus, copies of the Code of Ethics will be available without charge, upon request in writing to our Secretary or on the investor relations portion of our website, www.dellabs.com.

Executive compensation

Compensation discussion and analysis

Overview of objectives

Our executive compensation program is designed to create strong financial incentives for our officers to increase revenues, profits, operating efficiency and stakeholder returns, and other business goals set by us, and to reward executives for achieving these goals. We believe that a strong management team, comprised of the most talented individuals in key positions, is critical to our success, and that our executive compensation program is a key tool for attracting and retaining such individuals.

Our executive compensation program has a pay-for-performance philosophy designed to support annual and long-term business goals for profitable growth and sustained value. The objectives are to (i) attract, motivate and retain highly qualified executives; (ii) link total compensation to both individual and company performance, and (iii) appropriately balance short-term and long-term performance.

The compensation committee

To date, the compensation committee of the board of directors of Del has overseen company-wide compensation practices and specifically reviewed, developed and administered executive compensation programs. The compensation committee is responsible for making recommendations to the board of directors, and in approving where appropriate, matters related to the compensation of our executive officers. The compensation committee generally meets in conjunction with Del’s regular board meetings, but also holds special meetings when deemed appropriate. The compensation committee is currently composed of two outside directors, Philip E. Berney and Church M. Moore, and the President and Chief Executive Officer of Del, Charles J. Hinkaty. Mr. Hinkaty does not participate in determinations regarding his own compensation. Prior to the completion of this offering, our board of directors will establish a compensation committee comprised of                     ,                      and                     , which will generally take over the duties of the compensation committee of the board of directors of Del. For purposes of the Compensation Discussion and Analysis, the “board of directors” and the “compensation committee” refer to the board of directors of Del and the compensation committee of Del. We do not expect our overall compensation philosophy to materially change as a result of the establishment of the new compensation committee.

The compensation committee evaluates our compensation plans and policies on an ongoing basis against current and emerging compensation practices, legal and regulatory developments and corporate governance trends, and makes changes as appropriate.

The compensation committee’s goal is to establish total executive compensation levels that are competitive with the market in which we compete for executive talent. The compensation committee has not historically used peer group comparables to determine compensation. In 2006, the compensation committee decided that in making compensation determinations for the executive officers named in the compensation disclosures below, or the “Named Executive Officers,” for 2007 and subsequent years, the compensation committee would consider data from a peer group comparable to our company in industry, geographic area and/or size (in terms of annual revenue). The peer group compiled at the end of 2006 was based upon a list of companies used by the independent third-party valuation experts that were retained to conduct a valuation of our company, supplemented with certain other Long Island-based and/or similarly sized companies in order to create the most accurate picture of the market in which we compete. The data was adjusted to take into account differences in revenues, end-user markets and industry-specific factors among companies in the peer group. The compensation committee looks to the peer group as a point of reference, but does not intend to apply any mathematical or statistical formulas in making executive compensation decisions. The peer group consists of the following companies:

•	Pall Corporation
•	NBTY, Inc.
•	Hain Celestial Group, Inc.
•	Audiovox Corporation
•	Aeroflex Incorporated

•	Lifetime Brands Inc.
•	Revlon, Inc.
•	Chattem, Inc.
•	Church & Dwight Co., Inc.
•	Playtex Products, Inc.
•	Prestige Brands Holdings, Inc.
•	Adams Respiratory Therapeutics, Inc.

Elements of the compensation program

Our executive compensation program includes three key elements: base salary, annual incentives and long-term incentives.

Base salary

Base salary is the fixed annual compensation we pay to an executive for performing specific job responsibilities. It represents the minimum income an executive may receive in any given year. In establishing and adjusting base salaries for the Named Executive Officers, the compensation committee considers:

•	Data from our peer group
•	The individual’s experience and background
•	The individual’s performance during the course of the year
•	General salary trends in the marketplace
•	Our financial and operating results

Messrs. Hinkaty, Alstodt, Sinicropi and Newman did not receive base salary increases in 2006. In January 2007, the compensation committee approved merit increases for such individuals, so that their 2007 base salary amounts are: Mr. Hinkaty, $500,000; Mr. Alstodt, $450,000; Mr. Sinicropi, $375,000 and Mr. Newman, $300,000.

Annual incentives

Executives are eligible for annual incentive compensation under our Management Incentive Plan, or the “MIP.” The MIP is intended to establish a direct correlation between the annual incentives awarded to participants, our financial performance and or individual strategic objectives. The compensation committee recommended, and the board of directors approved, the target levels, set as a percentage of base salary, for each participating executive, including the Named Executive Officers. Messrs. Hinkaty and Alstodt’s annual incentive targets are 100% of base salary. Messrs. Sinicropi and Newman’s targets are 75% of base salary. Ms. Smith’s target is 40% of base salary. Executives can receive an award in excess of their targets in the event that we and the individual exceeds their annual goals, up to a designated maximum payout. The maximum payouts for Messrs. Hinkaty and Alstodt are set at 200% of base salary. The maximum payouts as a percentage of base salary for Mr. Sinicropi, Mr. Newman and Ms. Smith are 150%, 113% and 60%, respectively. Executives may receive an award that is less than their targets if performance does not meet targeted objectives. The threshold payouts for Messrs. Hinkaty and Alstodt are set at 64% of base salary and the threshold payouts for Messrs. Sinicropi, Newman and Ms. Smith are set at 48%, 48% and 22%, respectively.

The annual incentives of Messrs. Hinkaty, Alstodt, Sinicropi and Newman are weighted 100% on our performance. Ms. Smith’s annual incentive is weighted 90% on our performance and 10% on individual performance. The Named Executive Officers have a higher-weighted company performance component than other participants in the MIP, as the compensation committee believes that our performance as a whole is the best indicator of the effectiveness of its top executives.

The corporate performance component of the MIP is recommended by the compensation committee and approved by the board of directors on an annual basis, based on the determination of the most critical priorities and objectives for the year. For 2006, the corporate performance component was based on our attainment of financial metrics as measured by EBITDA, and improvements in our inventory position. We believe that the MIP keeps management focused on attaining strong near-term financial performance.

Company performance goals include a threshold level below which no award will be payable. Threshold performance is set at 80% of the budgeted goal. Target performance is set at the budgeted goal level for the year, and maximum performance is set at 120% of the budgeted goal. The threshold level is set to pay for expected, but not assured, performance. Target level is set to incent management to achieve budgeted goals. Maximum levels are set to reward our executives for achieving superior performance.

In 2006, we attained approximately 98% of the corporate performance component of the MIP.

Long term incentives

Our long-term incentive programs were established to ensure that senior management maximizes its focus on increasing stakeholder value through long-term growth. While long-term incentives form a meaningful part of the compensation of the Named Executive Officers, we have historically been limited in our ability to grant long term equity-based incentives due to our capital structure and the arrangements negotiated with Kelso as of the time of the Merger. Prior to this offering, there are a limited number of Override Units and options under the Option Incentive Plan (both discussed below) available for grant.

Override units

Our major stakeholders believe that it is in our best interests for the executive officers to have a financial interest in the long-term results of their business. Accordingly, Messrs. Hinkaty, Alstodt, Sinicropi and Newman were granted certain profit interests, or the “Override Units,” in DLI LLC as a result of their investment in DLI LLC. The number of Override Units granted to Messrs. Hinkaty and Alstodt was negotiated at the time of the Merger. The remaining Override Units were granted to Messrs. Sinicropi and Newman as determined by management of DLI LLC.

The Override Units have two sub-classes: Operating Units and Value Units. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Override Units will have voting rights with respect to their Override Units and shall have the rights with respect to profits and losses of DLI LLC and distributions from DLI LLC as set forth in DLI LLC Agreement. In total, one-third of the Override Units granted are Operating Units, which may be forfeited, on a pro rata basis, if the executive ceases to be employed by us prior to the third anniversary of the date of grant. The remaining two-thirds of the Override Units are Value Units, which will participate in distributions upon certain Change of Control or liquidation events only if, upon the occurrence of such an event, Kelso receives an internal rate of return, compounded annually, on its investment in DLI

LLC of at least 14%, and the Final Value (as defined in DLI LLC Agreement) is at least greater than two times the Initial Price (as defined in the DLI LLC Agreement). All Value Units will participate in distributions if the Final Value is at least four times the Initial Price. If the Final Value is greater than two times, but less than four times, the Initial Price, the Value Units will participate in the distribution on a ratable basis. Value Units not eligible to participate in distributions will be automatically forfeited. If an executive ceases employment with us prior to the Change in Control event, the Value Units will be forfeited.

Each Operating Unit that has not been forfeited will automatically convert into one Value Unit on the tenth anniversary of its issuance. After the tenth anniversary of the date of issuance, all Value Units will only participate in distributions if the Final Value is at least greater than twelve times the Initial Price. If the Final Value is greater than ten times, but less than twelve times, the Initial Price, the Value Units will participate in the distribution on a ratable basis.

The Override Units are not convertible into common stock, and are generally not transferable.

The terms described above were the result of negotiations with our major stockholders, who believe that owning an indirect interest in Del, with performance targets directly tied to the stockholders’ investment return, gives executives a personal financial stake in their business decisions. Additionally, this incentive is intended to keep participants focused on sustained growth, as well as motivate them to continue their employment commitment to us over the long-term. In 2006, Mr. Sinicropi and Mr. Newman each invested $20,000 in DLI LLC, and were granted 61,855 and 30,852 Override Units, respectively.

Option Incentive Plan

We adopted the Option Incentive Plan effective January 27, 2005, to support retention and to align the interests of our executives and key employees with those of our stakeholders by tying a portion of compensation to the long-term appreciation of the value of our company. A total of 180,000 shares were reserved for issuance under this plan. Participation in the Option Incentive Plan is limited to a small number of employees who have the ability, through their leadership and strategic actions, to significantly impact our growth over the long term. The number of options granted to each participant was determined by the compensation committee, with input from senior management, based upon the compensation committee’s assessment of each individual’s capacity to contribute to the our long term growth.

The exercise price of the options are determined by the compensation committee, in conjunction with a third-party valuation, provided that the exercise price cannot be less than the fair market value of the DLI Holding common stock as of the date of grant. While the Option Incentive Plan provides that the compensation committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it is anticipated that all options granted thereunder will be non-qualified stock options for federal income tax purposes.

Under the Option Incentive Plan, one-third of the total amount of each such grant are Service Options, and two-thirds of the amount of each such grant are Exit Options. Service Options are generally exercisable in three equal annual installments, commencing on the first anniversary of the grant date. The first group of Service Options granted under the plan on March 1, 2006 provided that such options would begin vesting on the later to occur of (a) January 27, 2005 or (b) the date the employee commenced employment with our company. Exit Options are performance options, and generally become exercisable only after a Change in Control (as defined in the Option Incentive Plan), if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least two times its initial investment, and achieve at least a 14% internal rate of return, or the “Floor Value,” subject to certain exceptions. All Exit Options will become exercisable if Kelso is able to sell its equity investment in us at a price equal to at least four times its initial investment, and will become partially exercisable on a ratable basis at a price in excess of the Floor Value. All remaining Exit Options that have not become exercisable at the time of a Change in Control will be cancelled.

Option rights are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee. All of the shares acquired upon exercise of any option will be subject to the security-holder arrangements described below. See “Certain relationships and related party transactions—Stockholders agreement.”

Messrs. Hinkaty, Alstodt, Sinicropi and Newman do not participate in the Option Incentive Plan. In 2006, Ms. Smith was granted a total of 5,000 stock options, 1,666.67 of which are Service Options, and 3,333.33 of which are Exit Options. The exercise price of all options granted under the Option Incentive Plan in 2006 was $35 per share.

Exchange options

On January 27, 2005, in connection with the Merger, Messrs. Hinkaty and Alstodt entered into exchange agreements with us under which they exchanged, effective as of the closing of the Merger, options to purchase common stock of Del for options to purchase DLI Holding common stock with an equivalent spread value. The value of the options exchanged by Mr. Hinkaty and Mr. Alstodt was approximately $2,000,000 and $500,000, respectively. As a result of these exchange agreements, Mr. Hinkaty and Mr. Alstodt hold options to purchase DLI Holding stock representing in the aggregate approximately 3.64% of the diluted equity of DLI Holding immediately after the Merger. In addition, they own, through their common interests in DLI LLC, common stock of DLI Holding representing, in the aggregate, less than 0.1% of the diluted equity of DLI Holding.

Sales of shares to management

On May 18, 2007, certain of our key employees and an advisor purchased from us a total of 40,711 shares of our common stock for an aggregate purchase price of approximately $1.4 million. We expect to incur a non-cash compensation charge related to these transactions of approximately $2.5 million in the second quarter of 2007.

Long term incentive plan

Prior to the completion of this offering, we anticipate adopting an incentive plan to permit the grant of options, stock appreciation rights, or “SARs,” restricted stock, restricted stock units, dividend equivalent rights, share awards and performance awards (including performance share units, performance units and performance-based restricted stock).

Retirement benefits

401(k)

We offer a defined contribution 401(k) savings plan to all regular, full-time employees in the United States. We provide this program to assist our employees in saving some amount of their cash compensation for retirement in a tax-efficient manner. Plan participants are allowed to contribute specified percentages of their base salary, subject to limits established under the Internal Revenue Code of 1986. Although we retained the right to make contributions under this plan, no contributions were made in 2006. The compensation committee approved an amendment to this plan, effective April 2, 2007, providing a 100% company match of the first 3% of participating employees’ contributions, and a 50% match of up to the next 2%. In addition, to compensate our long-term employees who are closer to retirement age for the freezing of the Employees’ Pension Plan (described below), employees who, as of April 1, 2007, had at least 10 years of vesting service with Del and were at least fifty years of age, will receive an additional automatic contribution to the plan in the amount of 3% of eligible compensation.

Pension plan

As part of their post employment compensation, the Named Executive Officers participate in the Employees’ Pension Plan. The Employees’ Pension Plan is open to all eligible non-union employees hired prior to July 1, 2006, and is a tax-qualified defined benefit plan. The Employees’ Pension Plan provides for an annual benefit equal to 36% of a participant’s “final average earnings” which is reduced by 1/30th for each year of credited service that is less than 30 years at retirement date. “Final average earnings” is the participant’s monthly compensation over the five consecutive Employees’ Pension Plan years which produce the highest monthly average within the last ten completed years of participation. Covered compensation under the Employees’ Pension Plan includes salary and annual incentive payments, subject to Internal Revenue Code compensation limits. Upon completion of five years of credited service, a participant is 100% vested. There is no partial vesting for participants with less than five years of credited service. Under the terms of the Employees’ Pension Plan, participants are eligible for monthly benefit payments upon reaching age 65. Early retirement benefits, proportionately reduced, are available for all participants having attained age 55 with at least five years of service.

The Employees’ Pension Plan was frozen, effective April 1, 2007, and all benefit accruals ceased after that date. All benefits accrued prior to April 1, 2007 were preserved. For a further discussion of the freeze of the Employees’ Pension Plan, see “Management’s discussion and analysis of financial condition and results of operations—Recent developments.”

Supplemental Executive Retirement Plan

Certain of our management, including Mr. Hinkaty and Mr. Alstodt, participate in our Supplemental Executive Retirement Plan, or the “SERP,” a nonqualified defined benefit plan designed to provide pension benefits that cannot be provided under the Employees’ Pension Plan due to Internal Revenue Code compensation limits on qualified plans. Except as indicated, the material terms of the SERP are the same as those of the Employees’ Pension Plan. The SERP provides an annual benefit equal to 1.20% of “Average Compensation” multiplied by number of years of service not to exceed 25 or 30 years. The annual benefit amount is then reduced by the Employees’ Pension Plan benefit earned by the participant. For Mr. Hinkaty and Mr. Alstodt, “Average Compensation” is the monthly average of all compensation paid to him in 1996. For all other participants, “Average Compensation” is the average of the annual earnings during the five consecutive years out of the last ten years of credited service before retirement, such that included earnings are the highest.

We do not offer benefits under the SERP to other present or future executive officers.

Other benefits and perquisites

We maintain medical, disability and life insurance policies for all of our eligible employees. The Named Executive Officers are eligible to participate in these programs on the same basis as other employees. In addition, we provide our officers, including the Named Executive Officers, with perquisites and other personal benefits that we and the compensation committee believe are reasonable, and consistent with the overall goals of the compensation program. Our officers, including the Named Executive Officers, are provided the choice of (i) use of a company automobile or (ii) a car allowance, and participation in our Medical Executive Reimbursement plan as a supplement to the medical and dental benefits offered to all employees.

In addition, Messrs. Hinkaty and Alstodt are provided split dollar life insurance, which is reported in the Summary Compensation Table. See “—Summary compensation table—Column (i)—All Other Compensation.” This benefit is provided as part of a legacy plan, and is not offered as a continuing part of our benefit program.

Employment and severance agreements

We have entered into employment or severance agreements with the Named Executive Officers. These employment agreements enable us to attract and retain top executive talent, and ensure that the terms applicable to employment, including separation of service, are agreed upon in advance and not subject to future negotiation. These agreements also provide for severance benefits in the event that employment is terminated after a change in control of Del, in order to encourage retention and focus during a change in control event. The terminated executive is also bound by confidentiality, non-solicitation and non-compete provisions that protect the best interests of Del and its stakeholders.

The employment agreements of Messrs. Hinkaty, Alstodt and Sinicropi can be terminated due to certain specified events, and provide for severance payments of up to three years for Messrs. Hinkaty and Alstodt, and two years for Mr. Sinicropi. We renewed our two-year employment agreement with Mr. Newman in December 2006, extending the term of his agreement through July 5, 2009. In March 2007, we entered into a severance arrangement with Ms. Smith, providing for severance payments and other benefits in certain events of her termination. For a detailed discussion of the termination features and severance benefits of the Named Executive Officers, see “—Potential payments under termination or change in control.”

Tax treatment of executive compensation

If any payments or benefits, made to or for the benefit of any of the Named Executive Officers by us or any entity which effectuates a change in control, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the payments or benefits shall be reduced to the maximum amount that could be paid to the executive that would not give rise to an excise tax. However, commercially reasonable best efforts will be used to seek the approval of our and/or our direct and indirect parents’ shareholders in the manner provided in Section 280G(b)(5) of the Internal Revenue Code with respect to the reduced payments or benefits so that such amounts would not be subject to the reduction described above.

Summary compensation table

( a )	( b )	( c )	( d )	( e )	( f )	( g )	( h )	( i )	( j )
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4) (5) (6)	Total ($)

Charles J. Hinkaty President and Principal Executive Officer	2006	$416,416	—	—	$158,479	$408,660	$18,583	$41,777	$1,025,332
Harvey P. Alstodt President, Del Cosmetics	2006	$416,416	—	—	$158,479	$408,660	$24,073	$68,157	$1,051,712
Joseph Sinicropi Executive Vice President Principal Financial Officer	2006	$325,000	—	—	$77,779	$239,210	—	$17,460	$659,449
Cary C. Newman Executive Vice President, Global Operations	2006	$275,000	—	—	$38,776	$202,408	—	$54,538	$570,722
Shawn Smith Senior Vice President General Counsel and Secretary	2006	$265,833	—	—	$10,713	$108,156	$18,626	$2,511	$387,213

(1)	The amounts in column (f) reflect the accounting charge for compensation expense incurred by us for financial reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123 (R), from awards granted in and prior to 2006. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the Named Executive Officer. These awards include options granted pursuant to the Option Incentive Plan (Service Options) and certain profit interests (Operating Units) in DLI LLC that were granted to certain of our executives who made an investment in DLI LLC. For additional information on the valuation assumptions used in the calculations of these amounts, see Note 10 to the Notes to the audited consolidated financial statements included elsewhere in this prospectus. See the Grants of Plan-Based Awards Table for information on the options and Override Units granted in 2006.

(2)	The amounts in column (g) represent awards granted under the MIP. Messrs. Hinkaty and Alstodt’s annual incentive targets were 100% of base salary. Messrs. Sinicropi and Newman’s targets were 75% of base salary. Ms. Smith’s target was 40% of base salary.

In 2006, we attained approximately 98% of the corporate performance component of the MIP resulting in the achievement of approximately 98% of base salary for Messrs. Hinkaty and Alstodt, approximately 73% for Messrs. Sinicropi and Newman and approximately 39% for Ms. Smith.

(3)	The amounts in column (h) reflect the aggregate change in the actuarial present value of the Named Executive Officer’s benefits under all pension plans established by us determined using interest rate and mortality rate assumptions consistent with those used in our consolidated financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested. See the Pension Benefits Table for additional information.

(4)	The amounts in column (i) reflect for each Named Executive Officer:

•	Insurance premiums paid for such officers under our Medical Executive Reimbursement Plan;

•

The value attributable to personal use of company provided automobiles and/or automobile allowances (each as calculated in accordance with IRS guidelines), the cost of financial planning services and the cost of parking garage fees reimbursed by us, which are included as compensation on the W-2 of the Named Executive Officers who receive such benefits. Each such Named Executive Officer is responsible for paying income tax on such amount.

The amount attributable to each such perquisite or benefit for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such Named Executive Officer.

(5)	In addition to the items noted in footnote (4) above, the amount in column (i) includes $25,238 and $46,858 of the dollar value (calculated in accordance with Securities and Exchange Commission, or “SEC,” guidelines) of the premiums paid by us with respect to “split dollar” life insurance polices maintained by us for Mr. Hinkaty and Mr. Alstodt, respectively.

(6)	In addition to the items noted in footnote (4) above, the amount shown in column (i) includes $39,840 of relocation reimbursements and allowances received by Mr. Newman, pursuant to the terms of his 2005 employment agreement.

Grants of plan based awards

( a )	( b )	( c )	( d )	( e )	( f )	( g )	( h )	( i )	( j )	( k )	( l )
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Charles J. Hinkaty		$—	$416,416	$832,832
Harvey P. Alstodt		$—	$416,416	$832,832
Joseph Sinicropi(2)		$150,000	$243,750	$487,500
	01/31/06								18,195	$32.72	$254,548
	01/31/06				2,183	—	43,660	—	—	$32.72	$444,459
Cary C. Newman(2)		$—	$206,250	$310,750
	01/31/06								9,071	$32.72	$126,903
	01/31/06				1,089	—	21,781	—	—	$32.72	$221,731
Shawn Smith(3)		$—	$110,000	$165,000
	03/01/06								1,500	$35.00	$19,755
	03/01/06				150	—	3,000	—	—	$35.00	$28,950
	08/08/06								167	$35.00	$2,065
	08/08/06				17	—	333	—	—	$35.00	$2,917

(1)	These columns show the potential payout for each Named Executive Officer under the MIP which was approved by the compensation committee of the board of directors. The final cash payout to each Named Executive Officer is determined using a multiple of financial and non-financial performance-driven measurements. The amounts shown in column (c) reflect the minimum payment under our plan which is 0%, except for Mr. Sinicropi who was guaranteed a minimum payment amount pursuant to the terms of his 2005 employment agreement. The amounts shown in column (d) reflect the target payment that the Named Executive Officers could have received under the MIP, if 100% of the annual incentive targets were achieved. The amounts shown in column (e) reflect the maximum potential payment that the Named Executive Officers could have received under the MIP. The amounts expected to be paid to the Named Executive Officers are shown in column (g) of the Summary Compensation Table.

(2)	DLI LLC granted certain profit interests (Override Units) in DLI LLC to certain of our executives who made an investment in DLI LLC. The Override Units have two sub-classes: Operating Units and Value Units. In 2006, Mr. Sinicropi and Mr. Newman were granted 18,195 and 9,071 Operating Units, respectively, and 43,660 and 21,781 Value Units, respectively. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Override Units will have voting rights with respect to their Override Units and shall have the rights with respect to profits and losses of DLI LLC and distributions from DLI LLC as set forth in the DLI LLC Agreement. The Override Units are not convertible to common stock and are not saleable or generally transferable. In total, thirty three percent of the total Override Units granted were Operating Units which may be forfeited, on a pro-rata basis, if the executive ceases to be employed by us during the three year period following the grant of such Operating Units. The remaining sixty seven percent of the Override Units granted were Value Units which participate in distributions only upon certain change of control or liquidation events and only if, upon the occurrence of such an event, Kelso receives an internal rate of return, compounded annually, on its investment in DLI LLC of at least 14% and the Final Value, as defined in the DLI LLC Agreement, is at least greater than two times the Initial Price, as defined in the DLI LLC Agreement. All Value Units will participate in distributions if the Final Value is at least four times the Initial Price, and the Value Units will participate in distributions on a ratable basis in the event that the Final Value is greater than two times but less than four times the Initial Price. Value Units granted to an executive are subject to forfeiture if the executive ceases to be employed by us prior to a change in control. Value Units not eligible to participate in distributions are automatically forfeited. Any Operating Unit, not forfeited, on the 10th anniversary of its issuance shall automatically convert into one Value Unit. Any Value Unit, not forfeited, on the 10th anniversary of its issuance shall have its terms modified by increasing the previously discussed multiples of the Initial Price from two times to ten times and from four times to twelve times. The amounts recorded in column (f) as the threshold number represent Value Units which will participate in distributions if Kelso receives an internal rate of return, compounded annually, on its investment in DLI LLC of at least 14% and the Final Value is at least greater than two times the Initial Price. The amounts recorded in column (h) as the maximum number represent Value Units which will participate in distributions if the Final Value is as least four times the Initial Price.

(3)	We granted options pursuant to the Option Incentive Plan which provides for the granting of two types of options to officers or key employees. Ms. Smith was granted 1,500 Service Options and 3,000 Exit Options in March 2006. Options generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date, however, the vesting of the service options pursuant to this grant commenced effective on her hire date. Ms. Smith was also granted 167 Service Options and 333 Exit Options in August 2006. The Exit Options (performance options) generally become exercisable only if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return, or the “Floor Value,” subject to certain exceptions. All Exit Options will become exercisable if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least four times its initial investment and will become partially exercisable on a ratable basis at a price in excess of the Floor Value. The amounts recorded in column (f) as the threshold number represents Exit Options which will become exercisable if Kelso is able to sell its equity investment in DLI LLC at the Floor Value. The amounts recorded in column (h) as the maximum number represents Exit Options which will become exercisable if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least four times its initial investment and achieves at least a 14% internal rate of return.

Outstanding equity awards at fiscal year-end

The following table provides information related to any outstanding stock option or Override Unit as of December 31, 2006 for the Named Executive Officers. Each grant is shown separately for each Named Executive Officer.

	Option Award					Stock Awards
( a )	( b )	( c )	( d )	( e )	( f )	( g )	( h )	( i )	( j )
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Charles J. Hinkaty Exchange Options(1)	21,819 22,910 7,224 6,121 12,484 55,276 9,170	— — — — — — —	— — — — — — —	$18.65 $8.97 $9.08 $21.45 $22.04 $21.62 $15.01	01/27/15 01/27/15 01/27/15 01/27/15 01/27/15 01/27/15 01/27/15	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —

Operating Units(2)(6)	19,087	13,634	—	$32.72	—	—	—	—	—

Value Units(3)	—	—	65,441	$32.72	—	—	—	—	—

Harvey P. Alstodt Exchange Options(1)	21,819 8,126	— —	— —	$18.65 $8.97	01/27/15 01/27/15	— —	— —	— —	— —

Operating Units(2)(6)	19,087	13,634	—	$32.72	—	—	—	—	—

Value Units(3)	—	—	65,441	$32.72	—	—	—	—	—

Joseph Sinicropi

Operating Units(2)(7)	4,549	13,646	—	$32.72	—	—	—	—	—

Value Units(3)	—	—	43,660	$32.72	—	—	—	—	—

Cary C. Newman

Operating Units(2)(8)	2,268	6,803	—	$32.72	—	—	—	—	—

Value Units(3)	—	—	21,781	$32.72	—	—	—	—	—

Shawn Smith Service Options(4)(9)(10)	500 —	1,000 167	— —	$35.00 $35.00	03/01/16 08/08/16	— —	— —	— —	— —

Exit Options(5)	— —	— —	3,000 333	$35.00 $35.00	03/01/16 08/08/16	— —	— —	— —	— —

(1)	On January 27, 2005, Mr. Hinkaty and Mr. Alstodt each entered into separate exchange agreements with DLI Holding, under which each exchanged, effective as of the closing of the Merger, options to purchase common stock of Del for options to purchase DLI Holding common stock, or “Exchange Options,” with an equivalent spread value. Mr. Hinkaty and Mr. Alstodt became 100% vested in these options on January 27, 2005.

(2)

Operating Units are a sub-class of certain profit interests in DLI LLC that were granted to certain of our executives who made an investment in DLI LLC. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Operating Units will have voting rights with respect to their Operating Units and shall have the rights with respect to profits and losses of DLI LLC and distributions from DLI LLC as set forth in the DLI LLC Agreement. The Operating Units are not convertible to common stock and are not saleable or generally transferable. The Operating Units may be forfeited, on a pro-rata basis, if any executive ceases to be employed by us during the three year period following the date of grant. Any Operating Unit, not forfeited, on the 10th anniversary of its issuance shall automatically convert into one Value Unit.

(3)

Value Units are a sub-class of certain profit interests in DLI LLC that were granted to certain of our executives who made an investment in DLI LLC. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Value Units will have voting rights with respect to their Value Units and shall have the rights with respect to profits and losses of DLI LLC and distributions from DLI LLC as set forth in the DLI LLC Agreement. Value Units participate in distributions only upon certain change of control or liquidation events and only if, upon the occurrence of such an event, Kelso receives an internal rate of return, compounded annually, on its investment in DLI LLC of at least 14% and the Final Value, as defined in the DLI LLC Agreement, is at least greater than two times the Initial Price, as defined in the DLI LLC Agreement. All Value Units will participate in distributions if the Final Value is at least four times the Initial Price, and the Value Units will participate in distributions on a ratable basis in the event that the Final Value is greater than two times but less than four times the Initial Price. Value Units granted to an executive are subject to forfeiture if the executive ceases to be employed by us prior to a change in control. Value Units not eligible to participate in distributions are automatically forfeited. Any Value Unit, not forfeited, on the 10th anniversary of its issuance shall have its terms modified by increasing the previously discussed multiples of the Initial Price from two times to ten times and from four times to twelve times.

(4)	Service Options are granted according to the provisions of the Option Incentive Plan. Service Options generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date. However, Service Options granted to Ms. Smith on March 1, 2006 commenced vesting effective on her hire date.

(5)	Exit Options are granted according to the provisions of the Option Incentive Plan. Exit Options (performance options) generally become exercisable only if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least two times its initial investment and achieve at least a 14% internal rate of return, or the “Floor Value,” subject to certain exceptions. All Exit Options will become exercisable if Kelso is able to sell its indirect equity investment in DLI LLC at a price equal to at least four times its initial investment and will become partially exercisable on a ratable basis at a price in excess of the Floor Value.

(6)	The Operating Units become exempt from forfeiture as follows: 10,907 in 2007 and 2,727 in 2008.

(7)	The Operating Units become exempt from forfeiture as follows: 6,065 in 2007, 6,065 in 2008 and 1,516 in 2009.

(8)	The Operating Units become exempt from forfeiture as follows: 3,024 in 2007, 3,024 in 2008 and 755 in 2009.

(9)	The Service Options will vest as follows: 500 in 2007 and 500 in 2008.

(10)	The Service Options will vest as follows: 56 in 2007, 56 in 2008 and 55 in 2009.

Option exercises and stock vested

The Named Executive Officers did not exercise any stock options during the year ended December 31, 2006.

Pension benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers, as of March 31, 2007, including the number of years of service credited to each such Named Executive Officer, under the Employees’ Pension Plan and Supplemental Executive Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used by us for financial reporting purposes. See Note 9(a) to the Notes to the audited consolidated financial statements included elsewhere in this prospectus for additional information on the rates and assumptions used.

( a )	( b )	( c )	( d )	( e )
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

Charles J. Hinkaty	Employees’ Pension Plan(1) Supplemental Executive Retirement Plan(2)	22 22	$313,779 $274,302	— —
Harvey P. Alstodt	Employees’ Pension Plan(1) Supplemental Executive Retirement Plan(2)	21 21	$530,093 $513,225	— —
Joseph Sinicropi	Employees’ Pension Plan (1)	—	—	—
Cary C. Newman	Employees’ Pension Plan (1)	—	—	—
Shawn Smith	Employees’ Pension Plan (1)	2	$ 18,626	—

(1)	The Named Executive Officers participate in the Employees’ Pension Plan. The Employees’ Pension Plan is open to all eligible non-union employees of Del hired prior to July 1, 2006, and is a tax-qualified defined benefit plan. The Employees’ Pension Plan provides for an annual benefit equal to 36% of a participant’s “final average earnings” which is reduced by 1/30th for each year of credited service that is less than 30 years at retirement date. “Final average earnings” is the participant’s monthly compensation over the five consecutive Employees’ Pension Plan years which produce the highest monthly average within the last ten completed years of participation. Covered compensation under the Employees’ Pension Plan includes salary and annual incentive payments, subject to Internal Revenue Code compensation limits. Upon completion of five years of credited service, a participant is 100% vested. There is no partial vesting for participants with less than five years of credited service. Under the terms of the Employees’ Pension Plan, participants are eligible for monthly benefit payments upon reaching age 65. Early retirement benefits, proportionately reduced, are available for all participants having attained age 55 with at least five years of service. The Employees’ Pension Plan was frozen, effective April 1, 2007, and all benefit accruals ceased as of that date. All benefits accrued prior to April 1, 2007 were preserved.

(2)

Certain of our management, including Mr. Hinkaty and Mr. Alstodt, participate in the SERP, a nonqualified defined benefit plan designed to provide pension benefits that cannot be provided under the Employees’ Pension Plan due to Internal Revenue Code compensation limits on qualified plans. Except as indicated, the material terms of the SERP are the same as those of the Employees’ Pension Plan. The SERP provides an annual benefit equal to 1.20% of “Average Compensation” multiplied by number of years of service not to exceed 25 or 30 years. The annual benefit amount is then reduced by the Employees’ Pension Plan benefit earned by the participant. For Mr. Hinkaty and Mr. Alstodt, “Average Compensation” is the monthly average of all compensation paid to him in 1996. For all other participants, “Average Compensation” is the average of the annual earnings during the five consecutive years out of the last ten years of credited service before retirement, such that included earnings are the highest. We do not offer benefits under the SERP to other present or future executive officers.

Nonqualified deferred compensation

We do not have any nonqualified defined contribution and other nonqualified compensation plans.

Potential payments under termination or change in control

The tables below reflect the amount of compensation to each of the Named Executive Officers in the event of the termination of such executive’s employment under several different circumstances. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executive upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from us.

All of the Named Executive Officers except Ms. Smith have entered into executive employment agreements. Under the terms of the agreements of Messrs. Hinkaty, Alstodt, and Sinicropi, employment shall terminate prior to the end of the agreement term on the first to occur of (i) his death, (ii) his disability (as defined in his agreement), (iii) his termination for cause (as defined in his agreement), (iv) 30 days after written notice delivered to the executive by us of his termination without cause, (v) his termination for Good Reason (as defined in his agreement), or (vi) 30 days after written notice delivered to us by the executive of his resignation without Good Reason. If the employment of Mr. Hinkaty or Mr. Alstodt terminates for any reason, he shall be entitled to the following payments, collectively, the “Accrued Benefits”: (i) any earned but unpaid base salary, (ii) any accrued but unused vacation for calendar years prior to 2005, (iii) any accrued but unused vacation for the year in which the termination occurs, and (iv) any amounts to which he is entitled under any plan, policy, practice or program of or agreement with us. If the employment of Mr. Hinkaty or Mr. Alstodt terminates due to his death or disability, in addition to the Accrued Benefits, he is entitled to (i) a pro-rata portion of the annual bonus under the MIP for the year the termination occurs, or the “Pro-rata Bonus,” and (ii) six months’ salary (in the case of death) or twelve months’ salary (in the event of disability). If either Mr. Hinkaty’s or Mr. Alstodt’s employment is terminated by us other than for cause or by the executive for Good Reason, then upon his execution of a release of claims against us and our affiliates, in addition to the Accrued Benefits, the executive is entitled to (i) a Pro-rata Bonus, (ii) an amount equal to three times the executive’s base salary payable in equal monthly installments over the 18 months following his termination and (iii) continued health insurance for the executive and his eligible dependents for 36 months.

Mr. Sinicropi’s employment agreement provides that if his employment is terminated for any reason, he will receive his base salary through the termination date. If his employment terminates due to his death or disability, in addition to his base salary through the termination date, he will receive a Pro-rata Bonus. If his employment is terminated by us other than for cause or if he terminates his employment for Good Reason, then he will receive (i) an amount equal to two times his base salary, payable in equal monthly installments over 24 months following termination; (ii) any amounts vested or otherwise owing to him under any plan, policy, practice or program of ours; and (iii) accrued, unused vacation for the calendar year in which the termination occurs. In addition, upon the execution of a release of claims against us and our affiliates, Mr. Sinicropi is entitled to (i) the Pro-rata Bonus and (ii) continued health care insurance for him and his eligible dependents for 24 months.

Mr. Newman’s employment agreement may terminate prior to July 5, 2009, on the first to occur of: (i) his death; (ii) his disability (as defined in his agreement); (iii) his termination for cause (as defined in his agreement); and (iv) 120 days after his written notice of his voluntary resignation, except we may waive the 120 days’ notice and request his immediate termination, at any time during the notice period, by paying 30 days compensation at his annual base rate. If we terminate Mr. Newman’s employment agreement for any reason, we shall have the option to retain his services as a consultant for up to 12 months at his then-current base salary. If Mr. Newman’s employment terminates due to his death, his legal representative will be entitled to an amount equal to his base salary for three months plus any amounts due for past services. If Mr. Newman’s employment terminates due to disability, we will pay him or his legal representative an amount equal to his base salary for the greater of three months or until he is eligible for long term disability coverage under our long term disability plan, plus any amounts due for past services. We are obligated to provide six months’ notice of our intent not to renew the agreement.

In March 2007, we entered into a letter agreement with Ms. Smith providing that, in the event of (a) the termination of her employment by us for any reason except Cause (as defined in the agreement) or (b) the termination of her employment by her for Good Reason (as defined in the agreement), she will be entitled to receive (i) base salary through her termination date; (ii) an amount equal to one years’ base salary, payable in 12 monthly installments; (iii) continuation of health care insurance for a period of 12 months; (iv) accrued, unused vacation pay through the date of termination; and (v) any amounts vested or otherwise owing to her under any plan, policy, practice or program of ours.

Each executive is subject to customary non-competition, non-solicitation and confidentiality provisions.

Executive benefits and payments upon separation

Executive and benefits	Voluntary termination on 12/31/06	Change in control on 12/31/06	Normal retirement on 12/31/06	Involuntary without cause termination on 12/31/06	For cause termination on 12/31/06	Death on 12/31/06	Disability on 12/31/06

Charles J. Hinkaty
Severance	—	—	—	$1,249,248	—	$208,208	$416,616
Exchange Options (1) Override Units (2) Retirement Plans Health and Welfare Benefits Accrued Vacation Pay Annual Incentive	— — $588,081 — $92,893 —	— — $588,081 $61,341 $92,893 $408,660	— — $588,081 — $92,893 —	— — $588,081 $61,341 $92,893 $408,660	— — $588,081 — $92,893 —	— — $588,081 — $92,893 $408,660	— — $588,081 — $92,893 $408,660

Harvey P. Alstodt
Severance	—	—	—	$1,249,248	—	$208,208	$416,616
Exchange Options (1) Override Units (2) Retirement Plans Health and Welfare Benefits Accrued Vacation Pay Annual Incentive	— — $1,043,318 — $53,654 —	— — $1,043,318 $47,408 $53,654 $408,660	— — $1,043,318 — $53,654 —	— — $1,043,318 $47,408 $53,654 $408,660	— — $1,043,318 — $53,654 —	— — $1,043,318 — $53,654 $408,660	— — $1,043,318 — $53,654 $408,660

Joseph Sinicropi
Severance	—	—	—	$650,000	—	—	—
Override Units (2) Retirement Plans Health and Welfare Benefits Accrued Vacation Pay Annual Incentive	— — — — —	— — $40,894 — $239,210	— — — — —	— — $40,894 — $239,210	— — — — —	— — — — $239,210	— — — — $239,210

Cary C. Newman
Severance	—	—	—	$687,500	—	$68,750	$137,500
Override Units (2) Retirement Plans Health and Welfare Benefits Accrued Vacation Pay Annual Incentive	— — — — —	— — — — $202,408	— — — — —	— — — — $202,408	— — — — —	— — — — —	— — — — —

Shawn Smith
Severance	—	—	—	—	—	—	—
Stock Options (3) Retirement Plans Health and Welfare Benefits Accrued Vacation Pay Annual Incentive	— — — $13,750 —	— — — $13,750 $108,156	— — — $13,750 —	— — — $13,750 $108,156	— — — $13,750 —	— — — $13,750 —	— — — $13,750 —

(1)	For a description of the Exchange Options, please refer to the “Compensation discussion and analysis—Exchange options.”

(2)	For a description of the Override Units, please refer to the “Compensation discussion and analysis—Elements of the compensation program—Override units.”

(3)	For a description of the Stock Options, please refer to the “Compensation discussion and analysis—Option incentive plan.”

Compensation of directors

Directors who serve on our board of directors and who are also employed by us or one of our subsidiaries, or who are employed by Kelso, are not entitled to receive a fee for serving as a director. Commencing with the completion of this offering, each non-employee director will be entitled to receive a $50,000 annual retainer fee.

Compensation committee interlocks and insider participation in compensation decisions

During fiscal 2006, the compensation committee was composed of Philip E. Berney, Church M. Moore and Charles J. Hinkaty. Mr. Berney is a managing member of KEP VI, LLC, and of Kelso GP VII, LLC, the general partner of Kelso GP VII, L.P., the general partner of Kelso Investment Associates VII, L.P., our principal stockholders and Mr. Moore is a non-managing member of KEP VI, LLC and a limited partner of Kelso GP VII L.P., the general partner of Kelso Investment Associates VII, L.P., but are not employees or officers of DLI Holding or any of its subsidiaries.

Security ownership of certain beneficial owners, management and the selling stockholders

As of June 30, 2007, there were 16 holders of the common stock of DLI Holding and 4,265,226 shares were issued and outstanding. The following table sets forth certain information as of June 30, 2007 with respect to the beneficial ownership of DLI Holding’s equity securities by: (1) each person or entity who owns of record or beneficially 5% or more of any class of DLI Holding’s voting securities; (2) each of our named executive officers and directors; and (3) all of our directors and named executive officers as a group. To our knowledge, each stockholder will have sole voting and investment power with respect to the shares indicated as beneficially owned, unless otherwise indicated in a footnote to the following table. Unless otherwise indicated in a footnote, the business address of each person is our corporate address.

The selling stockholders are offering a total of                      shares of our common stock in this offering, assuming no exercise of the underwriters’ option by the underwriters. The amounts and percentages of shares beneficially owned are reported on the basis of Securities and Exchange Commission, or “SEC,” regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The beneficial ownership information in the table below also reflects the number of shares of our common stock that correspond to each named holder’s economic interest in common interests in DLI LLC, as applicable, and does not reflect any economic interest in operating units and value units in DLI LLC.

	Shares beneficially owned before the offering		Shares to be sold in the offering		Shares beneficially owned after the offering
Name and address of beneficial owner	Number(1)	Percent(2)	Number	Percent	Number	Percent

Principal Shareholder:
DLI Holding LLC(3)	4,224,515	99.0%
Kelso Investment Associates VII, L.P.(3)(4)	4,160,904	97.6%
KEP VI, LLC(3)(4)	4,160,904	97.6%

Named Executive Officers and Directors:
Charles J. Hinkaty(5)(6)(12)	141,329	3.2%
Harvey P. Alstodt(5)(7)(12)	30,556	*
Joseph Sinicropi(8)(12)	4,897	*
Cary C. Newman(9)(12)	3,469	*
Shawn Smith(10)	4,167	*
Church M. Moore(3)(5)(11)	0	0
Philip E. Berney(3)(4)(5)	4,160,904	97.6%
Executive Officers and Directors as a group (7 persons)(13)	4,329,464	97.6%

*	Less than one percent.

(1)	The number of shares includes shares of common stock subject to options exercisable within 60 days of June 30, 2007.

(2)	Shares subject to options exercisable within 60 days of June 30, 2007 are considered outstanding for the purpose of determining the percent of the class held by the holder of such option, but not for the purpose of computing the percentage held by others.

(3)	The business address for these persons is c/o Kelso & Company, 320 Park Avenue, 24th Floor, New York, NY 10022.

(4)	Includes shares of common stock held by: (i) Kelso Investment Associates VII, L.P., a Delaware limited partnership, or “KIA VII,” and (ii) KEP VI, LLC, a Delaware limited liability company, or “KEP VI.” KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares. Each of KIA VII and KEP VI disclaim such beneficial ownership. Includes 4,160,904 shares of common stock held of record by DLI LLC, by virtue of KIA VII’s and KEP VI’s common interests in DLI LLC. Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors may be deemed to share beneficial ownership of shares of common stock owned of record by DLI LLC, by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum, Berney, Loverro and Connors share investment and voting power with respect to the ownership interests owned by KIA VII and KEP VI but disclaim beneficial ownership of such interests. Shares and percentages indicated represent the upper limit of the expected ownership of our common stock by these persons and entities. In the event that one or more third-party investors, if any, contribute cash to DLI LLC and acquire common interests in DLI LLC, the number of shares beneficially owned by these persons and entities and the percentage of shares beneficially owned by them would decrease proportionately as a result of any such acquisition.

(5)	Members of DLI Holding’s board of directors.

(6)	Includes 135,004 shares of common stock issuable pursuant to options that are currently exercisable, and 611 shares of common stock held of record by DLI LLC, by virtue of Mr. Hinkaty’s common interests in DLI LLC.

(7)	Includes 29,945 shares of common stock issuable pursuant to options that are currently exercisable, and 611 shares of common stock held of record by DLI LLC, by virtue of Mr. Alstodt’s common interests in DLI LLC.

(8)	Includes 611 shares of common stock held of record by DLI LLC, by virtue of Mr. Sinicropi’s common interests in DLI LLC.

(9)	Includes 611 shares of common stock held of record by DLI LLC, by virtue of Mr. Newman’s common interests in DLI LLC.

(10)	Includes 1,167 shares of common stock issuable pursuant to options that are currently exercisable.

(11)	Mr. Moore may be deemed to share beneficial ownership of shares of common stock owned of record by DLI LLC, by virtue of his status as a non-managing member of KEP VI and a limited partner of Kelso GP VII, L.P., the principal business of which is serving as the general partner of KIA VII. Mr. Moore disclaims beneficial ownership of such interests.

(12)	Each of Messrs. Hinkaty, Alstodt, Sinicropi and Newman has made an investment in DLI LLC and, as a result, each owns 611 common interests in DLI LLC. These ownership interests give Messrs. Hinkaty, Alstodt, Sinicropi and Newman certain indirect economic rights with respect to DLI Holding common stock, including an entitlement in certain circumstances to a liquidating distribution of approximately 0.06% of the outstanding shares of such stock in the aggregate.

(13)	Includes shares of common stock the beneficial ownership of which Mr. Berney may be deemed to share, as described in note 4 above.

Certain relationships and related party transactions

Stockholders arrangements

Stockholders agreement

On January 27, 2005, we entered into a stockholders agreement with DLI LLC, Charles J. Hinkaty, Harvey P. Alstodt and William McMenemy (who, as of February 15, 2007, is no longer a party to the stockholders agreement), whom we refer to in this prospectus as the “continuing investors.” Pursuant to an amendment to the stockholders agreement, the stockholders agreement will terminate upon the consummation of the offering.

Pursuant to the stockholders agreement, DLI LLC currently has the right to designate all of the directors of DLI Holding.

The stockholders agreement generally restricts the transfer of shares of common stock owned by the continuing investors and any of our employees who at the closing of the Merger were or who thereafter will become parties to the agreement. Exceptions to this restriction include transfers in connection with a registered offering, certain transfers for estate planning purposes, certain pledges and certain involuntary transfers in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the continuing investor or employee (so long as we have been given the opportunity to purchase the common stock subject to such involuntary transfer). The stockholders agreement also generally restricts the transfer of shares of common stock owned by DLI LLC. Exceptions to this restriction include transfers in connection with a registered offering, certain transfers to affiliates of DLI LLC, transfers to the continuing investors or any of our employees who may become members of DLI LLC in connection with distributions provided for pursuant to the limited liability company agreement for DLI LLC, or the “DLI LLC agreement,” and certain involuntary transfers by DLI LLC similar to those described above.

In addition, the parties to the stockholders agreement have “tag-along” rights to sell their shares on a pro rata basis with DLI LLC in significant sales to third parties. Similarly, DLI LLC has “drag-along” rights to cause the other parties to the stockholders agreement to sell their shares on a pro rata basis with DLI LLC in significant sales to third parties. The continuing investors and our other employees who are parties to the stockholders agreement are subject to “put” and “call” rights, which entitle these persons to require us to purchase their shares, and which entitle us to require these persons to sell their shares to us, upon certain terminations of the stockholder’s employment with us, at differing prices, depending upon the circumstances of the termination.

Nominating Agreement

Upon the consummation of this offering, we will enter into a nominating agreement with DLI LLC. Under the nominating agreement, so long as the aggregate beneficial ownership percentage of DLI LLC (and its permitted transferees and assigns), including any shares of common stock over which DLI LLC has voting or dispositive power, in the total outstanding shares of our common stock exceeds specified percentages, we will include in the slate of nominees recommended to our stockholders for election as directors a specified number of individuals designated by DLI LLC.

Registration rights agreement

On January 27, 2005, we also entered into a registration rights agreement with the other parties to the stockholders agreement. Pursuant to this agreement, DLI LLC has the right to make an unlimited number of requests that we use our best efforts to register our shares under the Securities Act. In any demand registration, all of the parties to the registration rights agreement have the right to participate on a pro rata basis, subject to certain conditions. In addition, if we propose to register any of our shares (other than registrations related to exchange offers, benefit plans and certain other exceptions), all of the holders party to the registration rights agreement have the right to include their shares in the registration statement, subject to certain conditions.

DLI LLC agreement

On January 27, 2005, the Kelso affiliates, Magnetite Asset Investors III L.L.C., or Magnetite, and the continuing investors entered into the DLI LLC agreement. The Kelso affiliates and Magnetite own approximately 99.94% of the common interests in DLI LLC (which interests were acquired for an aggregate purchase price of approximately $138.2 million). Messrs. Hinkaty, Alstodt, Sinicropi and Newman collectively own less than 0.1% of the common interests (which interests were acquired for an aggregate purchase price of $80,000) in DLI LLC. Magnetite owns, in the aggregate, approximately 1.4% of the common interests in DLI LLC. The continuing investors (excluding Mr. McMenemy), together with Messrs. Sinicropi and Newman, currently hold profit interests in DLI LLC that may entitle them to approximately 6%, in the aggregate, of any appreciation in the value of the assets of DLI LLC following the closing of the Merger.

The DLI LLC agreement generally restricts the transfer of interests in DLI LLC owned by the continuing investors and the third party investor, if any. Exceptions to this restriction include transfers by the continuing investors for certain estate planning purposes and certain involuntary transfers by the continuing investors and the third party investor, if any, in connection with a default, foreclosure, forfeiture, divorce, court order or otherwise than by a voluntary decision of the continuing investor (so long as DLI LLC has been given the opportunity to purchase the interests subject to such involuntary transfer). In addition, the continuing investors and the third party investor, if any, have “tag-along” rights to sell their interests on a pro rata basis with the Kelso affiliates in significant sales to third parties. Similarly, the Kelso affiliates have “drag-along” rights to cause the continuing investors and the third party investor, if any, to sell their shares on a pro rata basis with the Kelso affiliates in significant sales to third parties.

The board of directors of DLI LLC consists of three directors. The Kelso affiliates have the right to designate all of the directors. Pursuant to the DLI LLC agreement, DLI LLC will be dissolved and its affairs wound up upon the occurrence of: (i) the vote of the board of directors and members or (ii) any event which under applicable law would cause the dissolution of DLI LLC.

Exchange agreements

On January 27, 2005, each of the continuing investors entered into a separate exchange agreement with us under which he exchanged, effective as of the closing of the Merger, options to purchase common stock of Del having an aggregate spread value of approximately $4.5 million for options to purchase DLI Holding common stock with an equivalent spread value. As a result of these exchange agreements, the continuing investors held options to purchase DLI Holding stock representing in the aggregate approximately 6.6% of the diluted equity of DLI Holding immediately after the Merger. Mr. McMenemy also received a distribution of shares of

DLI Holding in connection with his resignation representing, in the aggregate, approximately 0.01% of the diluted equity of DLI Holding. In addition, the continuing investors (excluding Mr. McMenemy), together with Messrs. Sinicropi and Newman, own, through their common interests in DLI LLC, common stock of DLI Holding. representing, in the aggregate, less than 0.1% of the fully diluted equity of DLI Holding.

Financial advisory agreement

In connection with the Merger, we paid to Kelso a one-time fee of $3.2 million for investment banking services. In addition, we entered into a financial advisory agreement with Kelso for services to be provided by Kelso to us in return for financial advisory fees to be paid quarterly in advance to Kelso by us. The aggregate annual amount of the advisory fee payable to Kelso is $1.2 million. Kelso has agreed to receive approximately $2.1 million ($0.6 million relating to 2005, $1.2 million relating to 2006 and $0.3 million relating to 2007) of such advisory fees upon the consummation of this offering. The financial advisory agreement provides that we indemnify Kelso and certain of Kelso’s officers, directors, affiliates’ respective partners, employees, agents and control persons (as such term is used in the Securities Act and the rules and regulations thereunder) in connection with the Merger, Kelso’s investment in DLI Holding, Kelso’s control of DLI Holding or any of its subsidiaries (including Del) and the services rendered to DLI Holding under the financial advisory agreement. It also provides that we reimburse Kelso’s expenses incurred in connection with the Merger, including with respect to the financing of the Merger, and with respect to services to be provided to us on a going-forward basis. The financial advisory agreement also provides for the payment of certain fees by us to Kelso in connection with future investment banking services and for the reimbursement by us of expenses incurred by Kelso in connection with such services. The financial advisory agreement will terminate when Kelso and its affiliates cease to own any shares of our common stock.

Prior to the completion of this offering, we will enter into a termination agreement with Kelso under which we will agree to pay Kelso a one-time fee of $             million payable upon the consummation of this offering. Pursuant to the terms of the termination letter in return for the fee, the annual advisory fee and obligations with respect to certain other fees will terminate. Our obligations with respect to the indemnification of Kelso and reimbursement of expenses will survive the termination of the obligations of the parties described above.

Transition Arrangement and Equity Settlement Agreement

On August 15, 2005, DLI Holding and DLI LLC entered into a transition arrangement agreement, or the “Transition Arrangement Agreement,” with William McMenemy pursuant to which Mr. McMenemy resigned as our President and Chief Executive Officer effective August 19, 2005, or the “effective date,” but continued to serve as a director on our board until February 15, 2007 and served as a consultant to us without any consulting fees until February 15, 2007. Under the Transition Arrangement Agreement, Mr. McMenemy was paid $1,249,236 (three years’ base salary), in equal monthly installments over an 18-month period. At the time of his resignation as our President and Chief Executive Officer, Mr. McMenemy received a payment of his accrued but unpaid vacation pay in the amount of $203,384. Mr. McMenemy was entitled to continued coverage under our group health plans for a period of three years after the effective date or until such time as he may obtain alternative benefit coverage from a new employer, and he was paid all vested benefits he was entitled to receive in accordance with the terms of any of our employee benefit plans or programs. We continued Mr. McMenemy’s automobile and garage allowance for three months from the effective date of the Transition Arrangement Agreement and reimbursed him for certain legal fees.

Additionally, pursuant to the Transition Arrangement Agreement and in accordance with the DLI LLC Agreement, Mr. McMenemy received 571.42 shares of our common stock in full liquidation of DLI LLC common interests originally purchased by him and held at the time of his resignation. In accordance with the terms of the DLI LLC Agreement, Mr. McMenemy forfeited all of his profit interests in DLI LLC except for 5,454.42 of the operating units in DLI LLC awarded to him in connection with the Merger. These shares were subsequently repurchased and these operating units were subsequently forfeited, as described below. Under the Transition Arrangement Agreement, Mr. McMenemy agreed to be bound by a confidentiality clause and, for the 18-month period following the effective date, certain non-competition and non-solicitation clauses. In consideration of the benefits provided under the Transition Arrangement Agreement, Mr. McMenemy executed a general release of claims against us and our affiliates.

On February 15, 2007, we and DLI LLC entered into an Equity Settlement Agreement, or the “Equity Settlement Agreement,” with Mr. McMenemy. Pursuant to the Equity Settlement Agreement, we agreed to pay Mr. McMenemy a total of $2.0 million to repurchase (i) 571.42 shares of our common stock and (ii) options to purchase 134,821 shares of our common stock. Also in connection with this transaction, Mr. McMenemy agreed to forfeit the 5,454.42 operating units he held in DLI LLC. The shares were repurchased pursuant to the terms of the Transition Arrangement Agreement. The options were repurchased pursuant to the Rollover Stock Option Agreement, dated as of January 27, 2005, between DLI Holding and Mr. McMenemy. The shares, the options, and the operating units in DLI LLC constituted Mr. McMenemy’s entire equity interest in us and DLI LLC. Pursuant to the Equity Settlement Agreement, Mr. McMenemy is no longer a party to the stockholders agreement, the registration rights agreement or the DLI LLC Agreement.

Effective February 15, 2007, Mr. McMenemy resigned from our board of directors, pursuant to the Equity Settlement Agreement.

Stock purchase

On May 18, 2007, certain of our key employees and an adviser purchased from us a total of 40,711 shares of our common stock for an aggregate purchase price of approximately $1.4 million. We expect to incur a non-cash compensation charge related to these transactions of approximately $2.5 million in the second quarter of 2007.

Related party transaction policy

Prior to the completion of this offering, our board of directors will adopt a related party transaction policy designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us.

Description of certain indebtedness

ABL credit facility

Overview

On December 29, 2005, Del entered into an $85.0 million asset-based revolving credit facility, or the ABL credit facility. Del entered into a first amendment to the ABL credit facility credit agreement on February 23, 2006 and a second amendment to the ABL credit facility credit agreement on November 29, 2006. The following is a summary description of certain terms of the ABL credit facility and the related documents governing the ABL credit facility.

The ABL credit facility has a maturity of five years from the closing of the ABL credit facility. Undrawn amounts are available on a revolving credit basis for our general corporate purposes, subject to a borrowing base consisting of a percentage of our eligible accounts receivable and eligible inventory.

Borrowing base

Borrowings under the ABL credit facility are determined by a borrowing base formula which provides eligibility of up to 85% of the net book value of domestic accounts receivable and a range of 35% to 65% of domestic inventory, subject to aggregate maximum borrowings of $85.0 million. As of March 31, 2007, we had approximately $66.0 million of unutilized commitments under the ABL credit facility and $60.3 million of availability thereunder.

Prepayments

Subject to certain exceptions, the ABL credit facility is subject to mandatory prepayments at any time when the amount of credit extended under the ABL credit facility exceeds the then applicable borrowing base or the commitments under the ABL credit facility. Voluntary prepayments and commitment reductions are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs.

Security; guarantees

Del’s obligations under the ABL credit facility are guaranteed by DLI Holding II Corp., its direct parent, and by each of its direct and indirect subsidiaries (except foreign subsidiaries).

The ABL credit facility and the guarantees thereof are secured on (i) a first priority basis by liens on substantially all inventory, accounts, chattel paper, instruments, letter of credit rights, payment intangibles, receivables, deposit accounts, money, securities, security entitlements, securities accounts and other investment property and other related assets of the borrower and the subsidiary guarantors and commercial tort claims relating to the foregoing and (ii) a second priority basis by liens on substantially all intellectual property, equipment (whether or not constituting fixtures) and material owned property, as well as general intangible assets not constituting payment intangibles and other related assets of the borrower and the subsidiary guarantors and commercial tort claims relating to the foregoing, in each case, subject to certain exceptions. The ABL credit facility also is secured on a first priority basis by the capital stock of Del’s domestic subsidiaries. In addition, the guarantee by Del’s direct parent is secured by a pledge of all of its assets, which consist primarily of Del’s issued and outstanding capital stock.

Interest

Borrowings under the ABL credit facility bear interest, at Del’s option, at either: (i) an “alternate base rate” expected to be equal to, for any day, the higher of: (A) 0.50% per year above the federal funds effective rate in effect from time to time and (B) the base rate of interest announced from time to time by the administrative agent as its “prime rate” plus , in each case, an “applicable margin” ranging from 0.25% to 0.75% based on Del’s borrowing base availability, or (ii) an Adjusted LIBOR expected to be equal to the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for the relevant interest period (which will be one, two, three or six months or, if available for all lenders, nine and twelve months, as selected by us) are offered in the interbank eurodollar market, as determined by the administrative agent, plus an “applicable margin” ranging from 1.25% to 1.75% based on Del’s borrowing base availability.

Fees

Del agreed to pay certain fees with respect to the ABL credit facility, including (i) fees on the unused commitments of the lenders, (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting fee to the issuing bank and (iii) underwriting and administration fees.

Covenants

The credit agreement for the ABL credit facility contains a number of covenants including:

•

limitation on Del’s ability to create, issue, incur, assume, become liable in respect of or suffer to exist indebtedness, including limiting Del’s ability to incur indebtedness secured by permitted liens in excess of $10.0 million, indebtedness of foreign subsidiaries incurred for working capital purposes in excess of $20.0 million, assumed acquisition indebtedness in excess of $15.0 million and additional unsecured indebtedness in excess of $20.0 million;

•

limitation on Del’s ability and the ability of the guarantors of the ABL credit facility to dispose of assets, including Del’s ability to dispose of property having a fair market value in excess of $10.0 million in the aggregate for any fiscal year;

•

limitation on Del’s ability to create, incur, assume or suffer to exist liens upon our property; other than specified permitted liens, Del is not permitted to incur liens if the aggregate outstanding principal amount of the obligations secured thereby or the aggregate fair market value of the assets subject thereto exceeds $500,000 at any one time;

•

limitation on Del’s ability to enter into merger, consolidation or amalgamation, or liquidate, wind up or dissolve (or suffer any liquidation or dissolution), or dispose of, all or substantially all of its property or business;

•	limitation on Del’s ability to issue or sell shares of the guarantor’s capital stock;

•

limitation on Del’s ability to declare or pay dividends, make any payment on account of the purchase, redemption, defeasance, retirement or other acquisition of any capital stock or make any other distribution in respect thereof;

•	limitation on Del’s ability to make or commit to make capital expenditures exceeding specified amounts; Del cannot make or commit to make any capital expenditure, except capital expenditures in the ordinary course of business not exceeding $23.0 million in 2006 and $30.0 million in any fiscal year thereafter;

•

limitation on Del’s ability to make specified investments; other than specified permitted investments, Del is only permitted to make investments in an aggregate amount not exceeding $10.0 million at any time outstanding;

•

limitation on Del’s ability to prepay specified indebtedness; Del cannot prepay, repurchase or redeem the senior secured notes or the senior subordinated notes at any time when (i) any default exists or would result after giving effect thereto, (ii) excess availability under the ABL credit facility is less than $40.0 million or (iii) excess availability under the ABL credit facility would be less than $40.0 million after giving effect thereto;

•

limitation on Del’s ability to amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the documents governing Del’s material indebtedness; and

•

limitation on Del’s ability to enter into any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any affiliate unless specified conditions are met.

The ABL credit facility requires Del to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges of at least 1:1 whenever excess availability is less than $10.0 million (which amount will be increased in proportion to any increase in commitments under the ABL credit facility). In addition, Del is subject to cash dominion for the term of the ABL credit facility and, if excess availability under the ABL credit facility is less than the greater of $8.5 million and 10% of the total commitment under the ABL credit facility, any amounts deposited by us into a deposit account will be swept daily into a blocked account with the administrative agent. Borrowings under the ABL credit facility are a key source of Del’s liquidity, and Del’s ability to borrow thereunder will depend on Del’s compliance with the covenants under the credit agreement. Failure to comply with these covenants would result in a violation of the credit agreement which, absent a waiver or an amendment, would permit the lenders to accelerate borrowings thereunder.

“Consolidated EBITDA,” as that term is defined under the ABL credit facility and used for purposes of the fixed charge coverage ratio test, consists of Del’s consolidated net income, adjusted to exclude income tax expense, interest expense, and depreciation and amortization, as well as certain other items and expenses, including amortization of intangibles, extraordinary, unusual or non-recurring gains or losses, consultation fees and expense reimbursements associated with implementing process improvements and cost reductions being developed by Del in conjunction with Synergetics, certain non-cash charges or expenses deducted in determining net income, certain cash restructuring charges, loss or gain associated with the sale or write down of assets not in the ordinary course of business, the amount of any net minority expense, certain losses relating to the disposition of excess, surplus or obsolete inventory, and sponsor monitoring fees of up to $1.2 million per fiscal year.

Events of default

The ABL credit facility contains customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representation or warranties in any material respect, cross-default to certain other indebtedness, lack of lien perfection or priority, material judgments, and certain ERISA, bankruptcy or insolvency events.

Senior secured notes

On October 28, 2005, Del completed a private offering of $185.0 million principal amount of senior secured floating rate notes due 2011, or the “senior secured notes.” A registration statement under the Securities Act registering the senior secured notes became effective on July 14, 2006. On August 11, 2006, Del completed an exchange offer of the privately placed senior secured notes for SEC registered senior secured notes. The senior secured notes bear interest at a rate per annum equal to three-month LIBOR plus 5.0%. Interest on the senior secured notes is payable quarterly on February 1, May 1, August 1 and November 1.

The senior secured notes are guaranteed on a senior secured basis by Del’s direct and indirect present and future domestic restricted subsidiaries that guarantee Del’s other material indebtedness. The senior secured notes and guarantees are secured by a first priority security interest in substantially all of Del’s and the guarantors’ assets, other than inventory, receivables, equity interest in Del’s subsidiaries and other specified excluded assets and by a second priority security interest in substantially all of Del’s and the guarantors’ inventory, receivables and other specified liquid collateral. The senior secured notes and guarantees rank equally with all existing and future senior indebtedness and rank senior to all existing and future subordinated indebtedness, including the senior subordinated notes and related guarantees.

Optional redemption

Except as set forth in the following paragraphs of this “Optional redemption” section, Del may not redeem the senior secured notes prior to November 1, 2007. On and after this date, Del may redeem the senior secured notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Year	Redemption Price

2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

Prior to November 1, 2007, Del may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the senior secured notes (calculated giving effect to any issuance of additional senior secured notes) with funds in the aggregate amount not exceeding the aggregate net cash proceeds of one or more specified equity offerings, at a redemption price equal to 100% of the principal amount thereof, plus the applicable Eurodollar rate (as defined in the indenture) then in effect, plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption: (1) at least 65% of the original aggregate principal amount of the senior secured notes (calculated giving effect to any issuance of additional senior secured notes) remains outstanding; and (2) any such redemption by Del must be made within 90 days of the related equity offering and must be made in accordance with certain procedures set forth in the indenture for the senior secured notes.

Mandatory redemption

Del is not required to make mandatory redemption or sinking fund payments with respect to the senior secured notes.

Change of control

In the event of a change of control (as defined in the indenture governing the senior secured notes), each holder of the senior secured notes will have the right to require Del to purchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the senior secured notes contains various restrictive covenants including:

•

limitation on Del’s ability and the ability of Del’s restricted subsidiaries to incur, directly or indirectly, indebtedness; Del or any of its restricted subsidiaries may incur indebtedness if on the date of such incurrence and after giving effect thereto the consolidated coverage ratio would be greater than 2.0:1.0; if Del does not meet this consolidated coverage ratio at any time, Del and its restricted subsidiaries may only incur specified permitted indebtedness, including indebtedness under credit facilities, as defined, not to exceed the greater of (i) $85.0 million and (ii) the amount of the borrowing base (as defined in the indenture) as of the date of such incurrence, indebtedness of foreign subsidiaries in an aggregate principal amount not in excess of $20.0 million at any time outstanding and other indebtedness in an aggregate principal amount not to exceed $25.0 million;

•

limitation on Del’s ability and the ability of Del’s guarantors to incur liens; other than specified permitted liens, Del is not permitted to incur liens if the maximum aggregate amount of outstanding obligations secured thereby exceeds $5.0 million at any time;

•

limitation on Del’s ability and the ability of Del’s restricted subsidiaries to declare or pay any dividend, make any distribution on or in respect of capital stock, or purchase, repurchase, redeem, retire or otherwise acquire for value any capital stock of Del or any of its parent companies;

•

limitation on Del’s ability and the ability of Del’s restricted subsidiaries to make specified asset dispositions unless (i) Del receives consideration at the time of the asset disposition at least equal to the fair value of the assets subject to the disposition, (ii) at least 75% of the consideration is in the form of cash, (iii) in the case of an asset disposition other than a sale of fixed collateral (as defined in the indenture), the net available cash from the disposition is used by Del to repay indebtedness (other than subordinated obligations), invest in Del’s business or make an offer for the senior secured notes and (iv) in the case of an asset disposition that is a sale of fixed collateral, Del deposits the proceeds into a segregated account under the control of the note collateral agent under the indenture and the net available cash from the disposition is used to reinvest in additional assets constituting fixed collateral in which the note collateral agent is granted a perfected first priority security interest or to make an offer for the senior secured notes;

•

limitation on Del’s ability and the ability of Del’s restricted subsidiaries to directly or indirectly enter into or conduct any transaction or series of related transactions with any of Del’s affiliates;

•	limitation on the ability of Del’s guarantors to issue preferred stock; and

•	limitation on Del’s ability to consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets.

Events of default

The indenture governing the senior secured notes provides for customary events of default, including non-payment of principal or interest, failure to comply with covenants, payment cross-default and cross-acceleration to certain other indebtedness, material judgments, certain bankruptcy or insolvency events, and the occurrence of certain events with respect to unenforceability of the documents evidencing the security interest in the senior secured notes.

Senior subordinated notes

On January 27, 2005, Del completed a private offering of $175.0 million principal amount of 8% senior subordinated notes due 2012, or the “senior subordinated notes.” A registration statement under the Securities Act registering the senior subordinated notes became effective on May 13, 2005. On June 22, 2005, Del completed an exchange offer of the privately placed senior subordinated notes for SEC registered senior subordinated notes. Interest on the senior subordinated notes is payable semi-annually on February 1 and August 1.

The senior subordinated notes are guaranteed on a senior subordinated basis by Del’s direct and indirect present and future domestic restricted subsidiaries that guarantee its other material indebtedness. The senior subordinated notes and guarantees are unsecured senior subordinated obligations and rank equally with all future subordinated indebtedness and are subordinated to the current and future senior indebtedness and other liabilities of Del and its subsidiaries.

Optional redemption

Except as set forth in the following paragraphs of this “Optional Redemption” section, Del may not redeem the senior subordinated notes prior to February 1, 2008. On and after this date, Del may redeem the senior subordinated notes, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

Year	Redemption Price

2008	104.000%
2009	102.667%
2010	101.333%
2011 and thereafter	100.000%

Prior to February 1, 2008, Del may, on one or more occasions, also redeem up to a maximum of 35% of the original aggregate principal amount of the senior subordinated notes (calculated giving effect to any issuance of additional senior subordinated notes) with funds in the aggregate amount not exceeding the aggregate net cash proceeds of one or more specified equity offerings, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption: (1) at least 65% of the original aggregate principal amount of the senior subordinated notes (calculated giving effect to any issuance of additional senior subordinated notes) remains outstanding; and (2) any such redemption by Del must be made within 90 days of the related equity offering and must be made in accordance with certain procedures set forth in the indenture for the senior subordinated notes.

At any time prior to February 1, 2008, Del may also redeem all of the senior subordinated notes upon the occurrence of a change of control (as defined in the indenture) (but in no event may any such redemption occur more than 90 days after the occurrence of such change of control), at a redemption price equal to 108% of the principal amount of senior subordinated notes redeemed plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Mandatory redemption

Del is not required to make mandatory redemption or sinking fund payments with respect to the senior subordinated notes.

Change of control

In the event of a change of control (as defined in the indenture governing the senior subordinated notes), each holder of the senior subordinated notes will have the right to require Del to purchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase.

Covenants

The indenture governing the senior subordinated notes contains various restrictive covenants including:

•

limitation on Del’s ability and the ability of its restricted subsidiaries to incur, directly or indirectly, indebtedness; Del or any of its restricted subsidiaries may incur indebtedness if on the date of such incurrence and after giving effect thereto the consolidated coverage ratio would be greater than 2.0:1.0; if Del does not meet this consolidated coverage ratio at any time, Del and its restricted subsidiaries may only incur specified permitted indebtedness, including indebtedness under credit facilities, as defined, not to exceed $280.0 million, indebtedness of foreign subsidiaries in an aggregate principal amount not in excess of $20.0 million at any time outstanding and other indebtedness in an aggregate principal amount not to exceed $25.0 million;

•

limitation on Del’s ability and the ability of its guarantors to incur liens; other than liens securing senior indebtedness and specified permitted liens, Del is not permitted to incur liens if the maximum aggregate amount of outstanding obligations secured thereby exceeds $5.0 million at any time;

•

limitation on Del’s ability and the ability of its restricted subsidiaries to declare or pay any dividend, make any distribution on or in respect of capital stock, or purchase, repurchase, redeem, retire or otherwise acquire for value any capital stock of Del or any of its parent companies;

•

limitation on Del’s ability and the ability of its restricted subsidiaries to make specified asset dispositions unless (i) Del receives consideration at the time of the asset disposition at least equal to the fair value of the assets subject to the disposition, (ii) at least 75% of the consideration is in the form of cash and (iii) the net available cash for the disposition is used by Del to repay indebtedness, invest in its business or make an offer for the senior subordinated notes;

•	limitation on Del’s ability and the ability of its restricted subsidiaries to directly or indirectly enter into or conduct any transaction or series of related transactions with any of its affiliates;

•	limitation on the ability of Del’s guarantors to issue preferred stock; and

•	limitation on Del’s ability to consolidate or merge with or into, or convey, transfer or lease all or substantially all of its assets.

Events of default

The indenture governing the senior subordinated notes provides for customary events of default, including non-payment of principal or interest, failure to comply with covenants, payment cross-default and cross-acceleration to certain other indebtedness, material judgments and certain bankruptcy or insolvency events.

Description of capital stock

Overview

Our amended and restated certificate of incorporation, which we refer to in this prospectus as our “certificate of incorporation,” will become effective prior to the completion of this offering. It authorizes 200,000,000 shares of common stock, par value $.01 per share. Upon the completion of this offering, there will be                  shares of our common stock issued and outstanding. In addition, our certificate of incorporation authorizes 20,000,000 shares of preferred stock, par value $.01 per share, none of which has been issued or is outstanding.

Our amended and restated by-laws will also become effective upon the completion of this offering. We refer to our amended and restated by-laws in this prospectus as our “by-laws.”

The following descriptions of our capital stock and provisions of our certificate of incorporation and by-laws are summaries of their material terms and provisions and are qualified by reference to our certificate of incorporation and by-laws, copies of which will be filed with the SEC as exhibits to our registration statement of which this prospectus is a part. The descriptions reflect changes to our certificate of incorporation and by-laws that will occur upon the completion of this offering.

Common stock

Each holder of our common stock will be entitled to one vote per share on all matters to be voted on by stockholders. The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy will decide the election of any directors, and the affirmative vote of a majority of the shares of our common stock present, in person or by proxy will decide all other matters voted on by stockholders.

The holders of our common stock will be entitled to receive any dividends and other distributions that may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to receive proportionately any of our assets remaining after the payment of liabilities and subject to the prior rights of any outstanding preferred stock. Our ability to pay dividends on our common stock is subject to Del’s ability to pay dividends to us; Del is in turn subject to the restrictions set forth in our credit facilities and the indentures governing the senior secured notes and senior subordinated notes.

Holders of our common stock will have no preemptive, subscription, redemption or conversion rights. The outstanding shares of our common stock are fully paid and non-assessable. The rights and privileges of holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described below.

Preferred stock

Under our certificate of incorporation, our board of directors will have the authority, without further vote or action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the number of shares of any class or series of preferred stock and to determine its voting powers, designations, preferences or other rights and restrictions. The issuance of preferred stock could adversely affect the rights of holders of common stock. We have no present plan to issue any shares of preferred stock.

Corporate opportunities

Our certificate of incorporation will provide that our stockholders that are affiliates of Kelso have no obligation to offer us an opportunity to participate in business opportunities presented to Kelso or its officers, directors, agents, members, partners and affiliates even if the opportunity is one that we might reasonably have pursued, and that neither Kelso nor its officers, directors, agents, members, partners or affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities unless, in the case of any person who is a director or officer of our company, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as an officer or director of our company. Stockholders will be deemed to have notice of and consented to this provision of our certificate of incorporation.

Change of control related provisions of our certificate of incorporation and by-laws and Delaware law

A number of provisions in our certificate of incorporation and by-laws and under the Delaware General Corporation Law may make it more difficult to acquire control of us. These provisions may have the effect of discouraging a future takeover attempt not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:

•	enhance the likelihood of continuity and stability in the composition of our board of directors;

•	discourage some types of transactions that may involve an actual or threatened change in control of us;

•	discourage certain tactics that may be used in proxy fights;

•	ensure that our board of directors will have sufficient time to act in what the board believes to be in the best interests of us and our stockholders; and

•	encourage persons seeking to acquire control of us to consult first with our board to negotiate the terms of any proposed business combination or offer.

Unissued shares of capital stock

Common stock

                         shares of our authorized common stock are currently outstanding and no new shares will be issued in connection with this offering. The remaining                      shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our board of directors in opposing a hostile takeover bid.

Preferred stock

Our certificate of incorporation will provide that our board of directors has the authority, without any further vote or action by our stockholders, to issue preferred stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series. The existence of authorized but unissued preferred stock could reduce our attractiveness as a target for an unsolicited takeover bid since we could, for example, issue shares of preferred stock to parties who might oppose such a takeover bid or shares that contain terms the potential acquiror may find unattractive. This may have the effect of delaying or preventing a change of control, may discourage bids for our common stock at a premium over the market price of our common stock, and may adversely affect the market price of and the voting and other rights of the holders of common stock.

Vacancies and removal of directors

Our certificate of incorporation will provide that directors may be removed with or without cause at a meeting of stockholders upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the election of directors; provided, however, that from and after the time that DLI LLC and other affiliates of Kelso, or “Kelso entities,” cease to own beneficially 35% or more of the outstanding shares of our common stock, directors may only be removed for cause at a meeting of stockholders upon the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote for the election for directors. Vacancies in our board of directors may be filled only by our board of directors. Any director elected to fill a vacancy will hold office until such director’s successor shall have been duly elected and qualified. Our by-laws will provide that the number of directors shall be fixed and increased or decreased from time to time by resolution of the board of directors.

These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our board of directors that would effect a change of control.

Advance notice requirements for nomination of directors and presentation of new business at meetings of stockholders; calling stockholder meetings; action by written consent

Our by-laws will require advance notice for stockholder proposals and nominations for director. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the annual meeting for the preceding year. Under our by-laws, stockholders will be deemed to have complied with this notice requirement if they have provided notice in compliance with Exchange Act Rule 14a-8(e). Until such time as Kelso entities no longer beneficially own at least 35% of the outstanding shares of our common stock, Kelso entities will not be required to comply with the timing, form and content of the advance notice requirements. Special meetings of the stockholders may only be called by the board of directors, by the chairman of our board of directors or upon a request by Kelso entities holding at least 35% in voting power of all the outstanding shares entitled to vote at that meeting. Our certificate of incorporation and by-laws will provide that stockholder action can be taken by written consent in lieu of a meeting of the stockholders only if Kelso entities beneficially own 35% or more of the outstanding shares of our common stock.

These provisions make it more procedurally difficult for a stockholder to place a proposal or nomination on the meeting agenda or to take action without a meeting, and therefore may reduce the likelihood that a stockholder will seek to take independent action to replace directors or seek a stockholder vote with respect to other matters that are not supported by management.

Limitation of liability of directors; indemnification of directors

Our certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the Delaware General Corporation Law. This provision, however, does not eliminate or limit director liability arising in connection with causes of action brought under the federal securities laws. Our certificate of incorporation does not eliminate our directors’ duty of care. The inclusion of this provision in our certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of the duty of care.

Our certificate of incorporation provides that we are required to indemnify and advance expenses to our directors to the fullest extent permitted by law, except in the case of a proceeding instituted by the director without the approval of our board of directors. Our by-laws provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions, and to advance funds to our directors and officers to enable them to defend against such proceedings. To receive indemnification, the director or officer must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

Prior to the completion of this offering, we will enter into an indemnification agreement with each of our directors. The indemnification agreement will provide the directors with contractual rights to the indemnification and expense advancement rights provided under our by-laws, as well as contractual rights to additional indemnification as provided in the indemnification agreement.

Delaware takeover statute

Our amended and restated certificate of incorporation will provide that we are not subject to Section 203 of the Delaware General Corporation Law which regulates corporate acquisitions. This law provides that specified persons who, together with affiliates and associates, own, or within three years did own, 15% or more of the outstanding voting stock of a corporation may not engage in business combinations with the corporation for a period of three years after the date on which the person became an interested stockholder. The law defines the term “business combination” to include mergers, asset sales and other transactions in which the interested stockholder receives or could receive a financial benefit on other than a pro rata basis with other stockholders.

Amending our certificate of incorporation and by-laws

Our certificate of incorporation provides that our certificate of incorporation may be amended by the affirmative vote of a majority of the board of directors and by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders. Our certificate of incorporation and our by-laws provide that our by-laws may be amended, repealed or new by-laws may be adopted by the affirmative vote of a majority of the board of directors or by the affirmative vote of the majority of all shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is                 .

Listing

We intend to apply to list our common stock on The NASDAQ Global Market under the symbol DLIH.

Shares eligible for future sale

Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock. After this offering is completed, the number of shares available for future sale into the public markets is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market or could create the perception that these sales could occur, which could adversely affect the market price for our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of restricted securities

After this offering,                  shares of our common stock will be outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining shares of our common stock that will be outstanding after this offering are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to the lock-up agreements referred to below, shares held by our affiliates that are not restricted securities or that have been owned for more than one year may be sold subject to compliance with Rule 144 of the Securities Act without regard to the prescribed one-year holding period under Rule 144.

Stock options

Upon completion of this offering, we intend to file one or more registration statements under the Securities Act to register the shares of common stock to be issued under our stock option plans and, as a result, all shares of common stock acquired upon exercise of stock options and other equity based awards granted under these plans will also be freely tradable under the Securities Act unless purchased by our affiliates. A total of                  shares of common stock are reserved for issuance under our benefit plans.

Lock-up arrangements

We, the selling stockholders and our directors and executive officers have entered into 180-day lock-up agreements, as described in “Underwriting.” Following the lock-up periods, we estimate that approximately                  shares of our common stock that are restricted securities or are held by our affiliates as of the date of this prospectus will be eligible for sale in the public market in compliance with Rule 144 or Rule 701 under the Securities Act.

Registration rights agreement

Stockholders currently representing substantially all of the shares of our common stock will have the right to require us to register shares of common stock for resale in some circumstances. See “Certain relationships and related party transactions—Registration rights agreement.”

Rule 144

In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, any person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•

the average weekly trading volume in the common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which the notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701

In general, Rule 701 under the Securities Act may be relied upon for the resale of our common stock originally issued by us before our initial public offering to our employees, directors, officers, consultants or advisers under written compensatory benefit plans, including our stock option plans, or contracts relating to the compensation of these persons. Shares of our common stock issued in reliance on Rule 701 are “restricted securities” and, beginning 90 days after the date of this prospectus, may be sold by non-affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the one-year holding period, in each case subject to the lock-up agreements.

Material U.S. federal tax considerations

The following is a general discussion of the material U.S. federal income and estate tax consequences relating to the ownership and disposition of our common stock by non-United States holders, as defined below, who purchase shares of our common stock and hold such shares as capital assets. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (“the Code”), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretation thereof, all as in effect or proposed on the date hereof and all of which are subject to change, possibly with retroactive effect or different interpretations. This discussion does not address all of the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income or estate tax laws (such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships and their partners, other pass-through entities and their members, dealers in securities, brokers, U.S. expatriates, or persons who have acquired shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment). This discussion does not address the U.S. state and local or non-U.S. tax consequences relating to the ownership and disposition of our common stock. You are urged to consult your own tax advisor regarding the U.S. federal tax consequences of owning and disposing of our common stock, as well as the applicability and effect of any state, local or foreign tax laws.

As used in this discussion, the term “non-United States holder” refers to a beneficial owner of our common stock that for U.S. federal income or estate tax purposes, as applicable, is an individual corporation, estate or trust that is not:

(i)	an individual who is a citizen or resident of the United States;

(ii)	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state or political subdivision thereof or therein, including the District of Columbia;

(iii)	an estate the income of which is subject to U.S. federal income tax regardless of source thereof; or

(iv)	a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all its substantial decisions, or (b) that has in effect a valid election under applicable U.S. Treasury Regulations to remain a domestic trust.

The test for whether an individual is a resident of the United States for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-United States holders for purposes of the federal income tax discussion, but not for purposes of the federal estate tax discussion and vice versa.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, we urge you to consult your own tax advisor.

Dividends

Distributions on our common stock, if any, will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero, and then the excess, if any, will be treated as gain from the sale of the common stock.

We or a withholding agent will have to withhold U.S. federal withholding tax from the gross amount of any amounts treated as dividends paid to a non-United States holder at a rate of 30%, unless (i) an applicable income tax treaty reduces such rate, and a non-United States holder claiming the benefit of such treaty provides to us or such agent proper Internal Revenue Service (“IRS”) documentation (such as a valid IRS Form W-8BEN or successor form) or (ii) the dividends are effectively connected with a non-United States holder’s conduct of a trade or business in the United States and the non-United States holder provides to us or such agent proper IRS documentation (such as a valid IRS Form W-8ECI or successor form). In the latter case, such non-United States holder generally will be subject to U.S. federal income tax with respect to such dividends in the same manner as a U.S. citizen or corporation, as applicable, unless otherwise provided in an applicable income tax treaty. Additionally, a non-United States holder that is a corporation could be subject to a branch profits tax on effectively connected dividend income, subject to certain adjustments, at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If a non-United States holder is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty, such non-United States holder may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the IRS.

Sale, exchange or other disposition

Generally, a non-United States holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange or other disposition of shares of our common stock unless (i) such non-United States holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition and certain other conditions are met, (ii) the gain is effectively connected with such non-United States holder’s conduct of a trade or business in the United States, and where a tax treaty provides, the gain is attributable to a U.S. permanent establishment of such non-United States holder, or (iii) we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such sale, exchange or other disposition or the period that such non-United States holder held our common stock (such shorter period, the “Applicable Period”).

Gain described in clause (i) (which may be offset by U.S. source capital losses) will be subject to a flat 30% U.S. federal income tax. Unless an applicable tax treaty provides otherwise, gain described in clause (ii) will be subject to the U.S. federal income tax imposed on net income on the same basis that applies to United States persons generally and, for certain corporate holders, to the branch profits tax.

We do not believe that we have been, are currently or are likely to be a U.S. real property holding corporation for U.S. federal income tax purposes. If we are or were to become a U.S. real property holding corporation, so long as our common shares are regularly traded on an established securities market and continue to be traded, a non-United States holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of our common stock only if such non-United States holder actually or constructively owned, during the Applicable Period, more than 5% of our common stock.

Special rules may apply to non-United States holders, such as controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid federal income tax, that are subject to special treatment under the Code. These entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Federal estate tax

Common stock owned or treated as owned by an individual who is a non-United States holder at the time of his or her death generally will be included in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding tax

Generally, we must report annually to the IRS and to each non-United States holder the amount of dividends paid to such non-United States holder and the amount, if any, of tax withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-United States holder resides.

Generally, additional information reporting and backup withholding of United States federal income tax at the applicable rate may apply to dividend payments made by us or our paying agent to a non-United States holder if such holder fails to make the appropriate certification that the holder is not a U.S. person or if we or our paying agent has actual knowledge or reason to know that the payee is a U.S. person.

Payments of the proceeds of the disposition of our common stock to or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, unless the payee is an exempt recipient or such broker has evidence in its records that the payee is not a U.S. person. Payments of the proceeds of a disposition of our common stock to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury as to his or her status as a non-U.S. person or otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a non-United States holder of our common stock will be allowed as a credit against such holder’s U.S. federal income tax, if any, or will be otherwise refundable, provided that the required information is furnished to the IRS in a timely manner.

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from the selling stockholders, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities Inc.
Bear, Stearns & Co. Inc.

Total

The underwriters are committed to purchase all the common shares offered by the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

The underwriters have an option to buy up to                      additional shares of common stock from the selling stockholders to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to the selling stockholders per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, our directors and executive officers, and the selling stockholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, subject to customary exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc. and Bear, Stearns & Co. Inc., (1) offer, sell, contract to sell, pledge, announce the intention to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

We intend to apply to have our common stock approved for listing on The NASDAQ Global Market under the symbol DLIH.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The NASDAQ Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us, the selling stockholders and the representatives of the underwriters. In determining the initial public offering price, we, the selling stockholders and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters, the selling stockholders and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common shares, or that the shares will trade in the public market at or above the initial public offering price.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. JPMorgan Securities Inc. is the sole lead arranger and sole bookrunner under the

ABL credit facility. JPMorgan Chase Bank, N.A. is the administrative agent and a lender under the ABL credit facility. JPMorgan Securities Inc. and Bear, Stearns & Co. Inc. were initial purchasers for the sale of Del’s senior secured notes and senior subordinated notes. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Frank Nickel, president and chief executive officer of Kelso, is an outside director of The Bear Stearns Companies, Inc.

Legal matters

The validity of the common stock offered in this offering will be passed upon for us by Debevoise & Plimpton LLP, New York, New York and for the underwriters by Latham & Watkins LLP.

Experts

The consolidated balance sheets of DLI Holding Corp. and subsidiaries (the Successor Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity, cash flows and financial statement schedules for the year ended December 31, 2006 and the period from February 1, 2005 to December 31, 2005 and the consolidated statements of operations, shareholders’ equity, cash flows and financial statement schedule of Del Laboratories, Inc. and subsidiaries (the Predecessor Company) for the period from January 1 to January 31, 2005 and the year ended December 31, 2004 have been included herein and in the prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

The audit report covering the audited consolidated financial statements noted above contains explanatory paragraphs that state that as discussed in note 1 to the consolidated financial statements, the Successor Company acquired the Predecessor Company on January 27, 2005 in a transaction accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations”. Accordingly, the assets acquired and liabilities assumed were recorded at fair value on that date by the Successor Company and are not comparable with that of the Predecessor Company. As discussed in Notes 10, 4 and 9 to the consolidated financial statements, respectively, DLI Holding Corp. and subsidiaries adopted SFAS No. 123(R) “Share-Based Payment,” and SFAS No. 151 “Inventory Costs an Amendment of ARB No. 4 Chapter 4” as of January 1, 2006 and SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of December 31, 2006.

Where you can find additional information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, filed as part of the registration statement, does not contain all the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and to its exhibits and schedules. With respect to statements in this prospectus about the contents of any contract, agreement or other document, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

The public may read and copy any reports or other information that we and Del, as a voluntary filer, file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Upon completion of this offering, DLI Holding will be subject to the informational requirements of the Exchange Act and will be required to file reports, proxy statements and other information with the SEC. You will be able to inspect and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at the address noted above. You will also be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. Upon completion of this offering, you will also be able to access, free of charge, our reports filed with the SEC (for example, our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms) through the investor relations portion of our Internet website (http://www.dellabs.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. Our website is included in this prospectus as an inactive textual reference only. The information found on our website is not part of this prospectus or any report filed with or furnished to the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

DLI Holding Corp. and subsidiaries

Index to consolidated financial statements and schedules

Audited consolidated financial statements of DLI Holding Corp. (the “Company” or “Successor Company”) and audited consolidated financial statements of Del Laboratories, Inc. (the “Predecessor Company”)

Report of independent registered public accounting firm	F-2
Consolidated balance sheets of the Company as of December 31, 2006 and 2005	F-3

Consolidated statements of operations of the Company for the year ended December 31, 2006 and for the period from February 1, 2005 to December 31, 2005 and consolidated statements of operations of the Predecessor Company for the period from January 1, 2005 to January 31, 2005 and for the year ended December 31, 2004

F-4

Consolidated statements of shareholders’ equity of the Company for the year ended December 31, 2006 and for the period from February 1, 2005 to December 31, 2005 and consolidated statements of shareholders’ equity of the Predecessor Company for the period from January 1, 2005 to January 31, 2005 and for the year ended December 31, 2004

F-5

Consolidated statements of cash flows of the Company for the year ended December 31, 2006 and for the period from February 1, 2005 to December 31, 2005 and consolidated statements of cash flows of the Predecessor Company for the period from January 1, 2005 to January 31, 2005 and for the year ended December 31, 2004

F-6
Notes to consolidated financial statements	F-7

Unaudited consolidated financial statements of the Company
Unaudited consolidated balance sheets of the Company as of March 31, 2007 and December 31, 2006	F-52
Unaudited consolidated statements of operations of the Company for the three months ended March 31, 2007 and 2006	F-53
Unaudited consolidated statements of cash flows of the Company for the three months ended March 31, 2007 and 2006	F-54
Notes to unaudited consolidated financial statements	F-55

Financial statement schedules:
I Condensed financial information of the registrant as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and for the period from February 1, 2005 to December 31, 2005	F-69

II Valuation and qualifying accounts of the Company for the year ended December 31, 2006 and for the period from February 1, 2005 to December 31, 2005 and valuation and qualifying accounts of the Predecessor Company for the period from January 1, 2005 to January 31, 2005 and for the year ended December 31, 2004

F-73

All other schedules are omitted as the required information is inapplicable or the information is presented in the consolidated financial statements or related notes.

Report of independent registered public accounting firm

The board of directors and shareholders

DLI Holding Corp.:

We have audited the accompanying consolidated balance sheets of DLI Holding Corp. and subsidiaries (the Successor Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year ended December 31, 2006 and the period from February 1, 2005 to December 31, 2005. We have also audited the consolidated statements of operations, shareholders’ equity and cash flows of Del Laboratories, Inc. and subsidiaries (the Predecessor Company) for the period from January 1 to January 31, 2005 and the year ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also audited the financial statement schedules as listed in the accompanying index. These consolidated financial statements and financial statement schedules are the responsibility of the Successor Company’s and the Predecessor Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Successor Company and the Predecessor Company are not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Successor Company’s and the Predecessor Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor Company at December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006 and the period from February 1, 2005 to December 31, 2005 and the results of the Predecessor Company’s operations and cash flows for the period from January 1 to January 31, 2005 and the year ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Successor Company acquired the Predecessor Company on January 27, 2005 in a transaction accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141 “Business Combinations.” Accordingly, the assets acquired and liabilities assumed were recorded at fair value on that date by the Successor Company and are not comparable with that of the Predecessor Company.

As discussed in Notes 10, 4 and 9 to the consolidated financial statements, respectively, the Successor Company adopted SFAS No. 123(R) “Shared-Based Payment,” and SFAS No.151 “Inventory Costs an Amendment of ARB No. 4 Chapter 4” as of January 1, 2006 and SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of December 31, 2006.

/s/ KPMG LLP

New York, New York

August 9, 2007

DLI Holding Corp. and subsidiaries

Consolidated balance sheets

December 31, 2006 and December 31, 2005

(In thousands except share and per share amounts)	2006	2005

	(Note 2)

Assets

Current assets:
Cash and cash equivalents	$ 42	$ 2,602
Accounts receivable, less allowance for doubtful accounts of $2,113 in 2006 and $1,674 in 2005	58,250	48,489
Inventories	95,062	122,297
Deferred income taxes	29,995	18,327
Prepaid expenses and other current assets	6,409	5,309

Total current assets	189,758	197,024

Property, plant and equipment, net	44,647	48,993
Intangibles arising from acquisitions, net	254,037	259,287
Goodwill	145,318	145,318
Other assets	26,701	30,076
Deferred income taxes	24,423	28,266

Total assets	$684,884	$708,964

Liabilities and shareholders’ equity

Current liabilities:
Current portion of long-term debt	$165	$185
Accounts payable	40,127	35,138
Accrued liabilities	44,334	37,912

Total current liabilities	84,626	73,235

Long-term debt, less current portion	370,239	382,241
Long-term pension liability, less current portion	17,358	20,447
Deferred liability	1,492	1,062
Deferred income taxes	98,455	102,007

Total liabilities	572,170	578,992

Shareholders’ equity:
Common stock $.01 par value, 5,000,000 shares authorized; 4,225,086 shares issued and outstanding in 2006 and 2005	42	42
Preferred stock $.01 par value, 100,000 shares authorized; none issued	—	—
Additional paid-in capital	146,219	145,409
Accumulated other comprehensive income	2,031	365
Accumulated deficit	(35,578)	(15,844)

Total shareholders’ equity	112,714	129,972

Total liabilities and shareholders’ equity	$684,884	$708,964

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Consolidated statements of operations

	Successor Company		Predecessor Company
(In thousands except per share amounts)	Year ended December 31, 2006	February 1, 2005— December 31, 2005	January 1, 2005— January 31, 2005	Year ended December 31, 2004

	(Note 2)
Net sales	$425,935	$379,358	$ 18,206	$395,174
Cost of goods sold	242,378	211,014	9,718	198,425

Gross profit	183,557	168,344	8,488	196,749

Selling and administrative expenses	178,252	158,562	11,475	167,078

Gain on pension curtailment (note 9a)	(994)	—	—	—
Severance expenses (note 12)	632	3,250	—	20
Merger expenses (note 1)	—	4,711	18,974	1,415

Operating income (loss)	5,667	1,821	(21,961)	28,236

Other income (expense):
Gain (loss) on sale of property	41	555	—	(146)
Loss on early extinguishment of debt	—	(6,449)	—	—
Interest expense, net	(37,132)	(27,661)	(264)	(3,584)
Other income (expense), net	313	531	(232)	331

Earnings (loss) before income taxes	(31,111)	(31,203)	(22,457)	24,837
Provision for (benefit from) income taxes	(11,377)	(15,359)	(24,434)	10,159

Net earnings (loss)	$ (19,734)	$ (15,844)	$ 1,977	$ 14,678

Earnings per common share:
Basic	$ (4.67)	$ (3.75)

Diluted	$ (4.67)	$ (3.75)

Weighted average common shares outstanding:
Basic	4,225	4,225

Diluted	4,225	4,225

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Consolidated statements of shareholders’ equity

(In thousands except share amounts)	Common stock	Additional paid-in capital	Accumulated other comprehensive income (loss)	Retained earnings (accumulated deficit)	Treasury stock	Receivables for stock options exercised	Shareholders’ equity

				(Note 2)

Predecessor Company:

Balances at December 31, 2003	$10,000	$ 8,822	$(2,870)	$ 80,627	$(5,325)	$(642)	$ 90,612

Transactions arising from stock option exercises:
Income tax benefit	—	716	—	—	—	—	716
Issuance of treasury stock (131,483 shares)	—	(190)	—	—	2,594	—	2,404
Acquisition of treasury stock (84,728 shares)	—	—	—	—	(2,722)	—	(2,722)
Repayment of receivables	—	—	—	—	—	140	140
Net earnings	—	—	—	14,678	—	—	—
Foreign currency translation adjustment	—	—	678	—	—	—	—
Minimum pension liability adjustment, net of taxes of $530	—	—	(580)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	14,776

Balances at December 31, 2004	10,000	9,348	(2,772)	95,305	(5,453)	(502)	105,926

Transactions arising from stock option exercises:
Income tax benefit	—	57	—	—	—	—	57
Issuance of treasury stock (12,294 shares)	—	3	—	—	276	—	279
Acquisition of treasury stock (9,399 shares)	—	—	—	—	(325)	—	(325)
Net earnings	—	—	—	1,977	—	—	—
Foreign currency translation adjustment	—	—	(347)	—	—	—	—
Total comprehensive income	—	—	—	—	—	—	1,630

Balances at January 31, 2005	10,000	9,408	(3,119)	97,282	(5,502)	(502)	107,567
Elimination of Predecessor Company balances	(10,000)	(9,408)	3,119	(97,282)	5,502	502	(107,567)

Successor Company:

Contributed capital, net	42	145,098	—	—	—	—	145,140
Stock based compensation expense	—	311	—	—	—	—	311
Net loss	—	—	—	(15,844)	—	—	—
Foreign currency translation adjustment	—	—	621	—	—	—	—
Minimum pension liability adjustment, net of taxes of $154	—	—	(256)	—	—	—	—
Total comprehensive (loss)	—	—	—	—	—	—	(15,479)

Balances at December 31, 2005	42	145,409	365	(15,844)	—	—	129,972

Stock based compensation expense	—	770	—	—	—	—	770
Contributed capital	—	40	—	—	—	—	40
Net loss	—	—	—	(19,734)	—	—	—
Foreign currency translation adjustment	—	—	(18)	—	—	—	—
Minimum pension liability adjustment, net of taxes of $47	—	—	72	—	—	—	—
Change in fair value of interest rate Collar, net of taxes of $1	—	—	2	—	—	—	—
Total comprehensive (loss)	—	—	—	—	—	—	(19,678)
Adjustment to initially apply SFAS No. 158, net of taxes of $975	—	—	1,610	—	—	—	1,610

Balances at December 31, 2006	$ 42	$146,219	$ 2,031	$(35,578)	$ —	$ —	$112,714

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Consolidated statements of cash flows

	Successor Company		Predecessor Company
(In thousands)	Year ended December 31, 2006	February 1, 2005— December 31, 2005	January 1, 2005— January 31, 2005	Year ended December 31, 2004

	(Note 2)
Cash flows from operating activities:
Net earnings (loss)	$(19,734)	$ (15,844)	$ 1,977	$14,678
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,666	11,778	748	8,502
Amortization of display fixtures	10,427	8,439	764	8,970
Amortization of inventory fair value adjustment	—	8,083	—	—
Amortization of deferred financing fees and original issue discount	2,747	2,269	20	184
Non-cash stock compensation	770	311	—	—
Deferred income taxes	(12,421)	(16,939)	(13,030)	2,591
Provision for excess and slow moving inventory	35,665	13,315	17	6,516
Provision for (recovery on) doubtful accounts	435	(128)	26	53
Gain on pension curtailment	(994)	—	—	—
Tax benefit on stock options exercised	—	—	57	716
Loss (gain) on sale of property	(41)	(562)	—	146
Loss on early extinguishment of debt	—	6,449	—	—
Other non-cash operating items	191	(506)	219	(484)
Changes in operating assets and liabilities:
Accounts receivable	(10,209)	(4,188)	5,973	(1,838)
Inventories	(8,400)	(17,869)	(6,080)	(24,320)
Prepaid expenses and other current assets	(1,481)	(1,356)	(379)	(958)
Other assets	(8,924)	(8,954)	(1,686)	(9,811)
Accounts payable	5,002	(15,861)	405	6,480
Accrued liabilities	8,370	(8,524)	21,720	(4,146)
Deferred liability	430	1,062	1,367	71
Pension liability (net)	(562)	333	(330)	305
Income taxes receivable / payable	362	10,246	(11,598)	(446)

Net cash provided by (used in) operating activities	17,299	(28,446)	190	7,209

Cash flows provided by (used in) investing activities:
Net proceeds from sales of property	707	575	—	4,816
Intangible assets acquired	—	—	—	(5)
Property, plant and equipment additions	(7,447)	(6,327)	(797)	(9,525)
Purchase of Del Laboratories, Inc.	—	(377,233)	—	—

Net cash used in investing activities	(6,740)	(382,985)	(797)	(4,714)

Cash flows provided by (used in) financing activities:
Principal borrowings (payments) under revolving credit agreement, net	(12,000)	22,000	(800)	—
Principal payments under mortgages	(57)	(53)	(23)	(381)
Principal repayments under term loan	—	(1,500)	—	—
Repayment of existing debt in connection with Merger	—	(69,316)	—	—
Issuance of senior subordinated notes	—	173,845	—	—
Issuance of senior secured notes	—	185,000	—	—
Issuance of term loan	—	200,000	—	—
Repayment of term loan	—	(198,500)	—	—
Payment of deferred financing and other Merger related fees	—	(30,575)	—	—
Payment of deferred financing fees	(1,036)	(7,237)	—	—
Contributed capital	40	138,200	—	—
Payment of capital lease obligations	(100)	(120)	—	(112)
Proceeds from the exercise of stock options	—	—	12	364
Acquisition of treasury stock	—	—	(57)	(683)

Net cash provided by (used in) financing activities	(13,153)	411,744	(868)	(812)

Effect of exchange rate changes on cash	34	(88)	(21)	77

Net increase (decrease) in cash and cash equivalents	(2,560)	225	(1,496)	1,760

Cash and cash equivalents at beginning of period	2,602	2,377	3,873	2,113

Cash and cash equivalents at end of period	$ 42	$ 2,602	$ 2,377	$ 3,873

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements

(In thousands)

(1) Organization and other matters

On July 1, 2004, DLI Holding Corp., a Delaware corporation (“DLI Holding”) and wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company (“DLI LLC”) affiliated with Kelso & Company (“Kelso”) and its wholly owned subsidiary, DLI Acquisition Corp., a Delaware corporation (“Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Del Laboratories, Inc. On January 11, 2005, DLI Holding made Sub a wholly-owned subsidiary of DLI Holding II Corp. (“Holding II”), which is a wholly-owned subsidiary of DLI Holding. On January 27, 2005, Sub merged (the “Merger”) with and into Del Laboratories, Inc. (“Del”) with Del being the surviving corporation. Following the completion of the Merger, affiliates of Kelso have the right to designate, directly or indirectly, the boards of directors of each of DLI LLC, DLI Holding, Holding II and Del. DLI Holding, Holding II and Sub conducted no operations during the period June 25, 2004 (date of inception) to January 27, 2005. DLI Holding and Holding II have no assets other than the investment in Del.

In connection with the Merger, certain investment partnerships affiliated with Kelso invested approximately $136,140 in DLI LLC, as a result of which such entities now own approximately 98.5% of the interests of DLI LLC. Certain members of Del’s senior management prior to and following the Merger (“Continuing Investors”), invested, in the aggregate, $60 in DLI LLC for approximately 0.1% of the interests in DLI LLC. A third party investor invested $2,000 in DLI LLC for the balance of the interests in DLI LLC. The foregoing parties entered into a limited liability company agreement relating to their ownership of interests in DLI LLC (the “DLI LLC Agreement”).

Pursuant to separate exchange agreements dated January 27, 2005 (the “Exchange Agreements”), the Continuing Investors elected to exchange, immediately prior to the effective time of the Merger, fully-vested options to purchase Del common stock for options to purchase DLI Holding common stock, constituting approximately 6.6% of the diluted share capital of DLI Holding immediately after the Merger. The estimated fair value of these exchange options was included in the calculation of the aggregate purchase price.

In anticipation of the Merger, Sub issued in a private placement offering $175,000 of 8% Senior Subordinated Notes due 2012. Such notes and all related obligations were assumed by Del upon the consummation of the Merger. The notes are guaranteed by certain of the existing domestic subsidiaries of Del. On May 13, 2005, a registration statement filed pursuant to the Securities Act of 1933, as amended, registering the exchange offer for these notes became effective. On June 22, 2005, Del completed the exchange offer of the privately placed notes for SEC registered notes.

Immediately prior to the Merger, Sub also entered into a credit facility providing for aggregate maximum borrowings of $250,000 consisting of a term loan facility in an aggregate principal amount of $200,000 (all of which amount was drawn in connection with the Merger), and a revolving credit facility, providing for up to $50,000 of revolving loans outstanding at any time. The obligations under the credit agreement were assumed by Del upon the consummation of the Merger. Del repaid all borrowings under the agreement and the agreement was terminated in October 2005. See Note 8 for information regarding the refinancing transaction completed on October 28, 2005.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

DLI Holding, Holding II and its wholly-owned subsidiary Del are referred to collectively herein as the “Company” or “Successor Company” and Del prior to the Merger is referred to as the “Predecessor Company.” The Merger was completed on January 27, 2005. Since the actual results between the period January 28, 2005 and January 31, 2005 were not material to the Successor Company, the Company has utilized January 31, 2005 as the acquisition date.

The Company applied Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations” on the Merger date and, as a result, the Merger consideration was allocated to the respective values of the assets acquired and liabilities assumed from the Predecessor Company. As a result of the application of purchase accounting, the capital structure of and the basis of accounting for the Company differs from that of the Predecessor Company. Therefore, the Successor Company’s financial data generally will not be comparable to the Predecessor Company’s financial data.

As a result of the acquisition, the consolidated statements of operations of the Successor Company include interest expense and amortization expense related to acquisition indebtedness issuance costs, original issue discount amortization and management fees that did not exist prior to the acquisition. Also, as a result of purchase accounting, the fair values of inventories, identifiable intangibles with finite lives and property, plant and equipment at the date of acquisition became their new basis and depreciation and amortization of these assets for the Successor Company are based upon their newly established basis. Additionally, the fair value of the Predecessor Company’s pension assets and liabilities were adjusted as a result of purchase accounting; therefore pension expense for the Successor Company is based upon the newly established fair values. Also, the deferred tax balances were adjusted as a result of the purchase accounting adjustments. Other effects of purchase accounting to the Successor Company are not considered material.

Pursuant to the Merger, all of Del’s outstanding common stock was acquired for $35 per share. The aggregate purchase price paid for all of Del’s outstanding common stock including options exchanged and transaction costs was approximately $416,686, comprised of $377,233 for the acquisition of the outstanding shares and options exercised, $6,940 representing the fair value of the options exchanged, $18,500 in severance payments, $957 of prepayment penalties and $13,056 of transaction related costs. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

Current assets	$219,049
Property, plant and equipment	49,362
Intangibles arising from acquisitions	264,100
Goodwill	145,318
Other assets	31,577
Deferred income taxes	22,289

Total assets acquired	731,695

Current liabilities	81,919
Long-term pension liability	22,143
Deferred income taxes	109,272
Long-term debt	373,221

Total liabilities assumed	586,555

Net assets acquired	$145,140

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Current assets include inventories at a fair value of $124,959 which represents an increase of $8,083 over the acquired book value. The components of the increase to the fair value of inventory over the acquired book value were as follows:

Work in process	$1,538
Finished goods	6,545

$8,083

The fair value of inventory was developed in consultation with independent valuation specialists. Work in process was based upon the estimated selling price, less the cost to complete, cost of disposal and a normal selling profit. Finished goods were based upon the estimated selling price less the cost of disposal and a normal selling profit. The fair value of raw materials was based upon the estimated replacement cost, which equaled the Predecessor Company’s historical cost. As of the end of the third quarter of 2005, all of the inventory step-up was expensed.

Property, plant and equipment at an original fair value of $49,362 represented an increase of $2,622 over the acquired book value. Of the increase, $3,902 was applicable to land and buildings and $1,280 represented a decrease to machinery and equipment.

Intangible assets of $264,100 include $159,100 related to trade names of our various product lines and $105,000 related to customer relationships. In addition, a deferred tax liability of $99,096, which is due principally to the recognition of the intangible asset of $264,100, was recorded with a corresponding increase to goodwill. These fair values were based on estimated fair values developed with the assistance of a valuation specialist. The valuations are based on information that was available as of the acquisition date and expectations and assumptions that have been deemed reasonable by management. No assurance can be given, however, that the underlying assumptions or events associated with such assets will occur as projected. For these reasons, among others, the actual results may vary from the projected results. The trade names are an indefinite-lived intangible asset which is not subject to amortization, but does require impairment evaluation during each annual reporting period to determine whether events and circumstances continue to support its value and indefinite useful life. The customer relationships are being amortized over a 20 year life.

Merger expenses for the Predecessor Company during the period January 1, 2005 to January 31, 2005 (the “2005 Predecessor Period”) consist of the payment of $18,768 upon the closing of the transaction on January 27, 2005 in connection with the separation agreement with the former Chairman and $206 of legal and advisory fees and expenses incurred in connection with the Merger.

Merger expenses for the Successor Company during the period from February 1, 2005 to December 31, 2005 (the “2005 Successor Period”) of $4,711 are primarily related to $3,769 for change of control payments and $942 for other merger related expenses incurred in connection with the Merger.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

The following table summarizes fiscal 2005 pro forma results as if the acquisition occurred on January 1, 2005:

2005

Net sales	$397,564
Loss before income taxes	$ (56,809)
Net loss	$ (15,804)

The pro forma financial information reflects increased cost of goods sold, increased interest expense, additional amortization of intangibles and lower depreciation expense, new management fees, lower pension expense and savings due to the retirement of the former CEO.

(2) Summary of significant accounting policies

Description of business

We are a manufacturer and distributor of cosmetic and proprietary OTC pharmaceutical products. The principal products in the cosmetics segment are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The principal products in the pharmaceutical segment are of a proprietary nature and range from oral analgesics to skin treatment products and first aid products.

Principles of consolidation

Our consolidated financial statements include the accounts of all wholly-owned domestic and foreign subsidiaries. The accounts of foreign subsidiaries are translated in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 52, “Foreign Currency Translation.” As such, balance sheet accounts are translated at the exchange rate as of December 31 of each year and statement of operations accounts are translated at average exchange rates during the period. The resulting translation adjustments are recorded as a component of shareholders’ equity. Gains or losses resulting from foreign currency transactions are included in other income (expense). All intercompany accounts and transactions have been eliminated in consolidation.

Business combinations

We account for acquired businesses using the purchase method of accounting which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. Our consolidated financial statements and results of operations reflect an acquired business after the completion of the acquisition and are not restated. The cost to acquire a business, including transaction costs, is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Cash and cash equivalents

We consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. At December 31, 2006 and 2005, cash equivalents were $28 and $27, respectively.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Accounts receivable

In estimating the collectibility of the trade receivables, we evaluate specific accounts when we become aware of information indicating that a customer may not be able to meet its financial obligations due to a deterioration of its financial condition, lower credit ratings or bankruptcy. We also review the related aging of past due receivables in assessing the realization of these receivables. The allowance for doubtful accounts is determined based on the best information available on specific accounts and is also developed by using percentages applied to certain receivables.

Inventories

Inventories are valued at the lower of cost (principally first-in/first-out) or market value. We record an inventory obsolescence reserve to the cost of inventories based upon our forecasted plans to sell or scrap, historical and projected disposal rates and the physical condition and age of the inventories. This reserve is calculated using an estimated obsolescence percentage applied to the inventories based on age, historical trends and requirements to support forecasted sales. In addition, we may establish specific reserves for future known or anticipated events. These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, retailer consolidations, fashion-oriented color cosmetic trends or competitive conditions differ from expectations. However, once established, a reserve is not reduced or eliminated until the related inventory has been disposed of.

We construct and purchase display fixtures to be used in the stores of our cosmetic segment retail customers to attract customer attention and to display products available under our various brands. The display is included in inventory until it is shipped to the retail customer, at which time it is reclassified from inventory to other assets and amortized as a selling expense over the estimated useful life of twenty four months from date of shipment.

Property, plant and equipment

We provide for depreciation on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the lesser of the estimated useful lives or the lease term. The ranges of estimated lives applicable to the assets are as follows:

Building	25 to 40 years
Building improvements	10 to 40 years
Leasehold improvements	3 to 12 years
Machinery and equipment	2 to 15 years
Furniture and fixtures	3 to 10 years

Deferred financing fees

We include within other assets the capitalization of deferred financing fees associated with the issuance of debt instruments. These fees are amortized over the lives of the related debt instruments. We amortized $2,609, $2,148, $20 and $184 of deferred financing fees in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. For 2006 and 2005 fees

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

amortized by the Successor Company of $1,182 and $1,852, respectively, related to the debt issued in connection with the Merger and $1,427 and $296, respectively, related to the debt refinancing. Also as a result of the debt refinancing, the Successor Company recorded a loss on the early extinguishment of debt of $6,449 due to the write-off of deferred financing fees that were capitalized in association with the issuance of the $200,000 term loan incurred in connection with the Merger. Amortization of deferred financing fees for 2007, 2008, 2009, 2010 and 2011 is expected to be $2,725, $2,620, $2,620, $2,617 and $1,952, respectively. As of December 31, 2006, the net balance of deferred financing fees to be amortized was $12,630.

Goodwill and other intangible assets

We account for goodwill and other intangible assets in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” which requires that goodwill and other indefinite long lived assets be tested annually for impairment. Goodwill is tested at the reporting unit level. Our reporting units are our Cosmetic and Pharmaceutical segments. If an indication of impairment exists, we are required to determine if such reporting unit’s implied fair value is less than its carrying value in order to determine the amount, if any, of the impairment loss required to be recorded. Subsequent to the Merger, we established January 1 as our annual impairment testing date. The annual testing performed as of January 1, 2007 indicated there was no impairment to goodwill or indefinite long lived assets.

Additionally under SFAS No. 142, intangible assets with determinable lives, other than goodwill, must be amortized over their useful lives. The remaining useful lives of intangible assets are evaluated each reporting period to determine whether events or circumstances warrant a revision to the remaining period of amortization. If the estimate of an intangible asset’s remaining useful life is changed, the carrying amount of the intangible asset should be amortized prospectively over that revised remaining useful life.

Impairment of long-lived assets and long-lived assets to be disposed of

We account for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment of Long-Lived Assets” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of any such asset may not be recoverable. We base our evaluation on impairment indicators such as the nature of the assets, future economic benefit of the assets and any historical or future profitability measurements, as well as other external market conditions or factors that may be present. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future net cash flows expected to be generated by the asset. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, we recognize an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset. The estimate of cash flow is based upon, among other things, certain assumptions about expected future operating performance. Our estimate of undiscounted cash flow may differ from actual cash flow due to, among other things, technological changes, economic conditions, changes to our business model or changes in our operating performance.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Revenue recognition

We sell our products to chain drug stores, mass volume retailers, supermarkets, wholesalers and overseas distributors. Sales of such products are denominated in U.S. dollars, Canadian dollars, British pounds and Euros. Our accounts receivable reflect the granting of credit to these customers. We generally grant credit based upon analysis of the customer’s financial position and previously established buying and selling patterns. We do not bill customers for shipping and handling costs and, accordingly, we classify such costs as selling and administrative expense. Sales are recognized when revenue is realized or realizable and has been earned. Revenues are recognized and discounts are recorded when merchandise is shipped. Net sales are comprised of gross revenues less expected returns, various promotional allowances, display fixture reimbursement costs, markdowns, coupons and trade discounts and allowances. We allow customers to return their unsold products when they meet certain criteria as outlined in our sales policies.

We regularly review and revise, as deemed necessary, our estimates of reserves for future sales returns and allowances and markdowns based primarily upon actual return rates by product, planned product discontinuances, new product launches, and information provided by major customers regarding their inventory levels. We record estimated reserves for future sales returns and allowances as a reduction of sales, cost of sales and accounts receivable. We record estimated reserves for future markdowns as a reduction of sales and accounts receivable. At December 31, 2006 and 2005, such reserves aggregated $41,566 and $39,834, respectively. Returned products which are recorded as inventories are valued based on estimated realizable value. The physical condition and marketability of the returned products are the major factors considered by us in estimating realizable value. Actual returns, as well as estimated realizable values of returned products, may differ significantly, either favorably or unfavorably, from estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from our estimates and expectations and, in the case of actual returns, if economic conditions, differ significantly from our estimates and expectations.

Advertising costs and promotional allowances

We advertise on television, radio and in magazines. Additionally, we have various cooperative advertising programs with retailers. Advertising costs are expensed as incurred. Advertising expenses, including cooperative advertising programs, were $37,180, $34,206, $2,579 and $36,834 in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. We also have various performance-based arrangements with retailers to reimburse them for all or a portion of their promotional activities related to our products. These sales incentives, offered voluntarily by us to customers, without charge, can be used in or are exercisable by a customer as a result of a single exchange transaction, are recorded as a reduction of net sales at the later of the sale or the offer, and primarily allow customers to take deductions against amounts owed to us for product purchases. We also have cooperative advertising arrangements with retail customers to reimburse them for all or a portion of their advertising of our products. The estimated liabilities for these cooperative advertising arrangements are recorded as advertising expense as incurred, or in the period the related revenue is recognized, depending on the terms of the arrangement, and included in selling and administrative expenses, since we receive an identifiable benefit from retail customers for an amount equal to or less than the fair value of

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

such advertising cost. These arrangements primarily allow retail customers to take deductions against amounts owed to us for product purchases. We regularly review and revise the estimated accruals for these promotional allowance and cooperative advertising programs. Actual costs incurred by us may differ significantly, either favorably or unfavorably, from estimates if factors such as the level and success of the retailers’ programs or other conditions differ from our expectations.

Distribution costs

Distribution costs, including the costs of shipping and handling, are included in selling and administrative expenses and were $23,448, $22,206, $1,164 and $21,661 in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively.

Stock-based compensation

With the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”) on January 1, 2006, the Successor Company is required to record the fair value of stock-based compensation awards as an expense. In order to determine the fair value of these awards on the date of grant, we used the Black-Scholes option-pricing model to value the Service Options and the Operating Units and used a lattice-based valuation model to value the Exit Options and the Value Units (see Note 10 for a description of the awards). Inherent in these models are assumptions related to expected stock-price volatility, option/unit life, risk-free interest rate and dividend yield. While the risk-free interest rate and dividend yield are less subjective assumptions, typically based on factual data derived from public sources, the expected stock-price volatility and option/unit life assumptions require a greater level of judgment which makes them critical accounting estimates.

Because our common stock is not publicly traded, we used an expected stock-price volatility assumption that was determined based on an examination of the historical volatility of the stock price of the Predecessor Company, the historical and implied volatility of stock prices of selected comparable companies and the nature of those companies, and other relevant factors. We used a stock-price volatility of 45% for stock options and Override Units granted during the twelve months ended December 31, 2006.

With respect to the weighted-average option/unit life assumption, we considered Kelso’s investment behavior relating to other comparable investments (exit strategy, return on investment and holding period). We used a weighted-average expected option/unit life assumption of 3.8 years for the Service Options and Exit Options and 3.99 years for the Operating Units and Value Units. For the lattice-based valuation models, we used an early exercise factor at the time at which Kelso would sell the Successor Company to generate a multiple of 2.8 times their initial investment.

Research and development

We expended $8,120, $7,697, $581 and $8,966 in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively, for research and development relating to the development of new products, clinical and regulatory affairs, and quality control and assurance

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Notes to consolidated financial statements, continued

of our product lines. All costs associated with research and development are expensed as incurred and included in selling and administrative expenses in the accompanying consolidated statements of operations.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Earnings (loss) per common share

The computation of basic earnings (loss) per common share is based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is based on the weighted-average number of common and common share equivalents outstanding. For the year ended December 31, 2006 and the 2005 Successor Period, the computation of diluted earnings (loss) per share equals the basic calculation since the assumed exercise of the outstanding stock options would have been antidilutive due to the net loss. The weighted-average shares outstanding for the year ended December 31, 2006 and 2005 were 4,225.

Reclassifications and revision

Certain reclassifications have been made for reserves related to customer liabilities. The reserves for future markdowns and other related reserves for customer liabilities previously included in accrued liabilities in the consolidated balance sheets have been reclassified as a reduction of accounts receivable to be consistent with the classification of other reserves for customer liabilities.

Our consolidated financial statements as of December 31, 2006 and for the year then ended have been revised to correct an immaterial error in our accounting for display fixture reimbursement costs. The effect of this correction was to decrease net sales and other assets by $961, increase the benefit from income taxes and deferred income tax assets by $359 and increase the accumulated deficit by $602. The Company believes that the effect of this misstatement was not material, either quantitatively or qualitatively, to 2006 or any prior year.

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Notes to consolidated financial statements, continued

New accounting pronouncements

In November 2006, the Financial Accounting Standards Board (“FASB”) issued Emerging Issues Task Force (“EITF”) Issue No. 06-10, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements” (“EITF No. 06-10”), which is effective for calendar year companies on January 1, 2008. The task force concluded that an employer should recognize a liability for the postretirement benefit related to a collateral assignment split-dollar life insurance arrangement in accordance with either SFAS No. 106 “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or Accounting Principles Board Opinion No. 12 based on the substantive agreement with the employee. The task force also concluded that an employer should recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. We are currently evaluating the impact, if any, that the adoption of EITF No. 06-10 will have on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this statement does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We are currently evaluating the impact, if any, the adoption of SFAS No. 157 will have on our consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“SFAS No. 158”). SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, measure a plan’s assets and its obligations as of the end of the employer’s fiscal year-end and recognize changes in the funded status in the year in which the changes occur through comprehensive income. Effective December 31, 2006, we adopted the recognition and disclosure provisions of SFAS No. 158 and recognized the funded status of the pension plans and SERP we sponsor. As a result of the adoption of SFAS No. 158, we recorded a decrease of $2,585 to our pension liability, an increase of $975 to our net deferred tax liabilities and an increase of $1,610 to our shareholders’ equity through the accumulated other comprehensive income account.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109” (“FIN No. 48”). FIN No. 48 establishes a recognition threshold and measurement for income tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN No. 48 also prescribes a two-step evaluation process for tax positions. The first step is recognition and the second is measurement. For recognition, an enterprise judgmentally determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including

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Notes to consolidated financial statements, continued

resolution of related appeals or litigation processes, based on the technical merits of the position. If the tax position meets the more-likely-than-not recognition threshold, it is measured and recognized in the financial statements as the largest amount of tax benefit that is greater than 50% likely of being realized. If a tax position does not meet the more-likely-than-not recognition threshold, the benefit of that position is not recognized in the financial statements. Tax positions that meet the more-likely-than-not recognition threshold at the effective date of FIN No. 48 may be recognized or, continue to be recognized, upon adoption of the Interpretation. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. Accordingly, we adopted the provisions of FIN No. 48 effective January 1, 2007. As a result of the adoption of FIN No. 48, we recorded a $1,289 increase in the net liability for unrecognized tax benefits, which as required, was accounted for as an increase to the January 1, 2007 accumulated deficit. The $1,289 increase in the net liability for unrecognized tax benefits was recorded as a $439 increase in income taxes payable and a $850 increase in net deferred tax liabilities.

(3) Supplemental cash flow information

The following is supplemental information relating to the consolidated statements of cash flows:

	Successor Company		Predecessor Company
	Year ended December 31, 2006	February 1, 2005 — December 31, 2005	January 1, 2005— January 31, 2005	Year ended December 31, 2005

Cash paid for :
Interest	$34,236	$17,376	$140	$3,674

Income taxes	$ 2,231	$ 3,505	$136	$7,573

Non-cash transactions:
Shares tendered by optionees to exercise stock options	$ —	$ —	$269	$2,039

Shares exchanged by optionees	$ —	$ 6,940	$ —	$ —

(4) Inventories

The components of inventories were as follows:

	December 31, 2006	December 31, 2005

Raw materials	$ 52,803	$ 52,707
Work in process	5,687	5,678
Finished goods	80,896	81,323

Total gross inventories	139,386	139,708

Reserve for excess and slow moving inventories	44,324	17,411

	$ 95,062	$122,297

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Notes to consolidated financial statements, continued

Inventories are valued at the lower of cost (principally first-in/first-out) or market value. We record an inventory obsolescence reserve to the cost of inventories based upon our forecasted plans to sell or scrap, historical and projected disposal rates and the physical condition and age of the inventories. This reserve is calculated using an estimated obsolescence percentage applied to the inventories based on age, historical trends and requirements to support forecasted sales. In addition, we may establish specific reserves for future known or anticipated events. These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, retailer consolidations, fashion-oriented color cosmetic trends or competitive conditions differ from expectations. However, once established, a reserve is not reduced or eliminated until the related inventory has been disposed of.

In the fourth quarter of 2006, we recorded a $25,054 charge to cost of goods sold to increase our reserves for excess and slow moving inventory. The $25,054 change in estimate is a result of the execution of various initiatives designed to enhance the value of our brands; specifically Sally Hansen and Orajel. These initiatives are consistent with our revised strategic plan which was approved by senior management and certain members of the Board of Directors in December 2006. We undertook a process to evaluate our product mix, required inventory levels to support the service level demands of our customers and the appropriateness of our inventory reserves, in relation to the revised strategic plan. This evaluation addressed the usage of existing inventory either within current products, or through the production and sale of promotional inventory or special products. A significant portion of the additional reserve results from us (i) exiting non-core product lines, (ii) refining our sales forecasting and demand planning activities, (iii) increasing the volume of finished goods produced at third parties which hindered the usefulness of existing inventory components, (iv) incurring increasing losses on the disposition of certain slow moving products and (v) experiencing changes in market conditions for close-out inventory product offerings.

Provisions and write-downs for excess and slow moving inventories for the twelve months ended December 31, 2006 have increased to $35,665 from $13,315, $17 and $6,516 for the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively.

In accordance with SFAS No. 151, “Inventory Costs,” we charged $5,591 to cost of goods sold during the year ended December 31, 2006 of which $4,376 related to unabsorbed overhead costs in connection with the closure of the Little Falls manufacturing facility (see Note 12) and $1,215 related to manufacturing inefficiencies at our Rocky Point facility due principally to transition and training costs.

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Notes to consolidated financial statements, continued

(5) Property, plant and equipment

The components of property, plant and equipment, net, were as follows:

	December 31, 2006	December 31, 2005

Land	$ 2,358	$ 2,586
Building, building improvements and leasehold improvements	24,032	24,671
Machinery and equipment	30,826	25,205
Furniture and fixtures	4,190	3,247
Construction in progress	455	259

	61,861	$55,968
Less accumulated depreciation and amortization	(17,214)	(6,975)

	$ 44,647	$48,993

Property, plant and equipment were stated at historical cost for the Predecessor Company through January 31, 2005 at which time the Successor Company adjusted property, plant and equipment to fair value in accordance with purchase accounting, resulting in an increase to property, plant and equipment of $2,622. Depreciation expense for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004 was $10,416, $6,965, $703 and $7,821, respectively.

(6) Goodwill and other intangibles arising from acquisitions

Goodwill represents the excess of the purchase prices paid for companies and product lines over amounts assigned to the fair value of the net tangible assets as well as purchased intellectual property rights and trademarks. Total goodwill for the Successor Company is comprised of $92,858 for the Cosmetic segment and $52,460 for the Pharmaceutical segment. Based upon our annual impairment test, goodwill of $145,318 is not impaired under the provisions of SFAS No. 142.

Trade names have an indefinite life and relate to several of our product lines, including Sally Hansen, La Cross, N.Y.C. New York Color, Cornsilk, Orajel, Dermarest, Stye, Gentle Naturals and Pronto. These trade names have indefinite lives and are used in the advertising and marketing of the products and are widely recognized and accepted by consumers in our respective markets. Customer relationships are being amortized on a straight-line basis over 20 years.

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Notes to consolidated financial statements, continued

The components of intangible assets for the Successor Company arising from the acquisition were as follows:

	December 31, 2006
	Gross carrying value	Accumulated amortization	Net book value

Trade names	$159,100	$ —	$159,100
Customer relationships	105,000	10,063	94,937

	$264,100	$10,063	$254,037

	December 31, 2005
	Gross carrying value	Accumulated amortization	Net book value

Trade names	$159,100	$ —	$159,100
Customer relationships	105,000	4,813	100,187

	$264,100	$4,813	$259,287

Amortization expense amounted to $5,250, $4,813, $45 and $681 for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. The estimated amortization expense for the years ending December 31, 2007, 2008, 2009, 2010 and 2011 is $5,250, in each of the five years.

(7) Income taxes

We recorded an income tax benefit of $11,377 for 2006 based upon our annual effective tax rate of 36.6% for the year ended December 31, 2006.

We recorded an income tax benefit of $15,359 for the 2005 Successor Period. The income tax benefit was based on our effective tax rate of 35.3% for the 2005 Successor Period, as well as the recording of a benefit of $4,330 relating to a reduction of the net deferred tax liabilities due to a change in the New York State tax laws.

The income tax benefit for the Predecessor Period January 1, 2005 to January 31, 2005 of $24,434 was comprised of an anticipated income tax refund (received on October 27, 2005) of approximately $11,242 attributable to the utilization of a net operating loss carryback, the recording of deferred tax assets of approximately $13,454 attributable to net operating loss carryforwards, and the recording of approximately $262 of deferred tax expense related to temporary differences.

Income taxes for the Predecessor Company for 2004 of $10,159 were based on the Predecessor Company’s annual effective tax rate of 40.9%.

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Notes to consolidated financial statements, continued

The components of income tax expense (benefit) were as follows:

	Federal	State	Foreign	Total

Successor Company

Year ended December 31, 2006
Current tax	$ —	$ 473	$ (782)	$ (309)
Deferred tax	(10,726)	(1,580)	1,238	(11,068)

	$(10,726)	$(1,107)	$ 456	$(11,377)

February 1, 2005—December 31, 2005
Current tax	$ —	$ 71	$1,229	$ 1,300
Deferred tax	(11,248)	(5,084)	(327)	(16,659)

	$(11,248)	$(5,013)	$ 902	$(15,359)

Predecessor Company

January 1, 2005—January 31, 2005
Current tax	$ —	$ 6	$ (69)	$ (63)
Deferred tax	(20,796)	(3,575)	—	(24,371)

	$(20,796)	$(3,569)	$ (69)	$(24,434)

Year ended December 31, 2004
Current tax	$ 4,464	$ 871	$2,162	$ 7,497
Deferred tax	2,784	(313)	191	2,662

	$ 7,248	$ 558	$2,353	$ 10,159

Total income tax expense differed from the statutory rate of 35% of earnings (loss) before income taxes, as a result of the following items:

	Successor Company		Predecessor Company
	Year ended December 31, 2006	February 1, 2005— December 31, 2005	January 1, 2005— January 31, 2005	Year ended December 31, 2004

Tax provision at statutory rate	$(10,889)	$(10,921)	$ (7,860)	$ 8,693

Increase (decrease) in tax resulting from:
Change in New York State tax law relating to apportionment calculation	—	(4,330)	—	—
State income taxes, net of federal income tax benefit	(721)	(444)	(2,368)	362
Repurchase of stock options in connection with acquisition	—	—	(12,662)	—
Merger expenses	—	—	(1,349)	436
Other, net	233	336	(195)	668

Actual provision for income taxes	$(11,377)	$(15,359)	$(24,434)	$10,159

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Notes to consolidated financial statements, continued

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. For presentation purposes, certain of such tax assets and liabilities are shown net on the accompanying consolidated balance sheets. Significant components of our deferred tax assets and liabilities as of December 31, 2006 and 2005 were as follows:

	2006	2005

Deferred tax assets:
Accounts receivable, principally due to allowance for doubtful accounts and future sales returns	$ 8,990	$ 9,146
Inventory reserve	15,314	5,850
Accrued liabilities	5,526	3,195
Pension accrual for financial reporting purposes	4,449	6,243
Supplemental executive retirement plan accrual for financial statement purposes	2,815	2,491
Tax credits and NOL carryforwards	16,094	17,770
Other	1,230	1,898

Deferred tax assets	54,418	46,593

Deferred tax liabilities
Identifiable intangibles	(92,705)	(94,797)
Property, plant and equipment	(5,513)	(6,999)
Other	(237)	(211)

Deferred tax liabilities	(98,455)	(102,007)

Net deferred tax (liabilities) assets	$(44,037)	$ (55,414)

At December 31, 2005, a deferred tax asset of $154 was recorded on the consolidated balance sheet relating to the additional minimum pension liability (note 9(a)). Such liability, net of the related deferred tax asset, was recorded as a component of accumulated other comprehensive income, in accordance with SFAS No. 87, “Employers’ Accounting for Pensions” and SFAS No. 130, “Reporting Comprehensive Income.”

A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. There was no valuation allowance as of December 31, 2006 or 2005 as we believe it is more likely than not that the net deferred tax assets will be realized.

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Notes to consolidated financial statements, continued

(8) Long-term debt

Long-term debt consisted of the following:

	2006	2005

8% senior subordinated notes, net of unamortized discount of $897 in 2006 and $1,034 in 2005	$174,103	$173,966
Senior secured floating rate notes	185,000	185,000
Revolving credit facility	10,000	22,000
Mortgages on land and buildings	1,194	1,254
Obligations under capital leases	107	206

	370,404	382,426
Less current portion	165	185

	$370,239	$382,241

On January 27, 2005, Del completed a private offering of $175,000 8% senior subordinated notes (the “Senior Subordinated Notes”) due 2012. The Senior Subordinated Notes were issued at 99.34% of par, resulting in net proceeds of $173,845 before expenses. The Senior Subordinated Notes are guaranteed by certain of the existing and future domestic subsidiaries of Del. The Senior Subordinated Notes and guarantees are unsecured senior subordinated obligations and rank equally with all future subordinated indebtedness and are subordinated to the current and future senior indebtedness and other liabilities of Del and its subsidiaries. Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1, which commenced on August 1, 2005.

On May 13, 2005, a registration statement filed pursuant to the Securities Act of 1933, as amended, registering the exchange offer for the Senior Subordinated Notes became effective. On June 22, 2005, Del completed the exchange offer of the privately placed notes for SEC registered notes.

The Senior Subordinated Notes may be redeemed at the option of Del in whole or in part at any time on or after February 1, 2008 at the redemption prices set forth in the Senior Subordinated Notes indenture, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. Del may also redeem up to 35% of the original aggregate principal amount of the Senior Subordinated Notes prior to February 1, 2008 with the proceeds of one or more public equity offerings, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Del may also redeem all the Senior Subordinated Notes upon the occurrence of a Change in Control (as defined therein), prior to February 1, 2008, at a redemption price equal to 108% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Del is required to offer to repurchase the Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date under some circumstances involved upon the occurrence of a Change in Control. Del must also repurchase the Senior Subordinated Notes at a price equal to par, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, if Del sells assets under certain circumstances.

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Notes to consolidated financial statements, continued

The Senior Subordinated Notes contain covenants that, among other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, the distributions from certain subsidiaries, the issuance of preferred stock, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfers of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture.

Concurrently with the offering of the Senior Subordinated Notes, Del entered into a credit agreement, as amended, with JPMorgan Chase Bank, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, Deutsche Bank Securities Inc., as co-agent and documentation agent and the lenders party thereto from time to time. The agreement provided for maximum borrowings of $250,000 consisting of a term loan facility in an aggregate principal amount of $200,000 and a revolving credit facility, which provided for up to $50,000 of revolving loans outstanding at any time (including letters of credit of up to $15,000). Del repaid all borrowings under this agreement and the agreement was terminated in October 2005. As a result of the termination and repayment of this agreement, $6,449 of deferred financing fees were written off during the 2005 Successor Period which has been reflected as a loss on the early extinguishment of debt on the Successor Company’s consolidated financial statements.

On October 28, 2005, Del completed a private offering of $185,000 in principal amount of senior secured floating rate notes (the “Senior Secured Notes”) due November 1, 2011. The Senior Secured Notes bear interest at a rate per annum equal to three-month LIBOR plus 5.0%. The Senior Secured Notes are guaranteed by certain of the existing and future domestic subsidiaries of Del. The Senior Secured Notes and guarantees are secured by a first priority security interest in substantially all of Del’s and guarantors’ assets, other than inventory, receivables, equity interest in Del’s subsidiaries and other specified excluded assets and by a second priority security interest in substantially all Del’s and guarantors’ inventory, receivables and other specified liquid assets. The Senior Secured Notes and guarantees rank equally with all existing and future senior indebtedness and rank senior to all existing and future subordinated indebtedness, including the Subordinated Notes and related guarantees. Interest on the Senior Secured Notes is payable quarterly on February 1, May 1, August 1 and November 1, which commenced on February 1, 2006.

On July 14, 2006, a registration statement filed pursuant to the Securities Act of 1933, as amended, registering the exchange offer for the Senior Secured Notes became effective. On August 11, 2006, Del completed the exchange offer of the privately placed notes for SEC registered notes.

The Senior Secured Notes may be redeemed by Del in whole or in part at any time on or after November 1, 2007 at the redemption prices set forth in the Notes indenture, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Del may also redeem up to 35% of the original aggregate principal amount of the Senior Secured Notes prior to November 1, 2007 with the proceeds of one or more public equity offerings, at a redemption price equal to 100% of the principal amount thereof plus the applicable Eurodollar rate then in effect, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date. Del is required to offer to repurchase the Senior Secured Notes at a price equal to 101% of the

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Notes to consolidated financial statements, continued

principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date under some circumstances involved upon the occurrence of a Change in Control. Del must also repurchase the Senior Secured Notes at a price equal to par, plus accrued and unpaid interest and liquidated damages, if any, to the repurchase date, if Del sells assets under certain circumstances.

The Senior Secured Notes contain covenants that, among, other things, limit the issuance of additional indebtedness, the incurrence of liens, the payment of dividends or other distributions, the distributions from certain subsidiaries, the issuance of preferred stock, the sale of assets and subsidiary stock, transactions with affiliates and consolidations, mergers and transfer of assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications, set forth in the indenture.

On December 29, 2005, Del entered into an $85,000 asset-based revolving credit facility, which was subsequently amended on February 23, 2006 and November 29, 2006, (the “ABL Credit Facility”) among Del, Holding II, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. The ABL Credit Facility matures on December 29, 2010 and provides for aggregate maximum borrowings of $85,000. The ABL Credit Facility is guaranteed by Holding II and by certain of Del’s existing and future domestic subsidiaries. The ABL Credit Facility is an asset-based facility with a first priority security interest in substantially all accounts receivable and inventory and a second priority security interest in substantially all tangible and intangible assets. The ABL Credit Facility is also secured on a first priority basis by the capital stock of Del’s domestic subsidiaries. Also, the guarantee by Holding II, is secured by a pledge of all of its assets, which consist of its investment in Del. Del and the subsidiary guarantors, the credit facility collateral agent and the Trustee for the Notes and the note collateral agent entered into an Intercreditor Agreement.

Borrowings under the ABL Credit Facility are determined by a formula which provides eligibility of up to 85% of the net book value of domestic accounts receivable and a range of 35% to 65% of domestic inventory. Borrowings under the ABL Credit Facility bear interest at Del’s option at either: (i) an alternate base rate which is equal to the higher of 0.50% per year above the federal funds effective rate and the base rate announced by the ABL Credit Facility’s administrative agent as its prime rate plus an applicable margin ranging from 0.25% to 0.75% (0.25% at December 31, 2006) based on Del’s borrowing base availability, or (ii) an Adjusted LIBOR rate plus an applicable margin ranging from 1.25% to 1.75% (1.25% at December 31, 2006) based on Del’s borrowing base availability. The terms of the ABL Credit Facility include a commitment fee of .375% based on unused commitments of the lenders, letter of credit fees on the aggregate face amount of outstanding letters of credit and underwriting and administrative fees.

The ABL Credit Facility includes covenants, that among other things, limit or restrict Del’s and its subsidiaries abilities to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends, create liens, make investments, make acquisitions, modify the terms of the documents governing the indebtedness, engage in mergers or make capital expenditures or engage in certain transactions with affiliates. The ABL Credit Facility also requires Del to comply with a minimum coverage ratio of Consolidated EBITDA to fixed charges whenever excess borrowing availability is less than $10,000 on any day. As

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Notes to consolidated financial statements, continued

borrowing availability under the ABL Credit Facility exceeds the specified threshold at December 31, 2006, the ratio test is not applicable. As of December 31, 2006, Del had $10,000 of senior debt and $1,000 of letters of credit outstanding under the ABL Credit Facility, $74,000 of unutilized commitments and $71,246 of availability thereunder.

On March 31, 2007, Del entered into a Waiver and Consent to the ABL Credit Facility. Among other things, the Waiver and Consent (i) waived certain Defaults or Events of Default relating to any potential restatement or revision of Del’s consolidated financial statements delivered prior to the date of the Waiver and Consent, and (ii) extended the date on which audited financial statements with respect to the fiscal year ended December 31, 2006, and certain other documents under the ABL Credit Facility, were required to be delivered to April 30, 2007 from March 31, 2007. Del delivered its audited financial statements for the fiscal year ended December 31, 2006 and all other required documents under the ABL Credit Facility to its lenders on April 30, 2007.

As previously disclosed by Del, Del was unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Form 10-Q”) by the required filing date of May 15, 2007 as Del determined that it was necessary to re-evaluate its customer liabilities pertaining to reserves required for future sales returns and markdowns. Del has completed this re-evaluation and concluded that immaterial adjustments were required to previously reported amounts and that it has made such corrections through an adjustment (increase) to its customer liability reserves of $209 in the quarter ended March 31, 2007.

On May 15, 2007 and June 15, 2007, Del entered into a Second Waiver and Consent and Third Waiver and Consent to the ABL Credit Facility. Among other things, these waivers and consents (i) waived certain Defaults or Events of Default relating to any potential restatement or revision of Del’s consolidated financial statements delivered prior to the date of such waivers and consents, and (ii) extended the date on which unaudited financial statements for the three months ended March 31, 2007, and certain other documents under the ABL Credit Facility, were required to be delivered to June 15, 2007 from May 15, 2007 and subsequently from June 15, 2007 to July 10, 2007. Del delivered its unaudited financial statements for the three months ended March 31, 2007 and all other required documents under the ABL Credit Facility to it lenders on July 6, 2007.

On June 20, 2007, Del received (i) a notice of default from Wells Fargo, National Association (the “Senior Subordinated Notes Trustee”), as trustee under our indenture (the “Senior Subordinated Notes Indenture”) for our Senior Subordinated Notes and (ii) a notice of default from Wells Fargo, National Association (together with the Senior Subordinated Notes Trustee, the “Trustees”), as trustee under our indenture (the “Senior Secured Notes Indenture” and, together with the Senior Subordinated Notes Indenture, the “Indentures”) for our Senior Secured Notes (together with the Senior Subordinated Notes, the “Notes”).

Under Section 4.03(a) of the Indentures, Del was required to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Form 10-Q”) within the time period specified by the SEC’s rules and regulations. The Trustee for each Indenture provided the notice of default to notify Del that it was in violation of Section 4.03(a) of the respective Indenture as a result of the delay in the filing of the Form 10-Q, as described above, and to demand that Del remedy the default.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Each Indenture provides that Del has 30 days from receipt of a notice of default to cure such default before an event of default occurs under the Indenture. If an event of default occurs, the respective Trustee or the Holders of 25% in aggregate principal amount of the Senior Subordinated Notes or the Senior Secured Notes, as the case may be, may declare the applicable Notes to be due and payable immediately. Del cured the default with respect to each Indenture as of July 6, 2007 by filing its Form 10-Q.

The ABL Credit Facility requires Del to enter into interest rate protection agreements to provide interest rate protection for a minimum of 45% of Del’s consolidated funded indebtedness for two years. Effective February 1, 2006, we entered into a cap/floor collar agreement (the “Collar”) with JPMorgan Chase Bank, N.A to provide the required interest rate protection and to manage its exposure to changes in LIBOR. The Collar is for a notional amount of $100,000, expires on February 1, 2009 and has a cap rate of 5.5% and a floor rate of 4.29%. The Collar has been designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and has been deemed to be highly effective. Accordingly, we record the fair value of the Collar as an asset or liability on our consolidated balance sheet, and any unrealized gain or loss is included in accumulated other comprehensive income (loss). As of December 31, 2006, we recorded an asset of $3 in the accompanying consolidated balance sheet and recorded an after-tax net gain of $2 in accumulated other comprehensive income (loss) during the year ended December 31, 2006. No hedge ineffectiveness was recorded during the year ended December 31, 2006.

On February 22, 2000, Del purchased a manufacturing, warehousing and office facility in Barrie, Ontario for $1,828. The purchase was financed with a combination of a mortgage bridge loan and a five-year mortgage which was modified on April 1, 2004 to extend the maturity to April 1, 2009 and reduce the interest rate to 6.37%. Upon completion of the Merger on January 27, 2005, the obligations under the mortgage were assumed. The outstanding balance of this mortgage at December 31, 2006 is $1,194.

We also lease certain equipment under long-term capital leases, some of which include options to purchase the equipment for a nominal cost at the termination of the lease.

The aggregate maturities of long-term debt and minimum payments under capital lease obligations for each of the five years subsequent to December 31, 2006 and thereafter, are as follows:

2007	$ 165
2008	65
2009	1,071
2010	10,000
2011	185,000
Thereafter	175,000

$371,301

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

(9) Employee retirement plans

(a) Pension plans

We maintain two non-contributory defined benefit pension plans covering all U.S. eligible employees: the Employees’ Pension Plan and the LaCross Pension Plan.

The Employees’ Pension Plan formula is based on years of service and the employee’s compensation during the five years before retirement. As a result of the closure of the our Little Falls facility (see Note 12 for further information), there was a partial curtailment of the Employees’ Pension Plan, resulting in a reduction of the benefit obligation of $1,356, a reduction in the unrecognized net actuarial loss of $362 and the recording of a benefit of $994 during the third quarter of 2006. Effective April 1, 2007 (approved and adopted on January 15, 2007 by the Board of Directors of Del), we amended the Employees’ Pension Plan. As a result of this amendment, the plan is closed to new employees and the accrual of future benefits to current employees has been discontinued. All retirement benefits that employees earned as of April 1, 2007 have been fully preserved. Employees’ ongoing service with us will continue to be credited for vesting purposes. The amendment of the Employees’ Pension Plan resulted in a curtailment of the plan. As a result of this curtailment, we recorded a reduction in the benefit obligation of $10,285, a reduction in the unrecognized net actuarial loss of $4,865 and a benefit of $5,420 during the first quarter of 2007.

The LaCross Pension Plan formula is based on years of service and covers former employees of the Predecessor Company’s Newark, New Jersey facility which ceased operations during 2002. As a result of this closure, more than 20% of plan participants in the LaCross Pension Plan were terminated which resulted in a partial termination of the plan and as such, all affected participants became fully vested in their accrued benefits at their termination date. In November 2006, the Board of Directors of Del approved the termination of the LaCross Pension Plan. We have applied for a determination letter from the Internal Revenue Service for approval of the termination of the LaCross Pension Plan.

We also have a defined benefit supplemental executive retirement plan (SERP) for certain of our executives. The SERP is a non-qualified plan under the Internal Revenue Code. The assets in the SERP trust, which were $2,720 and $3,471 as of December 31, 2006 and 2005, respectively, are considered assets of the Company, not plan assets, and as such, are included in other assets on the accompanying consolidated balance sheets. The assets of the SERP, which consist of cash and cash equivalents, are held-to-maturity securities and, as such, are carried at cost plus accrued interest. We made no contributions during 2006, the 2005 Successor Period, the 2005 Predecessor Period or 2004 to the SERP trust.

We made contributions to these plans (including contributions from the SERP trust) of $5,474, $4,061, $773 and $4,292 in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. Assets held by these plans consist of cash and cash equivalents, fixed income securities consisting of U.S. government and corporate bonds and common stocks.

As a result of the Merger, the Successor Company recorded a fair value adjustment to the Predecessor Company’s pension assets and liabilities of $10,548 during 2005. The adjustment was the result of an increase of $9,870 in liabilities and a reduction of plan assets of $678.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)”. SFAS No. 158 requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position, measure a plan’s assets and its obligations as of the end of the employer’s fiscal year-end and recognize changes in the funded status in the year in which the changes occur through comprehensive income. Effective December 31, 2006, we adopted the recognition and disclosure provisions of SFAS No. 158 and recognized the funded status of the pension plans and SERP we sponsor.

The following table illustrates the incremental effect on individual line items of our consolidated balance sheet for the changes to our additional minimum liability (“AML”) prior to the adoption of SFAS No. 158 and the impact of recording the funded status provision of SFAS No. 158 to our pension plans and SERP:

	Prior to AML and SFAS No. 158 Adjustments	AML Adjustments	Prior to SFAS No. 158 Adjustments	SFAS No. 158 Adjustments	Post AML and SFAS No. 158 Adjustments
Net deferred tax liabilities	$43,374	$47	$43,421	$975	$44,396
Long-term pension liability	$20,062	$(119)	$19,943	$(2,585)	$17,358
Accumulated other comprehensive income	$349	$72	$421	$1,610	$2,031

Amounts recognized in accumulated other comprehensive income at December 31, 2006, which have not yet been recognized as a component of net periodic pension cost, are as follows:

	Employees’ pension plan	LaCross pension plan	SERP
Net actuarial (gain) loss	$(2,539)	$(46)	$291
Prior service cost	—	—	—

Total	$(2,539)	$(46)	$291

None of the actuarial gains or loss is expected to be recognized in net periodic pension cost during the year ended December 31, 2007.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Total pension expense for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004 amounted to $3,167, $3,879, $449 and $4,774, respectively. The change in benefit obligation, change in plan assets and funded status as of December 31, 2006 and 2005 and components of net periodic cost for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004 of our domestic plans are set forth in the following tables:

	2006
	Employees’ pension plan	LaCross pension plan	SERP

Change in benefit obligation:
Benefit obligation at the beginning of the year	$ 52,720	$1,297	$ 7,958
Service cost	3,708	—	16
Interest cost	2,848	65	412
Actuarial (gain) loss	(4,695)	(124)	41
Curtailment	(1,356)	—	—
Benefits paid	(1,879)	(96)	(889)

Benefit obligation at the end of the year	$ 51,346	$1,142	$ 7,538

Change in plan assets:
Fair value of assets at the beginning of the year	$ 31,902	$1,031	$ —
Actual gain on plan assets	3,227	45	—
Employer contributions	4,585	—	889
Benefits paid	(1,879)	(96)	(889)

Fair value of assets at the end of the year	$ 37,835	$ 980	$ —

Funded status(a)	$(13,511)	$ (162)	$(7,538)

Amounts recognized in the balance sheet consist of:
Accrued liability	$(13,511)	$ (162)	$(7,538)
Accumulated other comprehensive loss	—	—	—

Net amount recognized	$(13,511)	$ (162)	$(7,538)

Accumulated benefit obligation:	$ 42,880	$1,142	$ 7,538

(a)	Upon adoption of SFAS No. 158, the funded status of our plans is now recognized on our consolidated balance sheet. The requirement to recognize the funded status of our plans is not applied for years ended prior to December 31, 2006.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

	2005
	Employees’ pension plan	LaCross pension plan	SERP

Change in benefit obligation:
Benefit obligation at the beginning of the year	$ 45,228	$1,314	$ 7,935
Service cost	3,657	—	32
Interest cost	2,591	72	430
Actuarial loss	2,469	5	356
Benefits paid	(1,225)	(94)	(795)

Benefit obligation at the end of the year	$ 52,720	$1,297	$ 7,958

Change in plan assets:
Fair value of assets at the beginning of the year	$ 27,544	$1,096	$ —
Actual gain on plan assets	1,545	29	—
Employer contributions	4,038	—	796
Benefits paid	(1,225)	(94)	(796)

Fair value of assets at the end of the year	$ 31,902	$1,031	$ —

Funded status	$(20,818)	$ (266)	$(7,958)
Unamortized prior service cost	—	—	—
Unrecognized net actuarial loss	2,790	59	381

Net amount recognized	$(18,028)	$ (207)	$(7,577)

Amounts recognized in the balance sheet consist of:
Accrued liability	$(18,028)	$ (266)	$(7,928)
Intangible asset (included in other long-term assets)	—	—	—
Accumulated other comprehensive loss	—	59	351

Net amount recognized	$(18,028)	$ (207)	$(7,577)

Accumulated benefit obligation:	$ 41,804	$1,297	$ 7,928

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

	Successor Company
	Year ended December 31, 2006
	Employees’ pension plan	LaCross pension plan	SERP

Components of net periodic cost:
Service cost	$ 3,708	$ —	$ 16
Interest cost	2,848	65	412
Expected return on plan assets	(2,955)	(64)	—
Recognized net loss	—	—	131
Curtailment	(994)	—	—

Net periodic cost	$ 2,607	$ 1	$559

	February 1, 2005—December 31, 2005
	Employees’ pension plan	LaCross pension plan	SERP

Components of net periodic cost:
Service cost	$ 3,357	$ —	$ 29
Interest cost	2,377	66	394
Expected return on plan assets	(2,285)	(62)	—
Recognized net loss	3	—	—

Net periodic cost	$ 3,452	$ 4	$423

	Predecessor Company
	January 1, 2005—January 31, 2005
	Employees’ pension plan	LaCross pension plan	SERP

Components of net periodic cost:
Service cost	$ 300	$ —	$ 3
Interest cost	214	6	36
Expected return on plan assets	(206)	(6)	—
Recognized prior service cost	4	—	12
Recognized net loss	77	2	7

Net periodic cost	$ 389	$ 2	$ 58

	Year ended December 31, 2004
	Employees’ pension plan	LaCross pension plan	SERP

Components of net periodic cost:
Service cost	$ 3,080	$ —	$ 52
Interest cost	2,312	77	423
Expected return on plan assets	(2,063)	(74)	—
Recognized prior service cost	50	—	147
Recognized net (gain) loss	765	18	(13)

Net periodic cost	$ 4,144	$ 21	$609

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

The weighted-average actuarial assumptions used to determine net periodic costs for the year ended December 31, 2006, the 2005 Successor Period, the 2005 Predecessor Period and the year ended December 31, 2004, respectively, were:

	Successor Company		Predecessor Company
	Year ended December 31, 2006	February 1, 2005— December 31, 2005	January 1,— January 31, 2005	Year ended December 31, 2004

Discount rate	5.50%	5.75%	5.75%	6.25%
Rate of compensation increase	4.50%	4.50%	4.50%	4.50%
Expected long-term rate of return on plan assets*	8.50%	8.50%	8.50%	8.50%

*	The expected long-term rate of return on plan assets for the LaCross Union Plan for 2004, 2005 and 2006 was 6.50%.

The expected long-term return on assets was developed using the Building Block Method covered under the Actuarial Standard of Practice No. 27. Under this approach, the weighted average return is developed based on applying historical average total returns by asset class to the plan’s current asset allocation. The calculation of the weighted average expected long-term rate of return uses the 50-year historical market performance over the period from 1953—2002. The 50-year period was selected as a reasonable estimate of the runout period of expected future benefit payments.

The weighted-average actuarial assumptions used to determine benefit obligations at December 31, 2006 and 2005 were:

	2006	2005
Discount rate	6.00%	5.50%
Rate of compensation increase	4.50%	4.50%

Plan assets

Our Investment Committee has adopted an investment policy designed to meet or exceed the assumption for the expected rate of return on plan assets of the Employees’ Pension Plan. We retain an investment advisor to assist us in selecting and evaluating the performance of professional investment managers that invest the plan assets in equity and fixed income securities. The investments are generally well-diversified to avoid undue exposure to any single economic or industry sector, or individual security. All assets have a readily ascertainable market value and are readily marketable. Equity investments are listed on the New York, American or principal regional exchanges or traded on the over-the-counter market with the requirement that such investments have adequate market liquidity.

We have established target ranges for the investment of the Employees’ Pension Plan assets of 45% to 55% for equities and 45% to 55% for fixed income securities. Within the equity securities asset class, the investment policy provides for investments in a wide range of publicly-traded securities encompassing large, mid-size, and small capitalization stocks. The mix of equity securities allocates approximately 70% to value style investing and approximately 30% to growth style investing. Within the fixed income portfolio, the investment policy provides for investments

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

in a wide range of publicly-traded debt securities consisting of investment grade, liquid securities such as certificates of deposit, commercial paper, U.S. Treasury bills and other Treasury obligations, government agency paper, and high quality, short-term corporate securities.

We have currently established a policy of investing 100% of the assets of the LaCross Pension Plan in fixed income securities as we intend to terminate the plan.

Our pension plan weighted-average asset allocations were approximately as follows:

	2006
	Employees’ pension plan	LaCross pension plan	SERP

Asset category
Equity securities	53%	0%	0%
Debt securities	0%	0%	0%
US government obligations	37%	0%	0%
Other (principally cash and money market funds)	10%	100%	100%

Total	100%	100%	100%

	2005
	Employees’ pension plan	LaCross pension plan	SERP

Asset category
Equity securities	51%	0%	0%
Debt securities	40%	0%	0%
US government obligations	0%	0%	0%
Other (principally cash and money market funds)	9%	100%	100%

Total	100%	100%	100%

Employer contributions

We expect to contribute approximately $2,963 and $890 to our Employees’ Pension Plan and SERP, respectively, in 2007. Contributions to the SERP will be made from the existing assets in the SERP trust. In connection with the termination of the LaCross Pension Plan, we intend to fully fund the final distribution of benefits expected to approximate $250 to $350.

Expected benefit payments

	Employees’ pension plan	LaCross pension plan	SERP

2007	$ 1,675	$ 93	$ 890
2008	1,771	93	881
2009	1,905	94	834
2010	2,055	92	785
2011	2,256	91	772
Thereafter	15,985	465	3,208

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Prior to the adoption of SFAS No. 158 and in accordance with existing accounting guidance for pension plans, we recorded minimum pension liabilities for our plans equal to the excess of the accumulated benefit obligation over the fair market value of the plan assets. The minimum pension liabilities for the Employees’ Pension Plan and SERP were included in the long-term pension liability on the accompanying consolidated balance sheet. The minimum pension liability of $410 at December 31, 2005 had been recorded with a corresponding amount of accumulated other comprehensive losses, net of deferred income taxes of $162.

In 2004, the Predecessor Company contributed to a multi-employer pension plan for the benefit of its former union employees. This plan was a defined benefit plan based on years of service and the costs recognized for 2004 were approximately $65. In 2004, all union employees were terminated, in association with the relocation of manufacturing operations from Farmingdale, New York to Rocky Point, North Carolina. See Note 12 for further information on this relocation.

We maintain a defined contribution plan for the benefit of our Canadian employees. The costs recognized for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004 were approximately $115, $97, $7 and $98 in U.S. dollars, respectively.

(b) Employee stock ownership plan

The Predecessor Company had an employee stock ownership plan and related trust, covering substantially all full-time non-union employees. Under the terms of the plan, the Predecessor Company made contributions to the trust in cash, shares of Predecessor Company stock or other property in amounts as determined by the Board of Directors. The Board of Directors authorized contributions of $300 for 2004. On December 16, 2004, the Predecessor Company funded its 2004 contribution of $300 to the employee stock ownership trust with cash.

On January 27, 2005, all shares of Del Laboratories, Inc. capital stock held in the employee stock ownership trust were exchanged for cash of $35 per share and the plan was terminated. All participants became fully vested and were given various alternatives for the distribution of their balances.

(c) Employee 401(k) savings plan

We maintain an Employee 401(k) Savings Plan (the “401(k) Plan”). The 401(k) plan is a defined contribution plan which is administered by us. All regular, full-time employees are eligible for voluntary participation on the first day of the month following the date of hire and having attained the age of twenty-one. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Plan participants are allowed to contribute a specified percentage of their base salary. We retain the right to make optional contributions for any plan year. Optional contributions were not made by us in 2006, the 2005 Successor Period, the 2005 Predecessor Period or 2004.

The 401(k) plan has been redesigned, effective April 2, 2007, as a result of our amendment of the Employee Pension Plan. The following represent the material changes to the 401(k) plan: (i) automatic enrollment for all eligible employees; (ii) Company matching contributions of employee’s contributions up to 3% of eligible compensation, and 50% of the next 2% contributed; and (iii) a Company additional automatic contribution of 3% of eligible compensation for employees who on April 1, 2007 were at least 50 years of age and had 10 or more years of vesting service.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

(10) Shareholders’ equity

(a) Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment”. SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the financial statements. We adopted SFAS 123(R) using the modified prospective transition method. Accordingly, we applied the provisions of SFAS No. 123(R) to all awards granted subsequent to December 31, 2005 and will apply the provisions to awards previously granted to the extent that these awards are subsequently modified, repurchased or cancelled.

Prior to January 1, 2006, we followed the disclosure-only provisions of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS No. 148”), an amendment of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and accounted for stock-based compensation for stock options issued to employees using the intrinsic value method as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”), and related interpretations. Under APB No. 25, no compensation expense was recognized for employee stock option grants because the exercise price of the options granted equaled the market price of the underlying shares on the date of grant. SFAS No. 123 required that we provide pro forma information regarding net earnings as if compensation cost for our stock-based awards had been determined in accordance with the fair value method prescribed therein.

The following table illustrates the effect on net earnings (loss) if we had applied the fair value recognition provisions of SFAS No. 123 to stock based employee compensation. In determining such fair values, we used the Black-Scholes option-pricing model to determine the pro forma effect. We did not issue any new options during the 2005 Successor Period or 2004.

	Successor Company	Predecessor Company
	February 1, 2005— December 31, 2005	January 1, 2005— January 31, 2005	Year ended December 31, 2004

Net earnings (loss)	$(15,844)	$1,977	$14,678
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards net of related tax effects	—	(125)	(1,875)

Pro forma net earnings (loss)	$(15,844)	$1,852	$12,803

As a result of the acquisition and pursuant to the terms of the 1994 Stock Plan, all outstanding unvested options of the Predecessor Company became fully-vested and exercisable. As of the acquisition date, there were 2,152 options outstanding, of which 1,727 were fully vested and 425 unvested. The Predecessor Company acquired all of the outstanding options at $35 per share, less the exercise price of the stock option. The Successor Company did not issue any stock options during the 2005 Successor Period nor were any options exercised. The total intrinsic value of options exercised during the 2005 Predecessor Period and 2004 was $145 and $1,823, respectively.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Pursuant to the Exchange Agreements, the Continuing Investors elected to exchange, immediately prior to the effective time of the Merger, fully-vested options to purchase Del common stock for options to purchase DLI Holding common stock (the “Exchange Options”), constituting approximately 6.6% of the diluted share capital of DLI Holding immediately after the Merger. The estimated fair value of these Exchange Options was included in the calculation of the aggregate purchase price.

A summary of activity for the Exchange Options as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

Exchange options	Shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value(1)

Outstanding at January 1, 2006	299,770	$17.71		$5,183
Granted	—	—		—
Exercised	—	—		—
Forfeited	—	—		—

Outstanding at December 31, 2006	299,770	$17.71	8.1 years	$9,680

Exercisable at December 31, 2006	299,770	$17.71	8.1 years	$9,680

(1)	The intrinsic value is the amount by which the current market value of the underlying stock exceeds the exercise price of the option. Current market value was developed in consultation with independent valuation specialists.

Option incentive plan

Effective January 27, 2005, DLI Holding adopted a new stock option incentive plan (the “Option Incentive Plan”). The Option Incentive Plan provides for grants of two types of options to officers or key employees of the Successor Company: Service Options and Exit Options.

(a)	Service Options generally become exercisable in three equal annual installments commencing on the first anniversary of the grant date. However, vesting of service options granted during the three months ended March 31, 2006 commenced on the later of January 27, 2005 or the employees hire date; and

(b)	Exit Options (performance options) generally become exercisable only if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least two times its initial investment and achieves at least a 14% internal rate of return (the “Floor Value”), subject to certain exceptions. All Exit Options will become exercisable if Kelso is able to sell its equity investment in DLI LLC at a price equal to at least four times its initial investment and will become partially exercisable on a ratable basis at a price in excess of the Floor Value.

Under the Option Incentive Plan, 180,000 options are reserved for issuance which represents approximately 4.3% of the outstanding shares of DLI Holding common stock as of the effective date of the Merger. Under the Incentive Plan, 33% of the granted options are Service Options and 67% are Exit Options.

The exercise price of each option under the Option Incentive Plan is determined by the compensation committee, provided that the exercise price cannot be less than the fair market

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

value of the DLI Holding common stock on the date of grant. While the Option Incentive Plan provides that the compensation committee may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code, it is anticipated that all options granted under the Option Incentive Plan will be non-qualified stock options for federal income tax purposes. The options will expire ten years from the grant date. Options are not transferable other than by will or by the laws of descent and distribution or, if permitted by the compensation committee.

Unless otherwise determined by the compensation committee at the time of grant, upon a change in control (as defined in the Option Incentive Plan), each outstanding Service Option (whether or not then exercisable), together with any outstanding Exit Option that, prior to or in connection with such Change in Control, has become exercisable, will be canceled in exchange for a payment in cash of an amount equal to the excess of the price paid in the Change in Control transaction over the exercise price of such option. All remaining Exit Options that have not become exercisable at the time of the Change in Control will be canceled. Notwithstanding the foregoing, as provided in the option agreement, no compelled exercise, cancellation, acceleration of exercisability, vesting, cash settlement or other payment will occur upon a Change in Control with respect to any option if the compensation committee reasonably determines in good faith prior to the Change in Control that such option will be honored or assumed, or new rights substituted therefore by a participant’s employer (or the parent or a subsidiary of such employer) immediately following the Change in Control. To be approved by the compensation committee, any honored, assumed or new rights must provide the participant with equivalent or better rights and entitlements than the rights available under the current options, have substantially equivalent economic value to the current options and have terms and conditions which provide that in the event the participant’s employment is involuntarily terminated following a Change in Control, any conditions on a participant’s rights or restrictions on transfer or exercisability (including vesting) will be waived or lapse.

A summary of option activity under the Option Incentive Plan as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

Service options	Shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value(1)

Outstanding at January 1, 2006	—	$ —		$ —
Granted	46,234	35.00		694
Exercised	—	—		—
Forfeited	(1,817)	35.00		(27)

Outstanding at December 31, 2006	44,417	$35.00	9.2 years	$667

Exercisable at December 31, 2006	11,356	$35.00	9.2 years	$170

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Exit options	Shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value(1)

Outstanding at January 1, 2006	—	$ —		$ —
Granted	92,466	35.00		1,387
Exercised	—	—		—
Forfeited	(3,633)	35.00		(54)

Outstanding at December 31, 2006	88,833	$35.00	9.2 years	$1,333

(1)	The intrinsic value is the amount by which the current market value of the underlying stock exceeds the exercise price of the option. Current market value was developed in consultation with independent valuation specialists.

The weighted-average grant-date fair value of Service Options and Exit Options granted during the year ended December 31, 2006 was $13.04 and $9.49, respectively.

We recorded compensation expense of $313 relating to the Service Options for the year ended December 31, 2006. We have not recorded compensation expense relating to the Exit Options as we have determined it is not probable that the performance conditions contained in the Exit Options will be achieved. Compensation expense relating to the fair value of the Exit Options will be measured and recorded upon the occurrence of a change in control. As of December 31, 2006, the total unrecognized compensation cost related to the non-vested Service Options was $270 and the related weighted-average period over which this cost is expected to be recognized is approximately 1.6 years.

The fair value of each Service Option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions in the calculations for the year ended December 31, 2006: dividend yield 0%; expected life of 3.8 years; risk-free interest rate 4.73%; and expected volatility of 45%. Because our common stock is not publicly traded, the expected volatility used was determined based on an examination of the historical volatility of the stock price of the Predecessor Company; the historical and implied volatility of the stock prices of selected comparable companies and the nature of those companies; and other relevant factors.

The fair value of each Exit Option granted was estimated on the date of grant using a lattice-based valuation model with the following weighted average assumptions in the calculations for the year ended December 31, 2006: dividend yield 0%; expected life of 3.8 years; early exercise factor at the time at which Kelso would sell the Company to generate a multiple of 2.8 times their initial investment; termination rate of 1.5%; risk-free interest rate 4.73%; and expected volatility of 45%.

Override units

Certain of our executives made an investment in DLI LLC, and have been granted certain profit interests (the “Override Units”) in DLI LLC. The Override Units have two sub-classes: Operating Units and Value Units. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Override Units will have voting rights with respect to their Override Units and shall have the rights with

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

respect to profits and losses of DLI LLC and distributions from DLI LLC as set forth in the DLI LLC Agreement. The Override Units are not convertible into common stock and are not saleable or generally transferable.

DLI LLC’s board approved 294,486 Override Units, as defined available for grant, of which 201,778 Override Units were granted as of December 31, 2005 and an additional 92,707 Override Units were granted on January 31, 2006. The Override Units were granted to Company executives at no cost to the executives.

In total, thirty three percent of the Override Units granted were Operating Units which may be forfeited, on a pro-rata basis, if any executive ceases to be employed by the Company during the three year period following the grant of such Operating Units. The remaining sixty seven percent of the Override Units granted were Value Units which participate in distributions only upon certain change of control or liquidation events and only if, upon the occurrence of such an event, Kelso receives an internal rate of return, compounded annually, on its investment in DLI LLC of at least 14% and the Final Value, as defined in the DLI LLC Agreement, is at least greater than two times the Initial Price, as defined in the DLI LLC Agreement. All Value Units will participate in distributions if the Final Value is at least four times the Initial Price, and the Value Units will participate in distribution on a ratable basis in the event that the Final Value is greater than two times but less than four times the Initial Price. Value Units granted to an executive are subject to forfeiture if the executive ceases to be employed by us prior to a change in control. Value Units not eligible to participate in distributions are automatically forfeited. Each Operating Unit that has not been forfeited will automatically convert into one Value Unit on the tenth anniversary of its issuance. After the tenth anniversary of the date of issuance, all Value Units will only participate in distributions if Kelso receives an internal rate of return, compounded annually, on its investment in DLI LLC of at least 14% and the Final Value is at least greater than twelve times the Initial Price. If the Final Value is greater than ten times, but less than twelve times the Initial Price, the Value Units will participate in the distribution on a ratable basis.

A summary of the Override Units granted as of December 31, 2006 and changes during the year ended December 31, 2006 is presented below:

Operating units	Units	Grant-date fair value

Operating units subject to forfeiture at January 1, 2006	70,896	$14.53
Granted	27,266	13.99
Exempt from forfeiture	(50,445)	14.46
Forfeited	—	—

Operating units subject to forfeiture at December 31, 2006	47,717	$14.30

Value units	Units	Grant-date fair value

Value units subject to forfeiture at January 1, 2006	130,882	$14.53
Granted	65,441	10.18
Exempt from forfeiture	—	—
Forfeited	—	—

Value units subject to forfeiture at December 31, 2006	196,323	$13.08

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Total compensation expense recorded in connection with the Operating Units was $457 and $311 for the year ended December 31, 2006 and the 2005 Successor Period, respectively. We have not recorded compensation expense relating to the Value Units as we have determined it is not probable that the performance conditions contained in the Value Units will be achieved. Compensation expense relating to the fair value of the Value Units will be measured and recorded upon the occurrence of a change in control. As of December 31, 2006, the total unrecognized compensation cost related to Operating Units subject to forfeiture was $631 and the related weighted-average period over which this cost is expected to be recognized is approximately 1.5 years.

In accordance with APB No. 25, the fair value of each Operating Unit and Value Unit granted prior to January 1, 2006 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each Operating Unit granted subsequent to January 1, 2006 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each Value Unit granted subsequent to January 1, 2006 was estimated on the date of grant using a lattice-based valuation model.

(b) Stock repurchase

On February 15, 2007, DLI Holding and DLI LLC entered into an Equity Settlement Agreement (the “Equity Settlement Agreement”) with William McMenemy, a director and former officer of the Company. Pursuant to the Equity Settlement Agreement, DLI Holding agreed to pay Mr. McMenemy a total of $2,020 to repurchase (i) 571.42 shares of the common stock of DLI Holding (the “Shares”) and (ii) options to purchase 134,821 shares of the common stock of DLI Holding (“the Options”). Also in connection with this transaction, Mr. McMenemy agreed to forfeit the 5,454.42 operating units he held in DLI LLC. The Shares were repurchased pursuant to the terms of the Transition Arrangements Agreement, dated as of August 15, 2005, among Mr. McMenemy, DLI Holding and DLI LLC. The Options were repurchased pursuant to the Rollover Stock Option Agreement, dated as of January 27, 2005, between DLI Holding and Mr. McMenemy. The Shares, the Options, and the operating units in DLI LLC constituted Mr. McMenemy’s entire equity interest in the Successor Company and DLI LLC.

(c) Sale of stock

On May 18, 2007, certain of our key employees and an adviser purchased from us a total of 40,711 shares of our common stock for an aggregate purchase price of $1,425. We expect to incur a non-cash compensation charge related to these transactions of approximately $2,457 in the second quarter of 2007.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

(11) Accrued liabilities

Accrued liabilities at December 31, 2006 and 2005 consisted of the following:

	2006	2005

Salaries, wages, commissions and employee benefits	$10,641	$ 5,666
Pension liabilities, current portion	3,853	5,776
Interest	9,226	9,038
Advertising and promotion costs	10,612	7,541
Plant closure liabilities (note 12)	377	2,381
Other	9,625	7,510

	$44,334	$37,912

(12) Restructuring and severance

On May 30, 2003, the Predecessor Company announced the formal plan for the transfer of its principal manufacturing operations, for both the Cosmetic and Pharmaceutical segments, to Rocky Point, North Carolina from Farmingdale, New York. Pursuant to our formal severance policy for non-union employees and, severance benefits due under the union contract resulting from the plant closure, a charge of $2,033 for severance costs and related benefits for approximately 360 union and non-union employees associated with this move was recorded during 2003, net of adjustments of $59 to the initial accrual. Additional severance benefits earned by employees terminated were recognized as a charge in the financial statements as such severance benefits were earned. During 2004, charges of $20 were recorded for such earned severance benefits, net of adjustments of $69 to the initial accrual. During the 2005 Successor Period, a provision of $4 was recorded for such earned severance benefits. During the 2005 Successor Period and 2004, $(3) and $135, respectively, of relocation and other move related costs were expensed as incurred. As of December 31, 2005, all union and non-union employees had been terminated and $2,057 in severance benefits was paid.

On August 15, 2005, Mr. McMenemy resigned as President and Chief Executive Officer effective August 19, 2005 but remained on the Board of Directors of the Company. Also in August 2005, we announced a workforce reduction program which was implemented in September 2005 to streamline our organization and reduce costs. As of December 31, 2005, 55 positions, including long-term consultants were eliminated. Pursuant to Mr. McMenemy’s severance agreement and our formal severance policy, a charge of $2,003 of severance costs and related benefits was recorded during the 2005 Successor Period of which $1,732 was paid as of December 31, 2006 and an adjustment to the accrual of $(132) was recorded. The balance has been paid as of March 31, 2007. During 2006, additional severance costs of $598 were recorded, of which $547 was paid as of December 31, 2006. The balance has been paid as of June 30, 2007.

On January 13, 2006, we announced the ceasing of manufacturing activities at our facility in Little Falls, New York. We transferred a majority of these manufacturing operations to its Rocky Point, North Carolina manufacturing facility and outsourced the remainder. We have converted the Little Falls facility to a warehouse to store a portion of our inventory and are in the process of closing several of our short-term leased warehouse facilities in upstate New York.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Pursuant to our formal severance policy, a charge of $1,243 for severance costs and related benefits for approximately 289 employees was recorded in December 2005 in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits.” Additional severance benefits earned for future services by employees being terminated were recognized as a charge in the consolidated financial statements as such severance benefits were earned. During the year ended December 31, 2006, a charge of $289 was recorded for such earned benefits, in addition to an adjustment of $(123) to the initial accrual. Also during the year ended December 31, 2006, we recorded charges to cost of goods sold of $392 related to moving costs for relocated inventory, break down, moving and start-up costs associated with equipment transfers and other related charges. As of December 31, 2006, $1,221 of severance benefits has been paid and all employees have been terminated. During 2006, $52 of relocation costs was expensed as incurred. Any additional relocation costs will be charged to the Cosmetic segment. Remaining cash payments relating to severance costs and related benefits of approximately $188 have been paid as of June 30, 2007.

A summary of the activity in the accrual for the Little Falls restructuring is as follows:

Balance at December 31, 2005	$ 1,243
Provision	289
Payments	(1,221)
Adjustments	(123)

Balance at December 31, 2006	$ 188

On February 12, 2007, we announced plans to transfer the manufacturing activities performed at our facility in Canajoharie, New York to independent contractors in North Carolina. The transfer resulted in the termination of approximately 71 employees, which was conducted in phases which began in mid April 2007, and was completed as of June 30, 2007. We are currently listing the Canajoharie facility for sale and anticipate recording an impairment loss of $804 relating to the facility in the second quarter of 2007. Pursuant to our formal severance policy, a charge of $643 for severance costs and related benefits was recorded during the first quarter of 2007 in accordance with SFAS No. 112. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in the consolidated financial statements as such severance benefits are earned. We estimate that approximately $63, all in the Cosmetic segment, will be incurred for additional severance costs during 2007. Cash payouts are expected to be completed by the end of 2007.

(13) Commitments and contingencies

We are involved in various claims and legal actions arising in the ordinary course of business, including environmental matters. The final resolution of these matters on our results of operations or liquidity in a particular reporting period is not known. Management is of the opinion that the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

We lease executive office space, furniture, data processing equipment, transportation equipment and warehouse space under terms of leases expiring through 2015. Rent expense under these operating leases aggregated approximately $7,171, $6,203, $486 and $6,488 in 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively. Our obligations under non-cancelable leases are summarized as follows:

2007	$ 4,904
2008	4,630
2009	3,612
2010	3,545
2011	3,629
Thereafter	10,617

$30,937

On December 16, 2005, we entered into two agreements with a third party. The first agreement stipulated that we sell inventory in exchange for $1,000 in cash. The second agreement stipulated that we purchase approximately $6,400 of advertising from the third party during a period not to extend beyond March 2009. The inventory sold was deemed to have no value. We recognized a deferred liability in connection with the transaction in the amount of $1,000 which was reflected on the consolidated balance sheet as of December 31, 2005. The deferred liability is being recognized ratably as a reduction to advertising expense as the advertising is incurred.

On January 27, 2005, DLI Holding entered into a financial advisory agreement with Kelso to provide consulting and advisory services to the Successor Company in exchange for fees of $1,200 per year, plus out of pocket expenses, commencing on that date with a term ending on the date on which Kelso and its affiliates ceases to own any share of common stock of the Company. In 2006, we paid $12 of fees and expenses and have accrued $1,800 at December 31, 2006 for fees relating to 2006 and the 2005 Successor Period.

In addition, in connection with the Merger, an advisory fee was paid to Kelso in the amount of $3,200 of which $1,920 has been included in the determination of the purchase price and $1,280 has been capitalized as deferred financing fees in connection with the issuance of the Subordinated Notes.

(14) Financial instruments

The carrying value of all financial instruments classified as a current asset or current liability are deemed to approximate fair value because of the short maturity of these instruments.

The carrying value of Del’s borrowings under the ABL Credit Facility approximates fair value as such borrowings bear variable interest rates which fluctuate with market conditions.

The fair value of the Senior Subordinated Notes was less than the carrying value at December 31, 2006 by approximately $10,938 and the fair value of the Senior Secured Notes exceeded the carrying value at December 31, 2006 by approximately $6,938. The fair values of both notes are based upon their fair market prices at December 31, 2006. The Company continually evaluates the benefits of refinancing versus the related prepayment penalties. Because considerable

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

judgment is required in interpreting market data to develop estimates of fair value, the estimates are not necessarily indicative of the amounts that could be realized or would be paid in a current market exchange. The effect of using different market assumptions or estimation methodologies may be material to the estimated fair value amount.

(15) Sale of property

In June 2007, we sold land and buildings located in Newark, New Jersey to an unrelated third party for gross proceeds of $575, less $45 in closing costs. The land and buildings had a net book value of $400, resulting in a gain on the sale of approximately $130.

In January 2007, we sold land and buildings located in Little Falls, New York to an unrelated third party for $2,999 and leased back the properties for a six year term. The land and buildings had a net book value of $3,118 as of December 31, 2006. In connection with this sale, we recorded an impairment loss of approximately $347 in 2006.

In June 2006, we sold land and a building located in Newark, New Jersey to an unrelated third party for net proceeds of $493 and incurred additional closing costs of $2. The land and building had a net book value of $450, resulting in a gain on the sale of $41.

On November 29, 2005, we sold 1,180 shares of capital stock in The Carlyle, LLC and assigned the proprietary lease of the Apartment allocated to Suite 1002-4 in the building commonly known as The Hotel Carlyle in New York, New York to an unrelated third party for net proceeds of $567. The shares of the capital stock had a book value of $12 resulting in a gain on the sale of $555.

On February 13, 2002, the Predecessor Company sold 13.5 acres of vacant land in Farmingdale, New York to an unrelated third party. In connection with this sale, an option was granted to the buyer for the remaining 8.5 acres of improved land and buildings owned by us which was exercised by the buyer on June 30, 2004. The improved land and buildings were sold for net proceeds of $4,367. The improved land and buildings had a book value of $4,513 resulting in a loss on the sale of $146.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

(16) Segment information

We operate in two segments, Cosmetic and Pharmaceutical, that have been organized by the products they offer. The Cosmetic segment’s principal products are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The Pharmaceutical segment’s principal products are proprietary oral analgesics, oral hygiene, eye/ear products, and first aid products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate the performance of our operating segments based on operating income.

	Successor Company		Predecessor Company
	Year ended Dec 31, 2006	Feb 1, 2005— Dec 31, 2005	Jan 1, 2005— Jan 31, 2005	Year ended Dec 31, 2004

Net sales
Cosmetic	$337,691	$300,284	$ 14,756	$314,094
Pharmaceutical	88,244	79,074	3,450	81,080

Consolidated	$425,935	$379,358	$ 18,206	$395,174

Operating income (loss)
Cosmetic	$ (8,604)	$ (8,653)	$(17,714)	$ 12,709
Pharmaceutical	14,271	10,474	(4,247)	15,527

Consolidated	5,667	1,821	(21,961)	28,236

Gain (loss) on sale of property	41	555	—	(146)
Loss on early extinguishment of debt	—	6,449	—	—
Interest expense, net	37,132	27,661	264	3,584
Other income (expense), net	313	531	(232)	331

Earnings (loss) before income taxes	$ (31,111)	$ (31,203)	$(22,457)	$ 24,837

Depreciation and amortization
Cosmetic	$ 12,456	$ 9,094	$ 707	$ 8,041
Pharmaceutical	3,210	2,684	41	461

Consolidated	$ 15,666	$ 11,778	$ 748	$ 8,502

Amortization of display fixtures
Cosmetic	$ 10,427	$ 8,439	$ 764	$ 8,970
Pharmaceutical	—	—	—	—

Consolidated	$ 10,427	$ 8,439	$ 764	$ 8,970

Expenditures for property, plant and equipment and long-lived assets
Cosmetic	$ 7,135	$ 5,835	$ 797	$ 2,305
Pharmaceutical	312	492	—	469
Corporate (unallocated assets)	—	—	—	6,756

Consolidated	$ 7,447	$ 6,327	$ 797	$ 9,530

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

	As of December 31,
	2006	2005	2004

Identifiable assets
Cosmetic	$521,746	$545,951	$207,153
Pharmaceutical	163,138	163,013	26,099
Corporate (unallocated assets)	—	—	38,473

Consolidated	$684,884	$708,964	$271,725

Sales to one customer by the Cosmetic and Pharmaceutical segments combined were 27.8%, 27.6%, 26.1% and 25.4% of consolidated net sales for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively; combined sales to another customer were 11.7%, 11.1%, 12.5% and 10.5% of consolidated net sales for 2006, the 2005 Successor Period, the 2005 Predecessor Period and 2004, respectively; and combined sales to another customer were 12.0% and 10.4% of consolidated net sales for 2006 and the 2005 Successor Period. No other sales to this customer were greater than 10% in the other respective periods.

Three customers accounted for 52.4% and 48.1% of our accounts receivable at December 31, 2006 and 2005, respectively.

The following table displays our net sales from our external customers in the United States, Canada and all other international countries:

	Successor Company		Predecessor Company
	Year ended December 31, 2006	February 1, 2005— December 31, 2005	January 1, 2005— January 31, 2005	Year ended December 31, 2004

Net sales
United States	$352,206	$321,541	$15,405	$337,179
Canada	38,950	34,550	1,668	37,121
Other international	34,779	23,267	1,133	20,874

	$425,935	$379,358	$18,206	$395,174

The following table displays our long-lived assets (net) located in the United States, Canada and all other international countries:

	As of December 31,
	2006	2005	2004

Long-lived assets (net)
United States	$40,900	$44,928	$43,090
Canada	3,721	4,038	3,664
Other international	26	27	15

	$44,647	$48,993	$46,769

Operating loss for 2006 and the 2005 Successor Period includes severance expense of $466 and $2,003, respectively, associated with the workforce reduction program. Of these amounts, $466

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

and $1,641 were charged to the Cosmetic segment in 2006 and the 2005 Successor Period, respectively, and $362 was charged to the Pharmaceutical segment in the 2005 Successor Period. Operating loss for 2006 and the 2005 Successor Period also includes severance expense of $166 and $1,243, respectively, associated with the closure of the Little Falls manufacturing facility which was all charged to the Cosmetic segment.

Operating income for 2004 includes severance expense of $20. Of this amount, $13 was charged to the Cosmetic segment and $7 was charged to the Pharmaceutical segment.

(17) Quarterly financial data (unaudited)

The Company’s consolidated balance sheets as of March 31, June 30, and September 30, 2006 and as of March 31, June 30, and September 30, 2005, and the related consolidated statements of operations for the 2006 and 2005 interim periods have been restated, principally as a result of (a) an error in the Company’s income tax provision for the 2005 Successor Period that overstated the net loss and (b) understatements of certain customer liabilities relating to prior financial periods. The Company also corrected certain other errors previously considered immaterial individually and in the aggregate.

The error in the income tax provision related to the use of an incorrect estimated state income tax rate due to a change in New York State tax laws. This error resulted in an understatement of the benefit from income taxes for the 2005 Successor Period of $4,330 and a corresponding overstatement of the net deferred state tax liability as of December 31, 2005. The understatements of customer liabilities pertained to reserves required for future sales returns and markdowns due to incorrect assumptions and methodology and an accrual required for cooperative and promotional advertising programs.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

The following tables set forth the Company’s balance sheets as of March 31, June 30, and September 30, 2006 and as of March 31, June 30, and September 30, 2005, restated to correct the adjustments described above. In addition, the 2006 and 2005 quarterly balance sheets were adjusted to reflect the final adjustments recorded in connection with purchase accounting.

	March 31, 2006			June 30, 2006			September 30, 2006
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated

Accounts receivable	$ 75,891	$(21,724)	$ 54,167	$ 79,051	$(21,429)	$ 57,622	$ 71,860	$(22,136)	$ 49,724
Deferred income taxes	11,153	6,459	17,612	11,153	6,341	17,494	10,209	8,478	18,687
Total current assets	214,897	(15,265)	199,632	211,153	(15,088)	196,065	199,591	(13,658)	185,933
Property, plant and equipment, net	48,504	—	48,504	46,649	—	46,649	45,460	—	45,460
Goodwill	127,987	17,331	145,318	127,987	17,331	145,318	129,295	16,023	145,318
Deferred income taxes	29,881	522	30,403	31,656	522	32,178	33,280	(815)	32,465
Total assets	710,570	2,588	713,158	704,209	2,765	706,974	693,024	1,550	694,574
Accrued liabilities	33,318	1,573	34,891	38,102	1,886	39,988	36,702	1,743	38,445
Total current liabilities	65,376	1,573	66,949	67,737	1,886	69,623	66,563	1,743	68,306
Deferred income taxes	106,963	(4,850)	102,113	107,094	(4,850)	102,244	108,178	(5,980)	102,198
Total liabilities	589,747	(3,277)	586,470	583,879	(2,964)	580,915	572,771	(4,237)	568,534
Additional paid-in capital	145,524	190	145,714	145,936	—	145,936	146,097	—	146,097
Accumulated other comprehensive income	550	(79)	471	1,490	(80)	1,410	1,084	(79)	1,005
Accumulated deficit	(25,251)	5,754	(19,497)	(27,096)	5,809	(21,287)	(26,928)	5,866	(21,062)
Total shareholders’ equity	120,823	5,865	126,688	120,330	5,729	126,059	120,253	5,787	126,040
Total liabilities and shareholders’ equity	710,570	2,588	713,158	704,209	2,765	706,974	693,024	1,550	694,574

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

	March 31, 2005			June 30, 2005			September 30, 2005
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated

Accounts receivable	$ 78,057	$(27,808)	$ 50,249	$ 88,901	$(26,625)	$ 62,276	$ 82,491	$(24,756)	$ 57,735
Inventories	121,159	4,442	125,601	114,946	272	115,218	111,061	—	111,061
Deferred income taxes	25,175	10,623	35,798	26,818	13,534	40,352	5,516	29,100	34,616
Total current assets	247,166	(12,743)	234,423	253,260	(12,819)	240,441	220,687	4,344	225,031
Property, plant and equipment, net	50,107	(1,147)	48,960	50,022	(835)	49,187	49,790	(850)	48,940
Goodwill	146,220	(902)	145,318	132,763	12,555	145,318	140,810	4,508	145,318
Other assets	29,424	2,238	31,662	28,262	2,297	30,559	30,190	(55)	30,135
Deferred income taxes	20,213	2,882	23,095	5,889	11,001	16,890	26,946	(2,852)	24,094
Total assets	756,355	(9,672)	746,683	732,109	12,199	744,308	729,023	5,095	734,118
Accrued liabilities	25,832	4,439	30,271	28,647	4,957	33,604	26,686	4,019	30,705
Total current liabilities	75,244	4,439	79,683	78,732	4,957	83,689	73,737	4,019	77,756
Long-term pension liability	22,143	(10)	22,133	22,143	(10)	22,133	21,349	(10)	21,339
Deferred income taxes	146,494	(17,261)	129,233	124,525	(2,758)	121,767	122,663	(2,390)	120,273
Total liabilities	616,615	(12,832)	603,783	602,607	2,189	604,796	594,505	1,619	596,124
Additional paid-in capital	142,658	2,497	145,155	142,659	2,581	145,240	145,141	226	145,367
Accumulated other comprehensive income	262	(89)	173	137	(92)	45	781	(93)	688
Accumulated deficit	(3,222)	752	(2,470)	(13,336)	7,521	(5,815)	(11,404)	3,343	(8,061)
Total shareholders’ equity	139,740	3,160	142,900	129,502	10,010	139,512	134,518	3,476	137,994
Total liabilities and shareholders’ equity	756,355	(9,672)	746,683	732,109	12,199	744,308	729,023	5,095	734,118

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

The following tables present the effects of the adjustments made to the Company’s previously reported quarterly financial information for the year ended December 31, 2006 and for the 2005 Successor Period. There were no effects of these adjustments on the Statement of Operations for the 2005 Predecessor Period. The period October 1, 2006 to December 31, 2006 has been revised to correct an immaterial error in our accounting for display fixture reimbursement costs (see note 2).

	Successor Company						Predecessor Company
	January 1, 2006—March 31, 2006			February 1, 2005—March 31, 2005
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated	January 1, 2005— January 31, 2005

Net sales	$ 92,125	$1,045	$ 93,170	$ 70,917	$ 453	$ 71,370	$ 18,206
Selling and administrative expenses	41,949	(530)	41,419	28,905	(7)	28,898	11,475
Operating income (loss)	1,502	1,575	3,077	(645)	460	(185)	(21,961)
Loss before taxes	(7,332)	1,575	(5,757)	(5,325)	460	(4,865)	(22,457)
Benefit from income taxes	(2,823)	719	(2,104)	(2,103)	(292)	(2,395)	(24,434)
Net loss	(4,509)	856	(3,653)	(3,222)	752	(2,470)	1,977

	April 30, 2006—June 30, 2006			April 30, 2005—June 30, 2005
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated

Net sales	$112,109	$ (121)	$111,988	$108,904	$ 1,132	$110,036
Selling and administrative expenses	47,944	(300)	47,644	44,258	172	44,430
Operating income (loss)	6,108	179	6,287	(573)	960	387
Loss before taxes	(2,999)	179	(2,820)	(7,548)	960	(6,588)
Provision for (benefit from) income taxes	(1,154)	124	(1,030)	2,566	(5,809)	(3,243)
Net loss	(1,845)	55	(1,790)	(10,114)	6,769	(3,345)

	July 31, 2006—September 30, 2006			July 31, 2005—September 30, 2005
	As previously reported	Adjustments	Restated	As previously reported	Adjustments	Restated

Net sales	$111,606	$ (706)	$110,900	$104,792	$ 1,585	$106,377
Selling and administrative expenses	43,904	(145)	43,759	41,158	1,284	42,442
Operating income	10,257	(561)	9,696	2,151	301	2,452
Earnings (loss) before taxes	915	(561)	354	(4,726)	301	(4,425)
Provision for (benefit from) income taxes	747	(618)	129	(6,658)	4,479	(2,179)
Net earnings (loss)	168	57	225	1,932	(4,178)	(2,246)

	October 1, 2006—December 31, 2006			October 1, 2005—December 31, 2005
			Revised	As previously reported	Adjustments	Restated

Net sales			$109,877	$ 90,786	$ 789	$ 91,575
Selling and administrative expenses			45,430	42,821	(29)	42,792
Operating loss			(13,393)	(1,651)	818	(833)
Loss before taxes			(22,888)	(16,143)	818	(15,325)
Benefit from income taxes			(8,372)	(6,805)	(737)	(7,542)
Net loss			(14,516)	(9,338)	1,555	(7,783)

DLI Holding Corp. and subsidiaries

Consolidated balance sheets

March 31, 2007 and December 31, 2006

(Unaudited)

(In thousands except share and per share amounts)	March 31, 2007	December 31, 2006

	(Note 2)	(Note 2)

Assets

Current assets:
Cash and cash equivalents	$ 1,275	$ 42
Accounts receivable, less allowance for doubtful accounts of $1,899 in 2007 and $2,113 in 2006	52,833	58,250
Inventories	102,051	95,062
Deferred income taxes	30,342	29,995
Prepaid expenses and other current assets	6,612	6,409

Total current assets	193,113	189,758

Property, plant and equipment, net	41,400	44,647
Intangibles arising from acquisitions, net	252,725	254,037
Goodwill	145,318	145,318
Other assets	25,814	26,701
Deferred income taxes	21,333	24,423

Total assets	$679,703	$684,884

Liabilities and shareholders’ equity

Current liabilities:
Current portion of long-term debt	$ 259	$ 165
Accounts payable	34,674	40,127
Accrued liabilities	42,777	44,334

Total current liabilities	77,710	84,626

Long-term debt, less current portion	378,630	370,239
Long-term pension liability, less current portion	10,927	17,358
Deferred liabilities	1,506	1,492
Deferred income taxes	99,867	98,455

Total liabilities	568,640	572,170

Shareholders’ equity:
Common stock $.01 par value, 5,000,000 shares authorized; 4,224,515 and 4,225,086 shares issued and outstanding in 2007 and 2006, respectively	42	42
Preferred stock $.01 par value, 100,000 shares authorized; none issued	—	—
Additional paid-in capital	144,367	146,219
Accumulated other comprehensive income	2,042	2,031
Accumulated deficit (Note 5)	(35,388)	(35,578)

Total shareholders’ equity	111,063	112,714

Total liabilities and shareholders’ equity	$679,703	$684,884

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Consolidated statements of operations

For the three months ended March 31, 2007 and 2006

(Unaudited)

	March 31,
(In thousands except per share amounts)	2007	2006

Net sales	$104,015	$93,170
Cost of goods sold	50,921	48,528

Gross profit	53,094	44,642

Selling and administrative expenses	45,774	41,419
Gain on pension curtailment (note 7a)	(5,420)	—
Severance expenses (note 9)	759	146

Operating income	11,981	3,077

Other income (expense):
Interest expense, net	(9,439)	(8,843)
Other income (expense), net	4	9

Earnings (loss) before income taxes	2,546	(5,757)
Provision for (benefit from) income taxes	1,067	(2,104)

Net earnings (loss)	$ 1,479	$ (3,653)

Earnings per common share:
Basic	$ 0.35	$ (0.86)

Diluted	$ 0.34	$ (0.86)

Weighted average common shares outstanding:
Basic	4,225	4,225

Diluted	4,322	4,225

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Consolidated statements of cash flows

For the three months ended March 31, 2007 and 2006

(Unaudited)

	March 31,
(In thousands)	2007	2006

Cash flows provided by (used in) operating activities:
Net earnings (loss)	$ 1,479	$ (3,653)

Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,220	3,651
Amortization of display fixtures	2,707	2,261
Amortization of deferred financing fees and original issue discount	762	658
Non-cash stock compensation	168	223
Deferred income taxes	3,368	(2,927)
Provision for excess and slow moving inventory	2,581	1,231
Provision for (recovery from) doubtful accounts	(188)	45
Gain on pension curtailment	(5,420)	—
Gain on sale of property	—	(48)
Other non-cash operating items	7	39

Changes in operating assets and liabilities:
Accounts receivable	5,629	(5,732)
Inventories	(9,466)	(1,222)
Prepaid expenses and other current assets	(180)	856
Other assets	(2,733)	(3,735)
Accounts payable	(5,479)	(3,237)
Accrued liabilities	(2,076)	(1,717)
Deferred liabilities	14	—
Pension liability (net)	(898)	212

Net cash used in operating activities	(5,505)	(13,095)

Cash flows provided by (used in) investing activities:
Net proceeds from sale of property	2,771	50
Property, plant and equipment additions	(1,983)	(1,871)

Net cash provided by (used in) investing activities	788	(1,821)

Cash flows provided by (used in) financing activities:
Principal borrowings under revolving credit facility, net	8,000	13,900
Principal payments under mortgage	(15)	(14)
Payment of deferred financing fees	—	(326)
Purchase of stock and options from former officer (Note 8(b))	(2,020)	—
Contributed capital	—	40
Payment of capital lease obligations	(32)	(31)

Net cash provided by financing activities	5,933	13,569

Effect of exchange rate changes on cash	17	17

Net increase (decrease) in cash and cash equivalents	1,233	(1,330)

Cash and cash equivalents at beginning of period	42	2,602

Cash and cash equivalents at end of period	$ 1,275	$ 1,272

Supplemental disclosures:
Cash paid for:
Interest	$12,052	$11,568
Income taxes	$ 572	$ 794

Non-cash transactions:
Equipment acquired under capitalized leases	$ 569	$ —

The accompanying notes are an integral part of the consolidated financial statements.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements

(In thousands)

(Unaudited)

1. Organization and other matters

On July 1, 2004, DLI Holding Corp., a Delaware corporation (“DLI Holding”) and wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company (“DLI LLC”) affiliated with Kelso & Company (“Kelso”) and its wholly owned subsidiary, DLI Acquisition Corp., a Delaware corporation (“Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Del Laboratories, Inc. On January 11, 2005, DLI Holding made Sub a wholly-owned subsidiary of DLI Holding II Corp. (“Holding II”), which is a wholly-owned subsidiary of DLI Holding. On January 27, 2005, Sub merged (the “Merger”) with and into Del Laboratories, Inc. (“Del”) with Del being the surviving corporation. Following the completion of the Merger, affiliates of Kelso have the right to designate, directly or indirectly, the boards of directors of each of DLI LLC, DLI Holding, Holding II and Del. DLI Holding, Holding II and Sub conducted no operations during the period June 25, 2004 (date of inception) to January 27, 2005. DLI Holding and Holding II have no assets other than the investment in Del.

DLI Holding, Holding II and its wholly-owned subsidiary Del are referred to collectively herein as the “Company” or “Successor Company” and Del prior to the Merger is referred to as the “Predecessor Company.” The Merger was completed on January 27, 2005.

2. Summary of significant accounting policies

The accompanying unaudited consolidated financial statements of the Company have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), including the guidance of Rule 10.01 of Regulation S-X for interim financial statements required to be filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted under such rules, certain notes and other financial information normally required by GAAP have been condensed or omitted; however, the unaudited consolidated financial statements do include such notes and financial information sufficient so as to make the interim information presented not misleading. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and related notes as of December 31, 2006 and 2005, and for the year ended December 31, 2006 and the period from February 1, 2005 to December 31, 2005, and the consolidated financial statements of the Predecessor Company for the period from January 1, 2005 to January 31, 2005 and the year ended December 31, 2004, included herein.

In the opinion of management, the accompanying interim consolidated financial statements contain all material adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations and cash flows of the Company for interim periods. Interim results are not necessarily indicative of results for a full year.

Our consolidated balance sheets as of March 31, 2007 and December 31, 2006 reflect a revision made in 2006 to correct an immaterial error in our accounting for display fixture reimbursement costs. The effect of this correction was to decrease other assets by $961, increase deferred income

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

tax assets by $359 and increase the accumulated deficit by $602. The Company believes that the effect of this misstatement was not material, either quantitatively or qualitatively, to 2006 or any prior year.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109” (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. We adopted the provisions of FIN No. 48 effective January 1, 2007. As a result of the adoption of FIN No. 48, we recorded a $1,289 increase in the net liability for unrecognized tax benefits, which as required, was accounted for as an increase to the January 1, 2007 accumulated deficit.

3. Inventories

The components of inventories were as follows:

	March 31, 2007	December 31, 2006

Raw materials	$ 57,177	$ 52,803
Work in process	7,883	5,687
Finished goods	80,748	80,896

Total gross inventories	145,808	139,386
Reserve for excess and slow moving inventories	43,757	44,324

	$102,051	$ 95,062

Inventories are valued at the lower of cost (principally first-in/first-out) or market value. We record an inventory obsolescence reserve to the cost of inventories based upon our forecasted plans to sell or scrap, historical and projected disposal rates and the physical condition and age of the inventories. This reserve is calculated using an estimated obsolescence percentage applied to the inventories based on age, historical trends and requirements to support forecasted sales. In addition, we may establish specific reserves for future known or anticipated events. These reserves are estimates, which could vary significantly, either favorably or unfavorably, from actual requirements if future economic conditions, the timing of new product introductions, customer inventory levels, retailer consolidations, fashion-oriented color cosmetic trends or competitive conditions differ from expectations.

In accordance with SFAS No. 151, “Inventory Costs,” we charged $1,027 to cost of goods sold during the three months ended March 31, 2006 relating to unabsorbed overhead costs in connection with the closure of the Little Falls manufacturing facility (Note 9).

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

4. Intangibles

Trade names have an indefinite life and relate to several of our product lines, including Sally Hansen, La Cross, N.Y.C. New York Color, Cornsilk, Orajel, Dermarest, Stye, Gentle Naturals and Pronto. These trade names have indefinite lives and are used in advertising and marketing of the products and are widely recognized and accepted by consumers in our respective markets. Customer relationships are being amortized on a straight-line basis over 20 years.

The components of intangibles arising from the acquisition were as follows:

	March 31, 2007
	Gross carrying value	Accumulated amortization	Net book value

Trade names	$159,100	$ —	$159,100
Customer relationships	105,000	11,375	93,625

	$264,100	$11,375	$252,725

	December 31, 2006
	Gross carrying value	Accumulated amortization	Net book value

Trade names	$159,100	$ —	$159,100
Customer relationships	105,000	10,063	94,937

	$264,100	$10,063	$254,037

Amortization expense was $1,312 for the three months ended March 31, 2007 and 2006. The estimated amortization expense for the years ending December 31, 2007, 2008, 2009, 2010 and 2011 is $5,250 in each of the five years.

5. Income taxes

We adopted the provisions of FIN No. 48 effective January 1, 2007. As a result of the adoption of FIN No. 48, we recorded a $1,289 increase in the net liability for unrecognized tax benefits, which as required, was accounted for as an increase to the January 1, 2007 accumulated deficit. The $1,289 increase in the net liability for unrecognized tax benefits was recorded as a $439 increase in income taxes payable and a $850 increase in net deferred tax liabilities. As of January 1, 2007, the gross amount of the liability for unrecognized tax benefits was $3,675. If these unrecognized tax benefits were recognized, $3,675 would impact the effective tax rate.

We recognize interest expense and penalties related to the above unrecognized tax benefits within income tax expense. We have accrued interest and penalties of approximately $128 as of March 31, 2007.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The number of years that are subject to examination by tax authorities varies depending on the tax jurisdiction. Our major taxing jurisdictions include the U.S and Canada. We are no longer subject to U.S. federal income tax examinations for years before 2002. Our federal

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

income tax returns for 2002 through January 27, 2005 are currently being examined. With respect to state and local jurisdictions and countries outside of the United States, with limited exceptions, we are no longer subject to income tax audits for years prior to 2000.

Our estimated tax liability is expected to change during the next 12 months as examinations of our tax returns are completed and we file various returns to settle tax liabilities. We believe that any additional taxes or related interest over the amounts accrued will not have a material effect on our consolidated financial condition, results of operations or cash flows. However, resolution of these matters involves uncertainties and there can be no assurance with respect to the amount or timing of any additional taxes or related interest.

We recorded a provision for income taxes of $1,067 during the three months ended March 31, 2007 based on our expected effective tax rate of 41.9% for the year ending December 31, 2007. We recorded an income tax benefit of $2,104 during the three months ended March 31, 2006 based on our expected effective tax rate of 36.5% for the year ended December 31, 2006. The increase in the effective income tax rate is primarily due to a greater impact of projected permanent items on foreign book income as compared to the previous year.

A valuation allowance is recorded when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies, among other factors, in making this assessment. There was no valuation allowance as of March 31, 2007 and December 31, 2006 as we believe it is more likely than not that the net deferred tax assets will be realized.

6. Long-term debt

Long-term debt consisted of the following:

	March 31, 2007	December 31, 2006

8% senior subordinated notes, net of unamortized discount of $859 in 2007 and $897 in 2006, due in 2012	$174,141	$174,103
Senior secured floating rate notes, due in 2011	185,000	185,000
Revolving credit facility	18,000	10,000
Mortgage on land and buildings	1,191	1,194
Obligations under capital leases	557	107

	378,889	370,404
Less current portion	259	165

	$378,630	$370,239

The $85,000 asset-based revolving credit facility (“the ABL Credit Facility”) requires Del to enter into interest rate protection agreements to provide interest rate protection for a minimum of 45% of the Del’s consolidated funded indebtedness for two years. Effective February 1, 2006, we entered into a cap/floor collar agreement (the “Collar”) with JPMorgan Chase Bank, N.A. to provide the required interest rate protection and to manage its exposure to changes in LIBOR.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

The Collar is for a notional amount of $100,000, expires on February 1, 2009 and has a cap rate of 5.5% and a floor rate of 4.29%. The Collar has been designated as a cash flow hedge of the variability of the cash flows due to changes in LIBOR and has been deemed to be highly effective. Accordingly, we record the fair value of the Collar as an asset or liability on our consolidated balance sheet, and any unrealized gain or loss is included in accumulated other comprehensive income. As of March 31, 2007, we recorded a liability of $132 in the accompanying consolidated balance sheet and recorded an after-tax net loss of $83 and an after-tax net gain of $169 in accumulated other comprehensive income during the three months ended March 31, 2007 and 2006, respectively. No hedge ineffectiveness was recorded during the three months ended March 31, 2007 and 2006.

On March 31, 2007, Del entered into a Waiver and Consent to the ABL Credit Facility. Among other things, the Waiver and Consent (i) waived certain Defaults or Events of Default relating to any potential restatement or revision of the Del’s consolidated financial statements delivered prior to the date of the Waiver and Consent, and (ii) extended the date on which audited financial statements with respect to the fiscal year ended December 31, 2006, and certain other documents under the ABL Credit Facility, were required to be delivered to April 30, 2007 from March 31, 2007. Del delivered its audited financial statements for the fiscal year ended December 31, 2006 and all other required documents under the ABL Credit Facility to its lenders on April 30, 2007.

As previously disclosed by Del, Del was unable to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Form 10-Q”) by the required filing date of May 15, 2007 as Del determined that it was necessary to re-evaluate its customer liabilities pertaining to reserves required for future sales returns and markdowns. Del has completed this re-evaluation and concluded that immaterial adjustments were required to previously reported amounts and that it has made such corrections through an adjustment (increase) to its customer liability reserves of $209 in the quarter ended March 31, 2007.

On May 15, 2007 and June 15, 2007, Del entered into a Second Waiver and Consent and Third Waiver and Consent to the ABL Credit Facility. Among other things, these waivers and consents (i) waived certain Defaults or Events of Default relating to any potential restatement or revision of Del’s consolidated financial statements delivered prior to the date of such waivers and consents, and (ii) extended the date on which unaudited financial statements for the three months ended March 31, 2007, and certain other documents under the ABL Credit Facility, were required to be delivered to June 15, 2007 from May 15, 2007 and subsequently from June 15, 2007 to July 10, 2007. Del delivered its unaudited financial statements for the three months ended March 31, 2007 and all other required documents under the ABL Credit Facility to its lenders on July 6, 2007.

On June 20, 2007, Del received (i) a notice of default from Wells Fargo, National Association (the “Senior Subordinated Notes Trustee”), as trustee under Del’s indenture (the “Senior Subordinated Notes Indenture”) for the Company’s 8% Senior Subordinated Notes due 2012 (the “Senior Subordinated Notes”) and (ii) a notice of default from Wells Fargo, National Association (together with the Senior Subordinated Notes Trustee, the “Trustees”), as trustee under Del’s indenture (the “Senior Secured Notes Indenture” and, together with the Senior Subordinated

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Notes Indenture, the “Indentures”) for Del’s Senior Secured Floating Rate Notes due 2011 (the “Senior Secured Notes” and, together with the Senior Subordinated Notes, the “Notes”).

Under Section 4.03(a) of the Indentures, Del was required to file its Form 10-Q within the time period specified by the SEC’s rules and regulations. The Trustee for each Indenture provided the notice of default to notify Del that it was in violation of Section 4.03(a) of the respective Indenture as a result of the delay in the filing of the Form 10-Q, as described above, and to demand that Del remedy the default.

Each Indenture provides that Del has 30 days from receipt of a notice of default to cure such default before an event of default occurs under the Indenture. If an event of default occurs, the respective Trustee or the Holders of 25% in aggregate principal amount of the Subordinated Notes or the Floating Rate Notes, as the case may be, may declare the applicable Notes to be due and payable immediately. Del cured the default with respect to each Indenture as of July 6, 2007 by filing its Form 10-Q.

In January 2007, we entered into a capital lease agreement relating to certain machinery and equipment. The lease is payable in monthly installments of $12, including interest at 6.77%, maturing in June 2011.

7. Employee retirement plans

(a) Pension plans

We maintain two non-contributory defined benefit pension plans covering all U.S. eligible employees: the Employees’ Pension Plan and the LaCross Pension Plan.

The Employees’ Pension Plan formula is based on years of service and the employee’s compensation during the five years before retirement. As a result of the closure of the our Little Falls facility (see Note 9 for further information), there was a partial curtailment of the Employees’ Pension Plan, resulting in a reduction of the benefit obligation of $1,356, a reduction in the unrecognized net actuarial loss of $362 and the recording of a benefit of $994 during the third quarter of 2006. Effective April 1, 2007 (approved and adopted on January 15, 2007 by the Board of Directors of Del), we amended the Employees’ Pension Plan. As a result of this amendment, the plan is closed to new employees and the accrual of future benefits to current employees has been discontinued. All retirement benefits that employees earned as of April 1, 2007 have been fully preserved. Employees’ ongoing service with us will continue to be credited for vesting purposes. The amendment of the Employees’ Pension Plan resulted in a curtailment of the plan. As a result of this curtailment, we recorded a reduction in the benefit obligation of $10,285, a reduction in the unrecognized net actuarial loss of $4,865 and a benefit of $5,420 during the first quarter of 2007.

The LaCross Pension Plan formula is based on years of service and covers former employees of the Predecessor Company’s Newark, New Jersey facility which ceased operations during 2002. As a result of this closure, more than 20% of plan participants in the LaCross Pension Plan were terminated which resulted in a partial termination of the plan and as such, all affected participants became fully vested in their accrued benefits at their termination date. In November

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

2006, the Board of Directors of Del approved the termination of the LaCross Pension Plan. We have applied for a determination letter from the Internal Revenue Service for approval of the termination of the LaCross Pension Plan.

Assets held by these plans consist of cash and cash equivalents, fixed income securities consisting of U.S. government and corporate bonds and common stocks. We also have a defined benefit supplemental executive retirement plan (SERP) for certain of our executives. The SERP is a non-qualified plan under the Internal Revenue Code. The assets in the SERP trust are considered assets of the Company, not plan assets, and as such, are included in other assets on the accompanying consolidated balance sheets. The assets of the SERP, which consist of cash and cash equivalents, are held-to-maturity securities and, as such, are carried at cost plus accrued interest.

Components of net periodic benefit cost

The components of net periodic benefit costs of the Company’s domestic plans are set forth in the following tables:

	Three months ended March 31, 2007
	Employees’ pension plan	LaCross pension plan	SERP

Service cost	$ —	$ —	$ 7
Interest cost	715	16	104
Expected return on plan assets	(780)	(15)	—
Recognized net loss	—	—	30
Curtailment	(5,420)	—	—

Net periodic cost (benefit)	$(5,485)	$ 1	$141

	Three months ended March 31, 2006
	Employees’ pension plan	LaCross pension plan	SERP

Service cost	$1,016	$ —	$ 3
Interest cost	716	17	103
Expected return on plan assets	(718)	(16)	—
Recognized net loss	—	—	32

Net periodic cost	$1,014	$ 1	$138

(b) Employee 401(k) savings plan

We maintain an Employee 401(k) Savings Plan (the “401(k) Plan”). The 401(k) plan is a defined contribution plan which is administered by us. All regular, full-time employees are eligible for voluntary participation on the first day of the month following the date of hire and having attained the age of twenty-one. The 401(k) Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Plan participants are allowed to contribute a specified percentage of their base salary. We retain the right to make optional contributions for any plan year. Optional contributions were not made by us in 2007 or 2006.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

The 401(k) plan has been redesigned, effective April 2, 2007, as a result of our amendment of the Employees’ Pension Plan. The following represent the material changes to the 401(k) plan: (i) automatic enrollment for all eligible employees; (ii) Company matching contributions of employee’s contributions up to 3% of eligible compensation, and 50% of the next 2% contributed; and (iii) a Company additional automatic contribution of 3% of eligible compensation for employees who on April 1, 2007 were at least 50 years of age and had 10 or more years of vesting service.

8. Shareholders’ equity

(a) Stock-based compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment.” SFAS No. 123(R) requires an entity to recognize the grant-date fair value of stock options and other equity-based compensation issued to employees in the financial statements. We adopted SFAS 123(R) using the modified prospective transition method. Accordingly, we applied the provisions of SFAS No. 123(R) to all awards granted subsequent to December 31, 2005 and will apply the provisions to awards previously granted to the extent that these awards are subsequently modified, repurchased or cancelled.

Pursuant to separate exchange agreements dated January 27, 2005 (the “Exchange Agreements”), the certain continuing Investors elected to exchange, immediately prior to the effective time of the Merger, fully-vested options to purchase Del common stock for options to purchase DLI Holding common stock, constituting approximately 6.6% of the diluted share capital of DLI Holding immediately after the Merger.

A summary of activity for the Exchange Options as of March 31, 2007 and changes during the quarter ended March 31, 2007 is presented below:

Exchange options	Shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value(1)

Outstanding at January 1, 2007	299,770	$17.71		$ 9,680
Granted	—	—		—
Exercised(2)	(134,821)	17.88		(2,000)
Forfeited	—	—		—

Outstanding at March 31, 2007	164,949	$17.56	7.8 years	$12,833

Exercisable at March 31, 2007	164,949	$17.56	7.8 years	$12,833

(1)	The intrinsic value is the amount by which the current market value of the underlying stock exceeds the exercise price of the option. Current market value as of January 1, 2007 was developed in consultation with independent valuation specialists. Current market value as of March 31, 2007 was determined by utilizing an assumed initial public offering price.

(2)	Options owned by William McMenemy, a director and former officer of the Company, were purchased on February 15, 2007. See note 8(b).

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Option incentive plan

Effective January 27, 2005, DLI Holding adopted a new stock option incentive plan (the “Option Incentive Plan”). The Option Incentive Plan provides for grants of two types of options to officers or key employees of the Company: Service Options and Exit Options.

Under the Option Incentive Plan, 180,000 options are reserved for issuance which represents approximately 4.3% of the outstanding shares of DLI Holding common stock as of the effective date of the Merger. Under the Incentive Plan, 33% of the granted options are Service Options and 67% are Exit Options.

A summary of option activity under the Option Incentive Plan as of March 31, 2007 and changes during the three months ended March 31, 2007 is presented below:

Service options	Shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value(1)

Outstanding at January 1, 2007	44,417	$35.00		$667
Granted	12,233	50.00		555
Exercised	—	—		—
Forfeited	—			—

Outstanding at March 31, 2007	56,650	$38.24	9.1 years	$3,236

Exercisable at March 31, 2007	21,678	$35.00	8.9 years	$1,308

Exit options	Shares	Weighted- average exercise price	Weighted- average remaining contractual term	Aggregate intrinsic value(1)

Outstanding at January 1, 2007	88,833	$35.00		$1,333
Granted	24,467	50.00		1,110
Exercised	—	—		—
Forfeited	—	—		—

Outstanding at March 31, 2007	113,300	$38.24	9.1 years	$6,472

(1)	The intrinsic value is the amount by which the current market value of the underlying stock exceeds the exercise price of the option. Current market value as of January 1, 2007 was developed in consultation with independent valuation specialists. Current market value as of March 31, 2007 was determined by utilizing an assumed initial public offering price.

The weighted-average grant-date fair value of Service Options granted during the three months ended March 31, 2007 and 2006 was $54.88 and $13.17, respectively. The weighted-average grant-date fair value of Exit Options granted during the three months ended March 31, 2007 and 2006 was $45.36 and $9.65, respectively,

We recorded compensation expense of $53 and $168 relating to the Service Options for the three months ended March 31, 2007 and 2006, respectively. We have not recorded compensation expense relating to the Exit Options as we have determined it is not probable that the performance conditions contained in the Exit Options will be achieved. Compensation expense

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

relating to the fair value of the Exit Options will be measured and recorded upon the occurrence of a change in control. As of March 31, 2007, the total unrecognized compensation cost related to the non-vested Service Options was $865 and the related weighted-average period over which this cost is expected to be recognized is approximately 2.1 years.

The fair value of each Service Option was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions in the calculations for the three months ended March 31, 2007: dividend yield 0%; expected life of 2.9 years; risk-free interest rate 4.62%; and expected volatility of 42.5%. The weighted average assumptions used in the calculations for the three months ended March 31, 2006 were: dividend yield 0%; expected life of 3.9 years; risk-free interest rate 4.71%; and expected volatility of 45%. Because our common stock is not publicly traded, the expected volatility used was determined based on an examination of the historical volatility of the stock price of the Predecessor Company, the historical and implied volatility of the stock prices of selected comparable companies and the nature of those companies, and other relevant factors.

The fair value of each Exit Option granted was estimated on the date of grant using a lattice-based valuation model with the following weighted average assumptions in the calculations for the three months ended March 31, 2007: dividend yield 0%; expected life of 2.9 years; early exercise factor at the time at which Kelso would sell the Company to generate a multiple of 2.8 times their initial investment; termination rate of 1.5%; risk-free interest rate 4.62%; and expected volatility of 42.5%. The weighted average assumptions used in the calculations for the three months ended March 31, 2006 were: dividend yield 0%; expected life of 3.9 years; early exercise factor at the time at which Kelso would sell the Company to generate a multiple of 2.8 times their initial investment; termination rate of 1.5%; risk-free interest rate 4.71%; and expected volatility of 45%.

Override units

Certain of the Company’s executives made an investment in DLI LLC, and have been granted certain profit interests (the “Override Units”) in DLI LLC. The Override Units have two sub-classes: Operating Units and Value Units. Subject to forfeiture and participation provisions (including the applicable Benchmark Amount of $32.718857) as detailed in the DLI LLC Agreement, the holders of Override Units will have voting rights with respect to their Override Units and shall have the rights with respect to profits and losses of DLI LLC and distributions from DLI LLC as set forth in the DLI LLC Agreement. The Override Units are not convertible into common stock and are not saleable or generally transferable.

DLI LLC’s board approved 294,486 Override Units, as defined available for grant, of which 201,778 Override Units were granted as of December 31, 2005 and an additional 92,707 Override Units were granted on January 31, 2006. The Override Units were granted to Company executives at no cost to the executives.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

A summary of the Override Units granted as of March 31, 2007 and changes during the three months ended March 31, 2007 is presented below:

Operating units	Units	Grant-date fair value

Operating units subject to forfeiture at January 1, 2007	47,717	$14.30
Granted	—	—
Exempt from forfeiture	(7,726)	14.37
Forfeited	—	—

Operating units subject to forfeiture at March 31, 2007	39,991	$14.28

Value units	Units	Grant-date fair value

Value units subject to forfeiture at January 1, 2007	196,323	$13.08
Granted	—	—
Exempt from forfeiture	—	—
Forfeited	—	—

Value units subject to forfeiture at March 31, 2007	196,323	$13.08

Total compensation expense recorded in connection with the Operating Units was $115 and $55 (restated) for the three months ended March 31, 2007 and 2006, respectively. We have not recorded compensation expense relating to the Value Units as we have determined it is not probable that the performance conditions contained in the Value Units will be achieved. Compensation expense relating to the fair value of the Value Units will be measured and recorded upon the occurrence of a change in control. As of March 31, 2007, the total unrecognized compensation cost related to Operating Units subject to forfeiture was $495 and the related weighted-average period over which this cost is expected to be recognized is approximately 1.3 years.

In accordance with APB No. 25, the fair value of each Operating Unit and Value Unit granted prior to January 1, 2006 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each Operating Unit granted subsequent to January 1, 2006 was estimated on the date of grant using the Black-Scholes option-pricing model. The fair value of each Value Unit granted subsequent to January 1, 2006 was estimated on the date of grant using a lattice-based valuation model.

(b) Stock repurchase

On February 15, 2007, DLI Holding and DLI LLC entered into an Equity Settlement Agreement (the “Equity Settlement Agreement”) with William McMenemy, a director and former officer of the Company. Pursuant to the Equity Settlement Agreement, DLI Holding agreed to pay Mr. McMenemy a total of $2,020 to repurchase (i) 571.42 shares of the common stock of DLI Holding (the “Shares”) and (ii) options to purchase 134,821 shares of the common stock of DLI Holding (“the Options”). Also in connection with this transaction, Mr. McMenemy agreed to forfeit the 5,454.42 operating units he held in DLI LLC. The Shares were repurchased pursuant to the terms of the Transition Arrangements Agreement, dated as of August 15, 2005, among

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

Mr. McMenemy, DLI Holding and DLI LLC. The Options were repurchased pursuant to the Rollover Stock Option Agreement, dated as of January 27, 2005, between DLI Holding and Mr. McMenemy. The Shares, the Options, and the operating units in DLI LLC constituted Mr. McMenemy’s entire equity interest in the Company and DLI LLC.

(c) Sale of stock

On May 18, 2007, certain of our key employees and an adviser purchased from us a total of 40,711 shares of our common stock for an aggregate purchase price of $1,425. We expect to incur a non-cash compensation charge related to these transactions of approximately $2,457 in the second quarter of 2007.

9. Restructuring and severance

In September 2005, we implemented a workforce reduction program to streamline our organization and reduce costs. Additional severance costs of $598 and $116 were recorded during fiscal 2006 and in the first quarter of 2007, respectively, of which $680 was paid as of March 31, 2007. The balance has been paid as of May 31, 2007.

On January 13, 2006, we announced the ceasing of manufacturing activities at our facility in Little Falls, New York. We transferred a majority of these manufacturing operations to our Rocky Point, North Carolina manufacturing facility and outsourced the remainder. We converted the Little Falls facility to a warehouse to store a portion of our inventory and are in the process of closing several of our short-term leased warehouse facilities in upstate New York.

Pursuant to the our formal severance policy, a charge of $1,243 for severance costs and related benefits for approximately 289 employees was recorded in December 2005 in accordance with SFAS No. 112, “Employers’ Accounting for Postemployment Benefits” (“SFAS No. 112”). Additional severance benefits earned for future services by employees being terminated were recognized as a charge in the consolidated financial statements as such severance benefits were earned. During the three months ended March 31, 2006, a charge of $102 was recorded for such earned benefits, in addition to an adjustment of $44 to the initial accrual. Also during the three months ended March 31, 2006, we recorded charges to cost of goods sold of $107, related to moving costs for relocated inventory, break down, moving and start-up costs associated with equipment transfers and other related charges. As of March 31, 2007, $1,387 of severance benefits has been paid and all employees have been terminated. During 2007, $13 of relocation costs was expensed as incurred. All remaining cash payments relating to severance costs and related benefits have been paid as of June 30, 2007.

A summary of the activity in the accrual for the Little Falls restructuring is as follows:

Balance at December 31, 2006	$ 188
Provision	—
Payments	(166)

Balance at March 31, 2007	$ 22

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

On February 12, 2007, we announced plans to transfer the manufacturing activities performed at our facility in Canajoharie, New York to independent contractors in North Carolina. The transfer resulted in the termination of approximately 71 employees, which was conducted in phases which began in mid April 2007, and was completed as of June 30, 2007. We are currently listing the Canajoharie facility for sale and anticipate recording an impairment loss of $804 relating to the facility in the second quarter of 2007. Pursuant to our formal severance policy, a charge of $643 for severance costs and related benefits was recorded during the first quarter of 2007 in accordance with SFAS No. 112. Additional severance benefits earned for future services by employees being terminated will be recognized as a charge in the consolidated financial statements as such severance benefits are earned. We estimate that approximately $63, all in the Cosmetic segment, will be incurred for additional severance costs during 2007. Cash payouts are expected to be completed by the end of 2007. As of March 31, 2007, no employees had been terminated and no severance benefits had been paid.

10. Related party transactions

On January 27, 2005, DLI Holding entered into a financial advisory agreement with Kelso to provide consulting and advisory services to the Company in exchange for fees of $1,200 per year, plus out of pocket expenses, commencing on that date with a term ending on the date on which Kelso and its affiliates ceases to own any share of common stock of the Company. We have recorded fees of $300 during the three months ended March 31, 2007 and 2006, and as of March 31, 2007, we have accrued $2,100 for fees relating to 2007, 2006 and the 2005 Successor Period.

11. Comprehensive income (loss)

The components of comprehensive income (loss) were as follows:

	Three months ended March 31,
	2007	2006

		Restated
Net earnings (loss)	$1,479	$(3,653)
Other comprehensive income (loss)
Foreign currency translation gain / (loss)	94	(63)
Change in fair value of interest rate Collar, net of taxes	(83)	169

Total comprehensive income (loss)	$1,490	$(3,547)

12. Segment information

We operate in two segments, Cosmetic and Pharmaceutical that have been organized by the products they offer. The Cosmetic segment’s principal products are nail care, nail color, color cosmetics, beauty implements, bleaches and depilatories, personal care products and other related cosmetic items. The Pharmaceutical segment’s principal products are proprietary oral analgesics, oral hygiene, eye/ear products and first aid products. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. We evaluate the performance of our operating segments based on operating income.

DLI Holding Corp. and subsidiaries

Notes to consolidated financial statements, continued

	Three months ended March 31,
	2007	2006

Net sales:
Cosmetic	$ 80,334	$73,266
Pharmaceutical	23,681	19,904

Consolidated	$104,015	$93,170

Operating income(1):
Cosmetic	$ 7,500	$ 1,411
Pharmaceutical	4,481	1,666

Consolidated	11,981	3,077

Other income (expense):
Interest expense, net	(9,439)	(8,843)
Other income (expense), net	4	9

Income (loss) before income taxes	$ 2,546	$(5,757)

Depreciation and amortization:
Cosmetic	$ 3,385	$ 2,865
Pharmaceutical	835	786

Consolidated	$ 4,220	$ 3,651

Amortization of display fixtures:
Cosmetic	$ 2,707	$ 2,261
Pharmaceutical	—	—

Consolidated	$ 2,707	$ 2,261

(1)	Operating income for the three months ended March 31, 2007 and 2006 includes severance expense of $759 and $146, respectively, which was all charged to the Cosmetic segment. The pension curtailment gain of $5,420 for the three months ended March 31, 2007 was allocated $4,287 to the Cosmetic segment and $1,133 to the Pharmaceutical segment.

13. Sale of property

In January 2007, we sold land and buildings located in Little Falls, New York to an unrelated third party for gross proceeds of $2,999, less $228 in closing costs and leased back the properties for a six year term. The land and buildings had a net book value of $3,118 as of December 31, 2006. In connection with this sale, we recorded an impairment loss of approximately $347 in fiscal 2006.

In June 2007, we sold land and buildings located in Newark, New Jersey to an unrelated third party for gross proceeds of $575, less $45 in closing costs. The land and buildings had a net book value of $400, resulting in a gain on the sale of approximately $130.

Schedule I—Condensed financial information of registrant

DLI Holding Corp.

Parent company balance sheets

December 31, 2006 and December 31, 2005

(In thousands except share and per share amounts)	2006	2005

Assets
Investment in subsidiaries	$112,714	$129,972

Total assets	$112,714	$129,972

Liabilities and shareholders’ equity
Shareholders’ equity:
Common stock $.01 par value, 5,000,000 shares authorized; 4,225,086 shares issued and outstanding in 2006 and 2005	42	42
Preferred stock $.01 par value, 100,000 shares authorized; none issued	—	—
Additional paid-in capital	146,219	145,409
Accumulated other comprehensive income	2,031	365
Accumulated deficit	(35,578)	(15,844)

Total shareholders’ equity	112,714	129,972

Total liabilities and shareholders’ equity	$112,714	$129,972

The accompanying notes are an integral part of these financial statements.

DLI Holding Corp.

Parent company statements of operations

(In thousands except share and per share amounts)	Year ended December 31, 2006	February 1, 2005— December 31, 2005

Equity in net loss of subsidiaries, net of tax	$(19,734)	$(15,844)

Net loss	$(19,734)	$(15,844)

Loss per common share:
Basic	$ (4.67)	$ (3.75)

Diluted	$ (4.67)	$ (3.75)

Weighted average common shares outstanding:
Basic	4,225	4,225

Diluted	4,225	4,225

The accompanying notes are an integral part of these financial statements.

DLI Holding Corp.

Parent company statements of cash flows

(In thousands)	Year ended December 31, 2006	February 1, 2005— December 31, 2005

Cash flows from operating activities:	$ —	$ —

Cash flows used in investing activities:
Investment in subsidiaries	(40)	—
Purchase of Del Laboratories, Inc.	—	(138,200)

Net cash used in investing activities	(40)	(138,200)

Cash flows provided by financing activities:
Contributed capital	40	138,200

Net cash provided by financing activities	40	138,200

Net increase (decrease) in cash and cash equivalents	—	—

Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$ —	$ —

The accompanying notes are an integral part of these financial statements.

DLI Holding Corp.

Notes to parent company financial statements

(In thousands)

1. Background and basis of presentation

DLI Holding Corp. (“DLI Holding” or the “Company”) is a holding company that conducts all of its business operations through its indirect subsidiaries. On July 1, 2004, DLI Holding, a Delaware corporation and wholly-owned subsidiary of DLI Holding LLC, a Delaware limited liability company affiliated with Kelso & Company and its wholly owned subsidiary, DLI Acquisition Corp., a Delaware corporation (“Sub”) entered into an Agreement and Plan of Merger with Del Laboratories, Inc. On January 11, 2005, DLI Holding made Sub a wholly-owned subsidiary of DLI Holding II Corp., which is a wholly-owned subsidiary of DLI Holding. On January 27, 2005, Sub merged (the “Merger”) with and into Del Laboratories, Inc. (“Del”) with Del being the surviving corporation. The Merger was completed on January 27, 2005. Since the actual results between the period January 28, 2005 and January 31, 2005 were not material to the Company, the Company has utilized January 31, 2005 as the acquisition date. DLI Holding had no operations prior to January 31, 2005, and accordingly, its results of operations and cash flows have only been presented for the post-acquisition period of February 1, 2005 to December 31, 2005 and for the year ended December 31, 2006. DLI Holding and DLI Holding II Corp. have no assets other than the investment in Del.

There are significant restrictions over DLI Holding’s ability to obtain funds from its indirect subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, DLI Holding’s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with DLI Holdings’ audited annual consolidated financial statements included elsewhere in this prospectus.

2. Debt

DLI Holding has no direct outstanding debt obligations, but its indirect subsidiaries do. For a discussion of debt obligations of DLI Holding’s indirect subsidiaries, see Note 8 to the Notes to the audited annual consolidated financial statements included elsewhere in this prospectus.

3. Commitments and contingencies

DLI Holding has no direct commitments and contingencies, but its indirect subsidiaries do. For a discussion of the commitments and contingencies of DLI Holding’s indirect subsidiaries, see Note 13 to the Notes to the audited annual consolidated financial statements included elsewhere in this prospectus.

Schedule II

DLI Holding Corp. and subsidiaries

Valuation and qualifying accounts

Description	Balance at beginning of period	Additions (credits) charged to costs and expenses	Deductions(1)	Balance at end of period

Successor Company:

Year ended December 31, 2006 allowances for doubtful accounts	$1,674	$ 435	$ (4)	$2,113

February 1, 2005—December 31, 2005 allowances for doubtful accounts	$1,750	$(128)	$ (52)	$1,674

Predecessor Company:

January 1, 2005—January 31, 2005 allowances for doubtful accounts	$1,726	$ 26	$ 2	$1,750

Year ended December 31, 2004 allowances for doubtful accounts	$4,390	$ 53	$2,717	$1,726

(1)	Uncollectible accounts written off and net recoveries. Included for the year ended December 31, 2004 is a charge against the allowance for doubtful accounts of $2,753 which represents the write off of the outstanding accounts receivable balance related to the K-Mart Chapter XI bankruptcy filing which was expensed in prior years.

             shares

DLI Holding Corp.

Common stock

Prospectus

JPMorgan

Bear, Stearns & Co. Inc.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including             , 2007 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            , 2007

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated fees and expenses (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The NASDAQ Global Market listing fee) payable by the registrant in connection with the registration of the common stock:

Securities and Exchange Commission registration fee		$6,140
National Association of Securities Dealers, Inc. filing fee		$20,500
NASDAQ Global Market listing fee	$	*
Printing and engraving costs	$	*
Legal fees and expenses	$	*
Accountants’ fees and expenses	$	*
Blue sky qualification fees and expenses	$	*
Transfer agent fees	$	*
Miscellaneous	$	*

Total	$	*

*	To be furnished by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law, or “DGCL,” provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

DLI Holding Corp.’s By-Laws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the Delaware Corporation Law, as amended. DLI Holding Corp. expects to enter into indemnification agreements with its directors prior to completion of this offering providing the directors contractual rights to indemnification, and expense advance and reimbursement, to the fullest extent permitted under the Delaware Corporation Law.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On June 30, 2004, we issued 1,000 shares of common stock to Kelso Investment Associates VII, L.P. for an aggregate purchase price of $10, which shares were subsequently transferred to DLI LLC on January 14, 2005. This sale was exempt from registration in accordance with Section 4(2) of the Securities Act.

On January 27, 2005, in connection with the merger of DLI Acquisition Corp. with and into Del, we issued 4,222,864 shares of common stock to DLI LLC for an aggregate purchase price of $138,200,000. This sale was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933.

On January 27, 2005, we issued (i) 135,004 options to purchase our common stock to Charles J. Hinkaty in exchange for options to purchase the common stock of Del with a value of approximately $2,000,000 and (ii) 29,945 options to purchase our common stock to Harvey P. Alstodt in exchange for options to purchase the common stock of Del with a value of approximately $500,000. These sales were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933.

On August 15, 2007, pursuant to a transition arrangement agreement among DLI Holding, DLI LLC and William McMenemy, we issued (i) 571 shares of our common stock to Mr. McMenemy in full liquidation of DLI LLC common interests owned by him and (ii) 651 shares of our common stock to DLI LLC. These sales were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933.

Since March 1, 2006, we have issued 189,400 options to purchase our common stock pursuant to our nonqualified stock option plan. These options were granted under an exemption from registration provided by Rule 701 under the Securities Act and available exemptions under state law.

On May 18, 2007, certain of our key employees and an advisor purchased from us a total of 40,711 shares of common stock of DLI Holding for an aggregate purchase price of approximately $1.4 million. We expect to incur a non-cash compensation charge related to these transactions of approximately $2.5 million in the second quarter of 2007. These sales were exempt from registration in accordance with Section 4(2) of the Securities Act of 1933.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are included as exhibits to this Registration Statement.

Exhibit Number	Description

1.1	Form of Underwriting Agreement. †

3.1	Amended and Restated Certificate of Incorporation of DLI Holding Corp. †

3.2	Amended and Restated By-Laws of DLI Holding Corp. †

4.1	Form of Stock Certificate. †

4.2	Credit Agreement, dated as of December 29, 2005, among DLI Holding II Corp., Del Laboratories, Inc., as borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.3	Guarantee and Collateral Agreement, dated as of December 29, 2005, made by DLI Holding II Corp., Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.4	Intellectual Property Security Agreement, dated as of October 28, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of Wells Fargo Bank, National Association, as collateral agent. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.5	Intellectual Property Security Agreement, dated as of December 29, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.6	Intercreditor Agreement, dated as of October 28, 2005, among Del Laboratories, Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and as note collateral agent. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.7	Intercreditor Confirmation Letter, dated December 29, 2005, from Del Laboratories, Inc and the other grantors, to JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and note collateral agent. Filed as Exhibit 10.39 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed January 26, 2006 (commission File No. 333-131293) and incorporated herein by reference.

Exhibit Number	Description

4.8	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of October 28, 2005, from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of Wells Fargo Bank, National Association, as note collateral agent. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.9	Second Lien Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of December 29, 2005 from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of JPMorgan Chase Bank, N.A. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.10	First Amendment to Credit Agreement, dated as of February 23, 2006 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed March 1, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.11	Second Amendment to Credit Agreement dated as of November 29, 2006 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.12	Waiver and Consent dated March 31, 2007 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed April 2, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.13	Second Waiver and Consent dated May 15, 2007 among DLI Holding II Corp., Del Laboratories, Inc. as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.1 to Del Laboratories, Inc.’s Current Report of Form 8-K filed May 15, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.14	Third Waiver and Consent dated as of June 15, 2007 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed June 15, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.15	Indenture, dated as of October 28, 2005, among Del Laboratories, Inc., each of the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.16	Form of Senior Secured Floating Rate Notes due 2011 of Del Laboratories, Inc. (included in Exhibit 4.14 hereto).

Exhibit Number	Description

4.17	Indenture, dated as of January 27, 2005, by and among DLI Acquisition Corp., which merged with and into Del Laboratories, Inc. with Del Laboratories, Inc. continuing as the surviving corporation, Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.18	Supplemental Indenture, dated as of January 27, 2005, by and among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.5 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.19	Form of 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. (included in Exhibit 4.16 hereto).

5.1	Opinion of Debevoise & Plimpton LLP†

10.1	Financial Advisory Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Kelso & Company, L.P. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.2	Letter Agreement, dated , 2007, between DLI Holding Corp. and Kelso & Company, L.P. †

10.3	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.4	Transition Arrangement Agreement by and among DLI Holding Corp., DLI Holding LLC and William McMenemy dated August 15, 2005. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 19, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.5	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.6	Amendment No. 1 to Employment Agreement between Charles J. Hinkaty and DLI Holding Corp., effective August 19, 2005. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 19, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.7	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

Exhibit Number	Description

10.8	Stockholders Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.9	Amendment No. 1 to the Stockholders Agreement, dated as of , 2007, by and among DLI Holding Corp., DLI Holding LLC and the individuals named therein.†

10.10	Form of Nominating Agreement by and among DLI Holding Corp., DLI Holding LLC and the individuals named therein.†

10.11	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.12	DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.13	Form of Option Agreement under DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.14	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.10 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.15	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.16	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.17	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.13 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.18	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.19	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.15 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

Exhibit Number	Description

10.20	Employee Pension Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.21	Amendment No. 1 to Employee Pension Plan. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.22	Amendment No. 2 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.23	Amendment No. 3 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Quarterly Report on Form 10-Q filed July 6, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.24	401(k) Plan effective January 1, 1997 (amended and restated). Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.25	Amendment No. 1 to 401(k) Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.26	Amendment No. 2 to 401(k) Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.27	Amendment No. 3 to 401(k) Plan. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.28	Amendment No. 4 to 401(k) Plan. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Quarterly Report on Form 10-Q filed July 6, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.29	Amended and Restated Supplemental Executive Retirement Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.30	Limited Liability Company Agreement by and among Kelso Investment Associates VII, L.P., KEP VI, LLC, William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt and Magnetite Asset Investors III L.L.C., for DLI Holding LLC. Filed as Exhibit 10.32 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.31	Employment Agreement with Joseph Sinicropi, dated as of July 25, 2005. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 8, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.32	Employment Agreement with Cary Newman, dated as of June 10, 2005. Filed as Exhibit 10.34 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed January 26, 2006 (Commission File No. 333-131293) and incorporated herein by reference.

Exhibit Number	Description

10.33	Amendment to Employment Agreement with Cary Newman, dated as of December 28, 2006. Filed as Exhibit 10.44 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.34	Letter Agreement Regarding Employment with Shawn Smith, dated as of March 13, 2007. Filed as Exhibit 10.45 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.35	Equity Settlement Agreement, dated as of February 15, 2007, among DLI Holding Corp., DLI Holding LLC, and William McMenemy. Filed as Exhibit 10.01 to Del Laboratories, Inc.’s Current Report on Form 8-K filed February 15, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.36	Form of Indemnification Agreement to be entered into between DLI Holding Corp. and each director. †

21.1	List of subsidiaries. Filed as Exhibit 21.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

23.1	Consent of KPMG LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).†

24.1	Power of Attorney (included in the signature page hereto).

†	To be filed by amendment.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes as follows:

(1) The undersigned will provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, DLI Holding Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uniondale in the State of New York, on August 10, 2007.

DLI HOLDING CORP.

By:	/s/ CHARLES J. HINKATY

Name:	CHARLES J. HINKATY
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 10, 2007 by the following persons in the capacities indicated.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Joseph Sinicropi and Shawn A. Smith, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of DLI Holding Corp. and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on August 10, 2007 by the following persons in the capacities indicated.

Signature	Title

/S/ CHARLES J. HINKATY Charles J. Hinkaty	President, Chief Executive Officer and Director

/S/ HARVEY P. ALSTODT Harvey P. Alstodt	Director

/S/ PHILIP E. BERNEY Philip E. Berney	Director

/S/ CHURCH M. MOORE Church M. Moore	Director

/S/ JOSEPH SINICROPI Joseph Sinicropi	Executive Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)

EXHIBIT INDEX

Exhibit Number	Description

1.1	Form of Underwriting Agreement. †

3.1	Amended and Restated Certificate of Incorporation of DLI Holding Corp. †

3.2	Amended and Restated By-Laws of DLI Holding Corp. †

4.1	Form of Stock Certificate. †

4.2	Credit Agreement, dated as of December 29, 2005, among DLI Holding II Corp., Del Laboratories, Inc., as borrower, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.3	Guarantee and Collateral Agreement, dated as of December 29, 2005, made by DLI Holding II Corp., Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.4	Intellectual Property Security Agreement, dated as of October 28, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of Wells Fargo Bank, National Association, as collateral agent. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.5	Intellectual Property Security Agreement, dated as of December 29, 2005, made by Del Laboratories, Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as administrative agent. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.6	Intercreditor Agreement, dated as of October 28, 2005, among Del Laboratories, Inc., the other grantors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and as note collateral agent. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.7	Intercreditor Confirmation Letter, dated December 29, 2005, from Del Laboratories, Inc and the other grantors, to JPMorgan Chase Bank, N.A., as administrative agent and as credit facility collateral agent, and Wells Fargo Bank, National Association, as trustee and note collateral agent. Filed as Exhibit 10.39 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed January 26, 2006 (commission File No. 333-131293) and incorporated herein by reference.

4.8	Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of October 28, 2005, from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of Wells Fargo Bank, National Association, as note collateral agent. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

4.9	Second Lien Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing, dated as of December 29, 2005 from Del Laboratories, Inc. to Biberstein & Nunalee, LLP, as trustee, for the benefit of JPMorgan Chase Bank, N.A. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Current Report on Form 8-K filed January 4, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.10	First Amendment to Credit Agreement, dated as of February 23, 2006 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed March 1, 2006 (Commission File No. 001-05439) and incorporated herein by reference.

4.11	Second Amendment to Credit Agreement dated as of November 29, 2006 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.12	Waiver and Consent dated March 31, 2007 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed April 2, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.13	Second Waiver and Consent dated May 15, 2007 among DLI Holding II Corp., Del Laboratories, Inc. as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.1 to Del Laboratories, Inc.’s Current Report of Form 8-K filed May 15, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.14	Third Waiver and Consent dated as of June 15, 2007 among DLI Holding II Corp., Del Laboratories, Inc., as borrower and JPMorgan Chase Bank, N.A. as administrative agent and lender. Filed as Exhibit 4.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed June 15, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

4.15	Indenture, dated as of October 28, 2005, among Del Laboratories, Inc., each of the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed November 2, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

4.16	Form of Senior Secured Floating Rate Notes due 2011 of Del Laboratories, Inc. (included in Exhibit 4.14 hereto).

4.17	Indenture, dated as of January 27, 2005, by and among DLI Acquisition Corp., which merged with and into Del Laboratories, Inc. with Del Laboratories, Inc. continuing as the surviving corporation, Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

Exhibit Number	Description

4.18	Supplemental Indenture, dated as of January 27, 2005, by and among Del Laboratories, Inc., Del Pharmaceuticals, Inc., Del Professional Products, Inc., Royce & Rader, Inc., 565 Broad Hollow Realty Corp. and Parfums Schiaparelli, Inc. and Wells Fargo Bank, National Association, as trustee. Filed as Exhibit 4.5 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

4.19	Form of 8.00% Senior Subordinated Notes due 2012 of Del Laboratories, Inc., as successor by merger to DLI Acquisition Corp. (included in Exhibit 4.16 hereto).

5.1	Opinion of Debevoise & Plimpton LLP†

10.1	Financial Advisory Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Kelso & Company, L.P. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.2	Letter Agreement, dated , 2007, between DLI Holding Corp. and Kelso & Company, L.P. †

10.3	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.4	Transition Arrangement Agreement by and among DLI Holding Corp., DLI Holding LLC and William McMenemy dated August 15, 2005. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 19, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.5	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.6	Amendment No. 1 to Employment Agreement between Charles J. Hinkaty and DLI Holding Corp., effective August 19, 2005. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 19, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.7	Employment Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.8	Stockholders Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.9	Amendment No. 1 to the Stockholders Agreement, dated as of , 2007, by and among DLI Holding Corp., DLI Holding LLC and the individuals named therein.†

10.10	Form of Nominating Agreement by and among DLI Holding Corp., DLI Holding LLC and the individuals named therein.†

Exhibit Number	Description

10.11	Registration Rights Agreement, dated as of January 27, 2005, by and among DLI Holding Corp., DLI Holding LLC, William McMenemy, Charles J. Hinkaty and Harvey P. Alstodt. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.12	DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.13	Form of Option Agreement under DLI Holding Corp. Stock Incentive Plan. Filed as Exhibit 10.9 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.14	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.10 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.15	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.16	Exchange Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.12 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.17	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and William McMenemy. Filed as Exhibit 10.13 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.18	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Charles J. Hinkaty. Filed as Exhibit 10.14 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.19	Rollover Stock Option Agreement, dated as of January 27, 2005, by and among DLI Holding Corp. and Harvey P. Alstodt. Filed as Exhibit 10.15 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.20	Employee Pension Plan, effective January 1, 1997 (amended and restated). Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.21	Amendment No. 1 to Employee Pension Plan. Filed as Exhibit 10.2 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.22	Amendment No. 2 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

10.23	Amendment No. 3 to Employee Pension Plan. Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Quarterly Report on Form 10-Q filed July 6, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.24	401(k) Plan effective January 1, 1997 (amended and restated). Filed as Exhibit 10.3 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2002 (Commission File No. 001-05439) and incorporated herein by reference.

10.25	Amendment No. 1 to 401(k) Plan. Filed as Exhibit 10.6 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.26	Amendment No. 2 to 401(k) Plan. Filed as Exhibit 10.7 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.27	Amendment No. 3 to 401(k) Plan. Filed as Exhibit 10.11 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 12, 2004 (Commission File No. 001-05439) and incorporated herein by reference.

10.28	Amendment No. 4 to 401(k) Plan. Filed as Exhibit 10.4 to Del Laboratories, Inc.’s Quarterly Report on Form 10-Q filed July 6, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.29	Amended and Restated Supplemental Executive Retirement Plan. Filed as Exhibit 10.8 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed March 28, 2003 (Commission File No. 001-05439) and incorporated herein by reference.

10.30	Limited Liability Company Agreement by and among Kelso Investment Associates VII, L.P., KEP VI, LLC, William McMenemy, Charles J. Hinkaty, Harvey P. Alstodt and Magnetite Asset Investors III L.L.C., for DLI Holding LLC. Filed as Exhibit 10.32 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed April 27, 2005 (Commission File No. 333-124360) and incorporated herein by reference.

10.31	Employment Agreement with Joseph Sinicropi, dated as of July 25, 2005. Filed as Exhibit 10.1 to Del Laboratories, Inc.’s Current Report on Form 8-K filed August 8, 2005 (Commission File No. 001-05439) and incorporated herein by reference.

10.32	Employment Agreement with Cary Newman, dated as of June 10, 2005. Filed as Exhibit 10.34 to Del Laboratories, Inc.’s Registration Statement on Form S-4 filed January 26, 2006 (Commission File No. 333-131293) and incorporated herein by reference.

10.33	Amendment to Employment Agreement with Cary Newman, dated as of December 28, 2006. Filed as Exhibit 10.44 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.34	Letter Agreement Regarding Employment with Shawn Smith, dated as of March 13, 2007. Filed as Exhibit 10.45 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

10.35	Equity Settlement Agreement, dated as of February 15, 2007, among DLI Holding Corp., DLI Holding LLC, and William McMenemy. Filed as Exhibit 10.01 to Del Laboratories, Inc.’s Current Report on Form 8-K filed February 15, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

Exhibit Number	Description

10.36	Form of Indemnification Agreement to be entered into between DLI Holding Corp. and each director. †

21.1	List of subsidiaries. Filed as Exhibit 21.1 to Del Laboratories, Inc.’s Annual Report on Form 10-K filed April 30, 2007 (Commission File No. 001-05439) and incorporated herein by reference.

23.1	Consent of KPMG LLP.

23.2	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.1 hereto).†

24.1	Power of Attorney (included in the signature page hereto).

†	To be filed by amendment.